As filed with the Securities and Exchange Commission on April 26, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALERIS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	3341	27-1539594
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

25825 Science Park Drive, Suite 400

Beachwood, OH 44122-7392

(216) 910-3400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher R. Clegg, Esq.

25825 Science Park Drive, Suite 400

Beachwood, OH 44122-7392

(216) 910-3400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Daniel J. Bursky, Esq.

Bonnie A. Barsamian, Esq.

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

(212) 859-8000

(212) 859-4000 (facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee
Common Stock, $0.01 par value	$100,000,000	$11,610

(1)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Includes the offering price of shares of common stock that may be purchased by the underwriters to cover over-allotments, if any.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 26, 2011

Prospectus

Aleris Corporation

                                          Shares

Common Stock

We are offering              shares of our common stock, and the selling stockholders named in this prospectus are offering             shares of our common stock. We will not receive any proceeds from the sale of the shares by the selling stockholders.

This is an initial public offering of our common stock. Currently, no public market exists for our common stock. We currently expect that the initial public offering price will be between $            and $            per share. We intend to apply to list our common stock on the New York Stock Exchange under symbol “ARS.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 20 of this prospectus to read about factors you should consider before buying shares of our common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholders	$	$

The underwriters may also purchase up to an additional            shares from the selling stockholders, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments, if any.

Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about                    , 2011.

The date of this prospectus is                     , 2011

You should rely only on the information contained in this prospectus and any free writing prospectus that we authorize to be delivered to you. We have not, the selling stockholders have not and the underwriters have not authorized any person to provide you with any additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor is it an offer to buy, these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, prospects, financial condition or results of operations may have changed since that date.

Aleris Corporation is a Delaware corporation. Our principal executive offices are located at 25825 Science Park Drive, Suite 400, Beachwood, Ohio 44122 and our telephone number at that address is (216) 910-3400. You may find additional information about us and our subsidiaries on our website at www.aleris.com. The information contained on, or that can be accessed through, our website is not incorporated by reference in, and is not a part of, this prospectus.

BASIS OF PRESENTATION

We are a holding company and currently conduct our business and operations through our direct wholly owned subsidiary, Aleris International, Inc. and its consolidated subsidiaries. In April 2011, we changed our name from “Aleris Holding Company” to “Aleris Corporation.” As used in this prospectus, unless otherwise specified or the context otherwise requires, “Aleris,” “we,” “our,” “us,” and the “Company” refer to Aleris

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Corporation and its consolidated subsidiaries. “Aleris International, Inc.” is referred to herein as “Aleris International.” Any references in this prospectus to “our bankruptcy,” “our reorganization,” “our emergence from bankruptcy” or similar terms or phrases refer to the bankruptcy and reorganization of Aleris International as described in this prospectus.

We were formed in order to acquire the assets and operations of the entity formerly known as Aleris International, Inc. (the “Predecessor”) through the Predecessor’s plan of reorganization and emergence from bankruptcy. Aleris International emerged from bankruptcy on June 1, 2010 (the “Effective Date” or the “Emergence Date”). Pursuant to the First Amended Joint Plan of Reorganization as modified (the “Plan”), the Predecessor transferred all of its assets to subsidiaries of Intermediate Co., a newly formed entity that is wholly owned by us. In exchange for the acquired assets, Intermediate Co. contributed shares of our common stock and senior subordinated exchangeable notes to the Predecessor. These instruments were then distributed or sold pursuant to the Plan. The Predecessor then changed its name to “Old AII, Inc.” and was dissolved and Intermediate Co. changed its name to Aleris International, Inc.

We have been considered the “Successor” to the Predecessor by virtue of the fact that our only operations and all of our assets are those of Aleris International, the direct acquirer of the Predecessor. As a result, our financial results are presented alongside those of the Predecessor herein. In accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification 852, “Reorganizations,” we applied fresh-start accounting upon the emergence and became a new entity for financial reporting purposes as of the Emergence Date. This dramatically impacted second quarter operating results as certain pre-bankruptcy debts were discharged in accordance with the Plan immediately prior to emergence and assets and liabilities were adjusted to their fair values upon emergence. As a result, the financial information of the Successor subsequent to emergence from Chapter 11 is not comparable to that of the Predecessor prior to emergence. For certain percentages and amounts presented in this prospectus, the Successor and Predecessor results have been combined to derive “Combined” results for the year ended December 31, 2010.

Unless otherwise stated, references to “pro forma” balance sheet data at December 31, 2010 give pro forma effect to the issuance by Aleris International of $500.0 million aggregate principal amount of 7 5/8% senior notes due 2018 that were issued in February 2011 (referred to in this prospectus as the “senior notes”), and the application of the net proceeds therefrom (including the payment by Aleris International to us of a $300.0 million dividend on February 28, 2011, which we then paid as a dividend, pro rata, to our stockholders (referred to in this prospectus as the “February Stockholder Dividend”)), as if such events had occurred on December 31, 2010. References to “pro forma” results of operations give pro forma effect to (i) the issuance by Aleris International of the senior notes and the application of the net proceeds therefrom (including the payment of the February Stockholder Dividend) and (ii) certain adjustments related to Aleris International’s Plan of Reorganization and fresh-start accounting as described under “Unaudited Pro Forma Condensed Consolidated Financial Information” herein, on a combined basis as if they had occurred in each case on January 1, 2010.

INDUSTRY DATA

Information in this prospectus concerning processing volumes, production capacity, rankings and other industry information, including our general expectations concerning the rolled aluminum products and aluminum industries, are based on estimates prepared by us using certain assumptions and our knowledge of these industries as well as data from third party sources. Such sources generally state that the information contained therein is believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Accordingly, you should be aware that the foregoing data, and estimates and beliefs based on such data, may not be reliable. We cannot guarantee the accuracy or completeness of any such information contained in this prospectus. Our estimates, in particular as they relate to our general expectations concerning the aluminum industry, involve risks and uncertainties and are subject to changes based on various factors, including those discussed under “Risk Factors” in this prospectus.

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PROSPECTUS SUMMARY

This summary highlights significant aspects of our business and this offering, but it is not complete and does not contain all of the information you should consider before making your investment decision. You should carefully read the entire prospectus, including the information presented under the section entitled “Risk Factors” and the financial statements and related notes, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements as a result of certain factors, including those set forth in “Risk Factors” and “Forward-Looking Statements.”

We are a holding company and currently conduct our business and operations through our direct wholly owned subsidiary, Aleris International, Inc. and its consolidated subsidiaries. In April 2011, we changed our name from “Aleris Holding Company” to “Aleris Corporation.” As used in this prospectus, unless otherwise specified or the context otherwise requires, “Aleris,” “we,” “our,” “us,” and the “Company” refer to Aleris Corporation and its consolidated subsidiaries. “Aleris International, Inc.” is referred to herein as “Aleris International.” Any references in this prospectus to “our bankruptcy,” “our reorganization,” “our emergence from bankruptcy” or similar terms or phrases refer to the bankruptcy and reorganization of Aleris International as described in this prospectus.

EBITDA and Adjusted EBITDA are defined and discussed in footnotes (a) and (b) in “Summary Historical Consolidated and Unaudited Pro Forma Condensed Consolidated Financial and Other Data.”

The Company

Overview

We are a leader in the manufacture and sale of aluminum rolled and extruded products, aluminum recycling and specification alloy manufacturing with locations in North America, Europe and China. We generate substantially all of our revenues from the manufacture and sale of these products. We operate 41 production facilities worldwide, with 14 production facilities that provide rolled and extruded aluminum products and 27 recycling and specification alloy manufacturing plants. We possess a combination of low-cost, flexible and technically advanced manufacturing operations supported by an industry-leading research and development platform. Our facilities are strategically located and well-positioned to service our customers, which include a number of the world’s largest companies in the aerospace, automotive, building and construction, containers and packaging, metal distribution and other transportation industries. For the combined year ended December 31, 2010, we generated revenues of $4.1 billion and $264.1 million of Adjusted EBITDA. For the combined year ended December 31, 2010, approximately 51% of our revenues were derived from North America and the remaining 49% were derived from the rest of the world.

The following charts present the percentage of our consolidated revenue by segment and by end-use industry for the combined year ended December 31, 2010:

Revenue by Segment	Revenue by End-Use

We operate our business in the following segments: Rolled Products North America (“RPNA”); Recycling and Specification Alloys Americas (“RSAA”); and Europe.

Rolled Products North America

We are a producer of rolled aluminum products with leading positions in the North American transportation, building and construction, and metal distribution end-use industries. We produce aluminum sheet and fabricated products using direct-chill and continuous-cast processes at eight production facilities in North America. We believe that many of our facilities are low cost, flexible and allow us to maximize our use of scrap with proprietary manufacturing processes providing us with a competitive advantage.

Substantially all of our rolled aluminum products are produced in response to specific customer orders. Our rolling mills can utilize primary or scrap aluminum, which allows us to optimize input costs and maximize margins. To reduce the impact of aluminum prices on our profitability and protect and stabilize our margins, we utilize a formula pricing model which allows us to pass through risks related to the volatility of aluminum price changes by charging a market-based primary aluminum price plus a conversion fee. Approximately 95% of our RPNA segment’s revenues are priced in this manner. We also utilize derivative financial instruments to further reduce the impact of aluminum and other key commodity price risks.

For the combined year ended December 31, 2010 and the year ended December 31, 2009, our RPNA segment shipped 816.8 million pounds and 690.7 million pounds, respectively, of rolled aluminum products establishing us as a leading North American producer based on volume. Our RPNA segment accounted for approximately $1.2 billion of our revenues for the combined year ended December 31, 2010 and $893.6 million of our revenues for the year ended December 31, 2009; our RPNA segment generated segment Adjusted EBITDA of $85.0 million for the combined year ended December 31, 2010 and $61.1 million for the year ended December 31, 2009.

Recycling and Specification Alloys Americas

We are a leading recycler of aluminum and manufacturer of specification alloys serving customers in North America. Our recycling operations primarily convert aluminum scrap, dross (a by-product of the melting process) and other alloying agents as needed and deliver the recycled metal and specification alloys in molten or ingot form to our customers. We believe that the benefits of recycling, which include substantial energy and capital investment savings relative to the cost of smelting primary aluminum, support the long-term growth of this method of aluminum production, especially as concerns over energy use and carbon emissions grow. Our recycling operations typically service other aluminum producers and manufacturers, generally under tolling arrangements, where we convert customer-owned scrap and dross and return the recycled metal to our customers for a fee. Our specification alloy operations principally service customers in the automotive industry. For the combined year ended December 31, 2010, approximately 60% of the total volumes shipped by our RSAA segment were under tolling arrangements. We use tolling arrangements to both reduce our metal commodity exposure and our overall working capital requirements. We operate 21 strategically located production plants in North America, with 19 in the United States, one in Canada and one in Mexico.

For the combined year ended December 31, 2010 and the year ended December 31, 2009, our RSAA segment invoiced approximately 2.0 billion pounds and approximately 1.5 billion pounds, respectively, of recycled metal and specification alloys. Our RSAA segment accounted for $914.2 million of our revenues for the combined year ended December 31, 2010 and $564.2 million of our revenues for the year ended December 31, 2009; our RSAA segment generated segment Adjusted EBITDA of $63.7 million for the combined year ended December 31, 2010 and $20.7 million for the year ended December 31, 2009.

Europe

Our Europe segment consists of eleven rolled and extruded products and recycling and specification alloy manufacturing operations in Europe and a single extrusion facility in China. Our Europe segment produces rolled products for a wide variety of technically sophisticated applications, including aerospace plate and sheet, brazing sheet (clad aluminum material used for, among other things, vehicle radiators and HVAC systems), automotive sheet, and heat treated plate for engineering uses, as well as other uses in the transportation, construction, and packaging industries. Substantially all of our rolled aluminum products in Europe are manufactured to specific customer requirements using direct-chill ingot cast technologies that allow us to use and offer a variety of alloys and products for a number of technically demanding end-uses. We compete successfully in these highly technical applications based on our industry-leading research and development capabilities as well as our state-of-the-art facilities.

Our Europe segment also produces extruded aluminum products for the automotive, transportation (rail and shipbuilding), electrical, mechanical engineering, and building and construction industries. We further serve our customers by performing value-added fabrication on most of our extruded products.

We are a leading European recycler of aluminum scrap and magnesium through our Europe segment. These recycling operations convert scrap and dross and combine these materials with other alloy agents as needed to produce recycled metal and specification alloys. We sell a significant percentage of these products through tolling arrangements.

For the combined year ended December 31, 2010 and the year ended December 31, 2009, our Europe segment shipped approximately 1.7 billion pounds and approximately 1.3 billion pounds, respectively, of rolled and extruded products, recycled metal and specification alloys. Our Europe segment accounted for approximately $2.0 billion of our revenues for the combined year ended December 31, 2010 and approximately $1.6 billion of our revenues for the year ended December 31, 2009; our Europe segment generated segment Adjusted EBITDA of $144.0 million for the combined year ended December 31, 2010 and $23.9 million for the year ended December 31, 2009.

Our Industry

We participate in select segments of the aluminum fabricated products industry, including rolled and extruded products; we also recycle aluminum and produce aluminum specification alloys. We do not smelt aluminum, nor do we participate in other upstream activities, including mining bauxite or processing alumina. Our industry is cyclical and is affected by global economic conditions, industry competition and product development. We believe several factors support fundamental long-term growth in aluminum consumption generally and demand for those products we produce specifically, including urbanization in emerging economies, economic recovery in developed economies and the global focus on sustainability. Compared to several substitute metals, aluminum is lightweight, has a high strength-to-weight ratio and is resistant to corrosion. Also, aluminum is somewhat unique in that it can be recycled again and again without any material decline in performance or quality which delivers both energy and capital investment savings relative to the cost of smelting primary aluminum.

Primary aluminum prices are cyclical and are determined by worldwide forces of supply and demand; as a result, prices are volatile. This volatility has a significant impact on the profitability of primary aluminum producers whose selling prices are typically based upon prevailing LME prices while their costs to manufacture are not highly correlated to LME prices. Aluminum rolled and extruded product prices are generally determined on a metal cost plus basis. As a result, the impact of aluminum price changes on the manufacturers of these products is significantly less than the impact on primary aluminum producers.

Our Competitive Strengths

We believe that a combination of the following competitive strengths differentiates our business and allows us to maintain our strong industry position:

Leading positions in attractive industry segments

We are a leader in aluminum rolled and extruded products, aluminum recycling and specification alloy production. We believe we are the number one supplier by volume of recycled aluminum specification alloy material in the United States and Europe to the automotive industry and also the number two supplier by volume of aluminum automotive sheet to the European automotive industry. We believe aluminum’s growth prospects remain attractive due to its superior strength-to-weight ratio, corrosion resistance and ability to be recycled. We believe the trend toward aluminum recycling will continue, driven by its lower energy and capital equipment costs as compared to those of primary aluminum producers. In addition, we believe we will continue to benefit from growth opportunities both in our regional and global businesses. In certain industries, such as automotive, aluminum, because of its strength-to-weight ratio, is the metal of choice for “light-weighting” and increasing fuel efficiency. As a result, aluminum is replacing other materials more rapidly than before. We believe that this trend will accelerate as increased European Union regulations relating to reductions in carbon emissions and high fuel prices will force the automotive industry to increase its use of aluminum to light-weight vehicles. According to the International Aluminum Institute, global greenhouse gas savings from the use of aluminum for light-weighting vehicles have the potential to double between 2005 and 2020 to 500 million metric tonnes of carbon dioxide per year.

We believe we are the third largest global supplier of aerospace sheet and plate based on capacity. We have benefited from the historical growth trends of the aerospace industry and have diversified into commercial, regional and business jet end-use industries, as well as defense. The technical and quality requirements needed to participate in aerospace provide a strong barrier to entry. We believe our volumes sold into the aerospace industry are recovering from cyclical low points due to de-stocking that has occurred with global aerospace aluminum customers even though build rates and aircraft production remain strong. We are also one of the largest suppliers of aluminum to the building and construction industry in North America. We believe the building and construction industry is at a cyclical low from a volume perspective. We are well-positioned to capture our share of the increasing volumes as these industries recover. Additionally, by volume, we believe we are the second largest global supplier of brazing sheet. Aluminum continues to replace brass and other materials in heat exchangers and growth is being augmented by the increasing prevalence of air conditioners in automobiles.

Well positioned for long-term growth

We believe our business is well positioned to capture long-term growth for flat rolled aluminum products.

•	North American building and construction end uses have been slower to recover than after past recessions. As a leading supplier to the building and construction industry, we believe we are positioned to benefit from the eventual recovery.

•	We believe impending European carbon emission regulations will drive auto manufacturers to ‘light weight’, or use more aluminum in the production of their vehicles. As one of the largest suppliers of aluminum auto sheet in Europe by volume, we believe our position will allow us to capitalize on key strategic investments in our European portfolio.

•	China is projected to be a key driver of aluminum plate demand for the manufacture of both commercial and military aircraft. We recently formed our 81% owned joint venture and broke ground on our state-of-the-art aluminum rolling mill, which we believe will be the first facility in China capable of meeting the exacting standards of the global aerospace industry. As the first mover for these products in this important region, we believe we are well positioned to grow our share of global aerospace plate as well as additional value-added products as we can expand the mill’s capabilities over time.

Key to our ability to capitalize on growth opportunities is our strong financial profile. We have significant liquidity and expect to generate substantial free cash flow that will allow us to continue to invest in our business and position us to realize our growth potential.

Significant end-use industry and geographic diversification

Our main end-use industries served are in the aerospace, automotive, building and construction, containers and packaging, metal distribution and other transportation industries in numerous geographic regions. As a result, our operations are not dependent on any one industrial segment or any particular geographic region. Our geographic diversification will be further enhanced by increased exposure to China as a result of our recent formation of Aleris Dingsheng Aluminum (Zhenjiang) Co., Ltd., a joint venture with Zhenjiang Dingsheng Aluminum Industries Joint-Stock Co., Ltd., for the construction of a state-of-the-art aluminum rolling mill in Zhenjiang City, Jiangsu Province. See “Recent Developments—China Joint Venture.”

The following charts present the percentage of our consolidated revenue by end-use industry and by geographic region for the combined year ended December 31, 2010:

Revenue by End-Use	Revenue by Geographic Region

Long-term customer relationships

We have long-standing relationships with many of our largest customers, which include the following leading global companies in our key end-use industries.

Aerospace	Automotive and Transportation
• Airbus	• Audi	• Great Dane
• Boeing	• BMW	• General Motors
• Embraer	• Bosch	• Honda
	• Chrysler	• Joseph Behr
	• Daimler	• Visteon

Building and Construction	Distribution	Packaging and Other
• Norandex/Reynolds	• Reliance Steel & Aluminum	• Alcan
• Ply Gem Industries	• Ryerson	• Alcoa
	• Thyssen-Krupp	• Novelis

We believe these relationships are mutually beneficial, offering us a consistent base of customer demand and allowing us to plan and manage our operations more effectively. Our ten largest customers were responsible for 27% of our consolidated revenues for the combined year ended December 31, 2010 and no one customer accounted for more than approximately 5% of those revenues. We have long standing relationships with our customers, including an average 18 years of service to our top 10 customers. Knowledge gained from long-term customer relationships helps us provide our customers with superior service, including product innovation and just-in-time inventory management.

Industry-leading research, development and technology capabilities

We have industry-leading research, development and technology capabilities. We believe our aerospace and automotive products have the most technically demanding customer quality and product performance requirements in the industry. Our efforts in research and development and technology allow us to focus on technically demanding processes, products and applications, which create a potential to differentiate us from our competitors by allowing us to supply higher quality value added products. Because of these capabilities and our reputation for technical excellence, we often participate on the product design teams of our customers. We believe our research and development and technology capabilities will allow us to continue to grow in higher value-added applications that meet the developing needs of our customers.

Continuous focus on the Aleris Operating System to drive productivity

Our Aleris Operating System (“AOS”) and productivity programs have generated approximately $107.0 million of permanent cost savings for the combined year ended December 31, 2010. We established AOS, a company-wide ongoing initiative, to align and coordinate all key processes of our operations. AOS is an integrated system of principles, operating practices and tools that engages all employees in the transformation of our core business processes and relentless pursuit of value creation. Our culture focuses on continuous improvement, achievement of synergies and optimal use of capital resources. We have developed key operating metrics for all of our global businesses and plants and strive to achieve best practices both internally and in comparison with external benchmarks. The AOS initiative utilizes various tools including Six Sigma and Lean methodologies to drive sustainable productivity improvements.

Reduced exposure to commodity price fluctuations

Our management continuously seeks to reduce the impact of aluminum price fluctuations by:

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using formula pricing in our rolled and extruded products businesses, based on a market-based primary aluminum price plus a conversion fee which effectively passes aluminum costs through to our customers for 90% of our global rolled products sales;

•	aligning physical aluminum purchases with aluminum sales;

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hedging fixed price forward sales with the use of financial and commodity derivatives to protect transaction margins, which are margins associated with the sale of products and the conversion fees we earn on such sales;

•	hedging uncommitted or open inventory positions to protect our operating results from the impact of changing aluminum prices on inventory values; and

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pursuing tolling arrangements that reduce exposure to aluminum and other commodity price fluctuations where customer metal is available and which accounted for approximately 57% of the total pounds invoiced in our global recycling and specification alloy manufacturing operations for the combined year ended December 31, 2010.

These techniques minimize both transactional margin and inventory valuation risk. Additionally, we seek to reduce the effects of natural gas and electricity price volatility through the use of financial derivatives and forward purchases as well as through price escalators and pass-throughs contained in some of our customer supply agreements.

Broad range of efficient manufacturing capabilities

We possess a broad range of capabilities within our manufacturing operations that allow us to compete effectively in numerous end-use industries and geographies.

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Our rolled products businesses compete across a number of end-use industries ranging from the most demanding aerospace plate and sheet applications to high volume applications such as building and construction and general distribution. These operations benefit from our efficiency, flexibility and technical competence, and include our best-in-class rolling mill in Koblenz, Germany, one of the most technically sophisticated rolling mills in the world, as well as our scrap-based low-cost continuous-cast operations in Uhrichsville, Ohio, both of which we believe are among the lowest cost rolled aluminum production facilities in the world for their targeted industries.

•	Our extruded products business produces a wide range of hard and soft alloy extruded aluminum products serving a number of end-use industries.

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Our recycling and specification alloy manufacturing operations rely on a network of facilities that have rotary and reverbatory melting furnaces, which are among the lowest cost and most efficient furnaces in the industry, and supply molten aluminum and cast ingots to some of the largest aluminum and automotive companies in the world.

Our ability to manufacture a wide range of product offerings across multiple end-use industries and geographies reduces our dependence on any single industry, region or product. Our flexible manufacturing operations allow us to increase or decrease production levels to meet demand. During the recent economic downturn, we adjusted our production levels by temporarily idling our Richmond rolling mill facility and furnaces in our recycling and specification alloy manufacturing operations, restructuring our German extrusion and Duffel, Belgium rolled and extruded products operations, which permanently reduced headcount by over 500 employees, and reducing overhead costs in our German manufacturing operations through Kurzarbeit, a short-term work scheme in which the German Federal Employment Agency subsidizes the wages of employees while employers cut back their working time.

Experienced management team and Board of Directors

Our executive officers and key leaders have a diversity of industry experience, including on average more than 20 years of experience with various manufacturing companies, including managing Aleris when it was a public company prior to its leveraged buyout in 2006. Our management team has expertise in the commercial, technical and management aspects of our business, which provides for focused marketing efforts, quality and cost controls and safety and environmental improvement. Our management team successfully led us through our emergence from bankruptcy and continues to focus on implementing our business strategies. Aleris’s Board of Directors includes current and former executives from Exelon, General Motors and The Mosaic Company who bring extensive experience in operations, finance, governance and corporate strategy. See “Management.”

Our Business Strategies

We expect to sustain and grow our Company and its strong industry position by pursuing the following strategies:

Continue to grow our core business

We will continue to grow our core business by:

•	capturing the full benefits of the economic recovery in our key end-use industries;

•	driving improvement in our product and service offerings that exceed customer expectations;

•	optimizing our production facilities to ensure we remain one of the lowest cost producers for our product portfolio through targeted technology upgrades and the application of AOS; and

•	utilizing best-in-class aluminum and scrap management practices to decrease our aluminum costs.

Expand in China and selected international regions

We intend to expand our global operations where we see the opportunity to enhance our manufacturing capabilities, grow with existing customers, gain new customers or penetrate higher-growth industries and regions. We believe disciplined expansion focused on these objectives will allow us to achieve attractive returns. Our international expansion has followed these principles. Recently, we have:

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formed the 81% Aleris owned China Joint Venture and broke ground for the construction of a state-of-the-art aluminum rolling plate mill in Zhenjiang City, Jiangsu Province in China to produce value-added plate products for the aerospace, general engineering and other transportation industry segments in China; and designed the China mill with the capability to expand into other high value-added products.

•

announced our plan to expand our existing operations in China by moving our idled extrusion press from Duffel, Belgium to our Tianjin, China extrusion plant, which will enable us to continue to capture growth in China and better serve our existing customers with operations in that region.

We intend to continue to pursue global expansion opportunities in a disciplined, deliberate manner. Additionally, we believe that the combination of our efficient furnaces, scrap processing techniques and global customer base provides us with a highly competitive business model that is capable of operating in emerging economies.

Focus on productivity and process improvements through the Aleris Operating System

We believe there are significant opportunities to further reduce our manufacturing and other costs and improve profitability by continuing to deploy AOS. This on-going, company-wide transformation of our core processes targets the elimination of waste, overburden and unevenness in our operations through process standardization and utilization of tools, including Six Sigma, Lean, information centers, and kaizen events. We believe the AOS initiatives will generate productivity gains and enable us to more than offset base inflation within our operations by continuous process improvements.

Further enhance business and product mix

We believe we have numerous opportunities to enhance our business and improve our product mix, including through opportunistic investments and acquisitions. Currently, we are:

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transitioning many of our transportation customers from direct-chill based products to lower cost scrap-based continuous cast products, thereby providing our customers lower price points while enhancing our operating efficiencies and profitability;

•	enhancing our recycling capabilities in North America and Europe to increase flexibility and capacity to leverage lower-cost scrap types and broaden our alloy product offerings;

•

leveraging our rolled products technology to capture fast growing demand in select segments, such as auto body sheet in Europe, which we believe will grow as automakers work to meet stringent regulatory requirements on carbon reductions by using aluminum to reduce vehicles’ weight and increase fuel efficiency;

•	proactively assessing and managing profitability of our customer and product portfolio to focus on higher value business; and

•	targeting research and development efforts towards collaboration with customers to enhance our product offerings.

We intend to continue to supply higher value alloys targeting aerospace, automotive and other transportation industries. We will seek to extend our lower cost continuous casting operations to produce higher value rolled aluminum products.

Selectively pursue strategic transactions

We have grown significantly through the successful completion of 11 strategic acquisitions from 2004 through 2008 targeted at broadening product offerings and geographic presence, diversifying our end-use customer base and increasing our scale and scope. We believe that a number of acquisition opportunities exist in the industries in which we operate. We focus on acquisitions that we expect would increase earnings and from which we typically would expect to be able to realize significant operational efficiencies within 12 to 24 months through the integration process. We prudently evaluate these opportunities as potential enhancements to our existing operating platforms. We also consider strategic alliances, where appropriate, to achieve operational efficiencies or expand our product offerings. In addition, we consider potential divestitures of non-strategic businesses from time to time. We continue to consider strategic alternatives on an ongoing basis, including having discussions concerning potential acquisitions and divestitures, certain of which may be material, that may take place following the completion of this offering.

Recent Developments

China Joint Venture

During the first quarter of 2011, we formed a joint venture with Zhenjiang Dingsheng Aluminum Industries Joint-Stock Co., Ltd. We are an 81% owner in the joint venture, Aleris Dingsheng Aluminum (Zhenjiang) Co., Ltd. (the “China Joint Venture”), and broke ground for the construction of a state-of-the-art aluminum rolling mill in Zhenjiang City, Jiangsu Province in China that will produce semi-finished rolled aluminum products.

Construction of the facility is expected to be completed within two years. We currently anticipate that the cost of this phase of the facility will be approximately $300.0 million. We also anticipate that two-thirds of the financing will be provided by a third-party as a non-recourse loan and the remainder will consist of equity capital contributed by each partner. The China Joint Venture entered into a non-recourse multi-currency secured revolving and term loan facility to finance a portion of the construction and certain other costs of the China Joint Venture (the “China Loan Facility”). See “Description of Indebtedness—China Loan Facility.”

Issuance of $500.0 million 7  5/8% Senior Notes due 2018

On February 9, 2011, Aleris International issued $500.0 million aggregate original principal amount of 7 5/8% Senior Notes due 2018 under an indenture with U.S. Bank National Association, as trustee. The notes are unconditionally guaranteed on a senior unsecured basis by each of Aleris International’s restricted subsidiaries that is a domestic subsidiary and that guarantees Aleris International’s obligations under its ABL Facility. Interest on the senior notes will be payable in cash semi-annually in arrears on February 15 and August 15 of each year, commencing August 15, 2011. Interest on the senior notes will accrue from the most recent date to which interest has been paid, or if no interest has been paid, from February 9, 2011. The senior notes mature on February 15, 2018. Aleris International used a portion of the net proceeds from the sale of the senior notes to pay a cash dividend of approximately $300.0 million to the Company on February 28, 2011, which was then paid as a dividend, pro rata, to the Company’s stockholders. The remaining net proceeds will be used for general corporate purposes, including to finance the construction of an aluminum rolling mill in China.

Our Reorganization

On February 12, 2009, Aleris International, along with certain of its U.S. subsidiaries, filed voluntary petitions for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the District of Delaware. The bankruptcy filings were the result of a liquidity crisis brought on by the global recession and financial crisis. Aleris International’s ability to respond to the liquidity crisis was constrained by its highly leveraged capital structure, which at filing included $2.7 billion of debt, resulting from the 2006 leveraged buyout of Aleris International. As a result of the severe economic decline, Aleris International experienced sudden and significant volume reductions across each end-use industry it served and a precipitous decline in the LME price of aluminum. These factors reduced the availability of financing under Aleris International’s revolving credit facility and required the posting of cash collateral on aluminum metal hedges. Accordingly, Aleris International sought bankruptcy protection to alleviate liquidity constraints and restructure its operations and financial position. Aleris International emerged from bankruptcy on June 1, 2010 with sufficient liquidity and a capital structure that allows us to pursue our growth strategy.

Our Principal Stockholders

In connection with Aleris International’s emergence from bankruptcy, three of its largest lender groups while in bankruptcy, certain investment funds managed by Oaktree Capital Management, L.P. or their respective subsidiaries, certain investment funds managed by affiliates of Apollo Management Holdings, L.P. (together with Apollo Global Management, LLC and its subsidiaries, “Apollo”) and certain investment funds advised by Sankaty Advisors, LLC entered into an equity commitment agreement, pursuant to which they agreed to backstop an equity rights offering of the Company.

Oaktree Capital Management, L.P. (“Oaktree”) is a premier global alternative and non-traditional investment manager with $82 billion in assets under management as of December 31, 2010. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in distressed debt, high yield bonds, convertible securities, senior loans, corporate control (including power opportunities), real estate, emerging market equities and mezzanine finance. Oaktree was founded in 1995 by a group of principals who have worked together since the mid-1980s. Headquartered in Los Angeles, the firm has approximately 600 employees and offices in 13 cities worldwide. The investment funds managed by Oaktree Capital Management, L.P. or their respective subsidiaries that are invested in the Company are referred to collectively in this prospectus as the “Oaktree Funds.”

Founded in 1990, Apollo is a leading global alternative asset manager with offices in New York, Los Angeles, London, Frankfurt, Luxembourg, Singapore, Hong Kong and Mumbai. As of December 31, 2010, Apollo had assets under management of $67.6 billion in its private equity, capital markets and real estate businesses. The investment funds managed by Apollo that are invested in the Company are referred to collectively in this prospectus as the “Apollo Funds.”

Sankaty Advisors, LLC (“Sankaty”), the credit affiliate of Bain Capital, LLC, is one of the nation’s leading private managers of fixed income and credit instruments. With approximately $18.4 billion assets under management, funds advised by Sankaty invest in a wide variety of securities and investments, including leveraged loans, high-yield bonds, distressed/stressed debt, mezzanine debt, structured products and equities. Headquartered in Boston and with offices in London, New York and Chicago, Sankaty has over 165 employees. The investment funds advised by Sankaty that are invested in the Company are referred to collectively in this prospectus as the “Sankaty Funds.”

The Oaktree Funds, the Apollo Funds and the Sankaty Funds are referred to collectively in this prospectus as the “Investors.”

Corporate Structure

A simplified overview of our corporate structure is shown in the diagram below. See “Principal and Selling Stockholders” and “Capitalization.”

(1)	The ABL Facility is a $500.0 million revolving credit facility which permits multi-currency borrowings of (a) up to $500.0 million by Aleris International and its U.S. subsidiaries, (b) up to $200.0 million by Aleris Switzerland GmbH, our wholly owned Swiss subsidiary (referred to in this diagram as the Swiss Borrower), and (c) up to $15.0 million by Aleris Specification Alloy Products Canada Company, our wholly owned Canadian subsidiary (referred to in this diagram as the Canadian Borrower). The ABL Facility is secured, subject to certain exceptions, by a first-priority security interest in substantially all of our current assets and related intangible assets located in the U.S., substantially all of the current assets and related intangible assets of substantially all of our wholly owned domestic subsidiaries located in the U.S., substantially all of our assets located in Canada, the assets of Aleris Recycling (Swansea) Ltd. (other than its equipment) and the assets of Aleris Switzerland GmbH (other than its inventory and equipment). The obligations under the ABL Facility are guaranteed by certain existing and future direct and indirect subsidiaries of Aleris International. See “Description of Indebtedness—ABL Facility.”
(2)

The senior notes are guaranteed on a senior unsecured basis by all of Aleris International’s domestic restricted subsidiaries that guarantee its obligations under the ABL Facility. See “Description of Indebtedness—7 5/8% Senior Notes due 2018.”

(3)	The 6% senior subordinated exchangeable notes issued by Aleris International are not guaranteed by any of its subsidiaries. The 6% senior subordinated exchangeable notes are exchangeable for our common stock at the holder’s option upon certain conditions, including the consummation of this initial public offering. For additional terms of the 6% senior subordinated exchangeable notes, see “Description of Indebtedness—6% Senior Subordinated Exchangeable Notes.”
(4)	Aleris International issued $5.0 million aggregate liquidation amount of redeemable preferred stock upon emergence from bankruptcy. Shares of the redeemable preferred stock are exchangeable for our common stock at the holder’s option upon certain conditions, including the consummation of this initial public offering. For additional terms of the redeemable preferred stock, see “Description of Capital Stock—Options and Exchangeable Securities.”
(5)	Aleris International’s domestic subsidiaries that guarantee the ABL Facility and senior notes are also borrowers under the ABL Facility.
(6)	We are an 81% owner in Aleris Dingsheng Aluminum (Zhenjiang) Co., Ltd. as a result of the China Joint Venture Agreement. See “—Recent Developments—China Joint Venture.” Our joint venture in China, the China Joint Venture, is an unrestricted subsidiary under the indenture governing the senior notes and is a party to the non-recourse China Loan Facility. See “Description of Indebtedness—China Loan Facility.”

Corporate Information

Aleris Corporation is a Delaware corporation. Our principal executive offices are located at 25825 Science Park Drive, Suite 400, Beachwood, Ohio 44122 and our telephone number at that address is (216) 910-3400. You may find additional information about us and our subsidiaries on our website at www.aleris.com. The information contained on, or that can be accessed through, our website is not incorporated by reference in, and is not a part of, this prospectus.

The Offering

Common stock offered by us	shares

Common stock offered by the selling stockholders	shares

Shares of common stock to be outstanding after this offering	shares

Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be $ million, assuming the shares are offered at $ per share (the mid-point of the price range set forth on the cover page of this prospectus).

We intend to use the net proceeds to us from this offering for general corporate purposes, including working capital, capital expenditures, funding the construction of an aluminum rolling mill in China and funding acquisition opportunities that may become available to us from time to time. We will not receive any proceeds from the sale of shares by the selling stockholders. See “Use of Proceeds.”

Overallotment option	The underwriters may also purchase up to an additional shares of common stock from the selling stockholders, respectively, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments, if any.

Dividends	We do not anticipate paying any dividends on our common stock for the foreseeable future. See “Dividend Policy.”

Risk factors	You should carefully read and consider the information set forth under “Risk Factors” beginning on page 20 of this prospectus and all other information set forth in this prospectus before investing in our common stock.

New York Stock Exchange symbol	We intend to apply for listing of our shares on the New York Stock Exchange (“NYSE”) under the symbol “ARS.”

Unless we indicate otherwise or the context requires, all information in this prospectus relating to the number of shares of common stock to be outstanding after the offering:

•

excludes (1) 2,928,810 shares of common stock authorized for issuance as equity awards under our 2010 Equity Incentive Plan, of which 2,011,435 shares are issuable pursuant to outstanding options (calculated before consideration of any adjustments for the February Stockholder Dividend) (80,377 shares of which are exercisable) and 282,096 shares are issuable pursuant to outstanding restricted stock units, in each case as of December 31, 2010, (2) 188,608 shares of our common stock, subject to anti-dilution, make-whole and other adjustments, that would be issuable upon the exchange of shares of Aleris International’s redeemable preferred stock, and (3) 1,867,500 shares of our common stock, subject to anti-dilution, make-whole and other adjustments, that would be issuable upon the exchange of Aleris International’s 6% senior subordinated exchangeable notes; and

•	assumes no exercise by the underwriters of their option to purchase up to shares of common stock from the selling stockholders; and

Unless we indicate otherwise, the information in this prospectus assumes that our common stock will be sold at $             per share, which is the mid-point of the estimated offering price range shown on the front cover of this prospectus.

Summary Historical Consolidated and Unaudited Pro Forma Condensed Consolidated Financial and

Other Data

The following summary historical consolidated financial data for the seven months ended December 31, 2010, the five months ended May 31, 2010 and for the years ended December 31, 2009 and 2008 and as of December 31, 2010 and 2009 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The balance sheet data as of December 31, 2008 has been derived from our audited consolidated financial statements not included in this prospectus.

We were formed in order to acquire the assets and operations of the entity formerly known as Aleris International, Inc. (the “Predecessor”) through the Predecessor’s plan of reorganization and emergence from bankruptcy. Aleris International emerged from bankruptcy on June 1, 2010 (the “Effective Date” or the “Emergence Date”). Pursuant to the First Amended Joint Plan of Reorganization, the Predecessor transferred all of its assets to subsidiaries of Intermediate Co., a newly formed entity that is wholly owned by us. The Predecessor then changed its name to “Old AII, Inc.” and was dissolved and Intermediate Co. changed its name to Aleris International, Inc.

We have been considered the “Successor” to the Predecessor by virtue of the fact that our only operations and all of our assets are those of Aleris International, Inc., the direct acquirer of the Predecessor. As a result, our financial results are presented alongside those of the Predecessor herein. In accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification 852, “Reorganizations,” we applied fresh-start accounting upon the emergence and became a new entity for financial reporting purposes as of the Emergence Date. This dramatically impacted second quarter operating results as certain pre-bankruptcy debts were discharged in accordance with the Plan immediately prior to emergence and assets and liabilities were adjusted to their fair values upon emergence. As a result, the financial information of the Successor subsequent to emergence from Chapter 11 is not comparable to that of the Predecessor prior to emergence.

The following table also sets forth summary unaudited pro forma condensed consolidated financial and other data for the combined year ended December 31, 2010. The summary unaudited pro forma condensed consolidated results of operations data give pro forma effect to (i) the issuance by Aleris International of the senior notes and the application of the net proceeds therefrom (including the payment of the February Stockholder Dividend), and (ii) certain adjustments related to Aleris International’s Plan of Reorganization and fresh-start accounting as if such events and the Effective Date in each case had occurred on January 1, 2010. The summary unaudited pro forma consolidated balance sheet data gives pro forma effect to the issuance by Aleris International of the senior notes and the application of the net proceeds therefrom (including the payment of the February Stockholder Dividend), as if such events had occurred on December 31, 2010.

The financial data set forth in this table are not necessarily indicative of the results of future operations and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and accompanying notes thereto included elsewhere in this prospectus. All numbers are in millions, except per share data.

	Historical				Pro Forma
	For the year ended December 31,		For the five months ended May 31, 2010	For the seven months ended December 31, 2010	For the year ended December 31, 2010
	2008	2009
	(Predecessor)			(Successor)
Statement of Operations Data:
Revenues	$5,905.7	$2,996.8	$1,643.0	$2,474.1	$4,117.1
Operating (loss) income	(1,661.4)	(911.0)	74.4	78.5	145.3
Net (loss) income	(1,744.4)	(1,187.4)	3,063.3	71.4	85.5
Net (loss) income attributable to Aleris Corporation	(1,744.4)	(1,187.4)	3,063.3	71.4	85.5
Net income (loss) per share:
Basic
Diluted
Weighted-average shares outstanding:
Basic
Diluted
Balance Sheet Data (at end of period):
Cash and cash equivalents	$48.5	$108.9	$60.2	$113.5	$302.5
Total assets	2,676.0	1,580.3	1,697.6	1,779.7	1,969.7
Total debt	2,600.3	842.7	585.1	50.4	540.4
Total stockholders’ (deficit) equity	(1,019.7)	(2,180.4)	(2,189.4)	937.8	637.8
Other Data:
Pounds invoiced:
Rolled Products North America	941.9	690.7	345.6	471.2	816.8
Recycling and Specification Alloys Americas	2,456.5	1,537.2	787.5	1,247.3	2,034.8
Europe	1,800.8	1,343.5	668.7	989.2	1,657.9

Total pounds invoiced	5,199.2	3,571.4	1,801.8	2,707.7	4,509.5

Net cash provided (used) by:
Operating activities	$(60.1)	$56.7	$(174.0)	$119.1
Investing activities	132.5	(59.8)	(15.7)	(26.2)
Financing activities	(108.3)	60.8	187.5	(83.6)
Depreciation and amortization	225.1	168.4	20.2	38.4	$63.9
Capital expenditures	138.1	68.6	16.0	46.5	62.5
EBITDA (a)	(1,428.5)	(855.4)	3,148.4	117.1	209.6
Adjusted EBITDA (b)	193.1	81.7	102.0	162.1	264.1

(a)

We report our financial results in accordance with U.S. GAAP. However, our management believes that certain non-U.S. GAAP performance measures, which we use in managing the business, may provide investors with additional meaningful comparisons between current results and results in prior periods. EBITDA is an example of a non-U.S. GAAP financial measure that we believe provides investors and other users of our financial information with useful information. Non-GAAP measures have limitations as analytical tools and should be considered in addition to, not in isolation or as a substitute for, or as superior to, our measures of financial performance prepared in accordance with GAAP. Management uses EBITDA as a performance metric and believes this measure provides additional information commonly used by holders of the senior notes and parties to the ABL Facility with respect to the ongoing performance of our underlying business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. In addition, EBITDA with certain adjustments is a component of certain covenants under the indenture governing Aleris International’s senior notes. EBITDA as defined in the indenture governing Aleris International’s senior notes also limits the amount of adjustments for cost savings, operational improvement and synergies for the purpose of determining our compliance with such covenants. However, EBITDA was not impacted by these limits for the periods presented.

Our EBITDA calculations represent net (loss) income attributable to Aleris Corporation before income from discontinued operations, interest income and expense, benefit from (provision for) income taxes and depreciation and amortization. EBITDA should not be construed as an alternative to net income attributable to Aleris Corporation as an indicator of our performance, or cash flows from our operating activities, investing activities or financing activities as a measure of liquidity, in each case as such measure is determined in accordance with U.S. GAAP. EBITDA as we use it may not be comparable to similarly titled measures used by other entities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—EBITDA and Adjusted EBITDA.”

Our reconciliation of EBITDA to net (loss) income attributable to Aleris Corporation and cash flows (used) provided by operating activities is as follows (amounts are in millions):

	Historical				Pro Forma
	For the year ended December 31,		For the five months ended May 31, 2010	For the seven months ended December 31, 2010	For the year ended December 31, 2010
	2008	2009
	(Predecessor)			(Successor)
EBITDA	$(1,428.5)	$(855.4)	$3,148.4	$117.1	$209.6
Income from discontinued operations	0.8	—	—	—	—
Interest expense, net	(226.0)	(225.4)	(73.6)	(7.0)	(51.8)
Benefit from (provision for) income taxes	134.4	61.8	8.7	(0.3)	(8.4)
Depreciation and amortization	(225.1)	(168.4)	(20.2)	(38.4)	(63.9)

Net (loss) income attributable to Aleris Corporation	$(1,744.4)	$(1,187.4)	$3,063.3	$71.4	$85.5

Income from discontinued operations	(0.8)	—	—	—
Depreciation and amortization	225.1	168.4	20.2	38.4
Benefit from deferred income taxes	(152.1)	(54.2)	(11.4)	(4.8)
Restructuring and impairment charges:
Charges (gains)	1,427.4	862.9	(0.4)	12.1
Payments	(31.6)	(45.6)	(5.5)	(3.3)
Reorganization items:
Charges (gains)	—	123.1	(3,086.5)	7.4
Payments	—	(25.2)	(31.2)	(33.7)
Adjustment to reflect inventories at lower of cost or market	55.6	—	—	—
Foreign currency exchange (gains) losses on debt	—	(14.9)	25.5	—
Stock-based compensation expense	2.5	2.1	1.3	4.9
Unrealized losses (gains) on derivative financial instruments	119.2	(11.2)	39.2	(19.8)
Amortization of debt costs	14.0	109.1	27.8	2.5
Other	20.5	1.7	18.3	(15.4)
Change in operating assets and liabilities	4.5	127.9	(234.6)	59.4

Cash flows (used) provided by operating activities	$(60.1)	$56.7	$(174.0)	$119.1

(b)	Adjusted EBITDA is another example of a non-U.S. GAAP financial measure that we believe provides investors and other users of our financial information with useful information. Non-GAAP measures have limitations as analytical tools and should be considered in addition to, not in isolation or as a substitute for, or as superior to, our measures of financial performance prepared in accordance with GAAP. Management uses Adjusted EBITDA as a performance metric and believes this measure provides additional information used by Aleris International’s noteholders and parties to the ABL Facility with respect to the ongoing performance of our underlying business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. In addition, Adjusted EBITDA, without adjustments for metal price lag, is a component of certain financial covenants under the credit agreement governing the ABL Facility. Adjusted EBITDA as defined under the ABL Facility also limits the amount of adjustments for restructuring charges incurred after the Emergence Date and requires additional adjustments be made if certain annual pension funding levels are exceeded. These thresholds were not met as of December 31, 2010.

We define Adjusted EBITDA as EBITDA excluding metal price lag, reorganization items, net, unrealized gains and losses on derivative financial instruments, restructuring and impairment charges, the impact of recording inventory and other items at fair value through fresh-start and purchase accounting, currency gains and losses on the translation of indebtedness, stock-based compensation expense, and certain other gains and losses. Adjusted EBITDA should not be construed as an alternative to net income attributable to Aleris Corporation as an indicator of our performance, or cash flows from our operating activities, investing activities or financing activities as a measure of liquidity, in each case as such measure is determined in accordance with U.S. GAAP. Adjusted EBITDA as we use it is likely to differ from the methods used by other companies in computing similarly titled or defined terms. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—EBITDA and Adjusted EBITDA.”

Our reconciliation of net (loss) income attributable to Aleris Corporation to EBITDA and Adjusted EBITDA is as follows (amounts are in millions):

	Historical				Pro Forma
	For the year ended December 31,		For the five months ended May 31, 2010	For the seven months ended December 31, 2010	For the year ended December 31 2010
	2008	2009
	(Predecessor)			(Successor)
Net (loss) income attributable to Aleris Corporation	$(1,744.4)	$(1,187.4)	$3,063.3	$71.4	$85.5
Income from discontinued operations	(0.8)	—	—	—	—
Interest expense, net	226.0	225.4	73.6	7.0	51.8
(Benefit from) provision for income taxes	(134.4)	(61.8)	(8.7)	0.3	8.4
Depreciation and amortization	225.1	168.4	20.2	38.4	63.9

EBITDA	$(1,428.5)	$(855.4)	$3,148.4	$117.1	$209.6
Reorganization items, net (i)	—	123.1	(3,086.5)	7.4	—
Unrealized (gains) losses on derivative financial instruments	119.2	(11.2)	39.2	(19.8)	19.4
Restructuring and impairment charges (gains) (ii)	1,414.0	862.9	(0.4)	12.1	11.7
Impact of recording inventory and other items at fair value through fresh-start and purchase accounting (iii)	21.0	2.5	1.6	24.4	26.0
Foreign currency exchange (gains) losses on debt	—	(17.0)	32.0	(5.8)	0.7
Stock-based compensation expense	2.5	2.1	1.3	4.9	8.5
Other (iv)	25.6	4.2	1.0	0.8	1.8
Metal price lag (v)	39.3	(29.5)	(34.6)	21.0	(13.6)

Adjusted EBITDA	$193.1	$81.7	$102.0	$162.1	$264.1

(i)	See Note 4 “Fresh-Start Accounting” and Note 3 “Reorganization Under Chapter 11” to our audited consolidated financial statements included elsewhere in this prospectus.
(ii)	See Note 5 “Restructuring and Impairment Charges” to our audited consolidated financial statements, included elsewhere in this prospectus.
(iii)	Represents the impact of applying fresh-start and purchase accounting rules under U.S. GAAP which effectively eliminate the profit associated with acquired inventories by requiring those inventories to be adjusted to fair value through the purchase price allocation. The amounts represent $0.3 million, $0.0 million, $0.0 million and $33.0 million of adjustments to the recording of inventory, respectively, for the years ended 2008, 2009 and the five months ended May 31, 2010 and the seven months ended December 31, 2010. The amounts in the table also represent the fair value of derivative financial instruments as of the date of the acquisition of Aleris International by TPG Capital (formerly Texas Pacific Group) (“TPG”) in 2006 or Aleris International’s emergence from bankruptcy in 2010 that settled in each of the periods presented. These amounts are included in Adjusted EBITDA to reflect the total economic gains or losses associated with these derivatives. Absent adjustment, Adjusted EBITDA would reflect the amounts recorded in the financial statements as realized gains and losses, which represent only the change in value of the derivatives from the date of TPG’s acquisition or Aleris International’s emergence from bankruptcy to settlement.
(iv)	Includes management fees charged by TPG, the write-down of inventories associated with plant closures, gains and losses on the disposal of assets, and losses on the extinguishment of debt.
(v)	Represents the financial impact of the timing difference between when aluminum prices included within our revenues are established and when aluminum purchase prices included in our cost of sales are established. This lag will, generally, increase our earnings and EBITDA in times of rising primary aluminum prices and decrease our earnings and EBITDA in times of declining primary aluminum prices. We now seek to reduce this impact through the use of derivative financial instruments. Metal price lag is net of the realized gains and losses from our derivative financial instruments. We exclude metal price lag from our determination of Adjusted EBITDA because it is not an indicator of the performance of our underlying operations.

RISK FACTORS

An investment in our common stock involves risk. You should carefully consider the following risks as well as the other information included in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this prospectus, before investing in our common stock. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. However, the selected risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In such a case, the trading price of the common stock could decline, and you may lose all or part of your investment in us.

Risks Related to Our Business

If we fail to implement our business strategy, our financial condition and results of operations could be adversely affected.

Our future financial performance and success depend in large part on our ability to successfully implement our business strategy. We cannot assure you that we will be able to successfully implement our business strategy or be able to continue improving our operating results. In particular, we cannot assure you that we will be able to achieve all operating cost savings targeted through focused productivity improvements and capacity optimization, further enhancements of our business and product mix, expansion in selected international regions, opportunistic pursuit of strategic acquisitions and management of key commodity exposures.

Furthermore, we cannot assure you that we will be successful in our growth efforts or that we will be able to effectively manage expanded or acquired operations. Our ability to achieve our expansion and acquisition objectives and to effectively manage our growth effectively depends on a number of factors, including the following:

•	our ability to introduce new products and end-use applications;

•	our ability to identify appropriate acquisition targets and to negotiate acceptable terms for their acquisition;

•	our ability to integrate new businesses into our operations; and

•	the availability of capital on acceptable terms.

Implementation of our business strategy could be affected by a number of factors beyond our control, such as increased competition, legal and regulatory developments, general economic conditions or an increase in operating costs. Any failure to successfully implement our business strategy could adversely affect our financial condition and results of operations. We may, in addition, decide to alter or discontinue certain aspects of our business strategy at any time.

The cyclical nature of the metals industry, our end-use segments and our customers’ industries could limit our operating flexibility, which could negatively affect our financial condition and results of operations.

The metals industry in general is cyclical in nature. It tends to reflect and be amplified by changes in general and local economic conditions. These conditions include the level of economic growth, financing availability, the availability of affordable energy sources, employment levels, interest rates, consumer confidence and housing demand. Historically, in periods of recession or periods of minimal economic growth, metals companies have often tended to underperform other sectors. We are particularly sensitive to trends in the transportation and building and construction industries, which are both seasonal, highly cyclical and dependent upon general economic conditions. For example, during recessions or periods of low growth, the transportation and building and construction industries typically experience major cutbacks in production, resulting in decreased demand for aluminum. This leads to significant fluctuations in demand and pricing for our products and services. Because we generally have high fixed costs, our near-term profitability is significantly affected by decreased processing volume. Accordingly, reduced demand and pricing pressures may significantly reduce our profitability and adversely affect our financial condition. Economic downturns in regional and global economies or a prolonged recession in our principal industry segments have had a negative impact on our operations in the past and could have a negative impact on our future financial condition or results of operations. In addition, in recent years global economic and commodity trends have been increasingly correlated. Although we continue to seek to diversify our business on a geographic and industry end-use basis, we cannot assure you that diversification will significantly mitigate the effect of cyclical downturns.

Our business requires substantial amounts of capital to operate; failure to maintain sufficient liquidity will have a material adverse effect on our financial condition and results of operations.

Our business requires substantial amounts of cash to operate and our liquidity can be adversely affected by a number of factors outside our control. Fluctuations in the LME prices for aluminum may result in increased cash costs for metal or scrap. In addition, if aluminum price movements result in a negative valuation of our current financial derivative positions, our counterparties may require posting of cash collateral. Furthermore, in an environment of falling LME prices, our borrowing base and availability under our ABL Facility may shrink and constrain our liquidity.

The loss of certain members of our management may have an adverse effect on our operating results.

Our success will depend, in part, on the efforts of our senior management and other key employees. These individuals possess sales, marketing, engineering, manufacturing, financial and administrative skills that are critical to the operation of our business. If we lose or suffer an extended interruption in the services of one or more of our senior officers, our financial condition and results of operations may be negatively affected. Moreover, the pool of qualified individuals may be highly competitive and we may not be able to attract and retain qualified personnel to replace or succeed members of our senior management or other key employees, should the need arise.

We may be unable to manage effectively our exposure to commodity price fluctuations, and our hedging activities may affect profitability in a changing metals price environment and subject our earnings to greater volatility from period-to-period.

Significant increases in the price of primary aluminum, aluminum scrap, alloys or energy would cause our cost of sales to increase significantly and, if not offset by product price increases, would negatively affect our financial condition and results of operations. We are substantial consumers of raw materials, and by far the largest input cost in producing our goods is the cost of aluminum. The cost of energy used by us, however, is also substantial. Customers pay for our products based on the price of the aluminum contained in the products, plus a “rolling margin” or “conversion margin” fee (the “Price Margin”), or based on a fixed price. In general, we use this pricing mechanism to pass changes in the price of aluminum, and, sometimes, in the price of natural gas, through to our customers. In most end-uses and by industry convention, however, we offer our products at times on a fixed price basis as a service to the customer. This commitment to supply an aluminum-based product to a customer at a fixed price often extends months, but sometimes years, into the future. Such commitments require us to purchase raw materials in the future, exposing us to the risk that increased aluminum or natural gas prices will increase the cost of our products, thereby reducing or eliminating the Price Margin we receive when we deliver the product. These risks may be exacerbated by the failure of our customers to pay for products on a timely basis, or at all.

Furthermore, the RPNA and Europe segments are exposed to variability in the market price of a premium differential (referred to as “Midwest Premium” in the United States and “Duty Paid/Unpaid Rotterdam” in Europe) charged by industry participants to deliver aluminum from the smelter to the manufacturing facility. This premium differential also fluctuates in relation to several conditions. The RPNA and Europe segments follow a pattern of increasing or decreasing their selling prices to customers in response to changes in the Midwest Premium and the Duty Paid/Unpaid Rotterdam.

Similarly, as we maintain large quantities of base inventory, significant decreases in the price of primary aluminum would reduce the realizable value of our inventory, negatively affecting our financial condition and results of operations. In addition, a drop in aluminum prices between the date of purchase and the final settlement date on derivative contracts used to mitigate the risk of price fluctuations may require us to post additional margin, which, in turn, can be a significant demand on liquidity.

We purchase and sell LME forwards, futures and options contracts to seek to reduce our exposure to changes in aluminum prices. The ability to realize the benefit of our hedging program is dependent upon factors beyond our control such as counterparty risk as well as our customers making timely payment to us for product. In addition, at certain times, hedging options may be unavailable or not available on terms acceptable to us. In certain scenarios when market price movements result in a decline in value of our current derivatives position, our mark-to-market expense may exceed our credit line and counterparties may request the posting of cash collateral. Despite the use of LME forwards, futures and options contracts, we remain exposed to the variability in prices of aluminum scrap. While aluminum scrap is priced in relation to prevailing LME prices, it is also priced at a discount to LME aluminum (depending upon the quality of the material supplied). This discount is referred to in the industry as the “scrap spread” and fluctuates depending upon industry conditions. In addition, we purchase forwards, futures or options contracts to reduce our exposure to changes in natural gas prices. We do not account for our forwards, futures, or options contracts as hedges of the underlying risks. As a result, unrealized gains and losses on our derivative financial instruments must be reported in our consolidated results of operations. The inclusion of such unrealized gains and losses in earnings may produce significant period to period earnings volatility that is not necessarily reflective of our underlying operating performance. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Risk.”

Our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur.

Each quarter, our chief executive officer and chief financial officer evaluate our internal controls over financial reporting and our disclosure controls and procedures, which includes a review of the objectives, design, implementation and effect of the controls relating to the information generated for use in our financial reports. In the course of our controls evaluation, we seek to identify data errors or control problems and to confirm that appropriate corrective action, including process improvements, are being undertaken. The overall goals of these various evaluation activities are to monitor our internal controls over financial reporting and our disclosure controls and procedures and to make modifications as necessary. Our intent in this regard is that our internal controls over financial reporting and our disclosure controls and procedures will be maintained as dynamic systems that change (including with improvements and corrections) as conditions warrant. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be satisfied. These inherent limitations include the possibility that judgments in our decision-making could be faulty, and that isolated breakdowns could occur because of simple human error or mistake. We cannot provide absolute assurance that all possible control issues within our company have been detected. The design of our system of controls is based in part upon certain assumptions about the likelihood of events, and there can be no assurance that any design will succeed absolutely in achieving our stated goals. Because of the inherent limitations in any control system, misstatements could occur and not be detected.

We may encounter increases in the cost of raw materials and energy, which could cause our cost of goods sold to increase thereby reducing operating results and limiting our operating flexibility.

We require substantial amounts of raw materials and energy in our business, consisting principally of primary-based aluminum, aluminum scrap, alloys and other materials, and natural gas. Any substantial increases in the cost of raw materials or energy could cause our operating costs to increase and negatively affect our financial condition and results of operations.

Aluminum scrap, primary aluminum, rolling slab, billet and hardener prices are subject to significant cyclical price fluctuations. Metallics (primary aluminum metal, aluminum scrap and aluminum dross) represent the largest component of our costs of sales. We purchase aluminum primarily from aluminum scrap dealers, primary aluminum producers and other intermediaries. We meet our remaining requirements with purchased primary-based aluminum. We have limited control over the price or availability of these supplies in the future.

The availability and price of aluminum scrap, rolling slab and billet depend on a number of factors outside our control, including general economic conditions, international demand for metallics and internal recycling activities by primary aluminum producers and other consumers of aluminum. We rely on third parties for the supply of alloyed rolling slab and billet for certain products. The availability and price of rolling slab and billet could impact our margins or our ability to meet customer volumes. Increased regional and global demand for aluminum scrap can have the effect of increasing the prices that we pay for these raw materials thereby increasing our cost of sales. We often cannot adjust the selling prices for our products to recover the increases in scrap prices. If scrap and dross prices were to increase significantly without a commensurate increase in the traded value of the primary metals, our future financial condition and results of operations could be affected by higher costs and lower profitability. In addition, a significant decrease in the pricing spread between aluminum scrap and primary aluminum could make recycling less attractive compared to primary production, and thereby reduce customer demand for our recycling business.

After raw material and labor costs, utilities represent the third largest component of our cost of sales. The price of natural gas, and therefore the costs, can be particularly volatile. Price, and volatility, can differ by global region based on supply and demand, political issues and government regulation, among other things. As a result, our natural gas costs may fluctuate dramatically, and we may not be able to reduce the effect of higher natural gas costs on our cost of sales. If natural gas costs increase, our financial condition and results of operations may be adversely affected. Although we attempt to mitigate volatility in natural gas costs through the use of hedging and the inclusion of price escalators in certain of our long-term supply contracts, we may not be able to eliminate the effects of such cost volatility. Furthermore, in an effort to offset the effect of increasing costs, we may have also limited our potential benefit from declining costs.

If we were to lose order volumes from any of our largest customers, our sales volumes, revenues and cash flows could be reduced.

Our business is exposed to risks related to customer concentration. Our ten largest customers were responsible for approximately 27% of our consolidated revenues for the combined year ended December 31, 2010. No one customer accounted for more than 5% of those revenues. A loss of order volumes from, or a loss of industry share by, any major customer could negatively affect our financial condition and results of operations by lowering sales volumes, increasing costs and lowering profitability. In addition, our strategy of having dedicated facilities and arrangements with customers subject us to the inherent risk of increased dependence on a single or a few customers with respect to these facilities. In such cases, the loss of such a customer, or the reduction of that customer’s business at one or more of our facilities, could negatively affect our financial condition and results of operations, and we may be unable to timely replace, or replace at all, lost order volumes. In addition, several of our customers have become involved in bankruptcy or insolvency proceedings and have defaulted on their obligations to us in recent years. Similar incidents in the future would adversely impact our financial conditions and results of operations.

We do not have long-term contractual arrangements with a substantial number of our customers, and our sales volumes and revenues could be reduced if our customers switch their suppliers.

Approximately 80% of our consolidated revenues for the combined year ended December 31, 2010 were generated from customers who do not have long-term contractual arrangements with us. These customers purchase products and services from us on a purchase order basis and may choose not to continue to purchase our products and services. Any significant loss of these customers or a significant reduction in their purchase orders could have a material negative impact on our sales volume and business.

Our business requires substantial capital investments that we may be unable to fulfill.

Our operations are capital intensive. Our total capital expenditures were approximately $46.5 million, $16.0 million, $68.6 million, $138.1 million for the seven months ended December 31, 2010, the five months ended May 31, 2010 and the years ended December 31, 2009 and 2008, respectively.

We may not generate sufficient operating cash flows and our external financing sources may not be available in an amount sufficient to enable us to make anticipated capital expenditures, service or refinance our indebtedness or fund other liquidity needs. If we are unable to make upgrades or purchase new plants and equipment, our financial condition and results of operations could be affected by higher maintenance costs, lower sales volumes due to the impact of reduced product quality, and other competitive influences.

We may not be able to compete successfully in the industry segments we serve and aluminum may become less competitive with alternative materials, which could reduce our share of industry sales, sales volumes and selling prices.

Aluminum competes with other materials such as steel, plastic, composite materials and glass for various applications. Higher aluminum prices tend to make aluminum products less competitive with these alternative materials.

We compete in the production and sale of rolled aluminum products with a number of other aluminum rolling mills, including large, single-purpose sheet mills, continuous casters and other multi-purpose mills, some of which are larger and have greater financial and technical resources than we do. We compete with other rolled products suppliers, principally multipurpose mills, on the basis of quality, price, timeliness of delivery, technological innovation and customer service. Producers with a different cost basis may, in certain circumstances, have a competitive pricing advantage.

We also compete with other aluminum recyclers in segments that are highly fragmented and characterized by smaller, regional operators. The principal factors of competition in our aluminum recycling business include price, metal recovery rates, proximity to customers, customer service, molten metal delivery capability, environmental and safety regulatory compliance and types of services offered.

As we increase our international business, we encounter the risk that non-U.S. governments could take actions to enhance local production or local ownership at our expense.

Additional competition could result in a reduced share of industry sales or reduced prices for our products and services, which could decrease revenues or reduce volumes, either of which could have a negative effect on our financial condition and results of operations.

A portion of our sales is derived from our international operations, which exposes us to certain risks inherent in doing business abroad.

We have aluminum recycling operations in Germany, the United Kingdom, Mexico and Canada and magnesium recycling operations in Germany. We also have rolled products and extrusions operations in Germany, Belgium and China. We continue to explore opportunities to expand our international operations. Through our China Joint Venture we have broken ground for the construction of a rolling mill in China. Our international operations generally are subject to risks, including:

•	changes in U.S. and international governmental regulations, trade restrictions and laws, including tax laws and regulations;

•	currency exchange rate fluctuations;

•	tariffs and other trade barriers;

•	the potential for nationalization of enterprises or government policies favoring local production;

•	interest rate fluctuations;

•	high rates of inflation;

•	currency restrictions and limitations on repatriation of profits;

•	differing protections for intellectual property and enforcement thereof;

•	divergent environmental laws and regulations; and

•	political, economic and social instability.

The occurrence of any of these events could cause our costs to rise, limit growth opportunities or have a negative effect on our operations and our ability to plan for future periods, and subject us to risks not generally prevalent in the United States.

The financial condition and results of operations of some of our operating entities are reported in various currencies and then translated into U.S. dollars at the applicable exchange rate for inclusion in our consolidated financial statements. As a result, appreciation of the U.S. dollar against these currencies may have a negative impact on reported revenues and operating profit, and the resulting accounts receivable, while depreciation of the U.S. dollar against these currencies may generally have a positive effect on reported revenues and operating profit. In addition, a portion of the revenues generated by our international operations are denominated in U.S. dollars, while the majority of costs incurred are denominated in local currencies. As a result, appreciation in the U.S. dollar may have a positive impact on earnings while depreciation of the U.S. dollar may have a negative impact on earnings.

Current environmental liabilities as well as the cost of compliance with, and liabilities under, health and safety laws could increase our operating costs and negatively affect our financial condition and results of operations.

Our operations are subject to federal, state, local and foreign environmental laws and regulations, which govern, among other things, air emissions, wastewater discharges, the handling, storage and disposal of hazardous substances and wastes, the remediation of contaminated sites and employee health and safety. Future environmental regulations could impose stricter compliance requirements on the industries in which we operate. Additional pollution control equipment, process changes, or other environmental control measures may be needed at some of our facilities to meet future requirements.

Financial responsibility for contaminated property can be imposed on us where current operations have had an environmental impact. Such liability can include the cost of investigating and remediating contaminated soil or ground water, fines and penalties sought by environmental authorities, and damages arising out of personal injury, contaminated property and other toxic tort claims, as well as lost or impaired natural resources. Certain environmental laws impose strict, and in certain circumstances joint and several, liability for certain kinds of matters, such that a person can be held liable without regard to fault for all of the costs of a matter even though others were also involved or responsible. These costs of all such matters have not been material to net income (loss) for any accounting period since January 1, 2006. However, future remedial requirements at currently owned or operated properties or adjacent areas could result in significant liabilities.

Changes in environmental requirements or changes in their enforcement could materially increase our costs. For example, if salt cake, a by-product from some of our recycling operations, were to become classified as a hazardous waste in the United States, the costs to manage and dispose of it would increase and could result in significant increased expenditures.

We could experience labor disputes that could disrupt our business.

Approximately 44% of our U.S. employees and substantially all of our non-U.S. employees, located primarily in Europe where union membership is common, are represented by unions or equivalent bodies and are covered by collective bargaining or similar agreements which are subject to periodic renegotiation. Although we believe that we will successfully negotiate new collective bargaining agreements when the current agreements expire, these negotiations may not prove successful, may result in a significant increase in the cost of labor, or may break down and result in the disruption or cessation of our operations.

Labor negotiations may not conclude successfully, and, in that case, work stoppages or labor disturbances may occur. Any such stoppages or disturbances may have a negative impact on our financial condition and results of operations by limiting plant production, sales volumes and profitability.

New governmental regulation relating to greenhouse gas emissions may subject us to significant new costs and restrictions on our operations.

Climate change is receiving increasing attention worldwide. Many scientists, legislators and others attribute climate change to increased levels of greenhouse gases, including carbon dioxide, which has led to significant legislative and regulatory efforts to limit greenhouse gas emissions. There are bills pending in Congress that would regulate greenhouse gas emissions through a cap-and-trade system under which emitters would be required to buy allowances to offset emissions of greenhouse gas. In addition, several states, including states where we have manufacturing plants, are considering various greenhouse gas registration and reduction programs. Certain of our manufacturing plants use significant amounts of energy, including electricity and natural gas, and certain of our plants emit amounts of greenhouse gas above certain minimum thresholds that are likely to be affected by existing proposals. Greenhouse gas regulation could increase the price of the electricity we purchase, increase costs for our use of natural gas, potentially restrict access to or the use of natural gas, require us to purchase allowances to offset our own emissions or result in an overall increase in our costs of raw materials, any one of which could significantly increase our costs, reduce our competitiveness in a global economy or otherwise negatively affect our business, operations or financial results. While future emission regulation appears likely, it is too early to predict how this regulation may affect our business, operations or financial results.

Further aluminum industry consolidation could impact our business.

The aluminum industry has experienced consolidation over the past several years, and there may be further industry consolidation in the future. Although current industry consolidation has not negatively impacted our business, further consolidation in the aluminum industry could possibly have negative impacts that we cannot reliably predict.

The profitability of our scrap-based recycling, rolling and extrusion operations depends, in part, on the availability of an adequate source of supplies.

We depend on scrap for our operations and acquire our scrap inventory from numerous sources. These suppliers generally are not bound by long-term contracts and have no obligation to sell scrap metals to us. In periods of low industry prices, suppliers may elect to hold scrap waiting for higher prices. In addition, the slowdown in industrial production and consumer consumption in the U.S. during the current economic crisis has reduced and is expected to continue to reduce the supply of scrap metal available to us. If an adequate supply of scrap metal is not available to us, we would be unable to recycle metals at desired volumes and our results of operations and financial condition would be materially and adversely affected.

Our rolled and extrusion operations depend on external suppliers for rolling slab and billet for certain products. The availability of rolling slab and billet is dependent upon a number of factors, including general economic conditions, which can impact the supply of available rolling slab and billet, and LME pricing, where lower LME prices may cause certain rolling slab and billet producers to curtail production. If rolling slab and billet are less available, our margins could be impacted by higher premiums that we may not be able to pass along to our customers or we may not be able to meet the volume requirements of our customers. We maintain long-term contracts for certain volumes of our rolling slab and billet requirements, for the remainder we depend on annual and spot purchases. If we enter into a period of persistent short supply, we could incur significant capital expenditures to internally produce 100% of our rolling slab and billet requirements.

Our operations present significant risk of injury or death. We may be subject to claims that are not covered by or exceed our insurance.

Because of the heavy industrial activities conducted at our facilities, there exists a risk of injury or death to our employees or other visitors, notwithstanding the safety precautions we take. Our operations are subject to regulation by federal, state and local agencies responsible for employee health and safety, including the Occupational Safety and Health Administration, which has from time to time levied fines against us for certain isolated incidents. While we have in place policies to minimize such risks, we may nevertheless be unable to avoid material liabilities for any employee death or injury that may occur in the future. These types of incidents may not be covered by or may exceed our insurance coverage and may have a material adverse effect on our results of operations and financial condition.

New derivatives legislation could have an adverse impact on our ability to hedge risks associated with our business and on the cost of our hedging activities.

We use over-the-counter (“OTC”) derivatives products to hedge our metal commodity risks and, historically, our interest rate and currency risks. Recent legislation has been adopted to increase the regulatory oversight of the OTC derivatives markets and impose restrictions on certain derivative transactions, which could affect the use of derivatives in hedging transactions. Final regulations pursuant to this legislation defining which companies will be subject to the legislation have not yet been adopted. If future regulations subject us to additional capital or margin requirements or other restrictions on our trading and commodity positions, they could have an adverse effect on our ability to hedge risks associated with our business and on the cost of our hedging activities.

Risks Related to Our Indebtedness

Our substantial leverage and debt service obligations could adversely affect our financial condition and restrict our operating flexibility.

We have substantial consolidated debt and, as a result, significant debt service obligations. As of December 31, 2010, on a pro forma basis after giving effect to the issuance by Aleris International of its outstanding senior notes in February 2011, our total consolidated indebtedness would have been $540.4 million, excluding $33.6 million of outstanding letters of credit. We also would have had the ability to borrow up to $405.9 million under the ABL Facility. Our China Joint Venture, which is an unrestricted subsidiary under the indenture governing the senior notes, has the ability to borrow up to approximately $215.0 million (on a U.S. dollar equivalent subject to exchange rate fluctuations) under the non-recourse China Loan Facility. Our substantial level of debt and debt service obligations could have important consequences including the following:

•

making it more difficult for us to satisfy our obligations with respect to our indebtedness, which could result in an event of default under the indenture governing the senior notes and the agreements governing our other indebtedness;

•

limiting our ability to obtain additional financing on satisfactory terms to fund our working capital requirements, capital expenditures, acquisitions, investments, debt service requirements and other general corporate requirements;

•

increasing our vulnerability to general economic downturns, competition and industry conditions, which could place us at a competitive disadvantage compared to our competitors that are less leveraged and therefore we may be unable to take advantage of opportunities that our leverage prevents us from exploiting;

•	exposing our cash flows to changes in floating rates of interest such that an increase in floating rates could negatively impact our cash flows;

•

imposing additional restrictions on the manner in which we conduct our business under financing documents, including restrictions on our ability to pay dividends, make investments, incur additional debt and sell assets; and

•

reducing the availability of our cash flows to fund our working capital requirements, capital expenditures, acquisitions, investments, other debt obligations and other general corporate requirements, because we will be required to use a substantial portion of our cash flows to service debt obligations.

The occurrence of any one of these events could have an adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under our indebtedness.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness, including secured indebtedness, in the future. Although the indenture governing the senior notes and the ABL Facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and any indebtedness incurred in compliance with these restrictions could be substantial. Our ability to borrow under the ABL Facility will remain limited by the amount of the borrowing base. In addition, the ABL Facility and the senior notes allow us to incur a significant amount of indebtedness in connection with acquisitions and a significant amount of purchase money debt. If new debt is added to our current debt levels, the related risks that we face would be increased.

Covenant restrictions under our indebtedness may limit our ability to operate our business and, in such event, we may not have sufficient assets to pay amounts due under our indebtedness.

The terms of the ABL Facility and the outstanding senior notes restrict Aleris International and its subsidiaries from taking various actions such as incurring additional debt under certain circumstances, paying dividends, making investments, entering into transactions with affiliates, merging or consolidating with other entities and selling all or substantially all of our assets. In addition, under certain circumstances, the ABL Facility requires Aleris International to comply with a minimum fixed charge coverage ratio and may require us to reduce our debt or take other actions in order to comply with this ratio. These restrictions could limit our ability to obtain future financings, make needed capital expenditures, withstand future downturns in our business or the economy in general or otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of limitations imposed on us by the restrictive covenants under the ABL Facility and the outstanding senior notes. A breach of any of these provisions could result in a default under the ABL Facility or the outstanding senior notes, as the case may be, that would allow lenders or noteholders to declare our outstanding debt immediately due and payable. If we are unable to pay those amounts because we do not have sufficient cash on hand or are unable to obtain alternative financing on acceptable terms, the lenders or noteholders could initiate a bankruptcy proceeding or, in the case of our ABL Facility, proceed against any assets that serve as collateral to secure such debt.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations.

Our ability to satisfy our debt obligations will primarily depend upon our future operating performance. As a result, prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make these payments to satisfy our debt obligations. Included in such factors are the requirements, under certain scenarios, of our counterparties that we post cash collateral to maintain our hedging positions. In addition, price declines, by reducing our borrowing base, could limit availability under the ABL Facility and further constrain our liquidity.

If we do not generate sufficient cash flow from operations to satisfy our debt service obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the indenture governing the outstanding senior notes may restrict us from adopting some of these alternatives, which in turn could exacerbate the effects of any failure to generate sufficient cash flow to satisfy our debt service obligations. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms.

Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance our obligations at all or on commercially reasonable terms, would have an adverse effect, which could be material, on our business, financial condition and results of operations, may restrict our current and future operations, particularly our ability to respond to business changes or to take certain actions, as well as on our ability to satisfy our obligations in respect of the exchange notes.

The terms of the ABL Facility and the indenture governing the outstanding senior notes may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

The credit agreement governing the ABL Facility and the indenture governing the outstanding senior notes contain, and the terms of any future indebtedness of ours would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions, including restrictions on our ability to engage in acts that may be in our best long-term interests. The indenture governing the outstanding senior notes and the credit agreements governing the ABL Facility include covenants that, among other things, restrict the ability of Aleris International and its subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on our capital stock and make other restricted payments;

•	make investments and acquisitions;

•	engage in transactions with our affiliates;

•	sell assets;

•	merge; and

•	create liens.

In addition, our ability to borrow under the ABL Facility is limited by a borrowing base. See “Description of Indebtedness—ABL Facility.” Moreover, the ABL Facility provides discretion to the agent bank acting on behalf of the lenders to impose additional availability and other reserves, which could materially impair the amount of borrowings that would otherwise be available to us. There can be no assurance that the agent bank will not impose such reserves or, were it to do so, that the resulting impact of this action would not materially and adversely impair our liquidity.

A breach of any of the restrictive covenants in the ABL Facility would result in a default thereunder. If any such default occurs, the lenders under the ABL Facility may elect to declare all outstanding borrowings thereunder, together with accrued interest and other fees, to be immediately due and payable, or enforce their security interest, any of which could result in an event of default under the notes. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings.

The operating and financial restrictions and covenants in these debt agreements and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities.

Risks Related to the Chapter 11 Cases

Our actual financial results may vary significantly from the projections filed with the Bankruptcy Court.

In connection with the disclosure statement and the hearing to consider confirmation of the Plan of Reorganization, Aleris International prepared projected financial information to demonstrate to the Bankruptcy Court the feasibility of its Plan of Reorganization and our ability to continue operations upon emergence from the Chapter 11 reorganization cases (the “Chapter 11 Cases”). This information was not audited or reviewed by our independent public accountants. These projections were prepared solely for the purpose of the Chapter 11 Cases and not for the purpose of an offering of our common stock and have not been, and will not be, updated on an ongoing basis. These projections are not included in this prospectus and have not been incorporated by reference into this prospectus and should not be relied upon in connection with the offering or sale of our common stock. At the time they were prepared, the projections reflected numerous assumptions concerning our anticipated future performance and with respect to prevailing and anticipated industry and economic conditions that were and remain beyond our control and that may not materialize. Projections are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic and competitive risks and the assumptions underlying the projections and/or valuation estimates may prove to be wrong in material respects. Actual results may vary significantly from those contemplated by the projections. As a result, you should not rely upon the projections in deciding whether to invest in our common stock.

Neither our financial condition nor our results of operations covering periods after the Emergence Date will be comparable to the financial condition or results of operations reflected in our historical financial statements covering periods before the Emergence Date.

As of the date of Aleris International’s emergence from bankruptcy, we have adopted fresh-start accounting rules as a result of the bankruptcy reorganization as prescribed in accordance with the Reorganizations topic of the FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles. As required by fresh-start accounting, assets and liabilities have been recorded at fair value, based on values determined in connection with the implementation of Aleris International’s Plan of Reorganization. Accordingly, our consolidated financial condition and results of operations from and after emergence from Chapter 11 will not be comparable to the financial condition or results of operations reflected in the historical financial statements included elsewhere in this prospectus.

Further, during the course of the Chapter 11 Cases, our financial results were volatile as asset impairments, government regulations, bankruptcy professional fees, contract terminations and rejections and claims assessments, among other things, significantly impacted our consolidated financial statements. As a result, the amounts reported in our financial statements after emergence from Chapter 11 will materially differ from the historical financial statements included elsewhere in this prospectus.

When Aleris International emerged from bankruptcy protection, the emergence was structured as an asset acquisition. Although we expect the asset acquisition to be treated as a taxable transaction, there is no assurance that the IRS would not take a contrary position. Were the transfer of assets to the Company determined to constitute a tax-free reorganization, the Company’s consolidated group would carry over the tax attributes of Old AII, Inc. and its subsidiaries (including tax basis in assets), subject to the required attribute reduction attributable to the substantial cancellation of debt incurred and other applicable limitations. The required attribute reduction would be expected to leave the Company’s consolidated group with little or no net operating loss carryforwards and with a significantly diminished tax basis in its assets (with the result that the Company’s consolidated group could have increased taxable income over time, as such assets are sold or would otherwise be depreciated or amortized).

We may be subject to claims that were not discharged in the Chapter 11 Cases, which could have a material adverse effect on our results of operations and profitability.

Substantially all claims that arose prior to the date of the Aleris International bankruptcy filing were resolved during the Chapter 11 Cases. Subject to certain exceptions (such as certain employee and customer claims), all claims against and interests in the debtors that arose prior to the initiation of the Chapter 11 Cases (1) are subject to compromise and/or treatment under the Plan of Reorganization and (2) were discharged, in accordance with and subject to the Bankruptcy Code and terms of the Plan of Reorganization. Pursuant to the terms of the Plan of Reorganization, the provisions of the Plan of Reorganization constitute a good faith compromise or settlement of all such claims. The entry of the order confirming the Plan of Reorganization constituted the Bankruptcy Court’s approval of the compromise or settlement arrived at with respect to all such claims. Circumstances in which claims and other obligations that arose prior to our bankruptcy filing may not have been discharged include instances where a claimant had inadequate notice of the bankruptcy filing or a valid argument as to when its claim arose as a matter of law or otherwise.

We cannot be certain that the Chapter 11 Cases will not adversely affect our operations going forward.

Although Aleris International emerged from bankruptcy upon consummation of the Plan of Reorganization on June 1, 2010, we cannot assure you that having been subject to bankruptcy protection will not adversely affect our operations going forward, including our ability to negotiate favorable terms from suppliers, hedging counterparties and others and to attract and retain customers. The failure to obtain such favorable terms and attract and retain customers could adversely affect our financial performance.

Risks Related to an Investment in our Common Stock and this Offering

An active, liquid trading market for our common stock may not develop.

Prior to this offering, there has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of a trading market on the NYSE or otherwise or how active and liquid that market may become. If an active and liquid trading market does not develop, you may have difficulty selling any of our common stock that you purchase. The initial public offering price for the shares will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. The market price of our common stock may decline below the initial offering price, and you may not be able to sell your shares of our common stock at or above the price you paid in this offering, or at all.

The price of our common stock may fluctuate significantly and you could lose all or part of your investment.

Our stock price may be volatile. Volatility in the market price of our common stock may prevent you from being able to sell your common stock at or above the price you paid for your common stock. The market price for our common stock could fluctuate for various reasons, including:

•	our operating and financial performance and prospects;

•	the price outlook for aluminum;

•	our quarterly or annual earnings or those of other companies in our industries;

•	conditions that impact demand for our products and services;

•	future announcements concerning our business or our competitors’ businesses;

•	our results of operations that vary from those of our competitors;

•	the public’s reaction to our press releases, other public announcements and filings with the United States Securities and Exchange Commission (the “SEC”);

•	changes in earnings estimates or recommendations by securities analysts who track our common stock;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	changes in government and environmental regulation;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	arrival and departure of key personnel;

•	the number of shares to be publicly traded after this offering;

•	sales of common stock by us, the Investors, members of our management team or other holders;

•	adverse resolution of new or pending litigation against us;

•	any announcements by third parties of significant claims or proceedings against us;

•

changes in general market, economic and political conditions and their effects on global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events; and

•	any material weakness in our internal control over financial reporting.

Furthermore, in recent years the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of our common stock could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce our share price and materially affect the value of your investment.

You will incur immediate and substantial dilution in the net tangible book value of the shares you purchase in this offering.

Prior investors have paid substantially less per share for our common stock than the price in this offering. The initial public offering price of our common stock is substantially higher than the net tangible book value per share of our outstanding common stock prior to completion of the offering. Accordingly, based on an initial public offering price of $             per share (the midpoint of the range set forth on the cover page of this prospectus), if you purchase our common stock in this offering, you will pay more for your shares than the amounts paid by our existing shareholders for their shares and you will suffer immediate dilution of approximately $             per share in net tangible book value of the common stock. See “Dilution.”

Certain of our stockholders each beneficially own a substantial amount of our common stock and will continue to have substantial control over us after this offering and their interests may conflict with or differ from your interests as a stockholder

When this offering is completed, the Oaktree Funds, Apollo Funds and Sankaty Funds each will beneficially own approximately    %,     % and    % of our common stock, respectively (     %,     % and     % if the overallotment option is exercised in full). In addition, five of our directors were designated by the Oaktree Funds pursuant to an existing stockholders agreement between the Company, the Investors and other individual investors (the “Stockholders Agreement”). Although the Stockholders Agreement will terminate upon consummation of this offering, we expect that              of the Oaktree Funds designated directors will remain on the Board. As a result, the Oaktree Funds, Apollo Funds and Sankaty Funds will be able to exert a significant degree of influence or actual control over our management and affairs and over matters requiring stockholder approval, including the election of directors, a merger, consolidation or sale of all or substantially all of our assets and other significant business or corporate transactions. These stockholders may have interests that are different from yours and may vote in a way with which you disagree and which may be adverse to your interests. In addition, this concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could cause the market price of our common stock to decline or prevent our stockholders from realizing a premium over the market price for their common stock.

Additionally, the Oaktree Funds, Apollo Funds and Sankaty Funds are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. One or more of the Investors may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. Our amended and restated certificate of incorporation will provide that no officer or director of us who is also an officer, director, employee, managing director or other affiliate of the Oaktree Funds will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to the Oaktree Funds instead of us, or does not communicate information regarding a corporate opportunity to us that the officer, director, employee, managing director or other affiliate has directed to the Oaktree Funds.

The Investors will realize substantial benefits from the sale of their shares in this offering. As restrictions on resale end or if the Investors exercise their registration rights, a significant number of shares could become eligible for resale following this offering. As a result, the market price of our stock could decline if the Investors sell their shares or are perceived by the market as intending to sell them. See “—Future sales or the possibility of future sales of a substantial amount of our common stock may depress the price of shares of our common stock,” “Description of Capital Stock—Registration Rights Agreement” and “Shares Eligible for Future Sale.”

Future sales or the possibility of future sales of a substantial amount of our common stock may depress the price of shares of our common stock.

Future sales or the availability for sale of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through future sales of equity securities.

Our amended and restated certificate of incorporation will authorize us to issue              shares of common stock, of which              shares will be outstanding upon consummation of this offering. This number includes              shares that we are selling in this offering, which will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended, which we refer to throughout this prospectus as the Securities Act. The remaining              shares of our common stock outstanding, including the shares of common stock owned by the selling stockholders, certain of our existing stockholders and our executive officers and directors will be restricted from immediate resale under the federal securities laws and the lock-up agreements between our current stockholders and the underwriters, but may be sold in the near future. See “Underwriting.” Following the expiration of the applicable lock-up period, all these shares of our common stock will be eligible for resale under Rule 144 or Rule 701 of the Securities Act, subject to volume limitations and applicable holding period requirements. In addition, the Investors will have the ability to cause us to register the resale of their shares. See “Shares Eligible for Future Sale” for a discussion of the shares of our common stock that may be sold into the public market in the future.

We may issue shares of our common stock or other securities from time to time as consideration for future acquisitions and investments. If any such acquisition or investment is significant, the number of shares of our common stock, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial. We may also grant registration rights covering those shares of our common stock or other securities in connection with any such acquisitions and investments.

Upon consummation of this offering, we will also have outstanding              shares of restricted stock and options to purchase shares of our common stock. Following this offering, we intend to file a registration statement on Form S-8 registering up to              million shares in connection with our employee benefit plans, including restricted stock and stock options referred to above.

We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares of our common stock issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

Because we currently have no plans to pay regular dividends on our common stock for the foreseeable future, you may not receive any return on your investment unless you sell your common stock for a price greater than that which you paid for it.

We have no plans to pay regular dividends on our common stock. Any declaration and payment of future dividends to holders of our common stock may be limited by restrictive covenants in our debt agreements, and will be at the sole discretion of our board of directors and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, cash flows, statutory and contractual restrictions applying to the payment of dividends and other considerations that our board of directors deems relevant. In addition, the agreements governing our current and future indebtedness may restrict our ability to pay dividends on our common stock. As a result, you may not receive any return on your investment unless you sell your common stock for a price greater than that which you paid for it.

Delaware law and our organizational documents may impede or discourage a takeover, which could deprive our investors of the opportunity to receive a premium for their shares.

We are a Delaware corporation, and the anti-takeover provisions of the Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change of control would be beneficial to our existing stockholders. In addition, provisions of our amended and restated certificate of incorporation and bylaws may make it more difficult for, or prevent a third party from, acquiring control of us without the approval of our Board of Directors. These provisions include:

•	the ability of our Board of Directors to designate one or more series of preferred stock and issue shares of preferred stock without stockholder approval;

•	a classified board of directors;

•	actions by stockholders may not be taken by written consent;

•	the sole power of a majority of the Board of Directors to fix the number of directors;

•	limitations on the removal of directors;

•	the sole power of our Board of Directors to fill any vacancy on our board, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

•	the affirmative supermajority vote of our stockholders to amend our certificate of incorporation and bylaws;

•	advance notice requirements for nominating directors or introducing other business to be conducted at stockholder meetings; and

•	the inability of stockholders to call special meetings.

The foregoing factors, as well as the significant common stock ownership by the Investors, and certain covenant restrictions under our indebtedness could impede a merger, takeover or other business combination or discourage a potential investor from making a tender offer for our common stock, which, under certain circumstances, could reduce the market value of our common stock. See “Description of Capital Stock.”

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our common stock, which could depress the price of our common stock.

Our amended and restated certificate of incorporation will authorize us to issue up to             million shares of one or more series of preferred stock. Our Board of Directors will have the authority to determine the preferences, limitations and relative rights of shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our common stock at a premium over the market price, and materially and adversely affect the market price and the voting and other rights of the holders of our common stock.

We are a holding company and rely on dividends and other payments, advances and transfers of funds from our subsidiaries to meet our obligations.

We have no direct operations and no significant assets other than ownership of 100% of the stock of Aleris International, Inc. and its subsidiaries. Because we conduct our operations through our subsidiaries, we depend on those entities for dividends and other payments to generate the funds necessary to meet any financial obligations, and to pay any dividends with respect to our common stock. Legal and contractual restrictions in credit facilities and other agreements governing current and future indebtedness of our subsidiaries, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. The earnings from, or other available assets of, our subsidiaries may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our common stock.

If securities analysts do not publish research or reports about our company, or if they issue unfavorable commentary about us or our industry or downgrade our common stock, the price of our common stock could decline.

The trading market for our common stock will depend in part on the research and reports that third-party securities analysts publish about our company and our industry. One or more analysts could downgrade our common stock or issue other negative commentary about our company or our industry. In addition, we may be unable or slow to attract research coverage. Alternatively, if one or more of these analysts cease coverage of our company, we could lose visibility in the market. As a result of one or more of these factors, the trading price of our common stock could decline.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we will incur significant legal, accounting and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements. We also have incurred and will incur costs associated with the Sarbanes-Oxley Act of 2002, as amended, the Dodd-Frank Wall Street Reform and Consumer Protection Act and related rules implemented or to be implemented by the SEC and the NYSE. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers and may divert management’s attention. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

Compliance with the Sarbanes-Oxley Act will require substantial financial and management resources and may increase the time and costs of completing an acquisition.

Section 404 of the Sarbanes-Oxley Act requires that we evaluate and report on our system of internal controls and requires that we have such system of internal controls audited beginning with our annual report on Form 10-K for the fiscal year ending December 31, 2012. If we fail to maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties and/or stockholder litigation. Any inability to provide reliable financial reports could harm our business.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about us and the industry in which we operate and beliefs and assumptions made by our management. Forward-looking statements should be read in conjunction with the cautionary statements and other important factors included in this prospectus under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” which include descriptions of important factors which could cause actual results to differ materially from those contained in the forward-looking statements. Our expectations, beliefs and projections are expressed in good faith, and we believe we have a reasonable basis to make these statements through our management’s examination of historical operating trends, data contained in our records and other data available from third parties, but there can be no assurance that our management’s expectations, beliefs or projections will result or be achieved.

The discussions of our financial condition and results of operations may include various forward-looking statements about future costs and prices of commodities, production volumes, industry trends, demand for our products and services and projected results of operations. Statements contained in this prospectus that are not historical in nature are considered to be forward-looking statements. They include statements regarding our expectations, hopes, beliefs, estimates, intentions or strategies regarding the future. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “will,” “look forward to” and similar expressions are intended to identify forward-looking statements.

The forward-looking statements set forth in this prospectus regarding, among other things, achievement of production efficiencies, capacity expansions, estimates of volumes, revenues, profitability and net income in future quarters, future prices and demand for our products, and estimated cash flows and sufficiency of cash flows to fund capital expenditures, reflect only our expectations regarding these matters. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	our ability to successfully implement our business strategy;

•	the cyclical nature of the aluminum industry, our end-use segments and our customers’ industries;

•	our ability to fulfill our substantial capital investment requirements;

•	variability in general economic conditions on a global or regional basis;

•	our ability to retain the services of certain members of our management;

•

our ability to enter into effective aluminum, natural gas and other commodity derivatives or arrangements with customers to manage effectively our exposure to commodity price fluctuations and changes in the pricing of metals;

•	our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur;

•	increases in the cost of raw materials and energy;

•	the loss of order volumes from any of our largest customers;

•	our ability to retain customers, a substantial number of whom do not have long-term contractual arrangements with us;

•	our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations;

•	competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry segments we serve;

•	risks of investing in and conducting operations on a global basis, including political, social, economic, currency and regulatory factors;

•	current environmental liabilities and the cost of compliance with and liabilities under health and safety laws;

•	labor relations (i.e., disruptions, strikes or work stoppages) and labor costs;

•	our levels of indebtedness and debt service obligations;

•	the possibility that we may incur additional indebtedness in the future; and

•	limitations on operating our business as a result of covenant restrictions under our indebtedness.

Additional risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from those expressed or implied in our written or oral forward-looking statements may be found under “Risk Factors” contained in this prospectus.

These factors and other risk factors disclosed in this prospectus and elsewhere are not necessarily all of the important factors that could cause our actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could also harm our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements.

The forward-looking statements contained in this prospectus are made only as of the date of this prospectus. Except to the extent required by law, we do not undertake, and specifically decline any obligation, to update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

USE OF PROCEEDS

We estimate that the net proceeds to us of this offering will be approximately $             million, based upon an assumed initial public offering price of $             per share (the mid-point of the range set forth on the cover page of this prospectus) and after deducting underwriting discounts and commissions and other estimated expenses of the offering payable by us.

We intend to use the net proceeds of this offering for general corporate purposes, including working capital, capital expenditures, financing the construction of our China Joint Venture’s aluminum rolling mill in China and funding acquisition opportunities that may become available to us from time to time. Our management will have broad discretion over the uses of the net proceeds in this offering.

A $1.00 increase or decrease in the assumed initial public offering price of $             per share would increase or decrease, respectively, the proceeds to us from this offering by $             million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated expenses payable by us.

We will not receive any of the proceeds from the sale of shares by the selling stockholders.

DIVIDEND POLICY

Following completion of the offering, we do not intend to pay any cash dividends on our common stock for the foreseeable future and instead may retain earnings, if any, for future operation and expansion and debt repayment. Any decision to declare and pay dividends in the future will be made at the discretion of our Board of Directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our Board of Directors may deem relevant. Because we conduct our operations through our subsidiaries, we depend on those entities for dividends and other payments to generate the funds necessary to meet any financial obligations, and to pay any dividends with respect to our common stock. Aleris International’s ability to pay dividends is limited by covenants in the ABL Facility and in the indenture governing the senior notes. See “Risk Factors—We are a holding company and rely on dividends and other payments, advances and transfers of funds from our subsidiaries to meet our obligations” and “Description of Indebtedness” for limitations on our ability to pay dividends.

On February 28, 2011, Aleris International paid a cash dividend to us of approximately $300.0 million, which we then paid as a dividend, pro rata, to our stockholders.

OUR REORGANIZATION

On February 12, 2009, Aleris International, along with certain of its U.S. subsidiaries, filed voluntary petitions for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the District of Delaware. The bankruptcy filings were the result of a liquidity crisis brought on by the global recession and financial crisis. Aleris International’s ability to respond to the liquidity crisis was constrained by its highly leveraged capital structure, which included at filing $2.7 billion of debt, resulting from the 2006 leveraged buyout of Aleris International. As a result of the severe economic decline, Aleris International experienced sudden and significant volume reductions across each end-use industry it served and a precipitous decline in the LME price of aluminum. These factors reduced the availability of financing under the revolving credit facility and required the posting cash collateral on aluminum metal hedges. Accordingly, Aleris International sought bankruptcy protection to alleviate liquidity constraints and restructure its operations and financial position.

On February 5, 2010, Aleris International initially filed its Plan of Reorganization and a related disclosure statement with the Bankruptcy Court. Aleris Deutschland Holding GmbH, a wholly owned German subsidiary, also filed a voluntary petition for bankruptcy protection in the Bankruptcy Court. On March 12, 2010, the Bankruptcy Court approved the disclosure statement and authorized Aleris International to begin soliciting votes from its creditors to accept or reject the Plan of Reorganization. On May 13, 2010, the Bankruptcy Court entered an order confirming the Plan of Reorganization, as amended.

The Company was formed in connection with Aleris International’s reorganization to acquire the reorganized business of Aleris International upon its emergence from bankruptcy. Pursuant to the Plan of Reorganization, the entity formerly known as Aleris International, Inc. transferred all of its assets to subsidiaries of Intermediate Co., a newly formed entity that is wholly owned by the Company, that then changed its name to “Old AII, Inc.” and was dissolved. Intermediate Co. was then renamed Aleris International, Inc. and emerged from bankruptcy on June 1, 2010 with sufficient liquidity and a capital structure that allows us to pursue our growth strategy. In connection with Aleris International’s emergence from bankruptcy, three of its largest lender groups while in bankruptcy, certain investment funds managed by Oaktree or their respective subsidiaries, certain investment funds managed by affiliates of Apollo Management Holdings, L.P., and Sankaty Advisors, LLC, on behalf of the investment funds advised by it, entered into an equity commitment agreement, pursuant to which they agreed to backstop an equity rights offering of the Company.

At the Effective Date, Aleris International’s capital structure consisted of the following:

•

ABL Facility. A senior secured asset-based revolving credit facility in the aggregate principal amount of $500.0 million, which provides for the issuance of up to $75.0 million of letters of credit as well as borrowings on same-day notice, referred to as swingline loans that are available in U.S. dollars, Canadian dollars, Euros, and certain other currencies. See “Description of Indebtedness—ABL Facility.”

•

6% senior subordinated exchangeable notes due 2020. $45.0 million aggregate principal amount of 6.0% senior subordinated exchangeable notes issued by Aleris International that bear interest at 6% per annum, mature on June 1, 2020 and are exchangeable into shares of the Company’s common stock at a rate equivalent to 41.5 shares of Company common stock per $1,000 principal amount of 6% senior subordinated exchangeable notes (after adjustment for the payment of the February Stockholder Dividend), subject to further adjustment. See “Description of Indebtedness—6% Senior Subordinated Exchangeable Notes.”

•

Redeemable preferred stock. $5.0 million aggregate liquidation preference of redeemable preferred stock issued by Aleris International. 5,000 shares are authorized and issued. The redeemable preferred stock is subject to mandatory redemption on the fifth anniversary of the Effective Date, or June 1, 2015, and is exchangeable, at the holder’s option, at any time after June 1, 2013 but prior to redemption, into Company common stock on a current per share dollar exchange ratio of approximately $26.51 per share (rounded for convenience of disclosure and after adjustment for the payment of the February Stockholder Dividend), subject to further adjustment. The redeemable preferred stock can also be exchanged after June 1, 2011 immediately prior to an initial public offering or upon the occurrence of a fundamental change (as defined in the certificate of designations for the redeemable preferred stock) of the Company.

•	Common stock. Equity securities issued by Aleris International comprised of 5,000 shares authorized, 100 shares issued to the Company.

In addition, on the Effective Date, the Investors entered into an equity commitment agreement pursuant to which they agreed to backstop an equity rights offering by the Company. The Company issued an aggregate of 21,049,175 shares of common stock to the Investors pursuant to this arrangement. In addition, on the Effective Date, the Company issued to certain officers and key employees 28,563 shares of common stock. We also reserved up to 2,928,810 shares of our common stock for future issuance to our management under our 2010 Equity Incentive Plan.

On the Effective Date, Aleris International’s prepetition equity, debt and certain other obligations were cancelled, terminated and repaid, as applicable, as follows:

•	prepetition common and preferred stock were cancelled, and no distributions were made to former stockholders.

•

all outstanding obligations (approximately $1.1 billion) under prepetition 9% senior notes, prepetition 9% new senior notes and prepetition 10% senior subordinated notes were cancelled and the indentures governing these obligations were terminated.

•	prepetition credit agreements and its debtor-in-possession credit agreement (approximately $575.5 million) were paid in full.

CORPORATE STRUCTURE

A simplified overview of our corporate structure is shown in the diagram below. See “Principal and Selling Stockholders” and “Capitalization.”

(1)	The ABL Facility is a $500.0 million revolving credit facility which permits multi-currency borrowings of (a) up to $500.0 million by Aleris International and its U.S. subsidiaries, (b) up to $200.0 million by Aleris Switzerland GmbH, our wholly owned Swiss subsidiary (referred to in this diagram as the Swiss Borrower), and (c) up to $15.0 million by Aleris Specification Alloy Products Canada Company, our wholly owned Canadian subsidiary (referred to in this diagram as the Canadian Borrower). The ABL Facility is secured, subject to certain exceptions, by a first-priority security interest in substantially all of our current assets and related intangible assets located in the U.S., substantially all of the current assets and related intangible assets of substantially all of our wholly owned domestic subsidiaries located in the U.S., substantially all of our assets located in Canada, the assets of Aleris Recycling (Swansea) Ltd. (other than its equipment) and the assets of Aleris Switzerland GmbH (other than its inventory and equipment). The obligations under the ABL Facility are guaranteed by certain existing and future direct and indirect subsidiaries of Aleris International. See “Description of Indebtedness—ABL Facility.”
(2)

The senior notes are guaranteed on a senior unsecured basis by all of Aleris International’s domestic restricted subsidiaries that guarantee its obligations under the ABL Facility. See “Description of Indebtedness—7 5/8% Senior Notes due 2018.”

(3)

The 6% senior subordinated exchangeable notes issued by Aleris International are not guaranteed by any of its subsidiaries. The 6% senior subordinated exchangeable notes are exchangeable for our common stock at the holder’s option upon certain conditions, including the consummation of this initial public offering. For additional terms of the 6% senior subordinated exchangeable notes, see “Description of Indebtedness—6% Senior Subordinated Exchangeable Notes.”
(4)	Aleris International issued $5.0 million aggregate liquidation amount of redeemable preferred stock upon emergence from bankruptcy. Shares of the redeemable preferred stock are exchangeable for our common stock at the holder’s option upon certain conditions, including the consummation of this initial public offering. For additional terms of the redeemable preferred stock, see “Description of Capital Stock—Options and Exchangeable Securities.”
(5)	Aleris International’s domestic subsidiaries that guarantee the ABL Facility and senior notes are also borrowers under the ABL Facility.
(6)	We are an 81% owner in Aleris Dingsheng Aluminum (Zhenjiang) Co., Ltd. as a result of the China Joint Venture Agreement. See “—Recent Developments—China Joint Venture.” Our joint venture in China, the China Joint Venture, is an unrestricted subsidiary under the indenture governing the senior notes and is a party to the non-recourse China Loan Facility. See “Description of Indebtedness—China Loan Facility.”

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2010:

•	on an actual basis; and

•

on an as adjusted basis to give effect to (1) the issuance of common stock in this offering and the application of net proceeds to us as described in “Use of Proceeds” and (2) the issuance by Aleris International of the senior notes and the application of the net proceeds therefrom (including the payment of the February Stockholder Dividend).

You should read this table in conjunction with “Summary—Summary Historical Consolidated and Unaudited Pro Forma Condensed Consolidated Financial and Other Data,” “Use of Proceeds,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Historical Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes included elsewhere in this prospectus.

	As of December 31, 2010
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$113.5	$

Debt:
ABL Facility (1)	$—	$
7 5/8% Senior Notes due 2018, net of discount of $10.0 million (2)	—
6% senior subordinated exchangeable notes, net of discount of $0.9 million (3)	44.1
Other (4)	6.3

Total debt	50.4
Redeemable noncontrolling interest	5.2
Stockholders’ equity:
Common stock: $.01 par value; 45,000,000 authorized shares; 30,969,440 shares issued and outstanding (actual); shares issued and outstanding (as adjusted) (5)	—
Additional paid-in capital	839.9
Retained Earnings	71.2
Accumulated other comprehensive income	26.7

Total stockholders’ equity	937.8

Total capitalization	$993.4	$

(1)	The borrowing base under the ABL Facility as of March 31, 2011 was $462.0 million after consideration that we had utilized approximately $38.0 million of the borrowing base in respect of outstanding letters of credit as of such date.
(2)

The senior notes were issued by Aleris International and are guaranteed on a senior unsecured basis by all of Aleris International’s domestic restricted subsidiaries that guarantee its obligations under the ABL Facility. See “Description of Indebtedness—7 5/8% Senior Notes due 2018.”

(3)	The senior subordinated notes were issued by Aleris International and are not guaranteed by any of its subsidiaries. See “Description of Indebtedness—6% Senior Subordinated Exchangeable Notes.”
(4)	We had $6.3 million of other debt outstanding as of December 31, 2010, primarily consisting of obligations under capital leases and amounts outstanding under the Tianjin revolving credit facility; includes current portion of $5.3 million.
(5)	Excludes:
•	2,928,810 shares of common stock authorized for issuance as equity awards under our 2010 Equity Incentive Plan, of which 2,011,435 shares are issuable pursuant to outstanding options (calculated before consideration of any adjustments for the February Stockholder Dividend) (80,377 shares of which are exercisable) and 282,096 shares are issuable pursuant to outstanding restricted stock units, in each case as of December 31, 2010;

•	shares of our common stock, subject to anti-dilution, make-whole and other adjustments, that would be issuable upon the exchange of shares of Aleris International’s redeemable preferred stock; and
•	shares of our common stock, subject to anti-dilution, make-whole and other adjustments, that would be issuable upon the exchange of Aleris International’s 6% senior subordinated exchangeable notes.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of our common stock after this offering. Dilution results from the fact that the initial public offering price per share of common stock is substantially in excess of the net tangible book value per share of our common stock attributable to the existing stockholders for our presently outstanding shares of common stock. We calculate net tangible book value per share of our common stock by dividing the net tangible book value (total consolidated tangible assets less total consolidated liabilities) by the number of outstanding shares of our common stock.

Our net tangible book value as of December 31, 2010 was $888.1 million or $28.68 per share of our common stock, based on 30,969,440 shares of our common stock outstanding as of December 31, 2010. Dilution is determined by subtracting net tangible book value per share of our common stock from the assumed initial public offering price per share of our common stock.

Without taking into account any other changes in such net tangible book value after December 31, 2010, after giving effect to the sale of             shares of our common stock in this offering assuming an initial public offering price of $         per share, less the underwriting discounts and commissions and the estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at December 31, 2010 would have been $             million, or $             per share. This represents an immediate increase in net tangible book value of $             per share of our common stock to the existing stockholders and an immediate dilution in net tangible book value of $             per share of our common stock, to investors purchasing shares of our common stock in this offering. The following table illustrates such dilution per share of our common stock:

Assumed initial public offering price per share	$
Net tangible book value (deficit) per share of our common stock as of December 31, 2010		$28.68
Pro forma net tangible book value (deficit) per share of our common stock after giving effect to this offering	$
Amount of dilution in net tangible book value per share of our common stock to new investors in this offering	$

A $1.00 increase or decrease in the assumed initial public offering price of $             per share of our common stock would increase or decrease our net tangible book value after giving effect to the offering by $            million, or by $             per share of our common stock, assuming no change to the number of shares of our common stock offered by us as set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and estimated expenses payable by us.

The following table summarizes, on a pro forma basis as of December 31, 2010, the total number of shares of our common stock purchased from us, the total cash consideration paid to us and the average price per share of our common stock paid by purchasers of such shares and by new investors purchasing shares of our common stock in this offering.

	Shares of our Common Stock Purchased			Total Consideration			Average Price Per Share of our Common Stock
	Number	Percent		Amount	Percent
Prior purchasers	(1)		%	$		%	$
New investors	(1)		%			%	$

Total			%	$		%	$

(1)	Reflects shares owned by selling stockholders that will be purchased by new investors as a result of this offering.

To the extent that we grant options to our employees or directors in the future, and those options or existing options are exercised or other issuances of shares of our common stock are made, there will be further dilution to new investors. See “Description of Capital Stock—Options and Exchangeable Securities.”

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated balance sheet as of December 31, 2010 and the accompanying notes thereto have been prepared to illustrate the effects of the issuance by Aleris International of the senior notes and the application of the net proceeds therefrom (including the payment of the February Stockholder Dividend) (the “Notes Offering”) as if such events had occurred on December 31, 2010. The unaudited pro forma condensed consolidated statement of operations for the combined year ended December 31, 2010 and the accompanying notes thereto have been prepared to illustrate the effects of (i) the Notes Offering and (ii) certain adjustments related to Aleris International’s Plan of Reorganization and fresh-start accounting as if such events and the Effective Date in each case had occurred on January 1, 2010. The “Company,” “Aleris International,” “we,” “our,” or similar terms when used in reference to the period subsequent to the emergence, refers to the Successor, and when used in reference to periods prior to the emergence, refers to the Predecessor. The pro forma adjustments and certain assumptions underlying these adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated financial information does not purport to project our future financial position or operating results as of any future date or for any future period. The unaudited pro forma condensed consolidated financial information is also not necessarily indicative of what our financial position or results of operations would have been if the effectiveness of Aleris International’s Plan of Reorganization or the Notes Offering had actually occurred on January 1, 2010.

The unaudited pro forma condensed consolidated financial information as of and for the combined year ended December 31, 2010 has been derived from our audited consolidated financial statements as of December 31, 2010 and for the seven month period ended December 31, 2010 (Successor) and the five month period ended May 31, 2010 (Predecessor) included elsewhere in this prospectus.

The unaudited pro forma condensed consolidated financial information, and the accompanying notes thereto, should be read in conjunction with our historical financial statements and related notes thereto included elsewhere in this prospectus, as well as the information set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Use of Proceeds,” “Capitalization” and “Selected Historical Financial and Operating Data.”

Reorganization Adjustments

The unaudited pro forma condensed consolidated statement of operations gives effect to the following pro forma adjustments to, in part, eliminate the impact of transactions recorded in connection with the consummation of Aleris International’s Plan of Reorganization. In addition, the adjustments eliminate certain other expenses incurred as a result of the bankruptcy that is not indicative of our new capital structure or ongoing operations. The adjustments include, but are not limited to, the elimination of the following transactions:

•

a gain on settlement or discharge of liabilities subject to compromise of $2,204.0 million, which is net of the issuance by the Company of $292.5 million of common stock and other cash payments made, or to be made, to settle claims of certain prepetition creditors;

•	the cancellation of $859.2 million of Predecessor equity;

•	interest expense, including the amortization of debt issuance costs, incurred under the prepetition and DIP credit facilities;

•	bankruptcy related professional fees and other bankruptcy specific charges and credits; and

•	the tax benefit of $11.6 million recorded to adjust the deferred tax position in the U.S. arising from the changes in the book and tax basis of certain U.S. assets upon emergence.

Fresh-Start Adjustments

Fresh-start accounting results in a new basis of accounting and reflects the allocation of our reorganization value of $966.8 million to the estimated fair value of our underlying assets and liabilities. The unaudited pro forma condensed consolidated statement of operations give effect to pro forma adjustments to eliminate the impact of certain transactions recorded in connection with the application of fresh-start accounting and to reflect the ongoing impact of this new basis of accounting. Our estimates of fair value are inherently subject to significant uncertainties and contingencies beyond our reasonable control. Accordingly, there can be no assurance that the estimates, assumptions, valuations, appraisals and financial projections will be realized, and actual results could vary materially. The pro forma adjustments include, but are not limited to, the elimination of the following transactions:

•	write-up of raw material, work-in-process and finished goods inventories to fair value of $33.0 million;

•	$12.2 million gain to record property, plant and equipment at fair value;

•	charge to eliminate Predecessor goodwill of $37.8 million;

•	$25.1 million gain to record intangible assets at fair value;

•	$27.7 million charge to record accrued pension and postretirement benefits in accordance with ASC 715, Compensation—Retirement Benefits, based on actuarial measurements as of the Effective Date; and

•	$67.4 million gain from the elimination of Predecessor accumulated other comprehensive income.

In addition, the pro forma adjustments include an increase to historical depreciation and amortization expense to reflect the fair values of property, plant and equipment and intangible assets discussed above.

ALERIS CORPORATION

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of December 31, 2010

(in millions)

	Historical (Successor)	Pro Forma Adjustments Notes Offering		Pro Forma
ASSETS
Current Assets
Cash and cash equivalents	$113.5	$189.0	(a)	$302.5
Accounts receivable, net	393.4	—		393.4
Inventories	613.6	—		613.6
Deferred income taxes	1.6	—		1.6
Current derivative financial instruments	17.4	—		17.4
Prepaid expenses and other current assets	23.8	—		23.8

Total Current Assets	1,163.3	189.0		1,352.3
Property, plant and equipment, net	510.0	—		510.0
Intangible assets, net	49.7	—		49.7
Long-term derivative financial instruments	9.3	—		9.3
Deferred income taxes	13.9	—		13.9
Other long-term assets	33.5	1.0	(a)	34.5

Total Assets	$1,779.7	$190.0		$1,969.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$283.6	$—		$283.6
Accrued liabilities	165.2	—		165.2
Deferred income taxes	13.8	—		13.8
Current portion of long-term debt	5.3	—		5.3

Total Current Liabilities	467.9	—		467.9
Long-term debt	45.1	490.0	(a)	535.1
Deferred income taxes	8.7	—		8.7
Accrued pension benefits	184.5	—		184.5
Accrued postretirement benefits	48.5	—		48.5
Other long-term liabilities	82.0	—		82.0

Total Long-Term Liabilities	368.8	490.0		858.8
Redeemable noncontrolling interest	5.2	—		5.2
Stockholders’ equity	937.8	(300.0	)(a)	637.8

Total Liabilities and Stockholders’ Equity	$1,779.7	$190.0		$1,969.7

See accompanying notes to the unaudited pro forma condensed consolidated financial information.

ALERIS CORPORATION

Unaudited Pro Forma Condensed Consolidated Statement of Operations

(in millions)

	Historical		Pro Forma Adjustments				Pro Forma
	(Successor)	(Predecessor)	Reorganization and Fresh-Start Accounting		Notes Offering		Combined
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010					For the year ended December 31, 2010
Revenues	$2,474.1	$1,643.0	$—		$—		$4,117.1
Cost of sales	2,251.8	1,455.8	4.5	(b)	—		3,712.1

Gross profit	222.3	187.2	(4.5)		—		405.0
Selling, general and administrative expenses	140.0	84.2	3.1	(c)	—		227.3
Restructuring and impairment charges (gains)	12.1	(0.4)	—		—		11.7
(Gains) losses on derivative financial instruments	(6.2)	28.6	—		—		22.4
Other operating (income) expense, net	(2.1)	0.4	—		—		(1.7)

Operating income	78.5	74.4	(7.6)		—		145.3
Interest expense, net	7.0	73.6	(68.5	)(d)	39.7	(d)	51.8
Reorganization items, net	7.4	(3,086.5)	3,079.1	(e)	—		—
Other (income) expense, net	(7.6)	32.7	(25.5	)(g)	—		(0.4)

Income (loss) before income taxes	71.7	3,054.6	(2,992.7)		(39.7)		93.9
Provision for (benefit from) income taxes	0.3	(8.7)	31.9	(f)	(15.1	)(f)	8.4

Net income (loss)	$71.4	$3,063.3	$(3,024.6)		$(24.6)		$85.5

Basic net income per share attributable to Aleris Corporation (h)	$2.28						$2.75
Diluted net income per share attributable to Aleris Corporation (h)	$2.21						$2.68

See accompanying notes to the unaudited pro forma condensed consolidated financial information.

ALERIS, CORPORATION

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2010 and the accompanying notes thereto have been prepared to illustrate the effects of the Notes Offering on our historical financial position as if the Notes Offering had occurred on December 31, 2010. The unaudited pro forma condensed consolidated statement of operations for the combined year ended December 31, 2010 and the accompanying notes thereto have been prepared to illustrate the effects of (i) the Plan of Reorganization and fresh-start accounting, and (ii) the Notes Offering, as if the Effective Date and the Notes Offering had both occurred on January 1, 2010. The unaudited pro forma condensed consolidated financial information reflects the following pro forma adjustments as further described below.

(a)	Represents the proceeds of $500.0 million from the sale of the senior notes, less $10.0 million of discount on issuance, $1.0 million of fees and expenses and payment of a cash dividend of $300.0 million.

(b)	The increase in cost of sales of $4.5 million reflects changes to the historical depreciation expense based on adjustments to the fair value and useful lives of our long-lived assets recorded through fresh-start accounting as determined by a third-party appraisal.

Our historical cost of sales for the combined year ended December 31, 2010 includes $33.0 million of additional costs associated with the write-up of inventories to fair value through fresh-start accounting, which, due to the non-recurring nature of this charge, was not eliminated as a pro forma adjustment.

(c)	Reflects adjustments to historical selling, general and administrative expenses for the following items:

(in millions)
Adjust finite-lived intangible asset amortization expense	$0.4
Adjust depreciation expense	0.4
Eliminate Predecessor stock-based compensation expense	(1.3)
Record Successor stock-based compensation expense	3.6

$3.1

(d)	The adjustments to interest expense reflect the elimination of interest expense associated with prepetition and debtor-in-possession indebtedness and related debt issuance costs, and the addition of pro forma interest expense (including amortization of debt issuance costs) associated with Aleris International’s 6% senior subordinated exchangeable notes, ABL Facility and the Notes Offering. The incremental interest expense for the notes is based on an interest rate of 7.625%.

There were no borrowings outstanding under the ABL Facility at December 31, 2010. Under the ABL Facility, the Company is required to pay fees on unused letters of credit and unused commitments of 3.5% and 0.75% per annum, respectively. Based on amounts of unused letters of credit and unused commitments as of December 31, 2010, the Company has assumed $0.4 million in interest expense per month for the combined year ended December 31, 2010.

	Reorganization and Fresh-Start Accounting	Notes Offering
	(in millions)
Elimination of Predecessor interest expense	$(73.6)	$—
Estimated interest expense on Successor and new indebtedness:
Interest on 6% senior subordinated exchangeable notes	1.1	—
Amortization of 6% senior subordinated exchangeable notes issuance costs	0.2	—
Interest on ABL Facility	2.0	—
Amortization of ABL Facility issuance costs	1.6	—
Interest expense outstanding notes	—	38.1
Amortization of discount on notes and related issuance costs	—	1.6
Interest on other debt	0.2	—

	$(68.5)	$39.7

(e)	Reflects the elimination of all reorganization items directly associated with Aleris International’s bankruptcy.

(f)	The pro forma income tax provision was determined by quantifying the effects that the pro forma adjustments had on the historical income tax provision as well as the effects of Aleris International’s emergence from bankruptcy in the U.S. Under the Plan of Reorganization, the assets of the Predecessor in the United States were acquired by the Successor in a taxable transaction and as a result, the Successor established a new tax basis in the acquired assets at the Emergence Date. None of the U.S. tax attributes of the Predecessor are reflected in the pro forma condensed consolidated statement of operations for the combined year ended December 31, 2010. Additionally, there was no impact to the historical deferred income tax provision as a result of the pro forma adjustments in many jurisdictions because historical net deferred tax assets are offset by valuation allowances. As a consequence, any deferred income tax provision or benefit related to the pro forma adjustments would be offset by an equal decrease or increase in the valuation allowance. The overall effective tax rate used in the pro forma column differs from the U.S. statutory rate of 35% primarily due to lower tax rates on non-U.S. earnings and valuation allowances for the combined year ended December 31, 2010.

A $15.1 million pro forma tax benefit was also generated by the interest expense on the Notes Offering.

(g)	Reflects the elimination of foreign currency exchange losses on debt associated with prepetition and debtor-in-possession indebtedness.

(h)	The information used to compute, and the calculation of earnings per share, after giving effect to the capital structure of the Company, is set forth below:

	(Successor)	Pro forma (Combined)
	For the seven months ended December 31, 2010
		For the year ended December 31, 2010

	(in millions, except share and per share data)
Net income attributable to Aleris Corporation	$71.4	$85.5
Less: Preferred Stock dividend (paid or unpaid)	(0.2)	(0.4)
Less: Undistributed earnings allocated to participating securities	(0.7)	—

Net income available to Aleris Corporation common stockholders—Basic	70.5	85.1
Add: Interest on Aleris International’s Exchangeable Notes	1.2	2.0
Add: Preferred Stock dividend (paid or unpaid)	0.2	0.4
Add: Undistributed earnings allocated to participating securities	0.7	—
Less: Undistributed earnings reallocated to participating securities	(0.7)	—

Net income available to Aleris Corporation common stockholders—Diluted	$71.9	$87.5

Average shares of common stock outstanding	30,922,525	30,937,316
Dilutive effect of:
Restricted stock units and restricted shares	—	74,318
Aleris International’s Redeemable Preferred Stock	152,718	152,718
Aleris International’s Exchangeable Notes	1,512,000	1,512,000

Average dilutive shares of common stock outstanding	32,587,243	32,676,352

Basic net income per share attributable to Aleris Corporation	$2.28	$2.75
Diluted net income per share attributable to Aleris Corporation	$2.21	$2.68

The cash dividend represented a distribution of earnings of $9.60 per share. No undistributed earnings have been allocated to the participating securities for the pro forma combined year ended December 31, 2010 earnings per share calculation based on the fact the cash dividend exceeded our earnings.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

The following sets forth selected financial and other operating data of the Company. The selected historical consolidated financial data for the seven months ended December 31, 2010, the five months ended May 31, 2010 and the years ended December 31, 2009 and 2008 and as of December 31, 2009 and December 31, 2010 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial data as of December 31, 2006, 2007, and 2008 and for the years ended December 31, 2006 and 2007 have been derived from our audited consolidated financial statements not included in this prospectus. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein.

We were formed in order to acquire the assets and operations of the entity formerly known as Aleris International, Inc. (the “Predecessor”) through the Predecessor’s plan of reorganization and emergence from bankruptcy. Aleris International emerged from bankruptcy on June 1, 2010 (the “Effective Date” or the “Emergence Date”). Pursuant to the First Amended Joint Plan of Reorganization as modified (the “Plan”), the Predecessor transferred all of its assets to subsidiaries of Intermediate Co., a newly formed entity that is wholly owned by us. In exchange for the acquired assets, Intermediate Co. contributed shares of our common stock and senior subordinated exchangeable notes to the Predecessor. These instruments were then distributed or sold pursuant to the Plan. The Predecessor then changed its name to “Old AII, Inc.” and was dissolved and Intermediate Co. changed its name to Aleris International, Inc.

We have been considered the “Successor” to the Predecessor by virtue of the fact that our only operations and all of our assets are those of Aleris International, the direct acquirer of the Predecessor. As a result, our financial results are presented alongside those of the Predecessor herein. In accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification 852, “Reorganizations,” we applied fresh-start accounting upon the emergence and became a new entity for financial reporting purposes as of the Emergence Date. This dramatically impacted second quarter operating results as certain pre-bankruptcy debts were discharged in accordance with the Plan immediately prior to emergence and assets and liabilities were adjusted to their fair values upon emergence. As a result, the financial information of the Successor subsequent to emergence from Chapter 11 is not comparable to that of the Predecessor prior to emergence.

	For the year ended December 31,				For the five months ended May 31, 2010	For the seven months ended December 31, 2010
	2006	2007	2008	2009
	(Predecessor)					(Successor)
	(in millions)
Statement of Operations Data:
Revenues	$4,195.6	$5,989.9	$5,905.7	$2,996.8	$1,643.0	$2,474.1
Operating income (loss) (a)	172.5	26.8	(1,661.4)	(911.0)	74.4	78.5
Income (loss) from continuing operations (a)	32.2	(92.9)	(1,745.2)	(1,187.4)	3,063.3	71.4
Net income (loss) (a)	70.3	(125.6)	(1,744.4)	(1,187.4)	3,063.3	71.4
Net income (loss) attributable to Aleris Corporation (a)	70.3	(125.6)	(1,744.4)	(1,187.4)	3,063.3	71.4
Balance Sheet Data (at end of period):
Cash and cash equivalents	$126.1	$109.9	$48.5	$108.9	$60.2	$113.5
Total assets	4,801.9	5,073.3	2,676.0	1,580.3	1,697.6	1,779.7
Total debt	2,588.0	2,717.1	2,600.3	842.7	585.1	50.4
Total stockholders’ equity (deficit)	845.4	850.7	(1,019.7)	(2,180.4)	(2,189.4)	937.8
Other Data:
Pounds invoiced:
Rolled Products North America	1,189.4	1,158.1	941.9	690.7	345.6	471.2
Recycling and Specification Alloys Americas	2,042.7	2,351.4	2,456.5	1,537.2	787.5	1,247.3
Europe	1,298.3	1,925.8	1,800.8	1,343.5	668.7	989.2

Total pounds invoiced	4,530.4	5,435.3	5,199.2	3,571.4	1,801.8	2,707.7

Net cash provided (used) by:
Operating activities	$210.0	$307.9	$(60.1)	$56.7	$(174.0)	$119.1
Investing activities	(2,634.2)	(510.6)	132.5	(59.8)	(15.7)	(26.2)
Financing activities	2,580.8	109.4	(108.3)	60.8	187.5	(83.6)
Depreciation and amortization	106.8	203.9	225.1	168.4	20.2	38.4
Capital expenditures	119.4	191.8	138.1	68.6	16.0	46.5

(a)	Operating income (loss), income (loss) from continuing operations, net income (loss) and net income (loss) attributable to Aleris Corporation include restructuring and impairment charges of $862.9 million and approximately $1.4 billion for the years ended December 31, 2009 and 2008, respectively. See Note 5 “Restructuring and Impairment Charges” to our audited consolidated financial statements included elsewhere in this prospectus. Income (loss) from continuing operations, net income (loss) and net income (loss) attributable to Aleris Corporation also include reorganization gains of approximately $3.1 billion for the five months ended May 31, 2010. See Note 3 “Reorganization Under Chapter 11” and Note 4 “Fresh-Start Accounting” to our audited consolidated financial statements included elsewhere in this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of our Financial Condition and Results of Operations is intended to help you understand our operations as well as the industry in which we operate. This discussion should be read in conjunction with our audited financial statements and notes and other financial information appearing elsewhere in this prospectus. Our discussions of our financial condition and results of operations also include various forward-looking statements about our industry, the demand for our products and services and our projected results. These statements are based on certain assumptions that we consider reasonable. For information about these assumptions and other risks relating to our businesses and our company, you should refer to “Risk Factors.”

Overview

Our Business

We are a leader in the manufacture and sale of aluminum rolled and extruded products, aluminum recycling and specification alloy manufacturing. We generate substantially all of our revenues from the manufacture and sale of these products. We operate 41 production facilities worldwide, with 14 production facilities that provide rolled and extruded aluminum products and 27 recycling production plants. We possess a combination of low-cost, flexible and technically advanced manufacturing operations supported by an industry-leading research and development platform. Our facilities are strategically located and well-positioned to service our customers, which include a number of the world’s largest companies in the aerospace, building and construction, containers and packaging, metal distribution and transportation industries.

Aluminum prices are determined by worldwide forces of supply and demand, and, as a result, aluminum prices are volatile. Primary aluminum prices are established on the LME. For a majority of our businesses, LME prices serve as the pricing mechanism for both the aluminum we purchase and the products we sell. Aluminum and other metal costs represented in excess of 68% of our costs of sales for the combined year ended December 31, 2010. Aluminum prices, plus a conversion charge for alloying and processing, comprise the invoice prices we charge our customers. As a result of utilizing LME prices to both buy our raw materials and to sell our products, we are able to pass through aluminum price changes in the majority of our commercial transactions. Consequently, while our revenues can fluctuate significantly as LME prices change, the impact of these price changes on our profitability is limited.

In addition to utilizing LME aluminum prices to establish our invoice prices to customers, we utilize derivative financial instruments to further reduce the impacts of changing aluminum prices. Derivative financial instruments are entered into at the time fixed prices are established for aluminum purchases or sales, on a net basis, and allow us to fix the margin to be realized on our long-term contracts and on short-term contracts where selling prices are not established at the same time as the physical purchase price of aluminum. However, as we have elected not to account for our derivative financial instruments as hedges for accounting purposes, changes in the fair value of our derivative financial instruments are included in our results of operations immediately. These changes in fair value (referred to as “unrealized gains and losses”) can have a significant impact on our pre-tax income in the same way LME prices can have a significant impact on our revenues. However, in assessing the performance of our operating segments, we exclude these unrealized gains and losses, electing to include them only at the time of settlement to better match the time at which the underlying physical purchases affect earnings. For additional information on the key factors impacting our profitability, see “Our Segments” and “Critical Measures of Our Financial Performance,” below.

Our Reorganization

In the year prior to the filing by Aleris International and certain of its U.S. subsidiaries (collectively the “U.S. Debtors”) for protection under Chapter 11 on February 12, 2009 (the “Petition Date”), each of our major end-use industries experienced significant declines in demand due to the global recession and financial crisis. Specifically, the North American building and construction industry, and the U.S. and European automotive, distribution and other transportation industries, as well as general industrial activity, experienced demand declines. In addition, many users of aluminum rolled and extruded products had significant inventory on hand when the economic decline occurred, which intensified the impact of the volume declines as the customer base had to de-stock inventory levels to adjust to lower demand levels. Decreased demand, coupled with a surplus of aluminum supply across the industry, resulted in significant reductions in commodity prices, adversely affected hedging positions, reduced profitability, and subjected earnings to greater volatility from period to period.

All of these factors, coupled with Aleris International’s highly leveraged capital structure, which required the payment of a substantial amount of interest and principal on prepetition credit facilities, contributed to a severe loss of liquidity for the U.S. Debtors prior to the Petition Date. In the six months prior to the Petition Date, the borrowing base under the prepetition ABL facility declined by over 50%. As a result, the amount outstanding under the prepetition ABL facility (including outstanding letters of credit) exceeded the borrowing base. This “overadvance” position prohibited funding of working capital needs through draws under the prepetition ABL facility. The U.S. Debtors were required to repay amounts outstanding under the prepetition ABL facility so that the outstanding amounts no longer exceeded the borrowing base. Without access to additional financing, Aleris International did not have liquidity sufficient to repay the overadvance and continue funding its operations.

Due to these factors, Aleris International decided to seek Chapter 11 bankruptcy protection to restructure its operations and financial position. On the Petition Date, the U.S. Debtors filed voluntary petitions for relief under Chapter 11 (collectively, the “Chapter 11 Petitions”) of the Bankruptcy Code in the United States Bankruptcy Court, District of Delaware (the “Bankruptcy Court”) and Aleris Deutschland Holding GmbH (“ADH”), a wholly owned German subsidiary, filed a voluntary petition on February 5, 2010. The cases of the U.S. Debtors and ADH (collectively, the “Debtors”) (the “Bankruptcy Cases”) have been jointly administered under Aleris International, Inc., Case No. 09-10478 (BLS). Certain of Aleris International’s U.S. subsidiaries and all of its international operations (with the exception of ADH) were not part of the Chapter 11 filings.

On February 5, 2010, the Debtors filed a joint plan of reorganization in the Bankruptcy Cases and a related Disclosure Statement for the Plan of Aleris International, Inc. and its Debtors (the “Disclosure Statement”) with the Bankruptcy Court. On March 12, 2010, the Bankruptcy Court approved the Disclosure Statement and authorized the Debtors to begin soliciting votes from their creditors to accept or reject the Plan (as defined below). On May 13, 2010, the Bankruptcy Court entered an order confirming the Plan.

On June 1, 2010 (the “Effective Date”), the Debtors consummated the reorganization contemplated by the First Amended Joint Plan of Reorganization as modified (the “Plan”) and emerged from Chapter 11 of the Bankruptcy Code. Pursuant to the Plan, the entity formerly known as Aleris International, Inc. (the “Predecessor”) transferred all of its assets to subsidiaries of Intermediate Co., a newly formed entity wholly owned by us. In exchange for the acquired assets, Intermediate Co. contributed the shares of our common stock it had received in exchange for 100 shares of its common stock as well as $45.0 million of 6% senior subordinated exchangeable notes to the Predecessor. The instruments were then distributed or sold pursuant to the Plan. The Predecessor then changed its name to “Old AII, Inc.” and was dissolved and Intermediate Co. changed its name to Aleris International, Inc.

We have been considered the “Successor” to the Predecessor by virtue of the fact that our only operations and all of our assets are those of Aleris International, Inc., the direct acquirer of the Predecessor. As a result, our financial results are presented alongside those of the Predecessor herein. In accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification 852, “Reorganizations,” we applied fresh-start accounting upon the emergence and became a new entity for financial reporting purposes as of the Emergence Date. This dramatically impacted second quarter operating results as certain pre-bankruptcy debts were discharged in accordance with the Plan immediately prior to emergence and assets and liabilities were adjusted to their fair values upon emergence. As a result, the financial information of the Successor subsequent to emergence from Chapter 11 is not comparable to that of the Predecessor prior to emergence.

The Bankruptcy Court confirmed $297.6 million as the equity value of the Predecessor before giving effect to any value ascribed to the rights offering (the “Plan Value”). On the Effective Date, $5.1 million was paid to creditors that elected to receive cash, and 9,828,196 shares of the Company’s common stock were issued in satisfaction of the residual Plan Value of $292.5 million, representing an issuance price of $29.76 per share. Under the terms of the Plan, the Predecessor also effectuated a rights offering whereby certain participants were entitled, via their subscription rights, to purchase common stock of the Company at a discount of 10% to the Plan Value issuance price and 6% senior subordinated exchangeable notes of Aleris International. On the Effective Date, 21,049,175 shares of the Company’s common stock were sold at $26.78 per share resulting in cash proceeds of $563.6 million and 5,000 shares of preferred stock of Aleris International were issued for $5.0 million.

On the Effective Date and immediately prior to emergence, we contributed the shares to be sold in the rights offering and the shares to be issued to certain participants of the Plan to Aleris International in exchange for 100 shares of Aleris International common stock.

Our Segments

We operate primarily through three reportable business segments: (i) Rolled Products North America (“RPNA”), (ii) Recycling and Specification Alloys Americas (“RSAA”), and (iii) Europe. In addition to analyzing our consolidated operating performance based upon revenues, income from continuing operations and net income attributable to Aleris Corporation before interest, taxes, depreciation and amortization and income from discontinued operations (“EBITDA”) from continuing operations, we measure the performance of our operating segments utilizing segment income. Segment income includes gross profits, segment specific realized gains and losses on derivative financial instruments, segment specific other expense (income) and segment specific selling, general and administrative expense and for our RPNA and RSAA segments an allocation of the selling, general and administrative expense associated with our North American regional overhead. Segment income excludes provisions for income taxes, restructuring and impairment charges (gains), other operating (income) expense, interest, unrealized and certain realized gains (losses) on derivative financial instruments, corporate general and administrative costs, including depreciation of corporate assets, foreign currency exchange gains on debt, loss on intercompany receivables, and reorganization items, net. Intersegment sales and transfers are recorded at market value. Consolidated cash, long-term debt, net capitalized debt costs, deferred tax assets and assets related to our headquarters office are not allocated to the reportable segments.

Rolled Products North America. Our RPNA segment produces rolled products for a wide variety of applications, including building and construction, distribution, transportation, and other uses in the consumer durables general industrial segments. Except for depot sales, which are for standard size products, substantially all of our rolled aluminum products in the United States are manufactured to specific customer requirements, using direct-chill and continuous ingot cast technologies that allow us to use and offer a variety of alloys and products for a number of end-uses. Specifically, those products are integrated into, among other things, building panels, truck trailers, gutters, appliances, and recreational vehicles. For the seven months ended December 31, 2010, the RPNA segment generated $699.4 million of our consolidated revenues and $21.0 million of segment income. For the five months ended May 31, 2010, the RPNA segment generated $507.2 million of our consolidated revenues and $38.1 million of segment income. For the year ended December 31, 2009, the RPNA segment generated $893.6 million of our consolidated revenues and $55.8 million of segment income. For the combined year ended December 31, 2010, our RPNA segment generated segment Adjusted EBITDA of $85.0 million. For the years ended December 31, 2009 and 2008 our RPNA segment generated segment Adjusted EBITDA of $61.1 million and $47.9 million, respectively. Segment Adjusted EBITDA eliminates from segment (loss) income the impact of depreciation and amortization, the impact of recording inventory and other items at fair value through fresh-start and purchase accounting, metal price lag, inventory impairment charges and certain other gains and losses. Our reconciliation of segment (loss) income to segment Adjusted EBITDA is as follows:

	For the year ended December 31,
	2008	2009	2010
	(Predecessor)		(Combined)
	(in millions)
Rolled Products North America
Segment (loss) income	$(43.2)	$55.8	$59.1
Impact of recording assets at fair value through fresh-start and purchase accounting	0.2	—	(2.7)
Depreciation and amortization	49.6	28.7	31.2
Other	13.6	2.0	0.7
Unfavorable (favorable) metal price lag	27.7	(25.4)	(3.3)

Segment Adjusted EBITDA	$47.9	$61.1	$85.0

Recycling and Specification Alloys Americas. Our RSAA segment includes aluminum melting, processing and recycling activities, as well as our specification alloy manufacturing business, located in North America. This segment’s recycling operations convert scrap and dross (a by-product of melting aluminum) and combine these materials with other alloy agents as needed to produce recycled aluminum generally for customers serving end-uses related to consumer packaging, steel, transportation and construction. The segment’s specification alloy operations combine various aluminum scrap types with hardeners and other additives to produce alloys and chemical compositions with specific properties (including increased strength, formability and wear resistance) as specified by customers for their particular applications. Our specification alloy operations typically deliver recycled and specification alloy products in molten or ingot form to customers principally in the U.S. automotive industry. A significant percentage of this segment’s products are sold through “tolling” arrangements, in which we convert customer-owned scrap and dross and return the recycled metal in ingot or molten form to our customers for a fee. For the seven months ended December 31, 2010, the RSAA segment generated $540.5 million of our consolidated revenues and $27.2 million of segment income. For the five months ended May 31, 2010, the RSAA segment generated $373.7 million of our consolidated revenues and $26.4 million of segment income. For the year ended December 31, 2009, the RSAA segment generated $564.2 million of our consolidated revenues and a $7.2 million segment loss. For the combined year ended December 31, 2010, our RSAA segment generated segment Adjusted EBITDA of $63.7 million. For the years ended December 31, 2009 and 2008 our RSAA segment generated segment Adjusted EBITDA of $20.7 million and $61.7 million, respectively. Segment Adjusted EBITDA eliminates from segment income (loss) the impact of depreciation and amortization, the impact of recording inventory and other items at fair value through fresh-start and purchase accounting, metal price lag, inventory impairment charges and certain other gains and losses. Our reconciliation of segment income (loss) to segment Adjusted EBITDA is as follows:

	For the year ended December 31,
	2008	2009	2010
	(Predecessor)		(Combined)
	(in millions)
Recycling and Specification Alloys Americas
Segment income (loss)	$23.0	$(7.2)	$53.6
Impact of recording assets at fair value through fresh-start and purchase accounting	0.8	—	1.9
Depreciation and amortization	37.7	23.8	8.3
Other	0.2	0.5	(0.1)
Unfavorable metal price lag	—	3.6	—

Segment Adjusted EBITDA	$61.7	$20.7	$63.7

Europe. Our Europe segment is comprised of eleven rolled and extruded products and recycling and specification alloy manufacturing operations in Europe and a single extrusion facility in China. Our Europe segment produces rolled products for a wide variety of technically sophisticated applications, including aerospace plate and sheet, brazing sheet, automotive sheet and heat treated plate for engineering, and other uses in the transportation, construction and packaging industries. Substantially all of our rolled aluminum products in Europe are manufactured to specific customer requirements using direct-chill ingot cast technologies that allow us to use and offer a variety of alloys and products for a number of technically demanding end-uses. Our Europe segment also produces extruded aluminum products for the automotive, transportation (rail, and shipbuilding), electrical, mechanical engineering and building and construction industries. We further serve our customers by performing value-added fabrication on most of our extruded products. Our Europe segment also includes aluminum melting, processing and recycling activities. These recycling operations convert scrap and dross and combine these materials with other alloy agents as needed to produce recycled aluminum and specification alloys for use in the automotive, container and packaging and general industrial industries. A significant percentage of these products are sold through tolling arrangements. For the seven months ended December 31, 2010, the Europe segment generated approximately $1.2 billion of our consolidated revenues and $54.6 million of segment income. For the five months ended May 31, 2010, the Europe segment generated $769.1 million of our consolidated revenues and $60.1 million of segment income. For the year ended December 31, 2009, the Europe segment generated approximately $1.6 billion of our consolidated revenues and a $79.7 million segment loss. For the combined year ended December 31, 2010, our Europe segment generated segment Adjusted EBITDA of $144.0 million. For the years ended December 31, 2009 and 2008 our Europe segment generated segment Adjusted EBITDA of $23.9 million and $113.6 million, respectively. Segment Adjusted EBITDA eliminates from segment (loss) income the impact of depreciation and amortization, the impact of recording inventory and other items at fair value through fresh-start and purchase accounting, metal price lag, inventory impairment charges and certain other gains and losses. Our reconciliation of segment (loss) income to segment Adjusted EBITDA is as follows:

	For the year ended December 31,
	2008	2009	2010
	(Predecessor)		(Combined)
	(in millions)
Europe
Segment (loss) income	$(50.1)	$(79.7)	$114.7
Impact of recording assets at fair value through fresh-start and purchase accounting	20.1	2.4	26.6
Depreciation and amortization	132.2	111.6	15.2
Other	(0.1)	(2.8)	(2.2)
Unfavorable (favorable) metal price lag	11.5	(7.6)	(10.3)

Segment Adjusted EBITDA	$113.6	$23.9	$144.0

The Aluminum Industry

We participate in select segments of the aluminum fabricated products industry, including rolled and extruded products; we also recycle aluminum and produce aluminum specification alloys. Our industry is cyclical and is affected by global economic conditions, industry competition and product development. Compared to several substitute metals, aluminum is lightweight, has a high strength-to-weight ratio and is resistant to corrosion. Also, aluminum is somewhat unique in that it can be recycled again and again without any material decline in performance or quality.

The overall aluminum industry consists of primary aluminum producers, aluminum casters, extruders and sheet producers and aluminum recyclers. Primary aluminum is a commodity traded and priced daily on the LME. Most primary aluminum producers are engaged in the mining of bauxite ore and refining of the ore into alumina. Alumina is then smelted to form aluminum ingots and billets. Ingots and billets are further processed by aluminum sheet manufacturers and extruders to form plate, sheet and foil and extrusions profiles, or they are sold to aluminum traders or to the commodity markets. Aluminum recyclers produce aluminum in molten or ingot form.

We do not mine bauxite, refine alumina, or smelt primary aluminum as part of our business.

Critical Measures of Our Financial Performance

The financial performance of our rolled and extruded products operations and recycling and specification alloy operations are the result of several factors, the most critical of which are as follows:

•	volumes;

•	contribution margins; and

•	cash conversion costs.

The profitability of our businesses is determined, in part, by the volume of pounds invoiced and processed. Increased production volumes will result in lower per unit costs, while higher invoiced volumes will result in additional revenues and associated margins. In addition to volumes, profitability is dependent upon the difference between the per pound selling price and per pound material cost (including coating and freight costs). We refer to this difference as “contribution margin.” Contribution margins are impacted by several factors, including rolling margins or conversion fees negotiated with our customers, metal price lag, scrap spreads and freight costs. The majority of our products are priced using a conversion fee-based model, where we charge customers the prevailing market price for the aluminum content of their order plus a fee to convert the aluminum, called the “rolling margin.” The remaining products are sold under short term contracts or under long term contracts using fixed prices for the aluminum content.

Although our conversion fee-based pricing model is designed to reduce the impact of changing primary aluminum prices, we remain susceptible to the impact of these changes on our operating results. This exposure exists because we value our inventories under the first-in, first-out method, which leads to the purchase price of inventory typically impacting our cost of sales in periods subsequent to when the related sales price impacts our revenues. This lag will, generally, increase our earnings in times of rising primary aluminum prices and decrease our earnings in times of declining primary aluminum prices.

Our exposure to changing primary aluminum prices, both in terms of liquidity and operating results, is greater for fixed price sales contracts and other sales contracts where aluminum price changes are not able to be passed along to our customers. In addition, our operations require that a significant amount of inventory be kept on hand to meet future production requirements. This base level of inventory is also susceptible to changing primary aluminum prices to the extent it is not committed to fixed price sales orders.

In order to reduce these exposures, we focus on reducing working capital and offsetting future physical purchases and sales. We also utilize various derivative financial instruments designed to reduce the impact of changing primary aluminum prices on these net physical purchases and sales and on inventory for which a fixed sale price has not yet been determined. Our risk management practices reduce but do not eliminate our exposure to changing primary aluminum prices and, while we have limited our exposure to unfavorable price changes, we have also limited our ability to benefit from favorable price changes.

We refer to this difference between the price of primary aluminum included in our revenues and the price of aluminum impacting our cost of sales, net of the impact of our hedging activities, as “metal price lag.”

Also included in our contribution margin is the impact of differences between changes in the prices of primary and scrap aluminum. As we price our product using the prevailing price of primary aluminum but purchase large amounts of scrap aluminum to produce our products, we benefit when primary aluminum price increases exceed scrap price increases. Conversely, when scrap price increases exceed primary aluminum price increases, our contribution margin will be negatively impacted. The difference between the price of primary aluminum and scrap prices is referred to as the “scrap spread” and is impacted by the effectiveness of our scrap purchasing activities, the supply of scrap available and movements in the terminal commodity markets.

Our operations are labor intensive and also require a significant amount of energy (primarily natural gas and electricity) be consumed to melt scrap or primary aluminum and to re-heat and roll aluminum slabs into rolled products. As a result, we incur a significant amount of fixed and variable labor and overhead costs which we refer to as conversion costs. Conversion costs, excluding depreciation expense, or cash conversion costs, on a per pound basis are a critical measure of the effectiveness of our operations.

Revenues and margin percentages for our recycling and specification alloy manufacturing operations are subject to fluctuations based upon the percentage of customer-owned pounds tolled or processed. Increased processing under such tolling agreements results in lower revenues while not affecting net income and generally also results in higher gross profit margins and net income margins. Tolling agreements subject us to less risk of changing metal prices and reduce our working capital requirements. Although tolling agreements are beneficial to us in these ways, the percentage of our pounds able to be processed under these agreements is limited by the amount of metal our customers own and their willingness to enter into such arrangements.

As a result of fresh-start accounting, when Aleris International emerged from bankruptcy, we adjusted our inventories to fair value. As noted below, this had the effect of reducing the cost of sales in our RPNA segment and increasing the cost of sales in our Europe and RSAA segments. In addition, as noted below, segment income excludes the emergence date fair value of derivative financial instruments that settled during the period.

Operations Review for the Seven Months Ended December 31, 2010 and Five Months Ended May 31, 2010 Compared to the Year Ended December 31, 2009 and for the Year Ended December 31, 2009 to the year Ended December 31, 2008

The following table presents key financial and operating data on a consolidated basis for five months ended May 31, 2010, the seven months ended December 31, 2010 and the years ended December 31, 2010, 2009 and 2008:

	For the year ended December 31,		For the five months ended May 31, 2010	For the seven months ended December 31, 2010
	2008	2009
	(Predecessor)			(Successor)
	(in millions, except for percentages)
Revenues	$5,905.7	$2,996.8	$1,643.0	$2,474.1
Cost of sales	5,692.7	2,820.4	1,455.8	2,251.8

Gross profit	213.0	176.4	187.2	222.3
Gross profit as a percentage of revenues	3.6%	5.9%	11.4%	9.0%
Selling, general and administrative expense	336.1	243.6	84.2	140.0
Restructuring and impairment charges (gains)	1,414.0	862.9	(0.4)	12.1
Losses (gains) on derivative financial instruments	124.3	(17.0)	28.6	(6.2)
Other operating (income) expense, net	—	(2.1)	0.4	(2.1)

Operating (loss) income	(1,661.4)	(911.0)	74.4	78.5
Interest expense, net	226.0	225.4	73.6	7.0
Reorganization items, net	—	123.1	(3,086.5)	7.4
Other (income) expense, net	(7.8)	(10.3)	32.7	(7.6)

(Loss) income from continuing operations before income taxes	(1,879.6)	(1,249.2)	3,054.6	71.7
(Benefit from) provision for income taxes	(134.4)	(61.8)	(8.7)	0.3

(Loss) income from continuing operations	(1,745.2)	(1,187.4)	3,063.3	71.4
Income from discontinued operations, net of tax	0.8	—	—	—

Net (loss) income attributable to Aleris Corporation	$(1,744.4)	$(1,187.4)	$3,063.3	$71.4

Total segment (loss) income	$(70.3)	$(31.1)	$124.6	$102.8
Corporate general and administrative expenses	(53.7)	(37.7)	(12.2)	(26.3)
Restructuring and impairment (charges) gains	(1,414.0)	(862.9)	0.4	(12.1)
Interest expense, net	(226.0)	(225.4)	(73.6)	(7.0)
Unallocated (losses) gains on derivative financial instruments	(118.4)	15.9	(38.8)	18.8
Reorganization items, net	—	(123.1)	3,086.5	(7.4)
Foreign currency exchange gains (losses) on debt	—	17.0	(32.0)	5.8
Other income (expense), net	2.8	(1.9)	(0.3)	(2.9)

(Loss) income from continuing operations before income taxes	$(1,879.6)	$(1,249.2)	$3,054.6	$71.7

Revenues and Pounds Invoiced

The following tables show revenues and pounds invoiced by segment:

	For the year ended December 31,		For the five months ended May 31, 2010	For the seven months ended December 31, 2010
	2008	2009
	(Predecessor)			(Successor)
	(in millions)
Revenues:
RPNA	$1,675.6	$893.6	$507.2	$699.4
RSAA	1,503.1	564.2	373.7	540.5
Europe	2,761.2	1,558.4	769.1	1,242.1
Intersegment revenues	(34.2)	(19.4)	(7.0)	(7.9)

Consolidated revenues	$5,905.7	$2,996.8	$1,643.0	$2,474.1

Pounds invoiced:
RPNA	941.9	690.7	345.6	471.2
RSAA	2,456.5	1,537.2	787.5	1,247.3
Europe	1,800.8	1,343.5	668.7	989.2

Total pounds invoiced	5,199.2	3,571.4	1,801.8	2,707.7

Consolidated revenues increased from 2009 to 2010 primarily due to an increase in volumes coupled with an increase in selling prices. Consolidated revenues decreased from 2008 to 2009 primarily due to a decrease in volumes coupled with a decrease in selling prices.

Rolled Products North America Revenues

RPNA revenues for the seven months ended December 31, 2010 and the five months ended May 31, 2010 were $699.4 million and $507.2 million, respectively, compared to $893.6 million for the year ended December 31, 2009. Revenues for the seven months ended December 31, 2010 and the five months ended May 31, 2010 were favorably impacted by an increase in shipment levels as a result of higher demand in the distribution, transportation, and building and construction industries and across most other industries served by our North American operations. Revenues also benefited from an increase in the average price of primary aluminum included in our invoiced prices when compared to the prior year period.

Revenues from our RPNA segment decreased $782.0 million from 2008 to 2009 as shipment levels decreased due to the significant decline in demand in the North American distribution, transportation and building and construction industries and across most other industries served by our North American operations. The decrease in revenues was further impacted by a decrease in the average price of primary aluminum included in our invoiced prices when compared to the prior year.

Recycling and Specification Alloys Americas Revenues

RSAA revenues for the seven months ended December 31, 2010 and the five months ended May 31, 2010 were $540.5 million and $373.7 million, respectively, compared to $564.2 million for the year ended December 31, 2009. Revenues for the seven months ended December 31, 2010 and the five months ended May 31, 2010 were favorably impacted by an increase in shipment levels as a result of higher demand in the automotive, steel, container and packaging industries. Revenues also benefited from an increase in aluminum prices.

Revenues from our RSAA segment decreased $938.9 million from 2008 to 2009 primarily as a result of a decrease in shipment levels of as demand in the automotive and steel industries declined significantly. In addition, the selling prices for our products decreased as aluminum prices decreased when compared to the prior year.

Europe Revenues

Europe revenues for the seven months ended December 31, 2010 and the five months ended May 31, 2010 were $1.2 billion and $769.1 million, respectively, compared to approximately $1.6 billion for the year ended December 31, 2009. Revenues for the seven months ended December 31, 2010 and the five months ended May 31, 2010 were favorably impacted by an increase in shipment levels as a result of higher demand in the automotive and distribution industries. Revenues also benefited from an increase in the average price of primary aluminum included in our invoiced prices. These increases were partially offset by a stronger U.S. dollar.

Revenues from our Europe segment decreased $1.2 billion from 2008 to 2009 primarily as a result of a decrease in shipment levels due to lower demand from aerospace, automotive and distribution customers. In addition, a decrease in the average price of primary aluminum included in our invoiced prices and a stronger U.S. dollar reduced segment revenues when compared to the prior year.

Segment Income and Gross Profit

	For the year ended December 31,		For the five months ended May 31, 2010	For the seven months ended December 31, 2010
	2008	2009
	(Predecessor)			(Successor)
	(in millions)
Segment income (loss):
RPNA	$(43.2)	$55.8	$38.1	$21.0
RSAA	23.0	(7.2)	26.4	27.2
Europe	(50.1)	(79.7)	60.1	54.6

Total segment (loss) income	(70.3)	(31.1)	124.6	102.8
Items not included in gross profit:
Segment selling, general and administrative expenses	282.4	205.9	72.0	113.7
Realized losses (gains) on derivative financial instruments	5.9	(1.1)	(10.3)	12.6
Other expense (income), net	(5.0)	2.7	0.9	(6.8)

Gross profit	$213.0	$176.4	$187.2	$222.3

Rolled Products North America Segment Income

RPNA segment income for the seven months ended December 31, 2010 and the five months ended May 31, 2010 was $21.0 million and $38.1 million, respectively, compared to $55.8 million for the year ended December 31, 2009. Segment income for the seven months ended December 31, 2010 and the five months ended May 31, 2010 were favorably impacted by higher production and shipment volumes and productivity related savings. These increases were partially offset by lower contribution margins driven by less favorable metal price lag and tighter scrap spreads in 2010. Segment income for the seven months ended December 31, 2010 also includes the impact of the application of fresh-start accounting rules which resulted in the recognition of an additional $1.0 million of costs of sales. In addition, we have excluded $3.7 million of economic losses from segment income. These economic losses represent the Effective Date fair value of derivative financial instruments that settled during the seven months ended December 31, 2010.

RPNA segment income for the year ended December 31, 2009 increased by $99.0 million when compared to the prior year. Segment income for the year ended December 31, 2009 was favorably impacted by productivity related savings related to restructuring initiatives, lower energy costs, a reduction in the provision for bad debt and the positive impact of metal price lag and lower freight costs on contribution margins. These increases were partially offset by decreased volumes and the unfavorable impact of lower rolling margins and tighter scrap spreads on contribution margins.

Recycling and Specification Alloys Segment Income

RSAA segment income for the seven months ended December 31, 2010 and the five months ended May 31, 2010 were $27.2 million and $26.4 million, respectively, compared to a segment loss of $7.2 million for the year ended December 31, 2009. Segment income for the seven months ended December 31, 2010 and the five months ended May 31, 2010 was favorably impacted by increased volumes, improved scrap spreads, lower depreciation and amortization expenses associated with the reductions in fixed asset values resulting from an impairment charge recorded in the fourth quarter of 2009 and productivity related savings. In addition, segment income for the seven months ended December 31, 2010 includes the impact of the application of fresh-start accounting rules which resulted in $2.2 million of additional cost of sales associated with the write-up of inventory to fair value.

RSAA segment income for the year ended December 31, 2009 decreased $30.2 million when compared to the prior year period. Segment income for the year ended December 31, 2009 was unfavorably impacted by significantly lower volumes and the impact of tighter scrap spreads on contribution margins. These decreases were partially offset by lower freight and energy costs, productivity related savings and lower depreciation and amortization expense associated with the reduction in fixed and intangible asset values. Segment income for the year ended December 31, 2008 was also negatively impacted by lower of cost or market charges totaling $23.1 million.

Europe Segment Income (Loss)

Europe segment income for the seven months ended December 31, 2010 and the five months ended May 31, 2010 was $54.6 million and $60.1 million, respectively, compared to a segment loss of $79.7 million for the year ended December 31, 2009. Segment income for the seven months ended December 31, 2010 and the five months ended May 31, 2010 was favorably impacted by higher volumes, lower cash conversion costs per unit resulting from productivity savings primarily related to the restructuring initiatives implemented in 2009, lower depreciation expense resulting from an impairment charge recorded in the fourth quarter of 2009 and improved contribution margins resulting from favorable metal price lag and rolling margins. Segment income for the seven months ended December 31, 2010 also includes the impact of the application of fresh-start accounting rules which resulted in the recognition of an additional $29.5 million of costs of sales associated with the write-up of inventory to fair value and the benefits of a payment under an insurance claim and a supply contract totaling approximately $4.3 million. In addition, we have excluded $4.2 million of economic losses from segment income which represents the Effective Date fair value of derivative financial instruments that settled during the seven months ended December 31, 2010.

Europe segment loss for the year ended December 31, 2009 was $79.7 million compared to a loss of $50.1 million in 2008. Segment loss for the year ended December 31, 2009 was unfavorably impacted by reduced volumes and increased freight and energy costs. These decreases were partially offset by improved contribution margins driven by improved scrap spreads and favorable metal price lag, productivity related savings and lower depreciation and amortization associated with the reduction in fixed and intangible asset values. Segment loss for the year ended December 31, 2009 also benefited from a $17.7 million reduction in economic gains excluded from segment loss as compared to 2008. These economic gains represent the fair value of acquired derivative financial instruments that settled during the periods. Segment loss for the year ended December 31, 2008 was negatively impacted by lower of cost or market charges totaling $28.4 million.

	For the year ended December 31,		For the five months ended May 31, 2010	For the seven months ended December 31, 2010
	2008	2009
	(in millions)
	(Predecessor)			(Successor)
Selling, general and administrative expenses	$336.1	$243.6	$84.2	$140.0
Interest expense, net	226.0	225.4	73.6	7.0
Restructuring and impairment charges (gains)	1,414.0	862.9	(0.4)	12.1

Selling, General and Administrative Expenses

Consolidated selling, general and administrative (SG&A) expenses were $140.0 million and $84.2 million in the seven months ended December 31, 2010 and the five months ended May 31, 2010, respectively, compared to $243.6 million in the year ended December 31, 2009. Corporate SG&A expense was $26.3 million and $12.2 million in the seven months ended December 31, 2010 and the five months ended May 31, 2010, respectively, compared to $37.7 million in the year ended December 31, 2009. Segment SG&A expense was $113.7 million and $72.0 million in the seven months ended December 31, 2010 and the five months ended May 31, 2010, respectively, compared to $205.9 million in the year ended December 31, 2009. The decrease was primarily due to lower depreciation and amortization expense associated with the reduction in fixed and intangible asset values resulting from an impairment charge recorded in the fourth quarter of 2009.

Consolidated SG&A expense decreased $92.5 million from 2008 to 2009. Corporate SG&A expense decreased $16.0 million primarily due to a decrease in management and professional fees. Segment SG&A expense decreased $76.5 million primarily due to lower depreciation and amortization expense associated with a reduction in fixed asset and finite lived intangible asset values when compared to the prior period as well as a reduction in management and professional fees and provisions for bad debts.

Restructuring and Impairment Charges (Gains)

2010 Charges

During the seven months ended December 31, 2010, we recorded $12.1 million of cash restructuring charges, including $11.1 million related to the Company’s reduction in force initiatives implemented during the fourth quarter of 2008 and $1.0 million of restructuring charges primarily related to employee termination benefits associated with work force reductions at our Bonn, Germany facility initiated in 2010. Payments totaling $0.3 million were made during the seven months ended December 31, 2010 related to the Bonn work force reduction. No further charges are anticipated related to this restructuring program.

During the five months ended May 31, 2010, we recorded $1.3 million of cash restructuring charges and $1.7 million of non-cash gains. The activity primarily resulted from the following restructuring items:

•

Certain of our postretirement benefit plans were amended to eliminate retiree medical benefits for salaried employees/retirees. As a result of these amendments, gains of $1.1 million and $1.0 million were recorded associated with our RPNA and Europe segments, respectively.

•	We recorded $0.8 million of costs associated with environmental remediation efforts required at our Rockport, Indiana facility within our RPNA segment.

2009 Charges

During the year ended December 31, 2009, we recorded non-cash impairment charges totaling $672.4 million, $45.7 million, $40.4 million and $29.9 million related to our long-lived assets, indefinite-lived intangible assets, goodwill and finite-lived intangibles, respectively. We also recorded $41.7 million and $32.8 million of other cash and non-cash charges, respectively, associated with plant closures and other restructuring initiatives during the year ended December 31, 2009. Included within these amounts are $33.5 million and $24.3 million of cash and non-cash restructuring charges recorded in 2009 related to restructuring activities initiated in 2008. These charges, totaling $862.9 million, primarily resulted from the following:

2009 Impairments

In 2009, we recorded impairment charges totaling $40.4 million related to goodwill and $45.7 million related to other indefinite-lived intangible assets. These impairments, which have been included within the operating results of the Corporate segment, consisted of goodwill impairment related to the RSAA operating segment and trade name impairments totaling $31.7 million and $14.0 million related to the RSAA and RPNA operating segments, respectively. We also recorded impairment charges associated with certain technology, customer contract and supply contract intangible assets totaling $29.9 million in 2009. The impairments consisted of $24.2 million and $5.7 million associated with our Europe and RSAA segments, respectively.

In accordance with ASC 360, several indicators of impairment were identified in the fourth quarter of 2009 including the finalization of the forecast model developed by the Company and its financial advisors to determine the initial Plan value. The results of the forecast identified a deficiency in the fair value of the business as a whole compared to its carrying value, and therefore, we determined that the associated long-lived assets were required to be tested for impairment. These impairment tests resulted in the Company recording impairment charges totaling $672.4 million related to property, plant and equipment and $29.9 million related to finite-lived intangible assets in the RSAA and Europe operating segments. No impairments were necessary for the RPNA segment as the undiscounted cash flows exceeded the carrying amount of this asset group. We conducted our analysis under the premise of fair value in-exchange. An analysis of the earnings capability of the related assets indicated that there would not be sufficient cash flows available to justify investment in the assets under a fair value in-use premise.

The 2009 impairments were primarily a result of the continued adverse climate for our business, including the erosion of the capital, credit, commodities, automobile and housing markets as well as the global economy.

2009 Restructuring Activities

During 2009, we closed our RPNA segment headquarters in Louisville, Kentucky and sold our Terre Haute, Indiana facility. We recorded cash restructuring charges totaling $2.2 million primarily related to severance costs and recorded asset impairment charges totaling $3.5 million relating to property, plant and equipment. We based the determination of the impairments of these assets on the undiscounted cash flows expected to be realized from the affected assets and recorded the related assets at fair value as determined by an independent third party appraisal. Other work force reductions across the RPNA operations resulted in the recording of $2.4 million of employee termination benefits.

2008 Charges

During the year ended December 31, 2008, we recorded non-cash impairment charges totaling $1,136.0 million, $146.9 million and $28.9 million related to our goodwill, finite-lived intangibles and indefinite-lived intangibles, respectively. We also recorded $51.2 million and $51.0 million of cash and non-cash restructuring charges, respectively, associated with plant closures and other restructuring initiatives. Included within these amounts are $4.7 million and $3.2 million which represent cash and non-cash restructuring charges recorded in 2008 related to restructuring activities initiated in 2007. These charges, totaling $1,414.0 million, primarily resulted from the following:

2008 Impairments

In 2008, we recorded impairment charges of $1,136.0 million related to goodwill and $28.9 million related to other indefinite-lived intangible assets. These impairments, which have been included within the operating results of the Corporate segment, consisted of goodwill impairments totaling $539.0 million, $186.8 million and $410.2 million related to the RPNA, RSAA and Europe operating segments, respectively, and trade name impairments totaling $15.9 million and $13.0 million related to the RPNA and RSAA operating segments, respectively. We also recorded impairment charges of $146.9 million associated with certain customer relationship and technology intangible assets in 2008. The impairments consisted of $87.6 million, $27.6 million and $31.7 million associated with our RPNA, RSAA and Europe segments, respectively. These impairments were primarily a result of the adverse climate for our business, including the erosion of the capital, credit, commodities, automobile and housing markets as well as the global economy.

2008 Restructuring Activities

On July 12, 2008, we announced that the permanent closure of the RPNA segment’s Cap de la Madeleine, Quebec aluminum rolling mill facility would occur following an orderly shut down of all remaining activities at the facility because of the permanent and irreparable damage suffered by the operations as a result of labor issues. We had been engaged in negotiations and discussions regarding a new collective bargaining agreement for many months with representatives of the union representing production and maintenance workers at the facility. The union failed to ratify a new agreement during these negotiations and ultimately rejected our final proposal for a new collective bargaining agreement twice in July 2008. Substantially all production at this facility ceased in September 2008.

We recorded charges of $55.5 million related to the closure within “Restructuring and impairment charges (gains)” as well as $13.4 million within “Cost of sales” in the Consolidated Statement of Operations in 2008. These charges consisted of the following:

•

Asset impairment charges of $29.1 million relating to property, plant and equipment. We based the determination of the impairments of these assets on the undiscounted cash flows expected to be realized from the affected assets and recorded the related assets at fair value, as determined by an independent third party appraisal;

•

Employee severance, health care continuation, and outplacement costs of $4.5 million associated with approximately 90 hourly and salaried employees. Substantially all affected employees had left their positions as of December 31, 2008;

•	Curtailment charges relating to defined benefit pension and other postemployment benefit plans of $12.7 million covering the affected employees;

•

Other closure related charges of $9.2 million related primarily to derivative and other contract terminations and costs associated with environmental remediation efforts required as a result of the closure; and

•	Inventory impairment charges and excess production costs attributable to the closure of $13.4 million which have been included within “Cost of sales” in the Consolidated Statement of Operations.

In addition to the charges described above, we recorded $1.8 million of cash and $0.6 million of non-cash restructuring charges for severance, security, utility and other costs related to the closure during the first quarter of 2009.

During 2008, we temporarily idled the majority of production at our Richmond, Virginia rolling mill and closed our ALSCO divisional headquarters in Raleigh, North Carolina. We recorded cash restructuring charges totaling $2.2 million primarily related to costs to move assets to other facilities, severance costs and contract cancellation costs. During 2009, a decision was made to close the previously idled Richmond, Virginia rolling mill and as a result, asset impairment charges totaling $13.1 million relating to property, plant and equipment were recorded. The impairment was based on the determination that the cash flows expected to be realized from the affected assets would not be sufficient to recover their carrying values. The extent of the impairment charge was based upon a third party appraisal of the fair value of those assets.

We also recorded $3.1 million of cash restructuring charges and $10.7 million of non-cash asset impairment charges during 2008 primarily related to the shutdown of our operations in Shelbyville and Rockwood, Tennessee, as well as Bedford and Tipton, Indiana, all of which were recycling operations within our RSAA segment. Production at these facilities has been transferred to other facilities and all of the affected employees had left their positions as of December 31, 2008. We based the determination of the impairments of the assets on the undiscounted cash flows expected to be realized from the affected assets and recorded the related assets at fair value. Cash restructuring costs included the costs to move assets to other facilities, severance costs and contract cancellation costs. In addition to the charges described above, we recorded $1.4 million of cash and $3.3 million of non-cash restructuring charges for severance, security, utility and other costs related to these fiscal 2008 initiatives within our RSAA segment during 2009.

In December 2008, we announced plans to restructure our European operations by adjusting our work force in response to declining demand. As of December 31, 2008, we had identified approximately 100 non-production employees to be severed and recorded $12.1 million of severance costs in the fourth quarter. These severance amounts were accounted for in accordance with ASC 712 and were recorded pursuant to an ongoing benefit arrangement.

During 2009, we recorded $30.0 million of cash and $7.7 million of non-cash restructuring charges associated with the finalization of the restructuring of our European operations initiated in 2008. These charges consisted of the following:

•

We expanded and finalized our workforce reduction at our Duffel, Belgium and Vogt, Germany facilities and announced the substantial closure of our extrusions operations in Duffel. These restructuring initiatives eliminated approximately 400 positions in Duffel and approximately 100 positions in Vogt. Employee termination benefits consist of one-time severance and outplacement costs as well as pre-pension benefits totaling $28.8 million. The severance and outplacement benefits of $23.3 million were accounted for in accordance with ASC 712. The pre-pension benefits were offered pursuant to a one-time benefit arrangement and will be paid over a 13 year period. As a result, the fair value of the $13.3 million of total benefits to be paid was determined by discounting the future payment stream using a credit-adjusted risk free rate in accordance with ASC 420. This resulted in a charge of $5.5 million being recorded in the second quarter of 2009.

•

Non-cash impairment charges of $7.7 million were recorded in 2009 primarily related to the substantial closure of the extrusions operations in Duffel. The impairment was based on the determination that the cash flows expected to be realized from the affected assets would not be sufficient to recover their carrying value. The extent of the impairment charges were primarily based upon a third party appraisal of the fair value of those assets.

•	Other workforce reductions across the European operations resulted in the recording of $1.2 million of employee termination benefits.

During 2010, certain previously terminated individuals associated with the reduction in workforce initiative implemented at our Duffel, Belgium facility filed unfair dismissal employment suits in a Belgian labor court requesting additional severance payments. In connection with these pending suits, we evaluated the individual facts and circumstances and concluded that it is probable that the Company will be required to pay additional severance amounts to some of the former employees. As of December 31, 2010, a reserve totaling $10.1 million has been recorded for these additional severance amounts as well as related interest and legal fees.

We recorded non-cash asset impairment charges of $7.6 million within our Europe segment during 2008 primarily related to our aluminum recycling facility in Norway. The impairment was based on the determination that the cash flows expected to be realized from the affected assets would not be sufficient to recover their carrying value. The extent of the impairment charge was based upon a third party appraisal of the fair value of those assets.

Losses (Gains) on Derivative Financial Instruments

During the five months ended May 31, 2010, the seven months ended December 31, 2010 and the years ended December 31, 2009 and 2008, we recorded the following realized and unrealized losses (gains) on derivative financial instruments:

	Losses (gains) on derivative financial instruments
	For the years ended December 31,		For the five months ended May 31, 2010	For the seven months ended December 31, 2010
	2008	2009
	(Predecessor)			(Successor)
	(in millions)
Realized losses (gains)
Natural gas	$10.6	$9.8	$1.2	$2.1
Metal	36.9	(12.8)	(11.8)	11.5
Currency	(42.3)	(2.8)	—	—

Unrealized losses (gains)
Natural gas	2.7	3.1	0.7	(0.6)
Metal	93.8	(12.2)	38.5	(19.2)
Currency	22.6	(2.1)	—	—

Total losses (gains)	$124.3	$(17.0)	$28.6	$(6.2)

Generally, our realized losses (gains) represent the cash paid or received upon settlement of our derivative financial instruments. Unrealized losses (gains) reflect the change in the fair value of derivative financial instruments from the later of the end of the prior period or our entering into the derivative instrument as well as the reversal of previously recorded unrealized losses (gains) for derivatives that settled during the period. Realized losses (gains) are included within segment income while unrealized losses (gains) are excluded.

As Aleris International’s emergence from bankruptcy established a new entity for financial reporting purposes, the emergence date fair value of all derivative financial instruments will not be reported as realized losses (gains) upon settlement. This is due to the fact that the Successor acquired these derivative financial instruments at their fair value as of the emergence date. As such, the realized losses (gains) reported in the Successor periods will represent only the changes in fair value of those derivative financial instruments since the emergence date. Similarly, no reversal of the unrealized losses (gains) recorded by the Predecessor, which are equal to the emergence date fair value of those instruments, will be recorded upon settlement. While this will not change the total “Losses (gains) on derivative financial instruments” reported in the Consolidated Statement of Operations, it does impact the amount of realized and unrealized losses recorded and, as a result, segment income. During the seven months ended December 31, 2010, $7.9 million of economic gains, representing the emergence date fair value of derivative financial instruments that settled during the period, were excluded from realized losses and segment income. Such economic losses (gains) will continue to be excluded from segment income until all derivative financial instruments entered into prior to the emergence date are settled. Realized losses (gains) on derivative financial instruments entered into subsequent to the emergence date will not be affected.

Interest Expense, net

Interest expense, net in the seven months ended December 31, 2010 and the five months ended May 31, 2010 was $7.0 million and $73.6 million, respectively, compared to $225.4 million in 2009. The decrease in interest expense is due to the significant reduction in debt outstanding subsequent to our emergence from bankruptcy. Interest expense for the years ended December 31, 2009 and 2008 relates to our prepetition and debtor-in-possession financing facilities.

Reorganization Items, net

Professional advisory fees and other costs directly associated with our reorganization are reported as reorganization items pursuant to ASC 852. Reorganization items also include provisions and adjustments to record the carrying value of certain prepetition liabilities at their estimated allowable claim amounts. Fresh-start accounting adjustments reflect the pre-tax impact of the application of fresh-start accounting.

For the five months ended May 31, 2010, we recognized a gain of approximately $3.1 billion for reorganization items as a result of the bankruptcy proceedings and the effects of fresh-start accounting. This gain reflects the cancellation of our prepetition equity, debt and certain of our other obligations, partially offset by the recognition of certain new equity instruments, as well as professional fees incurred as a direct result of the bankruptcy proceedings.

In addition, we recognized charges of approximately $7.4 million in the seven months ended December 31, 2010 primarily related to professional fees incurred as a direct result of the bankruptcy proceedings.

Reorganization items, net consisted of the following items:

	For the year ended December 31, 2009	For the five months ended May 31, 2010	For the seven months ended December 31, 2010
	(Predecessor)		(Successor)
	(in millions)
Gain on settlement of liabilities subject to compromise	$(1.8)	$(2,204.0)	$—
Cancellation of Predecessor equity	—	(859.2)	—
Fresh-start accounting	—	(61.6)	—
Professional fees and expenses	38.0	34.3	5.5
Write-off of debt issuance costs	6.8	7.6	—
U.S. Trustee fees	0.7	0.6	0.4
Derivative financial instruments valuation adjustment	88.1	—	—
Liquidation of Canada LP	(8.7)	(5.1)	—
Other	—	0.9	1.5

Total Reorganization items, net	$123.1	$(3,086.5)	$7.4

Provision for (Benefit from) Income Taxes

Income tax expense was $0.3 million for the seven months ended December 31, 2010 and an income tax benefit of $8.7 million for the five months ended May 31, 2010 compared to an income tax benefit of $61.8 million in 2009. The income tax expense for the seven months ended December 31, 2010 consisted of an income tax benefit of $4.5 million from international jurisdictions and an income tax expense of $4.8 million in the United States. The income tax benefit for the five months ended May 31, 2010 consisted of an income tax expense of $4.1 million from international jurisdictions and an income tax benefit of $12.8 million in the United States. Management determined that a valuation allowance against the net deferred tax assets of certain legal entities in their respective jurisdictions was still needed at the end of 2010 based on the fact that the available evidence still did not support the realization of those net deferred tax assets under the more-likely-than-not standard.

At December 31, 2010, 2009 and 2008, we had valuation allowances of $399.4 million, $648.4 million, and $312.6 million, respectively, to reduce certain deferred tax assets to amounts that are more likely than not to be realized. Of the total 2010, 2009 and 2008 valuation allowance, $267.1 million, $370.4 million and $187.6 million relate primarily to net operating losses and future tax deductions for depreciation in non-U.S. tax jurisdictions, $120.9 million, $223.5 million and $85.9 million relate primarily to the U.S. federal effects of amortization, pension and postretirement benefits for the Successor and net operating losses and tax credits for the Predecessor and $11.4 million, $54.5 million and $39.1 million relate primarily to the state effects of amortization, pension and postretirement benefits for the Successor and Kentucky state recycling credits and other state net operating losses for the Predecessor, respectively. The net reduction in the valuation allowance in 2010 is primarily attributable to the decrease in the underlying deferred tax assets resulting from the plan of reorganization and fresh-start accounting adjustments. The net increase in the valuation allowance in 2009 is primarily attributable to net operating losses generated in that year as well as the increase in deferred tax assets resulting from book asset impairments. We will maintain valuation allowances against our net deferred tax assets in the U.S. and other applicable jurisdictions until sufficient positive evidence exists to reduce or eliminate the valuation allowance.

Income tax benefit was $61.8 million in 2009 compared to $134.4 million in 2008. The 2009 income tax benefit consisted of $35.5 million from international jurisdictions and $26.3 million in the United States. Management determined that a valuation allowance against the net deferred tax assets of certain legal entities in their respective jurisdictions was still needed at the end of 2009 based on the fact that the available evidence still did not support the realization of those net deferred tax assets under the more-likely-than-not standard.

The 2008 income tax benefit of $134.4 million consisted of $50.9 million from international jurisdictions and $83.5 million in the United States.

As of December 31, 2010 and 2009, we recorded $12.5 million and $13.3 million of reserves for unrecognized tax benefits, respectively.

	For the year ended December, 31		For the five months ended May 31, 2010	For the seven months ended December 31, 2010
	2008	2009
	(Predecessor)			(Successor)
	(in millions)
Balance at beginning of year	$6.5	$11.7	$13.3	$10.7
Additions based on tax positions related to current year	1.4	1.4	0.7	0.7
Additions for tax positions of prior years	7.4	0.2	—	1.1
Reductions for tax positions of prior years	(0.6)	—	(3.3)	—
Settlements	(3.0)	—	—	—

Balance at end of year	$11.7	$13.3	$10.7	$12.5

We recognize interest and penalties related to uncertain tax positions within the “Provision for (benefit from) income taxes” in the Consolidated Statement of Operations. As of December 31, 2010 and 2009, we had approximately $0.8 and $0.7 of accrued interest related to uncertain tax positions, respectively.

The 2003 through 2009 tax years remain open to examination. We have continuing responsibility for the open tax years for our non-filing foreign subsidiaries. A non-U.S. taxing jurisdiction commenced an examination in the first quarter of 2009 that is anticipated to be completed within six months of December 31, 2010. We presented an adjustment to our transfer pricing tax position that is expected to result in a decrease in the reserve of $2.0. Another non-U.S. taxing jurisdiction commenced an examination in the fourth quarter of 2009 that is anticipated to be completed within twelve months of December 31, 2010.

Liquidity and Capital Resources

7  5/8% Senior Notes due 2018

On February 9, 2011, Aleris International issued $500.0 million aggregate original principal amount of 7  5/8% Senior Notes due 2018 under an indenture with U.S. Bank National Association, as trustee. The notes are unconditionally guaranteed on a senior unsecured basis by each of Aleris International’s restricted subsidiaries that is a domestic subsidiary and that guarantees Aleris International’s obligations under its ABL Facility. Interest on the senior notes is payable in cash semi-annually in arrears on February 15 and August 15 of each year, commencing August 15, 2011. Interest on the senior notes will accrue from the most recent date to which interest has been paid, or if no interest has been paid, from February 9, 2011. The senior notes mature on February 15, 2018. Aleris International used a portion of the net proceeds from the sale of the senior notes to pay a cash dividend of approximately $300.0 million to the Company on February 28, 2011, which was then paid as a dividend, pro rata, to the Company’s stockholders. The remaining net proceeds will be used for general corporate purposes, including to finance the construction of an aluminum rolling mill in China.

China Loan Facility

On March 29, 2011, our China Joint Venture entered into the China Loan Facility, a non-recourse multi-currency secured revolving and term loan facility with the Bank of China Limited, Zhenjiang Jingkou Sub-Branch, consisting of a $100.0 million term loan facility, a ¥532.0 million term loan facility and a combined USD/RMB revolving credit facility up to an aggregate amount equivalent to $35.0 million (or equivalent to approximately ¥232.8 million). The interest rate on the term USD facility is six month USD LIBOR plus 2.9% and three month USD LIBOR plus 2.6% for any USD revolving loan. The interest rate on the term RMB facility and RMB loans under the revolving credit facility is ninety percent (90%) of the base rate applicable to any loan denominated in RMB of the same tenor, as announced by the People’s Bank of China. The China Loan Facility contemplates preliminary initial draws of $24.0 million and ¥122.0 million in the second quarter of 2011 from the two term loan facilities and draws on the combined USD/RMB revolving facility beginning in 2013. The final maturity date for all borrowings under the China Loan Facility is the tenth anniversary from the first utilization of the term loan facilities. Our China Joint Venture is an unrestricted subsidiary under the indenture governing the senior notes.

Subsequent to Emergence from Bankruptcy Proceedings

As part of its plan of reorganization, Aleris International issued $45.0 million of 6% senior subordinated exchangeable notes, $5.0 million of 8% redeemable preferred stock (the “Preferred Stock”), and entered into the $500.0 million ABL Facility. Proceeds from the 6% senior subordinated exchangeable notes, Preferred Stock, ABL Facility, the rights offering and cash on hand were used to fully pay principal and interest on our DIP credit facilities and pay claims of the prepetition debt holders, certain other prepetition claims, past due contributions to the Debtors pension plans, and fees and expenses associated with the reorganization. Upon emergence from bankruptcy, we had $130.9 million of outstanding indebtedness, consisting of $80.0 million under the ABL Facility, $45.0 million of 6% senior subordinated exchangeable notes, and $5.9 million primarily comprised of other debt held by certain of our international subsidiaries. We intend to fund our ongoing capital and working capital requirements through a combination of cash flows from operations and borrowings under the ABL Facility. We anticipate that funds generated by operations and funds available under the ABL Facility will be sufficient to meet working capital requirements. The following discussion provides a summary description of the ABL Facility and the 6% senior subordinated exchangeable notes.

Based on our current and anticipated levels of operations and the condition in our markets and industry, we believe that our cash on hand, cash flow from operations, availability under the ABL Facility and proceeds from the offering of the senior notes will enable us to meet our working capital, capital expenditures, debt service and other funding requirements for the foreseeable future. However, our ability to fund our working capital needs, debt payments and other obligations, and to comply with the financial covenants, including borrowing base limitations, under the ABL Facility, depends on our future operating performance and cash flow and many factors outside of our control, including the costs of raw materials, the state of the overall industry and financial and economic conditions and other factors, including those described under “Risk Factors” herein. Any future acquisitions, joint ventures or other similar transactions will likely require additional capital and there can be no assurance that any such capital will be available to us on acceptable terms, if at all.

ABL Facility

The ABL Facility is a $500.0 million revolving credit facility which permits multi-currency borrowings up to $500.0 million by our U.S. subsidiaries, up to $200.0 million by Aleris Switzerland GmbH (a wholly owned Swiss subsidiary), and $15.0 million by Aleris Specification Alloy Products Canada Company (a wholly owned Canadian subsidiary). Aleris International and certain of its U.S. and international subsidiaries are borrowers under this ABL Facility. The availability of funds to the borrowers located in each jurisdiction is subject to a borrowing base for that jurisdiction, calculated on the basis of a predetermined percentage of the value of selected accounts receivable and U.S., Canadian and certain European inventory, less certain ineligible amounts. Non-U.S. borrowers also have the ability to borrow under this ABL Facility based on excess availability under the borrowing base applicable to the U.S. borrowers, subject to certain sublimits. The ABL Facility provides for the issuance of up to $75.0 million of letters of credit as well as borrowings on same-day notice, referred to as swingline loans that are available in U.S. dollars, Canadian dollars, Euros, and certain other currencies. As of March 31, 2011, we estimate that our borrowing base would have supported borrowings in excess of $570.0 million, $70.0 million in excess of the maximum borrowing permitted. After giving effect to the outstanding letters of credit of $38.0 million, we had $462.0 million available for borrowing as of March 31, 2011.

Borrowings under the ABL Facility bear interest at a rate equal to the following, plus an applicable margin ranging from 2.00% to 3.75%:

•

in the case of borrowings in U.S. dollars, a base rate determined by reference to the higher of (1) Bank of America’s prime lending rate, (2) the overnight federal funds rate plus 0.5% or (3) a Eurodollar rate determined by Bank of America plus 1.0%;

•	in the case of borrowings in Euros, a euro LIBOR rate determined by Bank of America; and

•	in the case of borrowings in Canadian dollars, a Canadian prime rate.

As of March 31, 2011, we had no amounts outstanding under the ABL Facility.

In addition to paying interest on any outstanding principal under the ABL Facility, we are required to pay a commitment fee in respect of unutilized commitments of 0.75% if the average utilization is less than 33% for any applicable period, 0.63% if the average utilization is between 33% and 67% for any applicable period, and 0.50% if the average utilization is greater than 67% for any applicable period. We must also pay customary letters of credit fees and agency fees.

The ABL Facility is subject to mandatory prepayment with (i) 100% of the net cash proceeds of certain asset sales, subject to certain reinvestment rights; (ii) 100% of the net cash proceeds from issuance of debt, other than debt permitted under the ABL Facility; and (iii) 100% of net cash proceeds from certain insurance and condemnation payments, subject to certain reinvestment rights.

In addition, if at any time outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the ABL Facility exceed the applicable borrowing base in effect at such time, we are required to repay outstanding loans or cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. If the amount available under the ABL Facility is less than (x) $65.0 million and (y) 17.5% of the total commitments under the ABL Facility or an event of default is continuing, we are required to repay outstanding loans with the cash we are required to deposit in collection accounts maintained with the agent under the ABL Facility.

We may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time upon three business days prior written notice without premium or penalty other than customary “breakage” costs with respect to Eurodollar, euro LIBOR and EURIBOR loans.

There is no scheduled amortization under the ABL Facility. The principal amount outstanding will be due and payable in full at maturity, on September 1, 2014 unless extended pursuant to the credit agreement.

The ABL Facility is secured, subject to certain exceptions (including appropriate limitations in light of U.S. federal income tax considerations on guaranties and pledges of assets by foreign subsidiaries, and certain pledges of such foreign subsidiaries’ stock, in each case to support loans to Aleris International or its domestic subsidiaries), by a first-priority security interest in substantially all of our current assets and related intangible assets located in the U.S., substantially all of the current assets and related intangible assets of substantially all of our wholly owned domestic subsidiaries located in the U.S., substantially all of our assets located in Canada and Aleris Recycling (Swansea) Ltd. (other than its equipment) as well as the assets of Aleris Switzerland GmbH (other than its inventory and equipment). The borrowers’ obligations under the ABL Facility will be guaranteed by certain of our existing and future direct and indirect subsidiaries.

The ABL Facility contains a number of covenants that, among other things and subject to certain exceptions, restrict our ability and the ability of our subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on our common stock and make other restricted payments;

•	make investments and acquisitions;

•	engage in transactions with our affiliates;

•	sell assets;

•	merge; and

•	create liens.

Although the credit agreement governing the ABL Facility generally does not require us to comply with any financial ratio maintenance covenants, if the amount available under the Revolving Credit Facility is less than the greater of (x) $50.0 million or (y) 15% of the lesser of (i) the total commitments or (ii) the borrowing base under the ABL Facility at any time, a minimum fixed charge coverage ratio (as defined in the credit agreement) of at least 1.0 to 1.0 will apply. The credit agreement also contains certain customary affirmative covenants and events of default. We were in compliance with all of the covenants associated with the credit agreement as of December 31, 2010.

On January 31, 2011, the ABL Facility was amended to (i) allow the payment of a dividend in an amount not to exceed $500.0 million and (ii) to provide that capital expenditures made by us and our subsidiaries in China will not be deducted in calculating the fixed charge coverage ratio under the credit agreement governing the ABL Facility, subject to certain conditions.

6% Senior Subordinated Exchangeable Notes

On the Effective Date, Aleris International issued $45.0 million aggregate principal amount of 6% senior subordinated exchangeable notes to the participants of the rights offering. The 6% senior subordinated exchangeable notes are scheduled to mature on June 1, 2020. The 6% Senior subordinated exchangeable notes have exchange rights at the holder’s option, after June 1, 2013, and are exchangeable for our common stock at a rate equivalent to 41.5 shares of our common stock per $1,000 principal amount of 6% senior subordinated exchangeable notes (after adjustment for the payment of a dividend in February 2011), subject to further adjustment. The 6% senior subordinated exchangeable notes may be redeemed at Aleris International’s option at specified redemption prices on or after June 1, 2013 or upon a fundamental change subsequent to January 1, 2011.

The 6% senior subordinated exchangeable notes are unsecured, senior subordinated obligations of Aleris International and rank (i) junior to all of its existing and future senior indebtedness, including the ABL Facility; (ii) equally to all of its existing and future senior subordinated indebtedness; and (iii) senior to all of its existing and future subordinated indebtedness.

Cash Flows

The following table summarizes our operating, investing and financing activities for the years ended December 31, 2008 and 2009, the five months ended May 31, 2010 and the seven months ended December 31, 2010.

	For the years ended December 31,		For the five months ended May 31, 2010	For the seven months ended December 31, 2010
	2008	2009
	(Predecessor)			(Successor)
	(in millions)
Net cash (used) provided by:
Operating activities	$(60.1)	$56.7	$(174.0)	$119.1
Investing activities	132.5	(59.8)	(15.7)	(26.2)
Financing activities	(108.3)	60.8	187.5	(83.6)

Cash Flows from Operating Activities

Cash flows provided by operating activities were $119.1 million for the seven months ended December 31, 2010, which resulted from a $59.4 million decrease in net operating assets, including decreases of $81.3 million and $37.0 million in accounts receivable and other assets, respectively, partially offset by an increase of $46.6 million in inventories and a $12.3 million decrease in accounts payable and accrued liabilities. These working capital improvements resulted from a $12.9 million reduction in margin calls relating to our derivative positions, lower primary aluminum prices and improvements in days outstanding compared to May 31, 2010. In addition, we generated $96.7 million of cash from earnings. These increases were partially offset by $37.0 million of payments for reorganization and restructuring items.

Cash flows used by operating activities were $174.0 million for the five months ended May 31, 2010, which resulted from a $234.6 million increase in net operating assets and $36.7 million of payments for reorganization and restructuring items partially offset by $97.3 million of cash from earnings. The significant components of the change in net operating assets include increases of $181.5 million, $138.7 million and $100.8 million in accounts receivable, inventories, and accounts payable and accrued liabilities, respectively, as a result of increased sales volumes across all segments and the impact of higher aluminum prices.

Cash flows provided by operating activities was $56.7 million in 2009, which included $127.9 million of cash provided by changes in operating assets and liabilities as working capital declined in response to market demand and lower aluminum prices. Operating cash flow was negatively impacted by $70.8 million of cash payments related to reorganization and restructuring items. Cash flows used by operating activities was $60.1 million in 2008, which included $71.6 million of margin calls paid relating to our derivative positions outstanding at December 31, 2008, $31.6 million of payments for restructuring items offset by $76.1 million of cash provided by a reduction in other changes in operating assets and liabilities.

Cash Flows from Investing Activities

Cash flows used by investing activities were $26.2 million for the seven months ended December 31, 2010 and included $46.5 million of capital expenditures partially offset by $19.9 million of proceeds from sale of businesses. Cash used in investing activities was $15.7 million for the five months ended May 31, 2010, which consisted of $16.0 million of capital spending.

Cash used in investing activities was $59.8 million in 2009, which primarily consisted of $68.6 million of capital spending partially offset by proceeds from the sale of assets. Cash provided by investing activities was $132.5 million in 2008 which primarily consisted of $287.2 million of proceeds from the sale of our zinc business partially offset by capital spending of $138.1 million and $19.9 million for the acquisitions of A.E., Inc. and H.T. Aluminum Specialties.

Cash Flows from Financing Activities

Cash flows from financing activities generally reflect changes in our borrowings and debt obligations. Net cash used by our financing activities was $83.6 million for the seven months ended December 31, 2010, which included $81.8 million of net payments on the ABL Facility. Net cash provided by our financing activities was $187.5 million for the five months ended May 31, 2010. Cash flows for the five months ended May 31, 2010 included the impact of the Company’s reorganization, including the repayment of outstanding amounts under the DIP financing arrangements partially offset by $541.1 million of net proceeds raised in the rights offering and used by AHC to acquire all of our common stock, an $80.0 million initial draw on the ABL Facility, $43.8 million from the issuance of the 6% senior subordinated exchangeable notes, net of expenses paid to the lenders, and $5.0 million from the issuance of preferred stock.

Net cash provided by financing activities totaled $60.8 million in 2009, which consisted primarily of borrowings on our debtor-in-possession financing and payments of related issuance costs. Net cash used by financing activities totaled $108.3 million in 2008, which consisted primarily of $81.7 million of net payments on our pre-bankruptcy revolving credit facility and scheduled payments of other long-term debt.

Prior to Emergence from Bankruptcy Proceedings

During the pendency of the bankruptcy proceedings, our primary sources of liquidity were cash flows from operations and borrowings made under our DIP facilities. In addition to cash requirements necessary to fund ongoing operations, we incurred significant professional fees and other costs in connection with the Chapter 11 cases. For a description of our financing agreements prior to the emergence, refer to our audited consolidated financial statements included elsewhere in this prospectus.

EBITDA and Adjusted EBITDA

We report our financial results in accordance with U.S. GAAP. However, our management believes that certain non-U.S. GAAP performance measures, which we use in managing the business, may provide investors with additional meaningful comparisons between current results and results in prior periods. EBITDA and Adjusted EBITDA are examples of non-U.S. GAAP financial measures that we believe provide investors and other users of our financial information with useful information.

Management uses these measures as performance metrics and believes these measures provide additional information commonly used by the holders of the senior notes and parties to the ABL Facility with respect to the ongoing performance of our underlying business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. In addition, EBITDA with certain adjustments is a component of certain covenants under the indenture governing the senior notes. Adjusted EBITDA, including the impacts of metal price lag, is a component of certain financial covenants under the credit agreement governing our ABL Facility.

Our EBITDA calculations represent net income (loss) attributable to Aleris Corporation before income (loss) from discontinued operations, interest income and expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding metal price lag, reorganization items, net, unrealized gains and losses on derivative financial instruments, restructuring, impairment and other charges, the impact of recording inventory and other items at fair value through fresh-start and purchase accounting, currency gains and losses on the translation of indebtedness, stock-based compensation expense, and certain other gains and losses. EBITDA as defined in the indenture governing our notes also limits the amount of adjustments for cost savings, operational improvement and synergies for the purpose of determining our compliance with such covenants. Adjusted EBITDA as defined under the ABL Facility also limits the amount of adjustments for restructuring charges incurred after the Emergence Date and requires additional adjustments be made if certain annual pension funding levels are exceeded.

EBITDA and Adjusted EBITDA as we use them may not be comparable to similarly titled measures used by other companies. We calculate EBITDA and Adjusted EBITDA by adjusting net income (loss) attributable to Aleris Corporation to eliminate the impact of a number of items we do not consider indicative of our ongoing operating performance. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. However, EBITDA and Adjusted EBITDA are not financial measurements recognized under U.S. GAAP, and when analyzing our operating performance, investors should use EBITDA and Adjusted EBITDA in addition to, and not as an alternative for, net income (loss) attributable to Aleris Corporation, operating income (loss), or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. EBITDA and Adjusted EBITDA have limitations as analytical tools, and they should not be considered in isolation or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP. These limitations include:

•	They do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	They do not reflect changes in, or cash requirements for, working capital needs;

•

They do not reflect interest expense or cash requirements necessary to service interest expense or principal payments under our 6% senior subordinated exchangeable notes, our ABL Facility or the notes offered hereby;

•	They do not reflect certain tax payments that may represent a reduction in cash available to us;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•

Other companies, including companies in our industry, may calculate these measures differently and, as the number of differences in the way companies calculate these measures increases, the degree of their usefulness as a comparative measure correspondingly decreases.

In addition, in evaluating Adjusted EBITDA, it should be noted that in the future we may incur expenses similar to the adjustments in the below presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

The following table provides a reconciliation of EBITDA and Adjusted EBITDA to net (loss) income attributable to Aleris Corporation, which is the most directly comparable financial measure presented in accordance with U.S. GAAP.

	For the years ended December 31,		For the five months ended May 31, 2010	For the seven months ended December 31, 2010
	2008	2009
	(Predecessor)			(Successor)
	(in millions)
Net (loss) income attributable to Aleris Corporation	$(1,744.4)	$(1,187.4)	$3,063.3	$71.4
Income from discontinued operations	(0.8)	—	—	—
Interest expense, net	226.0	225.4	73.6	7.0
(Benefit from) provision for income taxes	(134.4)	(61.8)	(8.7)	0.3
Depreciation and amortization	225.1	168.4	20.2	38.4

EBITDA	$(1,428.5)	$(855.4)	$3,148.4	$117.1
Reorganization items, net (i)	—	123.1	(3,086.5)	7.4
Unrealized losses (gains) on derivative financial instruments	119.2	(11.2)	39.2	(19.8)
Restructuring and impairment charges (gains) (ii)	1,414.0	862.9	(0.4)	12.1
Impact of recording assets at fair value through fresh-start and purchase accounting (iii)	21.0	2.5	1.6	24.4
Foreign currency exchange (gains) losses on debt	—	(17.0)	32.0	(5.8)
Stock-based compensation expense	2.5	2.1	1.3	4.9
Other (iv)	25.6	4.2	1.0	0.8
Metal price lag (v)	39.3	(29.5)	(34.6)	21.0

Adjusted EBITDA	$193.1	$81.7	$102.0	$162.1

(i)	See Note 4 “Fresh-Start Accounting” and Note 3 “Reorganization Under Chapter 11” to our audited consolidated financial statements included elsewhere in this prospectus.
(ii)	See Note 5 “Restructuring and Impairment Charges” to our audited consolidated financial statements included elsewhere in this prospectus.
(iii)	Represents the impact of applying fresh-start and purchase accounting rules under U.S. GAAP which effectively eliminate the profit associated with acquired inventories by requiring those inventories to be adjusted to fair value through the purchase price allocation. The amounts represent $0.3 million, $0.0 million, $33.0 million and $0.0 million of adjustments to the recording of inventory, respectively, for the years ended 2008, 2009 and the seven months ended December 31, 2010 and the five months ended May 31, 2010. The amounts in the table also represent the fair value of derivative financial instruments as of the date of the acquisition by TPG of Aleris International in 2006 or Aleris International’s emergence from bankruptcy in 2010 that settled in each of the periods presented. These amounts are included in Adjusted EBITDA to reflect the total economic gains or losses associated with these derivatives. Absent adjustment, Adjusted EBITDA would reflect the amounts recorded in the financial statements as realized gains and losses, which represent only the change in value of the derivatives from the date of TPG’s acquisition of Aleris International or Aleris International’s emergence from bankruptcy to settlement.
(iv)	Includes management fees charged by TPG, the write-down of inventories associated with plant closures, gains and losses on the disposal of assets, and losses on the extinguishment of debt.
(v)	Represents the financial impact of the timing difference between when aluminum prices included within our revenues are established and when aluminum purchase prices included in our cost of sales are established. This lag will, generally, increase our earnings and EBITDA in times of rising primary aluminum prices and decrease our earnings and EBITDA in times of declining primary aluminum prices; however, our use of derivative financial instruments seeks to reduce this impact. Metal price lag is net of the realized gains and losses from our derivative financial instruments. We exclude metal price lag from our determination of Adjusted EBITDA because it is not an indicator of the performance of our underlying operations.

Our reconciliation of EBITDA to net (loss) income attributable to Aleris Corporation and cash flows (used) provided by operating activities is as follows:

	Historical
	For the year ended December 31,		For the five months ended May 31, 2010	For the seven months ended December 31, 2010
	2008	2009
	(Predecessor)			(Successor)
	(in millions)
EBITDA	$(1,428.5)	$(855.4)	$3,148.4	$117.1
Income from discontinued operations	0.8	—	—	—
Interest expense, net	(226.0)	(225.4)	(73.6)	(7.0)
Benefit from (provision for) income taxes	134.4	61.8	8.7	(0.3)
Depreciation and amortization	(225.1)	(168.4)	(20.2)	(38.4)

Net (loss) income attributable to Aleris Corporation	$(1,744.4)	$(1,187.4)	$3,063.3	$71.4
Income from discontinued operations	(0.8)	—	—	—
Depreciation and amortization	225.1	168.4	20.2	38.4
Benefit from deferred income taxes	(152.1)	(54.2)	(11.4)	(4.8)
Restructuring and impairment charges:
Charges (gains)	1,427.4	862.9	(0.4)	12.1
Payments	(31.6)	(45.6)	(5.5)	(3.3)
Reorganization items:
Charges (gains)	—	123.1	(3,086.5)	7.4
Payments	—	(25.2)	(31.2)	(33.7)
Adjustment to reflect inventories at lower of cost or market	55.6	—	—	—
Foreign currency exchange (gains) losses on debt	—	(14.9)	25.5	—
Stock-based compensation expense	2.5	2.1	1.3	4.9
Unrealized losses (gains) on derivative financial instruments	119.2	(11.2)	39.2	(19.8)
Amortization of debt costs	14.0	109.1	27.8	2.5
Other	20.5	1.7	18.3	(15.4)
Change in operating assets and liabilities	4.5	127.9	(234.6)	59.4

Cash flows (used) provided by operating activities	$(60.1)	$56.7	$(174.0)	$119.1

Exchange Rates

During 2010, the fluctuation of the U.S. dollar against other currencies resulted in unrealized currency translation gains that increased our equity by $44.2 million and $21.0 million during the five months ended May 31, 2010 and the seven months ended December 31, 2010, respectively. Currency translation adjustments are the result of the process of translating an international entity’s financial statements from the entity’s functional currency to U.S. dollars. Currency translation adjustments accumulate in consolidated equity until the disposition or liquidation of the international entities. We eliminated all of the translation adjustments previously included within consolidated equity as a result of the emergence from bankruptcy and the application of fresh-start accounting on June 1, 2010.

The euro is the functional currency of substantially all of our European-based operations. In the future, our results of operations will continue to be impacted by the exchange rate between the U.S. dollar and the euro. In addition, we have other operations where the functional currency is not our reporting currency, the U.S. dollar, and our results of operations are impacted by currency fluctuations between the U.S. dollar and such other currencies. The Renminbi is the functional currency of our China facility.

Contractual Obligations

We are obligated to make future payments under various contracts such as debt agreements, lease agreements and unconditional purchase obligations. The following table summarizes our estimated significant contractual cash obligations and other commercial commitments at December 31, 2010:

	Cash payments due by period
	Total	2011	2012-2013	2014-2015	After 2015
	(in millions)
Long-term debt obligations	$51.3	$5.3	$0.8	$0.2	$45.0
Interest on long-term debt obligations	43.8	7.8	15.1	9.0	11.9
Estimated post-retirement benefit payments	44.1	4.5	9.1	9.2	21.3
Estimated pension funding	176.4	16.3	32.9	34.0	93.2
Operating lease obligations	24.4	7.9	10.8	4.4	1.3
Estimated payments for asset retirement obligations	17.3	3.3	4.1	1.2	8.7
Purchase obligations	1,919.9	1,060.5	724.7	134.7	—
Uncertain tax positions	2.0	2.0	—	—	—

Total	$2,279.2	$1,107.6	$797.5	$192.7	$181.4

Our estimated funding for our funded pension plans and other post-retirement benefit plans is based on actuarial estimates using benefit assumptions for discount rates, expected long-term rates of return on assets, rates of compensation increases, and health care cost trend rates. For our funded pension plans, estimating funding beyond 2011 will depend upon the performance of the plans’ investments, among other things. As a result, estimating pension funding beyond 2011 is not practicable. Payments for unfunded pension plan benefits and other post-retirement benefit payments are estimated through 2019.

Operating lease obligations are payment obligations under leases classified as operating. Most leases are for a period of less than one year, but some extend for up to five years, and are primarily for items used in our manufacturing processes.

Our estimated payments for asset retirement obligations are based on management’s estimates of the timing and extent of payments to be made to fulfill legal or contractual obligations associated with the retirement of certain long-lived assets. Amounts presented represent the future value of expected payments.

Our purchase obligations are agreements to purchase goods or services that are enforceable and legally binding on us that specify all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations include the pricing of anticipated metal purchases using contractual metal prices or, where pricing is dependent upon the prevailing LME metal prices at the time of delivery, market metals prices as of December 31, 2010, as well as natural gas purchases using contractual prices. As a result of the variability in the pricing of many of our metals purchasing obligations, actual amounts paid may vary substantially from the amounts shown above.

Uncertain tax positions taken or expected to be taken on an income tax return may result in additional payments to taxing jurisdictions. The amount in the preceding table includes interest accrued related to such positions as of December 31, 2010. The completion of an audit in a non-U.S. taxing jurisdiction is expected to result in a $2.0 million payment in 2011. Uncertain tax positions totaling $11.3 million are excluded from the preceding table as the company is not able to reasonably estimate the timing of potential future payments. If a taxing jurisdiction agrees with the tax position taken or expected to be taken or the applicable statute of limitations expires, then additional payments will not be necessary.

The ABL Facility carries variable interest rates and variable outstanding amounts for which estimating future interest payments is not practicable.

On a pro forma basis, after giving effect to the issuance of the notes as if the offering had occurred on December 31, 2010, our long-term debt obligations and interest payment obligations are as follows:

	Cash payments due by period
	Total	2011	2012-2013	2014-2015	After 2015
	(in millions)
Long-term debt obligations	$551.3	$5.3	$0.8	$0.2	$545.0
Interest on long-term debt obligations	310.8	45.9	91.4	85.3	88.2

Total	$862.1	$51.2	$92.2	$85.5	$633.2

Environmental Contingencies

Our operations, like those of other basic industries, are subject to federal, state, local and international laws, regulations and ordinances. These laws and regulations (1) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as waste handling and disposal practices and (2) impose liability for costs of cleaning up, and certain damages resulting from, spills, disposals or other releases of regulated materials. It can be anticipated that more rigorous environmental laws will be enacted that could require us to make substantial expenditures in addition to those described in this prospectus. See “Business—Environmental.”

From time to time, our operations have resulted, or may result, in certain non-compliance with applicable requirements under such environmental laws. To date, any such non-compliance with such environmental laws have not had a material adverse effect on our financial position or results of operations. See Note 16 “Commitments and Contingencies” to our audited consolidated financial statements included elsewhere in this prospectus.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires our management to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, we evaluate our estimates, including those related to the valuation of inventory, property and equipment and intangible assets, allowances related to doubtful accounts, income taxes, pensions and other post-retirement benefits and environmental liabilities. Our management bases its estimates on historical experience, actuarial valuations and other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates. Our accounting policies are more fully described in Note 2 “Summary of Significant Accounting Policies” to our audited consolidated financial statements included elsewhere in this prospectus. There have been no significant changes to our critical accounting policies or estimates during the years ended December 31, 2009 and 2010.

The following critical accounting policies and estimates are used to prepare our consolidated financial statements:

Application of fresh-start accounting

Fresh-start accounting results in a new basis of accounting and reflects the allocation of our estimated fair value to our underlying assets and liabilities. Our estimates of fair value are inherently subject to significant uncertainties and contingencies beyond our reasonable control. Accordingly, there can be no assurance that the estimates, assumptions, valuations, appraisals and financial projections will be realized, and actual results could vary materially.

Our reorganization value was allocated to our assets in conformity with the procedures specified by ASC 805, “Business Combinations.” Liabilities existing as of the Effective Date, other than deferred taxes, were recorded at the present value of amounts expected to be paid using appropriate risk adjusted interest rates. Deferred taxes were determined in conformity with applicable income tax accounting standards. Predecessor accumulated depreciation, accumulated amortization, retained deficit, common stock and accumulated other comprehensive loss were eliminated.

For further information on fresh-start accounting, see Note 4 “Fresh-Start Accounting” to our audited consolidated financial statements as of December 31, 2010, included elsewhere in this prospectus.

Reorganization

As a result of filing for Chapter 11 bankruptcy, we applied the provisions of ASC 852, as it is applicable to companies in Chapter 11 of the Bankruptcy Code and generally does not change the manner in which financial statements are prepared. However, among other disclosures, it does require that the financial statements for periods subsequent to the filing of the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. The balance sheet must distinguish prepetition liabilities subject to compromise from both those prepetition liabilities that are not subject to compromise and from post-petition liabilities. We have segregated those items as outlined above for all reporting periods subsequent to the filing of the Chapter 11 petition.

Revenue Recognition and Shipping and Handling Costs

Revenues are recognized when title transfers and risk of loss passes to the customer in accordance with the provisions of the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition.” In the case of rolled aluminum product, title and risk of loss do not pass until the product reaches the customer. For material that is tolled, revenue is recognized upon the performance of the tolling services for customers. Shipping and handling costs are included within “Cost of sales” in the Consolidated Statement of Operations.

Inventories

Our inventories are stated at the lower of cost or market. Cost is determined using either an average cost or specific identification method and includes an allocation of manufacturing labor and overhead costs to work-in-process and finished goods. We review our inventory values on a regular basis to ensure that their carrying values can be realized. In assessing the ultimate realization of inventories, we are required to make judgments as to future demand requirements and compare that with the current or committed inventory levels. As the ultimate realizable value of most of inventories is based upon the price of prime or scrap aluminum, future changes in those prices may lead to the determination that the cost of some or all of our inventory will not be realized and we would then be required to record the appropriate adjustment to inventory values.

As a result of fresh-start accounting, all of our inventories were adjusted from their historical costs to fair value. This resulted in an increase of approximately $33.0 million, which was recognized as additional “Cost of sales” primarily in the second quarter of 2010.

Derivative Financial Instruments

Derivative contracts are recorded at fair value under ASC 820 using quoted market prices and significant other observable and unobservable inputs. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3—Inputs that are both significant to the fair value measurement and unobservable.

We endeavor to utilize the best available information in measuring fair value. To estimate fair value, we apply an industry standard valuation model, which is based on the market approach. Where appropriate, valuations are adjusted for various factors such as liquidity, bid/offer spreads, and credit considerations. Such adjustments are generally based on available market evidence and unobservable inputs. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

Impairment of Long-Lived Assets and Amortizable Intangible Assets

We review the carrying value of property, plant and equipment to be held and used as well as amortizable intangible assets when events or circumstances indicate that their carrying value may not be recoverable. Factors that we consider important that could trigger an impairment include current period operating or cash flow losses combined with a history of operating or cash flow losses, a projection or forecast that demonstrates continuing losses, significant adverse changes in the business climate within a particular business or current expectations that a long-lived asset will be sold or otherwise disposed of significantly before the end of its estimated useful life. To test for impairment, we compare the estimated undiscounted cash flows expected to be generated from the use and disposal of the asset or asset group to its carrying value. If these undiscounted cash flows are less than their respective carrying values, an impairment charge would be recognized to the extent that the carrying values exceed estimated fair values. Although third-party estimates of fair value are utilized when available, the estimation of undiscounted cash flows and fair value requires us to make assumptions regarding future operating results, as well as appropriate discount rates, where necessary. The results of our impairment testing are dependent on these estimates, which may be affected by the occurrence of certain events, including changes in economic and competitive conditions.

Indefinite Lived Intangible Assets

Indefinite-lived intangible assets are related to our trade names and are not amortized. Indefinite-lived intangible assets are tested for impairment as of October 1 of each year and may be tested more frequently if changes in circumstances or the occurrence of events indicates that a potential impairment exists. The annual impairment test is based on a relief from royalty valuation approach. Significant assumptions used under this approach include the royalty rate, weighted average cost of capital and the terminal growth rate. As part of the annual impairment test, the non-amortized intangible assets are reviewed to determine if the indefinite status remains appropriate.

Credit Risk

We recognize our allowance for doubtful accounts based on our historical experience of customer write-offs as well as specific provisions for customer receivable balances. In establishing the specific provisions for uncollectible accounts, we make assumptions with respect to the future collectability of amounts currently owed to us. These assumptions are based upon such factors as each customer’s ability to meet and sustain its financial commitments, its current and projected financial condition and the occurrence of changes in its general business, economic or market conditions that could affect its ability to make required payments to us in the future. In addition, we provide reserves for customer rebates, claims, allowances, returns and discounts based on, in the case of rebates, contractual relationships with customers, and, in the case of claims, allowances, returns and discounts, our historical loss experience and the lag time between the recognition of the sale and the granting of the credit to the customer. Our level of reserves for our customer accounts receivable fluctuates depending upon all of these factors. Significant changes in required reserves may occur in the future if our evaluation of a customer’s ability to pay and assumptions regarding the relevance of historical data prove incorrect.

Environmental and Asset Retirement Obligations

Environmental obligations that are not legal or contractual asset retirement obligations and that relate to existing conditions caused by past operations with no benefit to future operations are expensed while expenditures that extend the life, increase the capacity or improve the safety of an asset or that mitigate or prevent future environmental contamination are capitalized in property, plant and equipment. Our environmental engineers and consultants review and monitor environmental issues at our existing operating sites. This process includes investigation and remedial action selection and implementation, as well as negotiations with other potentially responsible parties and governmental agencies. Based on the results of this process, we provide reserves for environmental liabilities when and if environmental assessment and/or remediation cost are probable and can be reasonably estimated in accordance with ASC 410-30 “Environmental Obligations.” While our accruals are based on management’s current best estimate of the future costs of remedial action, these liabilities can change substantially due to factors such as the nature and extent of contamination, changes in the required remedial actions and technological advancements. Our existing environmental liabilities are not discounted to their present values as the amount and timing of the expenditures are not fixed or reliably determinable.

Asset retirement obligations represent obligations associated with the retirement of tangible long-lived assets. Our asset retirement obligations relate primarily to the requirement to cap our three landfills, as well as costs related to the future removal of asbestos and costs to remove underground storage tanks. The costs associated with such legal obligations are accounted for under the provisions of ASC 410-20 “Asset Retirement Obligations,” which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and capitalized as part of the carrying amount of the long-lived asset. These fair values are based upon the present value of the future cash flows expected to be incurred to satisfy the obligation. Determining the fair value of asset retirement obligations requires judgment, including estimates of the credit adjusted interest rate and estimates of future cash flows. Estimates of future cash flows are obtained primarily from independent engineering consulting firms. The present value of the obligations is accreted over time while the capitalized cost is depreciated over the useful life of the related asset.

Deferred Income Taxes

We record deferred income taxes to reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets are regularly reviewed for recoverability. A valuation allowance is provided to reduce certain deferred tax assets to amounts that, in our estimate, are more likely than not to be realized.

In determining the adequacy of recorded valuation allowances, management assesses our profitability by taking into account the present and anticipated amounts of earnings or losses as well as the anticipated taxable income as a result of the reversal of future taxable temporary differences. We maintain recorded valuation allowances until sufficient positive evidence (for example, cumulative positive earnings and future taxable income) exists to support their reversal. In the event that our future income is more or less than estimated, our future tax expense could increase or decrease to reflect the change in these estimated valuation allowances.

Market Risk Management Using Financial Instruments

The procurement and processing of aluminum in our industry involves many risks. Some of these risks include changes in metal and fuel prices. We attempt to manage these risks by the use of derivative financial instruments and long-term contracts. While these derivative financial instruments reduce, they do not eliminate these risks.

We do not account for derivative financial instruments as hedges. As a result, all of the related gains and losses on our derivative instruments are reflected in current period earnings.

The counterparties to the financial hedge agreements and futures contracts expose us to losses in the event of non-performance. All credit parties are evaluated for creditworthiness and risk assessment prior to initiating trading activities. In addition, the fair values of our derivative financial instruments include an estimate of the risk associated with non-performance by either ourselves or our counterparties.

Pension and Post-retirement Benefits

Our pension and post-retirement benefit costs are accrued based on annual analyses performed by our actuaries. These analyses are based on assumptions such as an assumed discount rate and an expected rate of return on plan assets. Both the discount rate and expected rate of return on plan assets require estimates and projections by management and can fluctuate from period to period. Our objective in selecting a discount rate is to select the best estimate of the rate at which the benefit obligations could be effectively settled. In making this estimate, projected cash flows are developed and matched with a yield curve based on an appropriate universe of high-quality corporate bonds. Assumptions for long-term rates of return on plan assets are based upon historical returns, future expectations for returns for each asset class and the effect of periodic target asset allocation rebalancing. The results are adjusted for the payment of reasonable expenses of the plan from plan assets. The historical long-term return on the plans’ assets exceeded the selected rates and we believe these assumptions are appropriate based upon the mix of the investments and the long-term nature of the plans’ investments.

The weighted average discount rate used to determine the U.S. pension benefit obligation was 5.20% as of December 31, 2010 compared to 5.75% as of December 31, 2009 and 6.25% as of December 31, 2008. The weighted average discount rate used to determine the European and Canadian pension benefit obligation was 5.40% as of December 31, 2010 compared to 6.10% as of December 31, 2009 and 4.94% as of December 31, 2008. The weighted average discount rate used to determine the other postretirement benefit obligation was 5.20% as of December 31, 2010 compared to 5.75% as of December 31, 2009 and 6.32% as of December 31, 2008. The weighted average discount rate used to determine the net periodic benefit cost is the rate used to determine the benefit obligation in the previous year.

As of December 31, 2010, an increase in the discount rate of 0.5%, assuming inflation remains unchanged, would result in a decrease of $18.9 million in the pension and other postretirement obligations and a decrease of $0.2 million in the net periodic benefit cost. A decrease in the discount rate of 0.5% as of December 31, 2010, assuming inflation remains unchanged, would result in an increase of $23.5 million in the pension and other postretirement obligations and an increase of $0.2 million in the net periodic benefit cost.

The calculation of the estimate of the expected return on assets and additional discussion regarding pension and other postretirement plans is described in Note 12 “Employee Benefit Plans” to our audited consolidated financial statements included elsewhere in this prospectus. The weighted average expected return on assets associated with our U.S. pension benefits was 8.25% for 2010 and 8.23% for 2009 and 2008. The weighted average expected return on assets associated with our European and Canadian pension benefits was 4.15% for 2010 was 5.23% for 2009 and 6.97% for 2008. The expected return on assets is a long-term assumption whose accuracy can only be measured over a long period based on past experience. A variation in the expected return on assets by 0.5% as of December 31, 2010 would result in a variation of approximately $0.4 million in the net periodic benefit cost.

Unrecognized actuarial gains and losses subsequent to our emergence from bankruptcy relating to changes in our assumptions and actual experiences differing from them will be recognized over the expected remaining service life of the employee group. Previous unrecognized actuarial gains and losses were eliminated in fresh-start accounting.

The actuarial assumptions used to determine pension and other post-retirement benefits may differ from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants. We do not believe differences in actual experience or changes in assumptions will materially affect our financial position or results of operations.

Off-Balance Sheet Transactions

We had no off-balance sheet arrangements at December 31, 2010.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are exposed to earnings and cash flow volatility resulting from changes in the prices of aluminum, and natural gas as well as changes in currency and interest rates. For aluminum hedges, we use derivative instruments, such as forwards, futures, options, collars and swaps to manage the effect, both favorable and unfavorable, of such changes.

Derivative contracts are used primarily to reduce uncertainty and volatility and cover underlying exposures and are held for purposes other than trading. Our commodity and derivative activities are subject to the management, direction and control of our Risk Management Committee, which is composed of our chief financial officer and other officers and employees that the chief executive officer designates. The Risk Management Committee reports to the Audit Committee of our Board of Directors, which has supervisory authority over all of its activities.

We are exposed to losses in the event of non-performance by the counterparties to the derivative contracts discussed below. Although non-performance by counterparties is possible, we do not currently anticipate any nonperformance by any of these parties. Counterparties are evaluated for creditworthiness and risk assessment prior to our initiating contract activities. The counterparties’ creditworthiness is then monitored on an ongoing basis, and credit levels are reviewed to ensure that there is not an inappropriate concentration of credit outstanding to any particular counterparty.

Natural Gas Hedging

To manage the price exposure for natural gas purchases, we can fix the future price of a portion or all of our natural gas requirements by entering into financial hedge contracts.

We do not consider our natural gas derivatives instruments as hedges for accounting purposes and as a result, changes in the fair value of these derivatives are recorded immediately in our consolidated operating results. Under these contracts, payments are made or received based on the differential between the monthly closing price on the New York Mercantile Exchange (“NYMEX”) and the contractual hedge contract price. We can also enter into call option contracts to manage the exposure to increasing natural gas prices while maintaining the benefit from declining prices. Upon settlement of call option contracts, we receive cash and recognize a related gain if the NYMEX closing price exceeds the strike price of the call option. If the call option strike price exceeds the NYMEX closing price, no amount is received and the option expires. Option contracts require the payment of a premium which is recorded as a realized loss upon settlement or expiration of the option contract. Natural gas cost can also be managed through the use of cost escalators included in some of our long-term supply contracts with customers, which limits exposure to natural gas price risk. As of December 31, 2010 and 2009, we had 7.7 trillion and 0.6 trillion, respectively, of British thermal unit forward buy contracts.

Aluminum Hedging

Aluminum ingots are internationally produced, priced and traded commodities, with the LME being the primary exchange. As part of our efforts to preserve margins, we enter into forward, futures and options contracts. For accounting purposes, we do not consider our aluminum derivative instruments as hedges and, as a result, changes in the fair value of these derivatives are recorded immediately in our consolidated operating results.

The selling prices of the majority of the orders for our rolled and extruded products are established at the time of order entry or, for certain customers, under long-term contracts. As the related raw materials used to produce these orders can be purchased several months or years after the selling prices are fixed, margins are subject to the risk of changes in the purchase price of the raw materials used for these fixed price sales. In order to manage this transactional exposure, LME future or forward purchase contracts are purchased at the time the selling prices are fixed. As aluminum is purchased to fill these fixed price sales orders, LME futures or forwards contracts are then sold. We can also use call option contracts, which function in a manner similar to the natural gas call option contracts discussed above, and put option contracts for managing metal price exposures. Option contracts require the payment of a premium which is recorded as a realized loss upon settlement or expiration of the option contract. Upon settlement of a put option contract, we receive cash and recognize a related gain if the LME closing price is less than the strike price of the put option. If the put option strike price is less than the LME closing price, no amount is paid and the option expires. As of December 31, 2010, we had 0.2 and 0.2 metric tons of aluminum buy and sell forward contracts, respectively. As of December 31, 2009, we had 0.1 and less than 0.1 metric tons of aluminum buy and sell forward contracts, respectively.

Fair Values and Sensitivity Analysis

The following table shows the fair values of outstanding derivative contracts at December 31, 2010 and the effect on the fair value of a hypothetical adverse change in the market prices that existed at December 31, 2010:

Derivative	Fair Value	Impact of 10% adverse price change
Aluminum	$20.8	$(0.3)
Natural gas	0.3	(3.6)

The following table shows the fair values of outstanding derivative contracts at December 31, 2009 and the effect on the fair value of a hypothetical adverse change in the market prices that existed at December 31, 2009:

Derivative	Fair Value	Impact of 10% adverse price change
Aluminum	$38.9	$(34.3)
Natural gas	0.1	(0.3)

The disclosures above do not take into account the underlying commitments or anticipated transactions. If the underlying items were included in the analysis, the gains or losses on our derivative instruments would be offset by gains and losses realized on the purchase of the physical commodities. Actual results will be determined by a number of factors outside of our control and could vary significantly from the amounts disclosed. For additional information on derivative financial instruments, see Note 2 “Summary of Significant Accounting Policies” and Note 14 “Derivatives and Other Financial Instruments” to our audited consolidated financial statements.

Foreign Currency Exchange Risks

The financial condition and results of operations of some of our operating entities are reported in various currencies and then translated into U.S. dollars at the applicable exchange rate for inclusion in our consolidated financial statements. As a result, appreciation of the U.S. dollar against these currencies will have a negative impact on reported revenues and operating profit, and the resulting accounts receivable, while depreciation of the U.S. dollar against these currencies will generally have a positive effect on reported revenues and operating profit. In addition, a portion of the revenues generated by our international operations are denominated in U.S. dollars, while the majority of costs incurred are denominated in local currencies. As a result, appreciation in the U.S. dollar will have a positive impact on earnings while depreciation of the U.S. dollar will have a negative impact on earnings.

Interest Rate Risks

As of December 31, 2010, approximately 88% of our debt obligations were at fixed rates. Due to the nature of fixed-rate debt, there would be no significant impact on our interest expense or cash flows from either a 10% increase or decrease in market rates of interest. We are subject to interest rate risk related to our ABL Facility to the extent borrowings are outstanding under this facility. As of December 31, 2010, we had no borrowings under the ABL Facility.

BUSINESS

The Company

Overview

We are a leader in the manufacture and sale of aluminum rolled and extruded products, aluminum recycling and specification alloy manufacturing with locations in North America, Europe and China. We generate substantially all of our revenues from the manufacture and sale of these products. We operate 41 production facilities worldwide, with 14 production facilities that provide rolled and extruded aluminum products and 27 recycling and specification alloy manufacturing plants. We possess a combination of low-cost, flexible and technically advanced manufacturing operations supported by an industry-leading research and development platform. Our facilities are strategically located and well-positioned to service our customers, which include a number of the world’s largest companies in the aerospace, automotive, building and construction, containers and packaging, metal distribution and other transportation industries. For the combined year ended December 31, 2010, approximately 51% of our revenues were derived from North America and the remaining 49% were derived from the rest of the world.

The following charts present the percentage of our consolidated revenue by segment and by end-use industry for the combined year ended December 31, 2010:

Revenue by Segment	Revenue by End-Use

We operate our business in the following segments: Rolled Products North America (“RPNA”); Recycling and Specification Alloys Americas (“RSAA”); and Europe. See Note 20 “Segment Information” to our audited consolidated financial statements included elsewhere in this prospectus for financial information about these segments.

The percentages of our revenues by segment for the last three fiscal years were as follows.

	For the years ended December 31,		For the five months ended May 31, 2010	For the seven months ended December 31, 2010
	2008	2009
	(Predecessor)			(Successor)
Recycling Products North America	28%	30%	31%	28%
Recycling and Specification Alloys Americas	25	19	23	22
Europe	47	51	46	50

Total	100%	100%	100%	100%

Rolled Products North America

We are a producer of rolled aluminum products with leading positions in the North American transportation, building and construction, and metal distribution end-use industries. We produce aluminum sheet and fabricated products using direct-chill and continuous-cast processes at eight production facilities in North America. We believe that many of our facilities are low cost, flexible and allow us to maximize our use of scrap with proprietary manufacturing processes providing us with a competitive advantage.

Substantially all of our rolled aluminum products are produced in response to specific customer orders. Our rolling mills can utilize primary or scrap aluminum, which allows us to optimize input costs and maximize margins. To reduce the impact of aluminum prices on our profitability and protect and stabilize our margins, we utilize a formula pricing model which allows us to pass through risks related to the volatility of aluminum price changes by charging a market-based primary aluminum price plus a conversion fee. Approximately 95% of our RPNA segment’s revenues are priced in this manner. We also utilize derivative financial instruments to further reduce the impact of aluminum and other key commodity price risks.

For the combined year ended December 31, 2010 and the year ended December 31, 2009, our RPNA segment shipped 816.8 million pounds and 690.7 million pounds, respectively, of rolled aluminum products establishing us as a leading North American producer based on volume. Our RPNA segment accounted for approximately $1.2 billion of our revenues for the combined year ended December 31, 2010 and $893.6 million of our revenues for the year ended December 31, 2009.

We produce rolled aluminum products using the continuous casting process at our facility located in Uhrichsville, Ohio, the continuous pelletizing process at our facility in Richmond, Virginia, and the conventional, direct-chill rolling ingot casting process at our multi-purpose aluminum rolling mill at Lewisport, Kentucky, one of the largest in North America. We operate coating lines at the Lewisport, Kentucky mill and at our facilities in Ashville, Ohio, Roxboro, North Carolina and Clayton, New Jersey.

The following is a table of our RPNA segment’s principal products and services, end-uses, major customers and competitors:

•	Rolled aluminum products ranging from thickness (gauge) of 0.002 to 0.249 inches in widths of up to 72 inches.

Principal end use/product category	Major customers	Competitors
• Building and construction (roofing, rainware, and siding)	• Amerimax Home Products, Kaycan, Ply Gem Industries, Norandex/Reynolds	• Jupiter, JW Aluminum, Quanex

• Metal distribution	• Reliance Steel & Aluminum, Ryerson, Thyssen-Krupp	• Alcoa, Novelis

• Transportation equipment (truck trailers and bodies)	• Great Dane, Wabash National	• Alcoa, Quanex

• Consumer durables	• Brunswick Boat Group	• Alcoa, Jupiter, Novelis

• Specialty coil and sheet (cookware, fuel tanks, ventilation, cooling, and lamp bases)	• Tramontina, U.S. Cookware	• Alcan, Alcoa, Hydro Aluminum, Novelis

• Converter foil, fins and tray materials	• HFA, Pactiv	• JW Aluminum, Noranda, Novelis

Recycling and Specification Alloys Americas

We are a leading recycler of aluminum and manufacturer of specification alloys serving customers in North America. Our recycling operations primarily convert aluminum scrap, dross (a by-product of the melting process) and other alloying agents as needed and deliver the recycled metal and specification alloys in molten or ingot form to our customers. We believe that the benefits of recycling, which include substantial energy and capital investment savings relative to the cost of smelting primary aluminum, support the long-term growth of this method of aluminum production, especially as concerns over energy use and carbon emissions grow. Our recycling operations typically service other aluminum producers and manufacturers, generally under tolling arrangements, where we convert customer-owned scrap and dross and return the recycled metal to our customers for a fee. Our specification alloy operations principally service customers in the automotive industry. For the combined year ended December 31, 2010, approximately 60% of the total volumes shipped by our RSAA segment were under tolling arrangements. We use tolling arrangements to both reduce our metal commodity exposure and our overall working capital requirements.

We operate 21 strategically located production plants in North America, with 19 in the United States, one in Canada and one in Mexico. Many of our plants in this segment are located near our major customers’ facilities. The close proximity of these plants to our customers’ facilities allows us to provide deliveries of molten aluminum by customized trucks with hot metal crucibles. The molten aluminum is then poured from the crucible into a customer’s furnace, saving the customer the time and expense of remelting ingots. This delivery method lowers our customers’ energy and capital expenses as well as metal melt loss, thereby increasing their productivity.

For the combined year ended December 31, 2010 and the year ended December 31, 2009, our RSAA segment invoiced approximately 2.0 billion pounds and approximately 1.5 billion pounds, respectively, of recycled metal and specification alloys. Our RSAA segment accounted for $914.2 million of our revenues for the combined year ended December 31, 2010 and $564.2 million of our revenues for the year ended December 31, 2009.

The following is a table of our RSAA segment’s principal products and services, end-uses, major customers and competitors:

•	Recycles aluminum scrap and dross into recycled metal and specification alloys in molten or ingot form

Principal end use/product category	Major customers	Competitors
• Aluminum Production (containers and packaging, general industrial)	• Alcan, Alcoa, Hydro Aluminum	• Scepter, Smelter Service Corporation, Tennessee Aluminum Processors

• Automotive	• Chrysler, General Motors, Honda, Nemak, Toyota	• Audubon Metals, Spectro, Superior Alloys, Timco

Europe

Our Europe segment consists of eleven rolled and extruded products and recycling and specification alloy manufacturing operations in Europe and a single extrusion facility in China. Our Europe segment produces rolled products for a wide variety of technically sophisticated applications, including aerospace plate and sheet, brazing sheet (clad aluminum material used for, among other things, vehicle radiators and HVAC systems), automotive sheet, and heat treated plate for engineering uses, as well as other uses in the transportation, construction, and packaging industries. These operations include rolling mill operations in Germany and Belgium. The rolling mill in Koblenz, Germany is one of the largest specialized rolling mills in Europe concentrated on aircraft plate, commercial plate and heat exchanger sheet. Additionally, the mill in Duffel, Belgium is the third largest coil and sheet mill in Europe and a top European supplier of automotive body sheet.

Substantially all of our rolled aluminum products in Europe are manufactured to specific customer requirements using direct-chill ingot cast technologies that allow us to use and offer a variety of alloys and products for a number of technically demanding end-uses. We compete successfully in these highly technical applications based on our industry-leading research and development capabilities as well as our state-of-the-art facilities.

We have continued to upgrade our product mix and our ability to supply high-quality, innovative materials, most notably to the aerospace sector. We have also developed specialties such as heat-treated, ultra thick aluminum plate and extra wide sheet to meet the requirements of special industry sectors such as the aerospace and automotive sectors. In 2007 and 2008, we successfully completed the installation and start up of our 160” hot mill in Koblenz, our Duffel plate project and the Duffel hot mill transfer from Koblenz. These investments increase our capabilities and capacities in high value-added aerospace and heat treat plate.

Our Europe segment is also a leading producer of soft and hard alloy extruded aluminum profiles targeted at high demand end-uses. Our extruded aluminum products are used for the automotive, building and construction, electrical, mechanical engineering and other transportation (rail and shipbuilding) industries. We operate four separate product categories each of which reflects its customers’ needs, including industrial extrusions, building systems, hard alloys and rail and transport projects. The extruded products business is a leading supplier in its selected product combinations and is focused on sectors with strong customer demand growth such as transport and engineering. The extruded products business includes five extrusion facilities located in Germany, Belgium and China. Industrial extrusions are made in all locations and the production of extrusion systems, including building systems, is concentrated in Vogt, Germany. Large extrusions and the project business are concentrated in Bonn, Germany and Tianjin, China, with rods and hard alloys produced in Duffel, Belgium. The extrusion plant in Bonn operates one of the largest extrusion presses in the world, which is mainly used for long and wide sections for railway, shipbuilding and other applications. In addition, we perform value-added fabrication to most of our extruded products.

We are a leading European recycler of aluminum scrap and magnesium through our Europe segment. These recycling operations convert scrap and dross and combine these materials with other alloy agents as needed to produce recycled metal and specification alloys. Our European operations supply specification alloys to the European automobile industry and serve other European aluminum industries from six plants. We sell a significant percentage of these products through tolling arrangements.

For the combined year ended December 31, 2010 and the year ended December 31, 2009, our Europe segment shipped approximately 1.7 billion pounds and approximately 1.3 billion pounds, respectively, of rolled and extruded products, recycled metal and specification alloys. Our Europe segment accounted for approximately $2.0 billion of our revenues for the combined year ended December 31, 2010 and approximately $1.6 billion of our revenues for the year ended December 31, 2009.

The following is a table of the principal products and services, end-uses, major customers and competitors of our Europe segment:

•	Rolled aluminum products ranging from thickness (gauge) of 0.00031 to 11.0 inches in widths of up to 138 inches

Principal end use/product category	Major customers	Competitors
• Aircraft plate and sheet	• Airbus, Boeing, Bombardier, Embraer	• Alcan, Alcoa, Kaiser

• Brazing coil and sheet (heat exchanger materials for automotive and general industrial)	• Behr, Denso, Visteon	• Alcoa, Hydro Aluminum, Novelis, SAPA

• Commercial plate and sheet (tooling, molding, road transport, shipbuilding, LNG transport and silos),	• Amari, Amco, Thyssen-Krupp	• Alcan, Alcoa, AMAG, SAPA

• Automotive body sheet (inner, outer and structural parts)	• Audi, BMW, Daimler, PSA, Renault, Volvo	• Alcan, Novelis

• Specialty coil and sheet (cookware, fuel tanks, ventilation, cooling, and lamp bases)	• Gillette, SAG, Uponor Group	• Alcan, Alcoa, Hydro Aluminum, Novelis

• Metal distribution	• Amari, MCB, Thyssen-Krupp	• Alcoa, Hydro Aluminum, Novelis

• Foil stock	• Alcoa, Euramax	• Alcan, Hydro Aluminum, Novelis

•	Extruded aluminum products ranging from 0.2 to 350.0 kilograms per meter length

Principal end use/product category	Major customers	Competitors
• Industrial extrusions (construction, transport, and engineering sectors)	• Bosch, Siemens	• Alcan, Alcoa, Hydro Aluminum, SAPA

• Project business extrusions (urban transport systems, high speed trains, mobile bridges for defense purposes and shipbuilding)	• Alstom, Ansaldo Breda, Bombardier, Siemens,	• Alcan, SAPA

• Rods and hard alloy extrusions (automotive parts, aircraft, hydraulic and pneumatic systems and leisure)	• Bharat Forge, Bosch, Conti Teves, Daimler, BMW, TRW	• Alcan, Alcoa, Eural, Fuchs, Impol

•	Recycles aluminum scrap and dross into recycled metal and specification alloys in molten or ingot form

Principal end use/product category	Major customers	Competitors
• Aluminum Production (containers and packaging, general industrial)	• Alcan, Alcoa, Hydro Aluminum, Novelis	• Trimet

• Automotive	• BMW, Daimler, Nemak	• AMAG, Oetinger, Raffmetal

Industry Overview

We participate in select segments of the aluminum fabricated products industry, including rolled and extruded products; we also recycle aluminum and produce aluminum specification alloys. We do not smelt aluminum, nor do we participate in other upstream activities, including mining bauxite or processing alumina. Our industry is cyclical and is affected by global economic conditions, industry competition and product development. We believe several factors support fundamental long-term growth in aluminum consumption generally and demand for those products we produce specifically, including urbanization in emerging economies, economic recovery in developed economies and the global focus on sustainability. Compared to several substitute metals, aluminum is lightweight, has a high strength-to-weight ratio and is resistant to corrosion. Also, aluminum is somewhat unique in that it can be recycled again and again without any material decline in performance or quality which delivers both energy and capital investment savings relative to the cost of smelting primary aluminum.

Primary aluminum prices are cyclical and are determined by worldwide forces of supply and demand; as a result, prices are volatile. This volatility has a significant impact on the profitability of primary aluminum producers whose selling prices are typically based upon prevailing LME prices while their costs to manufacture are not highly correlated to LME prices. Aluminum rolled and extruded product prices are generally determined on a metal cost plus basis. As described previously, for the combined year ended December 31, 2010, approximately 57% of the total pounds shipped by our global recycling and specification alloy business are under tolling arrangements. As a result, the impact of aluminum price changes on the manufacturers of these products is significantly less than the impact on primary aluminum producers.

Our Competitive Strengths

We believe that a combination of the following competitive strengths differentiates our business and allows us to maintain a leading position in the industries we serve:

Leading positions in attractive industry segments

We are a leader in aluminum rolled and extruded products, aluminum recycling and specification alloy production. We believe we are the number one supplier by volume of recycled aluminum specification alloy material in the United States and Europe to the automotive industry and also the number two supplier by volume of aluminum automotive sheet to the European automotive industry. We believe aluminum’s growth prospects remain attractive due to its superior strength-to-weight ratio, corrosion resistance and ability to be recycled. We believe the trend toward aluminum recycling will continue, driven by its lower energy and capital equipment costs as compared to those of primary aluminum producers. In addition, we believe we will continue to benefit from growth opportunities both in our regional and global businesses. In certain industries, such as automotive, aluminum, because of its strength-to-weight ratio, is the metal of choice for “light-weighting” and increasing fuel efficiency. As a result, aluminum is replacing other materials more rapidly than before. We believe that this trend will accelerate as increased European Union regulations relating to reductions in carbon emissions and high fuel prices will force the automotive industry to increase its use of aluminum to light-weight vehicles. According to the International Aluminum Institute, global greenhouse gas savings from the use of aluminum for light-weighting vehicles have the potential to double between 2005 and 2020 to 500 million metric tonnes of carbon dioxide per year.

We believe we are the third largest global supplier of aerospace sheet and plate based on capacity. We have benefited from the historical growth trends of the aerospace industry and have diversified into commercial, regional and business jet end-use industries, as well as defense. The technical and quality requirements needed to participate in aerospace provide a strong barrier to entry. We believe our volumes sold into the aerospace industry are recovering from cyclical low points due to de-stocking that has occurred with global aerospace aluminum customers even though build rates and aircraft production remain strong. We are also one of the largest suppliers of aluminum to the building and construction industry in North America. We believe the building and construction industry is at a cyclical low from a volume perspective. We are well-positioned to capture our share of the increasing volumes as these industries recover. Additionally, by volume, we believe we are the second largest global supplier of brazing sheet. Aluminum continues to replace brass and other materials in heat exchangers and growth is being augmented by the increasing prevalence of air conditioners in automobiles.

Well positioned for long-term growth

We believe our business is well positioned to capture long-term growth for flat rolled aluminum products.

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North American building and construction end uses have been slower to recover than after past recessions. As a leading supplier to the building and construction industry, we believe we are positioned to benefit from the eventual recovery.

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We believe impending European carbon emission regulations will drive auto manufacturers to ‘light weight’, or use more aluminum in the production of their vehicles. As one of the largest suppliers of aluminum auto sheet in Europe by volume, we believe our position will allow us to capitalize on key strategic investments in our European portfolio.

•

China is projected to be a key driver of aluminum plate demand for the manufacture of both commercial and military aircraft. We recently formed our 81% owned joint venture and broke ground on our state-of-the-art aluminum rolling mill, which we believe will be the first facility in China capable of meeting the exacting standards of the global aerospace industry. As the first mover for these products in this important region, we believe we are well positioned to grow our share of global aerospace plate as well as additional value-added products as we can expand the mill’s capabilities over time.

Key to our ability to capitalize on growth opportunities is our strong financial profile. We have significant liquidity and expect to generate substantial free cash flow that will allow us to continue to invest in our business and position us to realize our growth potential.

Significant end-use industry and geographic diversification

Our main end-use industries served are in the aerospace, automotive, building and construction, containers and packaging, metal distribution and other transportation industries in numerous geographic regions. As a result, our operations are not dependent on any one industrial segment or any particular geographic region. Our geographic diversification will be further enhanced by increased exposure to China as a result of our recent formation of Aleris Dingsheng Aluminum (Zhenjiang) Co., Ltd., a joint venture with Zhenjiang Dingsheng Aluminum Industries Joint-Stock Co., Ltd., for the construction of a state-of-the-art aluminum rolling mill in Zhenjiang City, Jiangsu Province. See “Recent Developments—China Joint Venture.”

The following charts present the percentage of our consolidated revenue by end-use industry and by geographic region for the combined year ended December 31, 2010:

Revenue by End-Use	Revenue by Geographic Region

Long-term customer relationships

We have long-standing relationships with many of our largest customers, which include the following leading global companies in our key end-use industries.

Aerospace	Automotive and Transportation
• Airbus	• Audi	• Great Dane
• Boeing	• BMW	• General Motors
• Embraer	• Bosch	• Honda
	• Chrysler	• Joseph Behr
	• Daimler	• Visteon

Building and Construction	Distribution	Packaging and Other
• Norandex/Reynolds • Ply Gem Industries	• Reliance Steel & Aluminum • Ryerson • Thyssen-Krupp	• Alcan • Alcoa • Novelis

We believe these relationships are mutually beneficial, offering us a consistent base of customer demand and allowing us to plan and manage our operations more effectively. Our ten largest customers were responsible for 27% of our consolidated revenues for the combined year ended December 31, 2010, and no one customer accounted for more than approximately 5% of those revenues. We have long standing relationships with our customers, including an average 18 years of service to our top 10 customers. Knowledge gained from long-term customer relationships helps us provide our customers with superior service, including product innovation and just-in-time inventory management.

Industry-leading research, development and technology capabilities

We have industry-leading research, development and technology capabilities. We believe our aerospace and automotive products have the most technically demanding customer quality and product performance requirements in the industry. Our efforts in research and development and technology allow us to focus on technically demanding processes, products and applications, which create a potential to differentiate us from our competitors by allowing us to supply higher quality value added products. Because of these capabilities and our reputation for technical excellence, we often participate on the product design teams of our customers. We believe our research and development and technology capabilities will allow us to continue to grow in higher value-added applications that meet the developing needs of our customers.

Continuous focus on the Aleris Operating System to drive productivity

Our Aleris Operating System (“AOS”) and productivity programs have generated approximately $107.0 million of permanent cost savings for the combined year ended December 31, 2010. We established AOS, a company-wide ongoing initiative, to align and coordinate all key processes of our operations. AOS is an integrated system of principles, operating practices and tools that engages all employees in the transformation of our core business processes and relentless pursuit of value creation. Our culture focuses on continuous improvement, achievement of synergies and optimal use of capital resources. We have developed key operating metrics for all of our global businesses and plants and strive to achieve best practices both internally and in comparison with external benchmarks. The AOS initiative utilizes various tools including Six Sigma and Lean methodologies to drive sustainable productivity improvements.

Reduced exposure to commodity price fluctuations

Our management continuously seeks to reduce the impact of aluminum price fluctuations by:

•

using formula pricing in our rolled and extruded products businesses, based on a market-based primary aluminum price plus a conversion fee which effectively passes aluminum costs through to our customers for 90% of our global rolled products sales;

•	aligning physical aluminum purchases with aluminum sales;

•

hedging fixed price forward sales with the use of financial and commodity derivatives to protect transaction margins, which are margins associated with the sale of products and the conversion fees we earn on such sales;

•	hedging uncommitted or open inventory positions to protect our operating results from the impact of changing aluminum prices on inventory values; and

•	pursuing tolling arrangements that reduce exposure to aluminum and other commodity price fluctuations where customer metal is available.

These techniques minimize both transactional margin and inventory valuation risk. Additionally, we seek to reduce the effects of natural gas and electricity price volatility through the use of financial derivatives and forward purchases as well as through price escalators and pass-throughs contained in some of our customer supply agreements.

Broad range of efficient manufacturing capabilities

We possess a broad range of capabilities within our manufacturing operations that allow us to compete effectively in numerous end-use industries and geographies.

•

Our rolled products businesses compete across a number of end-use industries ranging from the most demanding aerospace plate and sheet applications to high volume applications such as building and construction and general distribution. These operations benefit from our efficiency, flexibility and technical competence, and include our best-in-class rolling mill in Koblenz, Germany, one of the most technically sophisticated rolling mills in the world, as well as our scrap-based low-cost continuous-cast operations in Uhrichsville, Ohio, both of which we believe are among the lowest cost rolled aluminum production facilities in the world for their targeted industries.

•	Our extruded products business produces a wide range of hard and soft alloy extruded aluminum products serving a number of end-use industries.

•

Our recycling and specification alloy manufacturing operations rely on a network of facilities that have rotary and reverbatory melting furnaces, which are among the lowest cost and most efficient furnaces in the industry, and supply molten aluminum and cast ingots to some of the largest aluminum and automotive companies in the world.

Our ability to manufacture a wide range of product offerings across multiple end-use industries and geographies reduces our dependence on any single industry, region or product. Our flexible manufacturing operations allow us to increase or decrease production levels to meet demand. During the recent economic downturn, we adjusted our production levels by temporarily idling our Richmond rolling mill facility and furnaces in our recycling and specification alloy manufacturing operations, restructuring our German extrusion and Duffel, Belgium rolled and extruded products operations, which permanently reduced headcount by over 500 employees, and reducing overhead costs in our German manufacturing operations through Kurzarbeit, a short-term work scheme in which the German Federal Employment Agency subsidizes the wages of employees while employers cut back their working time.

Experienced management team and Board of Directors

Our executive officers and key leaders have a diversity of industry experience, including on average more than 20 years of experience with various manufacturing companies, including managing Aleris when it was a public company prior to its leveraged buyout in 2006. Our management team has expertise in the commercial, technical and management aspects of our business, which provides for focused marketing efforts, quality and cost controls and safety and environmental improvement. Our management team successfully led us through our emergence from bankruptcy and continues to focus on implementing our business strategies. Aleris’s Board of Directors includes current and former executives from Exelon, General Motors and The Mosaic Company who bring extensive experience in operations, finance, governance and corporate strategy. See “Management.”

Our Business Strategies

We expect to sustain and grow our Company and its strong industry position by pursuing the following strategies:

Continue to grow our core business

We will continue to grow our core business by:

•	capturing the full benefits of the economic recovery in our key end-use industries;

•	driving improvement in our product and service offerings that exceed customer expectations;

•	optimizing our production facilities to ensure we remain one of the lowest cost producers for our product portfolio through targeted technology upgrades and the application of AOS; and

•	utilizing best-in-class aluminum and scrap management practices to decrease our aluminum costs.

Expand in China and selected international regions

We intend to expand our global operations where we see the opportunity to enhance our manufacturing capabilities, grow with existing customers, gain new customers or penetrate higher-growth industries and regions. We believe disciplined expansion focused on these objectives will allow us to achieve attractive returns. Our international expansion has followed these principles. Recently, we have:

•

formed the 81% Aleris owned China Joint Venture and broke ground for the construction of a state-of-the-art aluminum rolling plate mill in Zhenjiang City, Jiangsu Province in China to produce value-added plate products for the aerospace, general engineering and other transportation industry segments in China; and designed the China mill with the capability to expand into other high value-added products.

•

announced our plan to expand our existing operations in China by moving our idled extrusion press from Duffel, Belgium to our Tianjin, China extrusion plant, which will enable us to continue to capture growth in China and better serve our existing customers with operations in that region.

We intend to continue to pursue global expansion opportunities in a disciplined, deliberate manner. Additionally, we believe that the combination of our efficient furnaces, scrap processing techniques and global customer base provides us with a highly competitive business model that is capable of operating in emerging economies.

Focus on productivity and process improvements through the Aleris Operating System

We believe there are significant opportunities to further reduce our manufacturing and other costs and improve profitability by continuing to deploy AOS. This on-going, company-wide transformation of our core processes targets the elimination of waste, overburden and unevenness in our operations through process standardization and utilization of tools, including Six Sigma, Lean, information centers, and kaizen events. We believe the AOS initiatives will generate productivity gains and enable us to more than offset base inflation within our operations by continuous process improvements.

Further enhance business and product mix

We believe we have numerous opportunities to enhance our business and improve our product mix, including through opportunistic investments and acquisitions. Currently, we are:

•

transitioning many of our transportation customers from direct-chill based products to lower cost scrap-based continuous cast products, thereby providing our customers lower price points while enhancing our operating efficiencies and profitability;

•	enhancing our recycling capabilities in North America and Europe to increase flexibility and capacity to leverage lower-cost scrap types and broaden our alloy product offerings;

•

leveraging our rolled products technology to capture fast growing demand in select segments, such as auto body sheet in Europe, which we believe will grow as automakers work to meet stringent regulatory requirements on carbon reductions by using aluminum to reduce vehicles’ weight and increase fuel efficiency;

•	proactively assessing and managing profitability of our customer and product portfolio to focus on higher value business; and

•	targeting research and development efforts towards collaboration with customers to enhance our product offerings.

We intend to continue to supply higher value alloys targeting aerospace, automotive and other transportation industries. We will seek to extend our lower cost continuous casting operations to produce higher value rolled aluminum products.

Selectively pursue strategic transactions

We have grown significantly through the successful completion of 11 strategic acquisitions from 2004 through 2008 targeted at broadening product offerings and geographic presence, diversifying our end-use customer base and increasing our scale and scope. We believe that a number of acquisition opportunities exist in the industries in which we operate. We focus on acquisitions that we expect would increase earnings and from which we typically would expect to be able to realize significant operational efficiencies within 12 to 24 months through the integration process. We prudently evaluate these opportunities as potential enhancements to our existing operating platforms. We also consider strategic alliances, where appropriate, to achieve operational efficiencies or expand our product offerings. In addition, we consider potential divestitures of non-strategic businesses from time to time. We continue to consider strategic alternatives on an ongoing basis, including having discussions concerning potential acquisitions and divestitures, certain of which may be material, that may take place following the completion of this offering.

Sales and Marketing

Rolled Products North America

Products manufactured by this segment are sold to end-users, as well as to distributors, principally for use in building and construction, transportation, aircraft, consumer durables, electrical, and machinery and equipment industries in North America. Backlog for this segment as of December 31, 2010 and 2009 was approximately $78.8 million and $107.8 million, respectively.

Sales of rolled and extruded products are made through the segment’s own sales force, which is strategically located to provide North American coverage, and through a broad network of sales offices and agents in the Americas. The majority of our customer sales agreements in this segment are for a term of one year or less.

Recycling and Specification Alloys Americas

Principal customers of this segment’s operations use recycled aluminum to produce can sheet, building and construction, automotive and other aluminum products. Sales of our products and services are made by our dedicated sales force. Customarily, agreements with customers in the aluminum recycling and specification alloy manufacturing industry are short-term (often on a purchase order basis, but certain agreements are entered into annually). These agreements usually result from a bidding process in which aluminum producers and metal traders offer to sell materials or to have materials tolled. Consequently, we have historically maintained no significant backlog of orders in this segment.

Europe

Our rolled and extruded products manufactured by this segment are sold to end-users principally for use in building and construction, transportation, aircraft, and automotive industries. The main customers for our extrusions products are the building and construction, transport (automotive, rail and shipbuilding), electrical and mechanical engineering segments. Backlog for this segment as of December 31, 2010 and 2009 was $215.6 million and $356.3 million, respectively.

Sales of rolled and extruded products are sold globally through this segment’s own sales force, which is strategically located to provide international coverage, and through a broad network of sales offices and agents in major European countries, Asia and Australia.

Competition

The worldwide aluminum industry is highly competitive. Aluminum competes with other materials such as steel, plastic, composite materials and glass for various applications.

Rolled Products North America and Europe

Our RPNA and Europe businesses compete in the production and sale of rolled aluminum sheet and extrusion products. In the sectors in which we compete, the other industry leaders include Alcoa, Alcan, Novelis, Quanex, Kaiser Aluminum, Hydro Aluminum, JW Aluminum and Jupiter Aluminum. In addition, we compete with imported products. We compete with other rolled and extruded products suppliers on the basis of quality, price, timeliness of delivery and customer service.

Recycling and Specification Alloys

The principal factors of competition in our recycling business are price, metal recovery rates, proximity to customers, molten metal delivery capability, environmental and safety regulatory compliance and other types of services. Freight costs also limit the geographic areas in which we can compete effectively. The global recycling and specification alloy business is highly fragmented and competitive. Our major domestic and international competitors are Scepter, Smelter Services Corporation and Trimet for recycling and Superior Alloys, Audubon Metals, Remetel, Konzelmann/BUS, Oetinger and Raffmetal for specification alloys.

Raw Materials and Supplies

Rolled and Extruded Products

A significant portion of the aluminum metal used by our RPNA segment is purchased aluminum scrap that is acquired from aluminum scrap dealers or brokers. We believe that this segment is one of the largest users of aluminum scrap (other than beverage can scrap) in North America, and that the volume of its purchases assists it in obtaining scrap at competitive prices. The remaining requirements of this segment are met with purchased primary metal, including metal produced in the United States and internationally.

A significant portion of the aluminum metal used by our Europe segment is supplied by the primary aluminum business of the Klesch Group with the remaining supply coming from a variety of third party primary aluminum suppliers and purchased aluminum scrap acquired from or through aluminum scrap dealers or brokers.

Recycling and Specification Alloys

Aluminum scrap and dross represent the largest component of cost of sales for our recycling and specification alloy operations. The availability and price of scrap and dross depend on a number of factors outside of our control, including general economic conditions, international demand for these materials and internal recycling activities by primary aluminum producers. Changes in U.S. and worldwide supply and demand for aluminum scrap have had and will continue to have an effect on the prices we pay for these raw materials.

The primary sources of aluminum scrap and dross for our recycling and specification alloy operations include automotive component manufacturers, can stock producers, used beverage cans and aluminum smelters. Many of our aluminum suppliers are also our customers. We also buy aluminum scrap from metal scrap dealers and traders on the open market.

Energy Supplies

Our operations are fueled by natural gas and electricity, which represent the third largest component of our cost of sales, after metal and labor costs. We purchase the majority of our natural gas on a spot-market basis. However, in an effort to acquire the most favorable natural gas costs, we have secured some of our natural gas at fixed price commitments. We use forward contracts and options, as well as contractual price escalators, to reduce the risks associated with our natural gas requirements.

Research and Development

In connection with our acquisition of Corus Aluminum, we entered into a five-year research and development agreement with Corus pursuant to which Corus assists us in research and development projects on a fee-for-service basis. Research and development expenses were $10.6 million for the seven months ended December 31, 2010, $6.0 million for the five months ended May 31, 2010 and $18.2 million and $21.8 million for the years ended December 31, 2009 and 2008, respectively.

Seasonality

Many of our rolled and extruded products and recycling and specification alloy end-uses are seasonal. Demand in the rolled and extruded products business is generally stronger in the spring and summer seasons due to higher demand in the building and construction industry. Our recycling business experiences greater demand in the spring season due to stronger automotive and can sheet demand. Such factors typically result in higher operating income in the first half of the year.

Employees

As of December 31, 2010 we had a total of approximately 6,900 employees, which includes approximately 1,800 employees engaged in administrative and supervisory activities and approximately 5,100 employees engaged in manufacturing, production and maintenance functions. In addition, collectively approximately 44% of our U.S. employees and substantially all of our non-U.S. employees are covered by collective bargaining agreements. Labor relations with employees have been satisfactory.

Environmental

Our operations are subject to federal, state, local and foreign environmental laws and regulations, which govern, among other things, air emissions, wastewater discharges, the handling, storage, and disposal of hazardous substances and wastes, the investigation or remediation of contaminated sites, and employee health and safety. These laws can impose joint and several liability for releases or threatened releases of hazardous substances upon statutorily defined parties, including us, regardless of fault or the lawfulness of the original activity or disposal. Given the changing nature of environmental legal requirements, we may be required, from time to time, to install additional pollution control equipment, make process changes, or take other environmental control measures at some of our facilities may be needed to meet future requirements.

We have been named as a potentially responsible party in certain proceedings initiated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act (Superfund) and similar state statutes and may be named a potentially responsible party in other similar proceedings in the future. It is not anticipated that the costs incurred in connection with the presently pending proceedings will, individually or in the aggregate, have a material adverse effect on our financial condition or results of operations. Currently and from time to time, we are a party to notices of violation brought by environmental agencies concerning the laws governing air emissions.

We are performing operations and maintenance at two Superfund sites for matters arising out of past waste disposal activity associated with closed facilities. We are also under orders to perform environmental remediation by agencies in four states and one non-U.S. country at seven sites.

Our aggregate accrual for environmental matters was $36.2 million at December 31, 2010. Although the outcome of any such matters, to the extent they exceed any applicable accrual, could have a material adverse effect on our consolidated results of operations or cash flows for the applicable period, we currently believe that any such outcome would not have a material adverse effect on our consolidated financial condition, results of operations or cash flows.

The processing of scrap generates solid waste in the form of salt cake and baghouse dust. This material is disposed of at off-site landfills or at permitted landfills at our Morgantown, Kentucky and Wabash, Indiana facilities. If salt cake were ever classified as a hazardous waste in the United States, the costs to manage and dispose of it would increase, which could result in significant increased expenditures.

Our three landfill sites have finite lives and we incur costs related to retiring them. The amounts recognized for landfill asset retirement obligations, as of December 31, 2010, were $4.7 million for our Morgantown, Kentucky landfill, $1.0 million for our Wabash, Indiana landfill and $2.9 million for our closed Sapulpa, Oklahoma landfill. The related asset retirement costs for each facility was capitalized as a long-lived asset (asset retirement cost), and is being amortized over the remaining useful lives of the landfills. See Note 2 “Summary of Significant Accounting Policies” and Note 10 “Asset Retirement Obligations” to our audited consolidated financial statements included elsewhere in this prospectus.

Financial Information About Segments and Geographic Areas

Financial information concerning the Company’s reportable segments and geographic areas is included in Note 19 “Segment Information” to our audited consolidated financial statements included elsewhere in this prospectus. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Legal Proceedings

We are a party from time to time to what we believe are routine litigation and proceedings considered part of the ordinary course of our business. We believe that the outcome of such existing proceedings would not have a material adverse effect on our financial position, results of operations or cash flows.

Properties

Our production and manufacturing facilities are listed below by segment:

Segment	Location	Owned/Leased
Rolled Products North America	Clayton, New Jersey	Owned
	Buckhannon, West Virginia	Owned
	Ashville, Ohio	Owned
	Richmond, Virginia (1)	Owned
	Roxboro, North Carolina	Owned
	Roxboro, North Carolina	Leased
	Uhrichsville, Ohio (2)	Owned
	Lewisport, Kentucky	Owned

Recycling and Specification Alloys Americas	Morgantown, Kentucky	Owned
	Sapulpa, Oklahoma	Owned
	Loudon, Tennessee	Owned
	Wabash, Indiana (2)	Owned
	Friendly, West Virginia	Owned
	Post Falls, Idaho	Owned
	Friendly, West Virginia (Bens Run)	Owned
	Cleveland, Ohio	Owned
	Rock Creek, Ohio	Owned
	Elyria, Ohio	Owned
	Hammond, Indiana	Owned
	Macedonia, Ohio	Owned
	Goodyear, Arizona	Leased
	Chicago Heights, Illinois	Owned
	Saginaw, Michigan	Owned
	Coldwater, Michigan (2)	Owned
	Steele, Alabama	Owned
	Monclova, Mexico	Owned
	Mississauga, Canada	Owned

Europe	Romsdal, Norway (2)	Owned
	Raudsand, Norway	Owned
	Swansea, Wales	Leased
	Grevenbroich, Germany	Owned
	Deizisau, Germany	Owned
	Töging, Germany	Owned
	Tianjin, PRC	Granted Land Rights
	Duffel, Belgium	Owned
	Bitterfeld, Germany	Owned
	Koblenz, Germany	Owned
	Vogt, Germany	Owned
	Bonn, Germany	Owned

(1)	Three facilities at this location.
(2)	Two facilities at this location.

Substantially all of our real property, fixtures and equipment at all of our aluminum recycling facilities are mortgaged to secure indebtedness under the ABL Facility.

The average operating rates for our RPNA segment’s facilities for the combined year ended December 31, 2010 and the year ended December 31, 2009 were 93% and 89%, respectively, of effective capacity. The average operating rates for our RSAA segment’s facilities for the combined year ended December 31, 2010 and the year ended December 31, 2009 were 64% and 49%, respectively, of effective capacity. The average operating rates for our Europe segment’s facilities for the combined year ended December 31, 2010 and the year ended December 31, 2009 were 89% and 68%, respectively, of effective capacity.

Our Beachwood, Ohio facility houses our principal executive corporate office, as well as our offices for RPNA and RSAA, and we currently lease approximately 55,291 square feet for those purposes.

Our principal European corporate offices are located in Zurich, Switzerland and currently lease approximately 7,464 square feet.

We believe that our facilities are suitable and adequate for our operations.

MANAGEMENT

The following table sets forth the name, age and position of our directors and executive officers.

Name	Age	Position
Steven J. Demetriou	52	Chairman of our Board of Directors and Chief Executive Officer
Sean M. Stack	44	Executive Vice President and Chief Financial Officer
Christopher R. Clegg	53	Executive Vice President, General Counsel and Secretary
K. Alan Dick	47	Executive Vice President and President, Rolled Products North America
Thomas W. Weidenkopf	51	Executive Vice President, Human Resources and Communications
Roelof IJ. Baan	54	Executive Vice President and Chief Executive Officer, Europe and Asia
Terrance J. Hogan	55	Senior Vice President and General Manager, Recycling and Specification Alloys Americas
Scott A. McKinley	49	Senior Vice President and Controller
Ralf Zimmermann	52	Senior Vice President, Operations Europe
Michael J. Hobey	38	Vice President and Treasurer
Scott L. Graves	40	Director
Brian Laibow	33	Director
Ara Abrahamian	25	Director
Kenneth Liang	49	Director
Christopher M. Crane	52	Director
G. Richard Wagoner, Jr.	58	Director
Lawrence Stranghoener	56	Director
Emily Alexander	36	Director

The following biographies describe the business experience during at least the past five years of the directors and executive officers listed in the table above. The officers and directors listed above are the officers and directors of each of Aleris International and the Company. The Company was formed to acquire the reorganized business of Aleris International upon Aleris International’s emergence from bankruptcy. Any business experience of officers and directors described below with respect to Aleris that predates the Effective Date refers to business experience with Aleris International.

Steven J. Demetriou—Mr. Demetriou became Chairman of the Board and Chief Executive Officer of Aleris following the merger of Commonwealth Industries Inc. and IMCO Recycling. Mr. Demetriou had served as President and Chief Executive Officer of Commonwealth from June 2004 and served as an outside Director of Commonwealth from 2002 until the merger. Mr. Demetriou is a Director of several public companies including OM Group, Inc., Foster Wheeler, Ltd., and Kraton Polymers LLC, and serves on the Board of Advisors for Resilience Capital Partners, a private equity investment group. In addition, Mr. Demetriou serves as Chairman of the Aluminum Association.

Mr. Demetriou has extensive operational and managerial experience with the Company. His day-to-day leadership of the Company as well as his involvement with the Aluminum Association provides an in-depth understanding of the aluminum industry generally and unparalleled experience with the Company’s operations and corporate transactions.

Sean M. Stack—Mr. Stack has served as Executive Vice President and Chief Financial Officer since February 2009. He joined Commonwealth Industries in June 2004 as Vice President and Treasurer and became Senior Vice President and Treasurer in December 2004 upon the merger with IMCO Recycling. During his tenure at Aleris, he held roles of increasing responsibility including Executive Vice President, Corporate Development and Strategy, and Executive Vice President and President, Aleris Europe.

Christopher R. Clegg—Mr. Clegg has served as the Executive Vice President, General Counsel and Secretary since January 2007. From 2005 to 2007, he was the Company’s Senior Vice President, General Counsel and Secretary. He joined Commonwealth Industries in June 2004 as Vice President, General Counsel and Secretary, and upon the merger with IMCO Recycling he became Senior Vice President, General Counsel and Secretary.

K. Alan Dick—Mr. Dick has served as the Executive Vice President and President for Rolled Products North America since September 2009. Prior to his present position, Mr. Dick held a variety of roles with increasing responsibility with Aleris including Senior Vice President and General Manager, Rolled Products North America beginning December 2007, Senior Vice President, Global Metals Procurement beginning January 2007 and Vice President, Metals Sourcing beginning 2004.

Thomas W. Weidenkopf—Mr. Weidenkopf has served as Executive Vice President Human Resources and Communications since November 2008. From November 2008 until September 2009, he served as a interim Head, Global HR in a consulting capacity. Prior to joining Aleris, Mr. Weidenkopf served as the Senior Vice President, Human Resources and Communications for Honeywell International where he was responsible for leading global human resources strategy and programs for the company’s 120,000 employees in more than 100 countries.

Roelof IJ. Baan—Mr. Baan joined Aleris in 2008 and currently serves as Executive Vice President and Chief Executive Officer, Europe and Asia. He is responsible for all business and operational activities for Aleris’s European region headquartered in Zurich, Switzerland. From 2004 until 2007, Mr. Baan worked for Mittal where he most recently served as Executive Vice President and Chief Executive Officer, Mittal Steel Europe, and served on Arcelor Mittal’s Management Committee. Mr. Baan had responsibility for operations in eight countries, including four integrated steel mills and four electric arc steel mills. Since January 1, 2011, Mr. Baan has been a director of Boursan Mannesman, a leading European producer in the steel pipe industry.

Terrance J. Hogan—Mr. Hogan has served as to Senior Vice President and General Manager, Recycling and Specification Alloys Americas since January 2008. Prior to that he served as Vice President and General Manager, Aluminum Recycling since joining Aleris in 2005 as a part of the Alumitech acquisition. Mr. Hogan was Alumitech’s president for 10 years until the acquisition by Aleris.

Scott A. McKinley—Mr. McKinley has served as Senior Vice President and Controller since May 2008. Prior to that, he was Senior Vice President and Treasurer since September 2006. From June 2004 until then, Mr. McKinley served as Vice President and Chief Financial Officer for Lubrizol Corporation’s Specialty Chemicals Segment.

Michael J. Hobey—Mr. Hobey has served as Vice President and Treasurer since July 2009. Mr. Hobey joined Aleris in June 2006 as Vice President, Corporate Development. Prior to that, Mr. Hobey was employed by Citigroup where he was a Vice President in the Investment Banking Division at Citigroup Global Markets.

Ralf Zimmermann—Mr. Zimmermann has served as our Senior Vice President, Operations Europe since 2010, with responsibility for managing all operations at our plants in Europe and China. From 2008 to 2009, Mr. Zimmermann was the managing director and senior operating manager of our Duffel, Belgium manufacturing facility and from 2006–2008 he was the managing director and senior operating manager of our Koblenz, Germany manufacturing facility. Prior to our acquisition of Corus Aluminum in 2006, Mr. Zimmermann held senior operating positions at our Koblenz, Germany manufacturing facility.

Scott L. Graves—Mr. Graves has served as a Director since June 1, 2010. Mr. Graves serves as a Managing Director in the distressed opportunities group of Oaktree, with primary responsibilities for analysis, portfolio construction and management of the distressed opportunities funds. Prior to joining Oaktree in 2001, Mr. Graves served as a Principal in William E. Simon & Sons’ Private Equity Group where he was responsible for sourcing, structuring, executing and managing corporate leveraged buy-outs and growth capital investments. Before joining William E. Simon & Sons in 1998, Mr. Graves worked at Merrill Lynch & Company in the Mergers and Acquisitions Group, where he focused on leveraged buy-out situations and the valuation of public and private companies. Prior thereto, Mr. Graves worked at Price Waterhouse LLP in the Audit Business Services division. Mr. Graves previously served as a director on the board of directors of Maidenform Brands, Inc., a public company, and served on its audit and compensation committees.

Mr. Graves was appointed by the Oaktree Funds to serve as a Director of the Company. Mr. Graves has significant experience making and managing investments on behalf of Oaktree’s distressed opportunities funds and has been actively involved in the Oaktree Funds’ investment in the Company. In addition to his considerable investment and corporate transactional experience, he has served as a director of a number of public and privately-held companies as well as a member of board audit and compensation committees. Mr. Graves serves as the Chair of the Board’s Compensation Committee and as a member of the Board’s Audit Committee.

Brian Laibow—Mr. Laibow has served as a Director since June 1, 2010. Mr. Laibow serves as a Senior Vice President in the distressed opportunities group of Oaktree, with primary responsibilities for analyzing companies within the metals and mining, food distribution, education, automotive and commercial and residential real estate sectors. Mr. Laibow joined Oaktree in 2006 following graduation from Harvard Business School, where he received an M.B.A. Before attending Harvard, Mr. Laibow worked at Caltius Private Equity, a middle market LBO firm in Los Angeles. Prior experience includes Director of M&A and Corporate Strategy at EarthLink, Inc., Senior Business Analyst at McKinsey & Company and an investment banking internship at JP Morgan.

Mr. Laibow was appointed by the Oaktree Funds to serve as a Director of the Company. As a member of the Oaktree Funds’ team covering the Company, Mr. Laibow has a solid working knowledge of the Company’s activities and operations and is also very familiar with the metals sector. Mr. Laibow serves as a member of the Board’s Audit Committee.

Ara Abrahamian—Mr. Abrahamian has served as a Director since June 1, 2010. Mr. Abrahamian is an associate in the distressed opportunities group of Oaktree with primary responsibilities for analyzing companies in the aerospace, aluminum, building materials and real estate sectors. Prior to joining Oaktree in 2009, Mr. Abrahamian spent a year and a half as an Analyst in the Investment Banking Division at UBS Investment Bank, gaining experience in mergers and acquisitions, leveraged buyouts and debt financings.

Mr. Abrahamian was appointed by the Oaktree Funds to serve as a Director of the Company. As a member of the Oaktree Funds’ team covering the Company, Mr. Abrahamian has a solid working knowledge of the Company’s activities and operations and is also experienced in analyzing companies in the aluminum sector.

Kenneth Liang—Mr. Liang has served as a Director since June 1, 2010. Mr. Liang serves as a Managing Director in the distressed opportunities group of Oaktree, with primary responsibilities for restructurings and reorganizations of companies in which the distressed opportunities funds have invested. From Oaktree’s formation in 1995 until June 2001, Mr. Liang was a Managing Director of Oaktree and Oaktree’s General Counsel. Prior to Oaktree, Mr. Liang served as a Senior Vice President at Trust Company of the West with primary legal responsibility for the Special Credits Funds and, before that, as Senior Corporate Counsel at Dole Food Company and as an Associate at the law firm of O’Melveny & Myers.

Mr. Liang was appointed by the Oaktree Funds to serve as a Director of the Company. Mr. Liang has substantial experience with corporate restructurings and reorganizations, including the restructuring of the Company.

Christopher M. Crane—Mr. Crane has served as a director since September 2010. Mr. Crane is president and chief operating officer of Exelon Corporation, since September 2008, a public company and one of the largest electric companies in the United States. He also serves as president and chief operating officer of Exelon

Generation, the nation’s largest owner/operation of nuclear power plants, and the holder of one of America’s largest portfolios of electricity generation capacity. Previously he was senior vice president of Exelon and president and chief nuclear officer of the Exelon Nuclear division of Exelon Generation from 2004 to 2007, and Chief Operating Officer of Exelon Nuclear from 2003 to 2004 and senior vice president of Exelon Nuclear from 2000 to 2003.

Mr. Crane’s operational and leadership positions with Exelon provide substantial knowledge in the areas of operational oversight, corporate governance and strategic planning. Mr. Crane is an independent director and serves as a member of the Board’s Compensation Committee.

G. Richard Wagoner, Jr.—Mr. Wagoner has served as a director since August 2010. Mr. Wagoner retired from General Motors Corporation, a public company, in August 2009 after a 32-year career. He served as GM chairman and chief executive officer from May 2003 through March 2009 and had been president and chief executive officer since June 2000. Mr. Wagoner is a director of The Washington Post Company and a member of The Business Council and the Mayor of Shanghai’s International Business Leaders Advisory Council.

Mr. Wagoner’s long leadership history with General Motors provides a deep understanding of the operational, governance and strategic matters involved in running a large scale global corporation. Mr. Wagoner is an independent director and serves as a member of the Board’s Compensation Committee.

Lawrence Stranghoener—Mr. Stranghoener has served as director since January 21, 2011. Since 2004, Mr. Stranghoener has been executive vice president and chief financial officer of The Mosaic Company, a public $6.7 billion global crop nutrient company. Previously he had been executive vice president and chief financial officer for Thrivent Financial. From 1983 to 2000, he held various positions in finance at Honeywell, including vice president and chief financial officer from 1997 to 1999. He also serves on the board of directors for Kennametal Inc., a public company.

Mr. Stranghoener has extensive corporate finance experience, including 14 years of experience as a chief financial officer at several different companies with full responsibility and accountability for all finance, accounting, tax and related functions. Mr. Stranghoener is an independent director and serves as the Chair of the Board’s Audit Committee.

Emily Alexander—Ms. Alexander has served as a director since January 21, 2011. Ms. Alexander serves as a Managing Director in the legal department of Oaktree, with primary responsibilities for the distressed opportunities funds. Prior to joining Oaktree in 2006, Ms. Alexander served as a Vice President and Associate General Counsel at Trust Company of the West. Prior to that, Ms. Alexander spent five years as a corporate associate at Munger, Tolles & Olson LLP.

Ms. Alexander was appointed by the Oaktree Funds to serve as a Director of the Company. Her legal background and legal role at Oaktree provide expertise in corporate governance matters.

Other Matters Concerning Directors and Executive Officers

Each of the executive officers listed above, other than Messrs. Hobey, Weidenkopf and Zimmermann, served as an officer of Aleris International at the time it filed for protection under Chapter 11 of the Bankruptcy Code in February 2009. Further, Mr. Demetriou served as Chairman of the Board at the time Aleris International filed for protection under Chapter 11 of the Bankruptcy Code in February 2009. On June 1, 2009, General Motors Corporation, and its affiliates, filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York seeking relief under Chapter 11 of the United States Bankruptcy Code. Mr. Wagoner was not an executive officer or director of General Motors Corporation at the time of such filing.

Composition of Our Board of Directors

Our Board of Directors consists of nine directors, one of which is our Chief Executive Officer, with the remaining directors designated by the Oaktree Funds which owns indirectly a majority of our outstanding equity. Upon completion of this offering, we expect that our Board of Directors will consist of          directors. Our bylaws provide that our directors will be elected at the annual meeting of the stockholders and each director will be elected to serve until his or her successor is elected.

Director Independence

We are a privately held corporation. Although our Board of Directors has not made a formal determination on the matter, under current NYSE listing standards (which we are not currently subject to) and taking into account any applicable committee standards, we believe that Messrs. Crane, Stranghoener and Wagoner would each be considered an independent director. Under current NYSE listing standards, Mr. Demetriou would not be considered independent under any general listing standards or those applicable to any particular committee due to his employment relationship with us, and Messrs. Abrahamian, Graves, Laibow, Liang and Ms. Alexander may not be considered independent under any general listing standards or those applicable to any particular committee, due to their relationship with the Oaktree Funds, our largest indirect stockholders. As the Oaktree Funds own indirectly a majority of our outstanding equity, under NYSE listing standards, we would qualify as a “controlled company” and, accordingly, be exempt from its requirements to have a majority of independent directors and a corporate governance and compensation committee composed of a majority of independent directors.

Board Committees

The Board of Directors of Aleris International has an Audit Committee and a Compensation Committee. Messrs. Stranghoener, Graves and Laibow are members of the Aleris International Audit Committee, and Mr. Stranghoener serves as Chair of the Audit Committee. Messrs. Graves, Crane and Wagoner are members of the Aleris International Compensation Committee with Mr. Graves as Chair of the Compensation Committee. Prior to consummation of this offering, the Company will establish an audit committee, a compensation committee, and a nominating and corporate governance committee as described below. In accordance with the applicable rules of the NYSE, we expect to rely on exceptions that allow us to phase in our compliance with the applicable committee independence standards.

Audit Committee

Upon consummation of this offering, our audit committee will consist of                     ,                      and                     . Our Board of Directors has determined that              qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and that each of                     , and                      are independent as independence is defined in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and under the NYSE listing standards.

The principal duties and responsibilities of our audit committee are to oversee and monitor the following:

•	our financial reporting process and internal control system;

•	the integrity of our financial statements;

•	the independence, qualifications and performance of our independent auditor;

•	the performance of our internal audit function; and

•	our compliance with legal, ethical and regulatory matters.

Compensation Committee

Upon consummation of this offering, our compensation committee will consist of                     ,                     , and                     . The principal duties and responsibilities of the compensation committee are as follows:

•

to review, evaluation and make recommendations to the full Board of Directors regarding our compensation policies and establish performance-based incentives that support our long-term goals, objectives and interests;

•	to review and approve the compensation of our chief executive officer, all employees who report directly to our chief executive officer and other members of our senior management;

•	to review and make recommendations to the Board of Directors with respect to our incentive compensation plans and equity-based compensation plans;

•	to set and review the compensation of and reimbursement policies for members of the board of directors;

•	to provide oversight concerning selection of officers, management succession planning, expense accounts, indemnification and insurance matters, and separation packages; and

•

to prepare an annual compensation committee report, provide regular reports to the board, and take such other actions as are necessary and consistent with the governing law and our organizational documents.

Nominating and Corporate Governance Committee

Upon consummation of this offering, the nominating and corporate governance committee will consist of                     ,                     , and                     . The principal duties and responsibilities of the nominating and corporate governance committee will be as follows:

•

to establish criteria for board and committee membership and recommend to our Board of Directors proposed nominees for election to the Board of Directors and for membership on committee of our Board of Directors;

•	to make recommendations regarding proposals submitted by our stockholders; and

•	to make recommendations to our Board of Directors regarding board governance matters and practices.

Codes of Conduct

Aleris International maintains and enforces a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Assistant Chief Financial Officer, Controller, Chief Accounting Officer and Treasurer (the “Senior Officers Code”). The Senior Officers Code was designed to be read and applied in conjunction with the our Code of Business Conduct and Ethics (the “Code of Business Conduct”) applicable to all employees. In instances where the Code of Business Conduct is silent or its terms are inconsistent with or conflict with any of the terms of the Senior Officers Code, then the provisions of the Senior Officers Code control and govern in all respects. Both the Senior Officers Code and the Code of Business Conduct are available at our website (http://www.aleris.com) by clicking on “Corporate Governance.” Any future changes or amendments to our Senior Officers Code and the Code of Business Conduct, and any waiver of the Senior Officers Code or the Code of Business Conduct that applies to our Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer will be posted to our website at this location. We expect the Company to adopt the Senior Officers Code and the Code of Business Conduct prior to the consummation of this offering.

Related-Party Transactions

Transactions with our directors, executive officers, principal stockholders or affiliates must be at terms that are no less than favorable to us than those available from third parties and must be approved in advance by a majority of disinterested members of our Board of Directors of Aleris International. We expect the Company to adopt the same approval policy prior to the consummation of this offering.

Compensation Committee Interlocks and Insider Participation

Prior to the Effective Date, Mr. Paul E. Lego and J. Steven Whistler served as members of the Compensation Committee for Old AII, Inc. For the period between June 1, 2010 and the establishment of Aleris International’s Compensation Committee, the entire Board of Aleris International at that time performed the functions of a Compensation Committee. Other than Mr. Demetriou, none of our directors has ever been one of our officers or employees. Following the establishment of Aleris International’s Compensation Committee, Messrs. Graves, Crane and Wagoner serve as the members of Aleris International’s Compensation Committee. During 2010, none of our executive officers served as a member of the board of directors or compensation committee of an entity that has an executive officer serving as a member of the Aleris International Compensation Committee, and none of our executive officers served as the member of the compensation committee of an entity that has an executive officer serving as a director on our Board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Philosophy and Background

As a global company and industry leader, we maintain a multi-faceted executive compensation program designed to retain and motivate those executives that are essential to our long-term success, to attract highly-qualified, talented executives in a competitive global marketplace in areas to support our growth and strategic business goals, and to align the interests of these executives with the interests of our stockholders. Our compensation philosophy centers on the belief that executive compensation should be directly linked to improvement in corporate performance and the creation of long-term stockholder value.

In this regard, in 2010 we generally continued to implement the compensation programs and design concept originally structured by the Old AII Inc. board of directors (the “Old AII Board”) and its compensation committee. The Old AII Board approved all of the various elements of our executive compensation program that were in place prior to June 1, 2010, receiving input and recommendations from the Old AII Board’s compensation committee. As part of our restructuring, described more fully below, the Bankruptcy Court approved the terms of certain elements of the executive compensation program, including our new equity incentive plan and executive employment agreements, effective June 1, 2010. Since that time, we have ratified those elements of the compensation program that were part of our emergence process and have continued to review and approve all aspects of our executive’s compensation. Beginning on the Effective Date, our Board of Directors has had responsibility for the oversight of our compensation programs, and in particular, the compensation for our named executive officers. In August 2010, a committee of Aleris International (the “Committee”) was formed and authorized to assume certain compensation program-related duties. The Committee has responsibility for reviewing, developing, overseeing and approving our executive and senior management compensation plans, policies and programs and awards thereunder. However, compensation decisions relating to the Company’s equity compensation plan, including the approval of grants to our named executive officers, described below, are the responsibility of our Board of Directors.

Before the Effective Date, as part of our restructuring process, our executive compensation programs and policies were extensively reviewed in light of our new company structure, corporate positioning, and strategic business plan. During this period of reorganization, a number of cost-reduction measures that had been made by Old AII, Inc. in response to the conditions in the metals industry and general economy that had negatively impacted our financial results were also re-evaluated. These previous actions included, in part, restricted merit-based salary increases and reductions in certain benefits. Also for the 2008 fiscal year, bonus payments based on annual goals were not paid due to the target goals not being achieved. As conditions in the metals industry and our financial performance improved in the latter months of 2009, Old AII, Inc. discontinued certain of these temporary cost-reduction measures and company performance merited bonus payments for the short-term incentive plan participants. However, no new stock options or other equity awards were granted under our then existing stock incentive plan during this period. As part of emergence from bankruptcy any outstanding equity compensation holdings, which were previously granted, were cancelled without consideration.

Objectives and Design of our Executive Compensation Program

Since our emergence, the Company continues to emphasize a compensation design focused on implementing our core philosophy by operating a range of programs and incorporating a combination of cash compensation, cash incentive awards based on short-range targets, stock options (some of which include a “premium” exercise price feature) and restricted stock units which vest, in part, each quarter and provide the executives with a direct, and growing, ownership stake in our Company.

The objectives of our executive compensation package design are to:

•	attract, retain, and motivate key executives and management personnel by providing an appropriate level and mixture of fixed and “at risk” compensation;

•	link compensation with performance by providing reasonable incentives to accomplish near term Company-wide successes based on the Company’s strategic business plan; and

•	reward long-term increased Company value and align the interests of the executives with our stockholders.

While certain programs and compensation design elements have been updated in conjunction with our emergence from bankruptcy, these objectives have remained constant. We describe below the various elements of our compensation policies and practices as they are currently in effect, since the Effective Date, for our named executive officers, including:

•	Steven J. Demetriou (Chairman and Chief Executive Officer);

•	Roelof IJ. Baan (Executive Vice President and Chief Executive Officer, Europe and Asia);

•	Sean M. Stack (Executive Vice President and Chief Financial Officer);

•	Thomas W. Weidenkopf (Executive Vice-President, Human Resources and Communications);

•	Christopher R. Clegg (Executive Vice President, Secretary and General Counsel); and

•	K. Alan Dick (Executive Vice President and President, Rolled Products North America).

This group of named executive officers has been determined based on compensation earned by our executive officers for the period January 1, 2010 through December 31, 2010. Therefore, the programs described below provide information with respect to both the compensation paid to our named executive officers since the time of our emergence from bankruptcy and also compensation that is in respect of the last fiscal year but paid to our named executive officers prior to our emergence.

As of the Effective Date, we adopted a new equity incentive plan and, together with Aleris International, entered into a new employment agreement with each of our named executive officers. The new equity plan and new employment agreements replaced the Old AII, Inc. equity plan and the employment agreements that were in place prior to the Effective Date. The Board of Directors of Aleris International also implemented changes to the short-term cash bonus program by adjusting the quarterly metrics and targets based our new Company plan and, pursuant to the plan of reorganization, granted stock options and restricted stock units to each of the named executive officers, as well as certain other members of our company-wide management team. All of these modifications to our compensation programs were made generally to support our new long-range business goals and growth strategies. In particular, the base compensation amounts are set to provide a certain amount of financial security to the named executive officers at levels that are believed to be competitive for similar positions in the marketplace in which we compete for management talent and the short-term cash bonus program is designed to meaningfully reward strong Company performance in each fiscal quarter in order to motivate participants to strive for continued Company growth and productivity. In addition, the execution of new employment agreements and equity awards that provide share ownership opportunities, through the grant of stock options and restricted stock units which vest over time, as more fully described below, were determined to be important tools in our ability to retain, motivate, and incentivize our top executives, which is considered central to the achievement of our long-range goals, and to align their interests with those of our stockholders.

Aleris International engaged Mercer during its reorganization process to provide information regarding the equity incentive plan design and certain compensation comparison market data. In connection with the equity incentive plan, Mercer prepared recommendations on the aggregate number of shares of our new equity to be allocated to grants under the plan as well as specific recommendations regarding the size of the grants made to our key executives, including the named executive officers. In addition, Mercer advised Aleris International on how the values assigned to the three main elements of our compensation packages, as well as the total compensation level, for the key executives, including our named executive officers, compared to the total compensation and elemental breakdown of similar executive positions at companies of roughly our same size and scale. This general market data was not focused on a specific peer group or industry, and Aleris International did not specifically benchmark any element of compensation. However, this market survey information was considered as one factor in determining whether each element of compensation and total compensation for each of the named executive officers was appropriate upon our emergence. In 2011, the Committee intends to continue to work with Mercer regarding the components of our executive compensation program, including compensation levels and design of our short-term cash incentive plan.

Elements of Compensation

The main elements of our named executive officers’ compensation include: (a) base salary; (b) short-term cash bonus awards; and (c) long-term incentive grants (including stock options and restricted stock units). Consistent with past practice, we place an emphasis on long-term equity growth as opposed to short-term cash compensation. However, as part of the unique circumstances of the reorganization process that took place in 2009-2010, focus has also been placed on setting incremental short-term goals (under our cash bonus program) in order to reward our employees, including our named executive officers, for steady, sustained achievement of certain financial and operational performance targets.

In setting the appropriate compensation levels for our named executive officers, we have considered a variety of factors including the needs of the Company to attract and retain key personnel in both the United States and our strategic markets aboard, how compensation levels compare to manufacturing companies generally in our industry, and the interests of our stockholders. As discussed above, while we did not specifically benchmark our named executive officers’ the total compensation, nor any particular element of compensation, against a specific peer group, compensation levels were generally compared to market-wide compensation data of companies of our similar size and scope.

Base Salary and Cash Bonus Awards

Upon the Effective Date, we, together with Aleris International, entered into new employment agreements with each of the named executive officers. These employment agreements are described in greater detail under the headings “Employment Agreements” following the Summary Compensation Table and “Potential Payments Upon Termination or Change in Control—Employment Agreements.” We consider base salary together with the annual cash bonus awards as part of a cash compensation package. With respect to compensation for the named executive officers, the base salary and target bonus for each named executive officer pursuant to each executive’s employment agreement were initially set at levels consistent with base salary and target bonus for such executive prior to emergence. Generally, the Board of Directors believes that this cash compensation amount for each named executive officer aligns the position’s responsibilities with its remuneration and provides competitive levels of cash compensation in the markets in which Aleris competes for comparable executive ability and experience. Under their employment agreements(both pre-emergence and following the Effective Date), in 2010, Messrs. Demetriou, Baan, Stack, Weidenkopf, Clegg, and Dick received annual base salaries of $1,000,000, CHF 950,070 (equivalent to approximately $913,492 using a conversion convention discussed below as part of the Summary Compensation Table), $400,000, $375,000, $350,000, and $360,000, respectively. Pursuant to their employment agreements, the amount of each executive’s base salary is to be reviewed annually and is subject to adjustment by the Board of Directors of Aleris International, which also has the authority to make discretionary cash bonus awards.

In order to focus on certain short-term goals during the period of reorganization, Aleris International maintained prior to emergence, and continues to maintain, the Amended and Restated Aleris International, Inc. 2004 Annual Incentive Plan under a program referred to as the Management Incentive Plan or “MIP.” The named executive officers, along with certain other management team employees participate in the MIP. Pursuant to the MIP and the named executive officers’ employment agreements, each named executive officer may earn a bonus based on achievement of performance objectives set forth in the MIP, with a target annual bonus of 100% of base salary up to a maximum bonus of 200% of base salary for Mr. Demetriou, and a target annual bonus of 75% of base salary up to a maximum bonus of 150% for Messrs. Baan, Stack, Weidenkopf, Clegg and Dick. Pursuant to the employment agreements for Messrs. Demetriou and Stack, in order to strongly align these executives’ interests with those of the stockholders, the Board of Directors of Aleris International elected to have, in 2010, 50% of the value of such bonuses (determined on an after tax basis) earned was converted into shares of Common Stock, with the number of actual of shares being determined based on the value of a share of Common Stock on the bonus payment date.

The bonus awards under the MIP represent variable compensation linked to organizational performance, which is a significant component of the Company’s total annual compensation package for key employees, including the named executive officers, and was designed to reward the employee’s participation in the Company’s achievement of critical financial performance and growth objectives. Beginning in 2009 and continuing in 2010, bonuses have been determined on a quarterly, rather than annual, basis and are generally paid after each quarter’s earnings are determined. All bonus recipients, including the named executive officers, must be an employee of the Company on the date the bonus is paid (generally in the quarter following the quarter to which the relevant performance goals related) in order to be eligible to receive that bonus amount. The practice of quarterly bonus payout began while Aleris International engaged in the reorganization process in order to focus on achievement of incremental goals during this unique and challenging period. For 2011, the Committee modified the MIP to provide both quarterly and annual performance targets and payments, beginning with the first quarter of 2011.

For each quarter of 2010, the MIP performance goals were based mainly on adjusted EBITDA, calculated for individual business units as well as on a Company-wide basis, and other operational measures, such as operating cash flow and productivity savings. The specific metrics and weightings of these measures as components of the whole target bonus amount, as well as target achievement levels, are determined and adjusted each quarter to be aligned with our Company business plan (and, prior to the Effective Date, the plan of emergence). Actual bonus payment amounts are calculated by combining the achievement attained for each weighted measure, whereby achievement of 100% of target of each of the individual measures would earn a payout of 100% of the participant’s target bonus opportunity. For corporate employees including Messrs. Demetriou, Stack, Weidenkopf and Clegg, if a business unit component is utilized, the related Company-wide goal (such as Company-wide adjusted EBITDA) is considered in the bonus calculation instead of the business unit component. For this purpose the metrics are:

•	Adjusted EBITDA, a non-U.S. GAAP financial measure. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—EBITDA and Adjusted EBITDA.”

•	Operating cash flow, a non-U.S. GAAP measure that is defined, for this purpose, as adjusted EBITDA less capital expenditures and plus or minus the change in working capital.

•	Productivity savings, also a non-U.S. GAAP measure reflecting the amount of Company-wide savings resulting from productivity savings and operating cost reduction initiatives.

The Board of Directors of Aleris International believes that each of these measures was and continues to be an appropriate metric on which to base bonus decisions because adjusted EBITDA and operating cash flow are commonly used metrics by our primary stockholders, as well as the banking and investing communities generally, with respect to the performance of fundamental business objectives, and, moreover, these metrics appropriately measure our ability to meet future debt service, capital expenditures and working capital needs. The Board of Directors of Aleris International, or the Committee for participants other than the named executive officers, has the discretion to decrease awards under the MIP even if incentive targets are achieved.

The specific goals, achievement attained, and payments made in each quarter of 2010 are described more fully below. In the first and second quarters of 2010, in addition to the business unit and Company-wide adjusted EBITDA measures, the MIP performance goals were also based on company operating cash-flow and productivity savings. In each of these quarters, the weighting afforded to each target was as follows: 48%

business unit EBITDA; 32% Company-wide EBITDA; and 20% cash operating flow/baseline productivity savings. The third quarter metrics were adjusted to reflect our emergence from bankruptcy by eliminating the productivity savings measure, including instead a discretionary piece regarding individual performance, and readjusting the remaining measures such that the metrics better align with our new business plan. As a result, for the third quarter, bonus payments were based on 28% Company-wide adjusted EBITDA; 42% business unit adjusted EBITDA; 20% Company-wide operating cash flow, and a 10% discretionary piece. These same metrics (and weightings) were utilized as the fourth quarter targets. The specific Company-wide EBITDA target levels for the first, second, third, and fourth quarters were $40 million, $57 million, $55 million and $44 million, respectively. Performance exceeded the targets in each quarter of 2010, with Company-wide EBITDA performance for the first, second, third and fourth quarters of 141%, 179%, 200%, and 200%, respectively, of the budgeted target levels. As is the case with the Company-wide EBITDA metric, with respect to the business unit adjusted EBITDA, operating cash-flow, and productivity savings goals, target performance levels are set each quarter at levels where target performance corresponds to the achievement of the budgeted 2010 Aleris business plan goals. The values of these targets are adjusted each quarter to reflect the variations in the business cycle over the course of the year. Generally, the targets are established as challenging, but achievable, milestones which would result in a payout of 100% of the participant’s target bonus. The payout for 200% of target is achievable for performance significantly greater than the budgeted 2010 Aleris business plan.

Each of the named executive officers received the following bonus amounts for performance achieved in each of the quarters of the last fiscal year:

	Target Bonus Opportunity (as applied to each quarter)		First Quarter		Second Quarter		Third Quarter		Fourth Quarter
	Percentage of Annual Base Salary	Amount of Target Payout	Percentage Achieved	Actual Bonus	Percentage Achieved	Actual Bonus	Percentage Achieved	Actual Bonus	Percentage Achieved	Actual Bonus
Steven J. Demetriou (1)	25.00%	$250,000	133%	$332,500	163%	$407,500	173%	$432,500	150%	$375,000
Roelof IJ. Baan (2)	18.75%	$164,632	146%	$240,363	173%	$284,814	173%	$284,814	150%	$256,785
Sean M. Stack (1)	18.75%	$75,000	133%	$99,750	163%	$122,290	173%	$129,750	150%	$112,500
Thomas W. Weidenkopf	18.75%	$70,312	133%	$93,516	163%	$114,609	173%	$121,641	150%	$105,469
Christopher R. Clegg	18.75%	$65,625	133%	$87,281	163%	$106,969	173%	$113,531	150%	$98,438
K. Alan Dick (3)	18.75%	$67,500	124%	$83,700	153%	$103,275	114%	$76,950	84%	$56,700

(1)	In accordance with their respective post-emergence employment agreements, with respect to Mr. Demetriou and Mr. Stack, 50% of the value of the executive’s bonus was paid in cash and 50% of the value of the bonus was converted into shares of Common Stock after taking into account applicable withholding taxes.
(2)	Mr. Baan participated in the MIP as a member of the Aleris Europe Business Unit.
(3)	Mr. Dick participated in the MIP as a member of the Rolled Products North America Business Unit.

Equity Incentive Program

Under the Old AII, Inc. stock incentive plan in place before June 1, 2010, the named executive officers, along with other key management personnel, were granted stock options to purchase Old AII, Inc. common stock. These outstanding Old AII, Inc. equity awards were cancelled upon emergence from bankruptcy without consideration to the holders of the awards. Stock options that were cancelled for our named executive officers who had participated in the prior stock incentive plan include: 186,887 stock options held by Mr. Demetriou, 48,157 stock options held by Mr. Stack, 33,339 stock options held by Mr. Clegg, and 30,000 stock options held by Mr. Dick. All of these stock options, granted on February 1, 2007, had an exercise price of $100, the fair market value of a share of Old AII, Inc. common stock on the date of grant. Similarly, 80,000 stock options granted to Mr. Baan on May 8, 2008 and 3,534 shares of restricted stock granted to Mr. Baan on April 7, 2008 when he joined the Company, were also cancelled without consideration.

As of the Effective Date, we adopted the Aleris Holding Company 2010 Equity Incentive Plan (“Equity Incentive Plan”) to replace the prior stock incentive plan. The Equity Incentive Plan is designed to attract, retain, incentivize and motivate employees, consultants, and non-employee directors of the Company and its subsidiaries and to promote the success of our businesses by providing such participating individuals with a proprietary interest in the Company. The Equity Incentive Plan allows for the granting of non-qualified stock options (“stock options”), stock appreciation rights, restricted stock, restricted stock units (“RSUs”), and other stock-based awards. The maximum number of shares which may be issued under the Equity Incentive Plan is 2,928,810 shares, representing 9% of the shares of our Common Stock authorized upon emergence, and, of that amount, grants of RSUs are limited to 325,423 shares. The Equity Incentive Plan is administered by the Board of Directors, or a committee thereof, if so authorized, and may generally be amended or terminated at any time.

Each of the named executive officers received, effective as of June 1, 2010, a grant of stock options and a grant of RSUs, in each case subject to the Equity Incentive Plan and the terms of an award agreement. The stock options were granted in three tranches, with increasing exercise prices whereby the first tranche had an exercise price of $29.76 (fair market value on the date of grant, the “FMV Stock Option”), the second tranche had an exercise price of $44.64 (the “Premium Stock Option”), and the third tranche had an exercise price of $59.52 (the “Super-Premium Stock Option”). Since the options generally have no compensatory value until the price of a share of Common Stock exceeds the exercise price of the stock option, granting the stock options with these “premium” and “super-premium” exercise prices increases the retention value of the awards and the awards are designed to further align interests of the named executive officers, along with certain other key management personnel who were also granted this type of stock option, to the interests of our stockholders and incentivizes them to focus on increasing the Company’s overall value over time. Under the terms of the Equity Incentive Plan, in the event of, among other events, a share dividend or other distribution of securities or other property in respect of shares or other securities (other than ordinary recurring cash dividends), the Board of Directors of AHC will promptly make equitable and appropriate adjustments in the number and/or kind of the securities and/or property that are subject to the stock option, and/or exercise price, and/or other terms or conditions of the stock option so as to avoid dilution or enlargement of the benefits or potential benefits represented by the stock option. In light of the February Stockholder Dividend, a special committee of the Board of Directors implemented appropriate and equitable adjustments to the number of shares that underlies each outstanding stock option and the exercise price applicable to each tranche. Since the February Stockholder Dividend and subsequent adjustment did not occur in fiscal year 2010, the information in the table below (and the compensation tables following the Compensation Discussion and Analysis) reflects the original number of shares underlying each option and the original exercise prices which were in place as of December 31, 2010. For further information on the stock option adjustments, please see the information under the heading “Outstanding Option Adjustment” following the Grants of Plan-Based Awards Table.

Each tranche of stock options granted to the named executive officers vests with respect to 6.25% of the underlying shares subject to such tranche on each quarterly anniversary of the Effective Date, over a period of four years. Vested stock options remain exercisable for a period of ten years, unless there is a change in control (described and defined as a “Change of Control” in the Equity Incentive Plan, referred to herein as a “Change in Control”) or the holder of the stock options incurs a termination of employment. For a discussion of the effect on these stock options in the event of a Change in Control and a named executive officer’s termination, please see the section entitled “Potential Payments Upon Termination and Change in Control—Equity Award Agreements.”

The following table sets forth the amount of stock options granted in June 2010 to each named executive officer:

	FMV Stock Option	Premium Stock Option	Super-Premium Stock Option
	Exercise Price of $29.76	Exercise Price of $44.64	Exercise Price of $59.52
Steven J. Demetriou	325,423	81,356	81,356
Roelof IJ. Baan	115,981	28,995	28,995
Sean M. Stack	103,615	25,904	25,904
Thomas W. Weidenkopf	72,504	18,126	18,126
Christopher R. Clegg	72,504	18,126	18,126
K. Alan Dick (1)	72,504	18,126	18,126

(1)	On February 2, 2011, Mr. Dick was awarded an additional 15,000 options with an exercise price of $50.41 (the fair market value of a share of Common Stock on the date of grant), which will vest in two equal installments on December 12, 2012 and December 31, 2014, and are otherwise subject to similar terms as described with respect to the options awarded in June 2010.

The RSUs granted to each named executive officer also vest with respect to 6.25% of the full amount granted on each quarterly anniversary of the Effective Date, over a period of four years. Generally, promptly after each vesting date, a number of shares of Common Stock will be issued to the named executive officer with respect to the number of RSUs that vested on such date. Except for Messrs. Demetriou and Stack, any withholding tax due as a result of the RSUs’ vesting will either, at the executive’s election, be paid in cash to the Company by the named executive officer, or by having the Company reduce the number of shares issued to the named executive officer by the number of shares that has a value equal to the amount of the withholding tax. In the case of Messrs. Demetriou and Stack, for RSUs that vest in normal course (as opposed to any accelerated vesting due to certain termination of employment events), the withholding tax associated with the vesting RSUs each quarter must be paid in cash by the executive. Prior to March 1, 2011, Messrs. Demetriou and Stack could have requested a loan from the Company to cover the amount of this tax, which was issued, if requested, in the form of a revolving three-year full recourse, but unsecured, loan at the interest rate of 3.95%. Mr. Demetriou and Mr. Stack each entered into a loan of this nature with the Company in connection with the RSUs that vested on September 1, 2010 and December 1, 2010. However, each of these loans was repaid in full by Mr. Demetriou and Mr. Stack, respectively, prior to March 11, 2011. Following March 11, 2011, new loans of this nature to Mr. Demetriou or Mr. Stack are no longer allowed by the Company.

Generally the named executive officers do not have any rights with respect to the shares underlying their unvested RSUs, until each RSU becomes vested and the named executive officer is issued a share of Common Stock in settlement of the RSU. However, the RSUs granted to each of the named executive officers include a dividend equivalent right, pursuant to which the named executive officer is entitled to receive, for each RSU, a payment equal in amount to any dividend or distribution made with respect to a share of Common Stock, at the same time as the dividend or distribution is made to the shareholders generally. Pursuant to this dividend equivalent right, in connection with the extraordinary cash dividend paid on February 28, 2011, the named executive officers, along with all other holders of RSUs, received a cash payment for each RSU in an amount equal to the per share dividend amount that was payable to holders of Common Stock. For a discussion of the effect of a Change in Control and a named executive officer’s termination on these RSUs, please see the section entitled “Potential Payments Upon Termination and Change in Control—Equity Award Agreements.”

The following table sets forth the amount of RSUs granted to each named executive officer:

RSUs
Steven J. Demetriou	81,356
Roelof IJ. Baan	28,995
Sean M. Stack	25,904
Thomas W. Weidenkopf	18,126
Christopher R. Clegg	18,126
K. Alan Dick (1)	18,126

(1)	On February 2, 2011, Mr. Dick was awarded an additional 5,000 RSUs, which will vest in two equal installments on December 12, 2012 and December 31, 2014, and are otherwise subject to similar terms as described with respect to the RSUs awarded in June 2010.

Both the stock options and RSUs, and any shares issued upon exercise or settlement of the award, as applicable, are subject to a clawback provision in the event the named executive officer materially violates the restrictive covenants in his employment agreement relating to non-competition, non-solicitation or non-disclosure or engaged in fraud or other willful misconduct that contributes materially to any significant financial restatement or material loss. In such case, the Board of Directors may, within six months of learning of the conduct, cancel the stock options or RSUs, require the named executive officer to forfeit to us any shares received in respect of such stock options or RSUs or to repay to us the after-tax value realized on the exercise or sale of such shares. The named executive officer will be provided a 15-day cure period, except in cases where his or her conduct was willful or where injury to the Company and its affiliates cannot be cured.

Retirement, Post-Employment Benefits and Deferred Compensation

We offer our executive officers, including the named executive officers who reside and work in the United States, the same retirement benefits as other Aleris employees, including participation in the Aleris 401(k) Plan (the “401(k) Plan”) and, for those who qualify as former employees of Commonwealth Industries, Inc., the Aleris Cash Balance Plan (formerly known as the Commonwealth Industries, Inc. Cash Balance Plan) (the “Cash Balance Plan”). In the United States, we also sponsor a nonqualified deferred compensation program under which certain executives, including the named executive officers, are eligible to elect to save additional salary amounts for their retirement outside of the 401(k) Plan and /or to elect to defer a portion of his compensation and MIP bonus payments. Under the terms of this deferred compensation plan, the emergence from bankruptcy constituted a “change in control” and triggered payments to those named executive officers who had account balances in the plan prior to the Effective Date. These amounts are included in the Summary Compensation Table. For a further description of the deferred compensation plan and the payments that were made in 2010, please see the Sections entitled “Pension Benefits” and “Non-Qualified Deferred Compensation.”

Mr. Baan, who is based in Switzerland, does not participate in the 401(k) plan nor the Cash Balance Plan described above. Mr. Baan participates in one of the three forms of the Aleris Switzerland GmbH Neuhausen am Rhenfall (the “Swiss Pension Plan”), which are maintained in compliance with the regulations imposed by the Occupation Pensions Act in Switzerland. Under the terms of Mr. Baan’s employment agreement, Mr. Baan receives 25% of the amount of his base salary from the Company with respect to his retirement account. Under the Swiss Pension Plan, a cash balance-type benefit is paid upon the retirement a participant. For a further description of the Swiss Pension Plan, please see the Section entitled “Pension Benefits.”

Perquisites

We intentionally provide only limited perquisites to the named executive officers in the United States, including providing payment for financial advisory services and an annual medical examination, as well as a tax-gross up for the additional income tax liability as a result of receiving these benefits. Mr. Demetriou additionally receives a club membership for business use, a tax-gross up payment for this benefit, and supplemental life insurance policies. He reimburses us for any personal use of the club. We also make indoor parking spaces available to certain executives at the Beachwood headquarters, including Messrs. Demetriou, Stack, Weidenkopf, Clegg and Dick. We also occasionally invite spouses and family members of certain of our executives, including the named executive officers, to participate in business-related entertainment events arranged by the Company, which sometimes includes the executive’s spouse or guest traveling with the executives on commercial flights or on company-sponsored aircraft. To the extent any travel or participation in these events by the executive’s spouse or guest results in imputed income to the named executive officer, Mr. Demetriou is entitled, and other named executive officers may be entitled (subject to approval by the CEO) to a tax gross-up payment on such imputed income. We believe that these perquisites are less extensive than is typical both for entities with whom we compete and in the general market for executives of industrial companies in the United States, especially in the case of the chief executive officer. Mr. Baan is provided with a car and other perquisites including parking at the Company’s facility in Switzerland, a housing reimbursement, supplemental private medical insurance that provides coverage for him and his dependents and received reimbursement for an annual medical examination in the United States. In 2010, Mr. Baan was also granted a one-time gross-up payment in connection with taxes in connection with his housing reimbursement related to the period from his date of hire through May 31, 2010.

Change in Control and Termination Arrangements

Each of the named executive officers is subject to certain benefits upon a Change in Control and in connection with certain terminations of employment pursuant to their employment agreements and equity award agreements. Under their employment agreements, generally, in the event of an involuntary termination, the named executive officers are eligible for severance benefits. In the event of a Change in Control, pursuant to the stock option and RSU award agreements, a portion of any unvested awards will vest, with the number of accelerated awards depending on the amount of liquidity gained by the Oaktree Funds and the Apollo Funds in the Change in Control transaction. A more detailed description of the Change in Control and termination provisions of the employment agreements and stock option and RSU agreements is set forth below under the section entitled “Potential Payments Upon Termination of Change in Control.”

Summary Compensation Table for Fiscal Year 2010

The following table sets forth a summary of compensation with respect to our Named Executive Officers for the combined year ended December 31, 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in pension value and nonqualified deferred compensation earnings ($) (5)		All other compensation ($) (6)	Total ($)
Steven J. Demetriou	2010	1,000,000		2,421,155	6,884,329	1,547,500	498		74,510	11,927,992
Chairman and Chief Executive Officer

Roelof IJ. Baan	2010	913,492		862,891	2,453,572	1,066,776	228,618		416,741	5,942,090
Executive Vice President and Chief Executive Officer, Europe and Asia (1)

Sean M. Stack	2010	400,000	200,000	770,903	2,191,981	464,290	0	(7)	29,599	4,056,773
Executive Vice President and Chief Financial Officer

Thomas W. Weidenkopf	2010	375,000		539,430	1,533,822	435,235			19,576	2,903,063
Executive Vice President Human Resources and Communications

Christopher R. Clegg	2010	350,000	200,000	539,430	1,533,822	406,219	490		19,582	3,049,543
Executive Vice President, General Counsel and Secretary

K. Alan Dick	2010	360,000		539,430	1,533,822	320,625	294		26,234	2,780,405
Executive Vice President, and President, Rolled Products North America

(1)	To convert compensation values to US$, the year to date average conversion rate, as determined by the foreign currency translation rates used by Aleris Finance (equaling .9615 US$ to 1 CHF for 2010), was applied to each payment.
(2)	The amounts in this column represent the grant date fair value of the equity award calculated in accordance with FASB ASC Topic 718.
(3)	The amounts in this column represent the grant date fair value of the equity award calculated in accordance with FASB ASC Topic 718. The fair value of the stock options will likely vary from the actual value the holder may receive on exercise because the actual value depends on the number of options exercised and the market price of our Common Stock on the date of exercise. Details and assumptions used in calculating the grant date fair value of the stock options may be found in Note 11 to the Company’s audited consolidated financial statements included herein. Underlying figures do not reflect the adjustments made in connection with the extraordinary dividend in February 2011.

(4)	These numbers reflect in the aggregate the MIP Bonus payments paid with respect to the four quarters of 2010. For Mr. Demetriou and Mr. Stack, one half of the value of each quarterly bonus amount was converted into shares of Common Stock, after taking into account applicable taxes. As a result of this conversion, Mr. Demetriou and Mr. Stack were issued a total of 8,863 and 2,600 shares of Common Stock, respectively.
(5)	Entire amount represents change in value under the Cash Balance Plan. For additional information see the section entitled “Pension Benefits” below.
(6)	The Company provides limited perquisites to its executives. See the section entitled “Perquisites” above. The following table sets forth certain perquisites for 2010 and additional “other” compensation items, for the named executive officers. Amounts set forth in the table below represent actual costs, other than for parking. A specified number of parking spaces are allocated to us in the lease for our Beachwood location. The table sets forth the costs that would have been paid by the named executive officer for the parking spaces. Tax gross up payments are made to the named executive officers for club membership, annual physicals and financial planning services, as applicable.

	Annual Physical	Financial Planning	Supplemental Insurance	Parking	Automobile	Club Membership	Tax Gross Up	Spousal Travel and Entertainment (a)	Housing Allowance and Tax Gross Up	Total
Steven J. Demetriou	1,382	10,150	21,285	1,080		12,519	23,774	4,320		74,510
Roelof IJ. Baan (b)	14,268		12,923	1,846	47,724			1,344	338,636	416,741
Sean M. Stack	4,361	10,150		1,080			13,147	861		29,599
Thomas W. Weidenkopf		10,150		1,080			8,346			19,576
Christopher R. Clegg		10,150		1,080			8,224	128		19,582
K. Alan Dick	2,468	10,150		1,080			11,181	1,355		26,234

(a)	Amounts included in this column represent the incremental cost of our named executive officers’ spouses and guests participating in certain business-related entertainment events and travel in connection with such events. Where a spouse or guest traveled with a named executive officer utilizing a company-sponsored aircraft on an otherwise scheduled business flight, there was no incremental cost to the Company associated with the spouse or guests’ accompaniment. Where a spouse or guest traveled with a named executive officer utilizing commercial flights, the incremental cost has been calculated based on the actual cost to the Company of the ticket or related fees. With respect to entertainment expenses attributed to a named executive officer’s spouse, the incremental cost is calculated based on the cost of meals or individually-purchased event tickets that are attributable to the spouse or guest’s attendance.
(b)	For Mr. Baan, amounts have been converted from CFH, as described above. The amount listed under “Annual Physical” represents costs related to an annual physical for Mr. Baan in the United States, the amount listed under “Supplemental Insurance” represents approximately $1,077 per month paid by the Company for supplemental medical insurance for Mr. Baan and his dependents in Switzerland, the amount listed under “Automobile” represents approximately $3,977 per month car allowance and related costs, and the amount included in the Housing Allowance and Tax Gross Up column includes approximately $9,615 per month housing allowance and approximately $223,838 for a one-time tax gross-up payment related to the housing reimbursements paid from April 7, 2008–May 31, 2010.

(7)	The present value of accumulated benefits for Mr. Stack under the Cash Balance Plan decreased by $13.00.

Grants of Plan-Based Awards for Fiscal Year 2010

The following table provides information concerning outstanding non-equity incentive plan awards as of December 31, 2010 and equity awards granted under the Equity Incentive Plan for each of the named executive officers. Actual payments in 2010 under the MIP, that are determinable at this time, are discussed above under the section entitled “Base Salary and Cash Bonus Awards” and included in the Summary Compensation Table.

			Estimated possible payouts under non-equity incentive plan awards
						All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards
Name	Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Steven J. Demetriou	FMV Option	6/1/2010					325,423	29.76	4,972,463
	Premium Option	6/1/2010					81,356	44.64	1,030,781
	Super-Prem Option	6/1/2010					81,356	59.52	881,085
	RSU	6/1/2010				81,356			2,421,155
	MIP			1,000,000	2,000,000

Roelof IJ. Baan (1)	FMV Option	6/1/2010					115,981	29.76	1,772,190
	Premium Option	6/1/2010					28,995	44.64	367,367
	Super-Prem Option	6/1/2010					28,995	59.52	314,016
	RSU	6/1/2010				28,995			862,891
	MIP			685,119	1,370,238

Sean M. Stack	FMV Option	6/1/2010					103,615	29.76	1,583,237
	Premium Option	6/1/2010					25,904	44.64	328,204
	Super-Prem Option	6/1/2010					25,904	59.52	280,540
	RSU	6/1/2010				25,904			770,903
	MIP			300,000	600,000

Thomas W. Weidenkopf	FMV Option	6/1/2010					72,504	29.76	1,107,861
	Premium Option	6/1/2010					18,126	44.64	229,656
	Super-Prem Option	6/1/2010					18,126	59.52	196,305
	RSU	6/1/2010				18,126			539,430
	MIP			281,250	562,500

Christopher R. Clegg	FMV Option	6/1/2010					72,504	29.76	1,107,861
	Premium Option	6/1/2010					18,126	44.64	229,656
	Super-Prem Option	6/1/2010					18,126	59.52	196,305
	RSU	6/1/2010				18,126			539,430
	MIP			262,500	525,000

K. Alan Dick	FMV Option	6/1/2010					72,504	29.76	1,107,861
	Premium Option	6/1/2010					18,126	44.64	229,656
	Super-Prem Option	6/1/2010					18,126	59.52	196,305
	RSU	6/1/2010				18,126			539,430
	MIP			270,000	540,000

(1)	To convert compensation values to US$, year to date monthly average conversion rate, as determined by the monthly foreign currency translation rates used by Aleris finance, were applied to the MIP payment.

Outstanding Option Adjustment

In light of the February Stockholder Dividend, as noted in the Compensation Discussion and Analysis, a special committee of the Board of Directors implemented appropriate and equitable adjustments to the number of shares that underlies each outstanding stock option and the exercise price applicable to each tranche in order to avoid a dilutive effect on the outstanding stock options. In this regard the number of shares underlying each stock option that was outstanding on the dividend record date was increased by dividing the number of shares for each outstanding option that were granted before the February Stockholder Dividend by an adjustment ratio, and the exercise price of each option was decreased by multiplying the exercise price that applied before the February Stockholder Dividend by the same adjustment ratio. The adjustment ratio was calculated based on the determination by the Board of Directors of the fair market value of a share of Common Stock immediately before and after the payment of the February Stockholder Dividend. As a result of applying this adjustment ratio, each FMV Stock Option, Premium Stock Option, or Super-Premium Stock Option that represented the right to buy one share of Common Stock before the extraordinary dividend, has been adjusted to represent the right to buy approximately 1.235 shares of Common Stock, and the relevant exercise price of each FMV Stock Option, Premium Stock Option, and Super-Premium Stock Option has been adjusted to $24.10, $36.14 and $48.19, respectively. The number of underlying shares and exercise prices of any other stock options that were granted prior to the record date of the February Stockholder Dividend were similarly adjusted. No adjustments were made to the overall number of shares of Common Stock authorized for grant under the Equity Incentive Plan, nor to the number of those shares that may be granted in the form of RSUs.

Employment Agreements

As of the Effective Date, the Company together with Aleris International entered into employment agreements with each of our named executive officers. The term of these employment agreements commenced upon the Effective Date and generally terminates on the third anniversary of the Effective Date, except that each term shall be automatically extended for additional one-year periods unless either the executive or the Company provides notice within a specified time period (one year in the event of the Company’s election with respect to Mr. Demetriou and six months with respect to the other named executive officers and 90 days in the event of the executive’s election with respect to Mr. Demetriou and 60 days with respect to the other named executive officers) of its intent not to renew. The employment agreements provide for base salary, annual bonus opportunity and the grant of stock options and RSUs, as described herein. The named executive officers are entitled to participate in all employee benefit plans and programs of the Company and in all perquisite and fringe benefits which are from time to time made available to senior employees by the Company. Mr. Demetriou’s perquisites cannot be adversely changed (without his consent) for the three year period following the Effective Date from those he was entitled to receive as of the Effective Date. In addition, Mr. Demetriou and Mr. Stack agreed to purchase certain shares of the Company upon the Effective Date and executed a stockholders agreement in this regard. The employment agreements also set forth the rights and obligations of the named executive officer upon a termination of employment as described below in the Section entitled “Potential Payments Upon Termination or Change in Control.”

Stockholders Agreement

If and when any of the stock options granted under the Equity Incentive Plan are exercised and when shares are issued pursuant to the settlement of RSUs granted under the Equity Incentive Plan, the named executive officers will automatically become a party to the Stockholders Agreement. The Stockholders Agreement provides that the holder of shares may not, except in limited circumstances, transfer any of the shares of Company common stock that are acquired upon the exercise of stock options or settlement of RSUs. In addition, if (i) the Oaktree Funds propose to transfer more than 2% of their common stock to any person who is not an affiliate of the Oaktree Funds or the Apollo Funds, or (ii) if the Oaktree Funds transfer more than 5% of their common stock to the Apollo Funds and the Apollo Funds in turn transfer such shares to any person who is not an affiliate of the Apollo Funds within 90 days of receiving such shares from the Oaktree Funds, a notice will be issued to provide other stockholders, including the named executive officers with an opportunity to sell a proportionate number of shares to such person, based on such terms as may be set forth in that notice. Further, if stockholders holding a majority of the outstanding shares of common stock together propose to transfer, in one or a series of transactions, to either (i) a person who is not an affiliate of any of the stockholders in the group proposing such transfer, or (ii) a group that was established to purchase the Company that includes any of the stockholders proposing the transfer or its affiliates, but only if such stockholders proposing the transfer control no more than 10% of the voting securities of such group, the group proposing the transfer will be able to require other stockholders, including the named executive officers, to transfer a proportionate number of your shares of common stock to such person or group. The Stockholders Agreement will terminate upon the consummation of this offering.

Outstanding Equity Awards as of December 31, 2010

The following table provides information concerning outstanding equity awards for purchase of shares of the Company as of December 31, 2010 for each of the named executive officers. The number of securities underlying options and exercise prices reported below do not reflect the adjustments made in connection with the February Stockholder Dividend.

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Steven J. Demetriou	40,677	284,746	$29.76	6/1/2020
	10,169	71,187	$44.64	6/1/2020
	10,169	71,187	$59.52	6/1/2020
					71,187	$3,588,537

Roelof IJ. Baan	14,497	101,484	$29.76	6/1/2020
	3,624	25,371	$44.64	6/1/2020
	3,624	25,371	$59.52	6/1/2020
					25,371	$1,278,952

Sean M. Stack	12,951	90,664	$29.76	6/1/2020
	3,238	22,666	$44.64	6/1/2020
	3,238	22,666	$59.52	6/1/2020
					22,666	$1,142,593

Thomas W. Weidenkopf	9,063	63,441	$29.76	6/1/2020
	2,265	15,861	$44.64	6/1/2020
	2,265	15,861	$59.52	6/1/2020
					15,861	$799,553

Christopher R. Clegg	9,063	63,441	$29.76	6/1/2020
	2,265	15,861	$44.64	6/1/2020
	2,265	15,861	$59.52	6/1/2020
					15,861	$799,553

K. Alan Dick	9,063	63,441	$29.76	6/1/2020
	2,265	15,861	$44.64	6/1/2020
	2,265	15,861	$59.52	6/1/2020
					15,861	$799,553

Option Exercises and Stock Vested January 1—December 31, 2010

	Option Awards		Stock Awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Steven J. Demetriou	0	$0.00	10,169	$407,034
Roelof IJ. Baan	0	$0.00	3,624	$145,066
Sean M. Stack	0	$0.00	3,238	$129,601
Thomas W. Weidenkopf	0	$0.00	2,265	$90,687
Christopher R. Clegg	0	$0.00	2,265	$90,687
K. Alan Dick	0	$0.00	2,265	$90,687

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders
Equity compensation plans not approved by security holders (1)	2,293,270	(2)	$37.35	(3)	597,073

Total	2,293,270		$37.35	(3)	597,073

(1)	Represents the Company’s 2010 Equity Incentive Plan, which was approved by the Bankruptcy Court as part of the Company’s emergence from bankruptcy on June 1, 2010.
(2)	Includes 2,011,174 stock options and 282,096 RSUs granted under the Company’s 2010 Equity Incentive Plan, as of December 31, 2010.
(3)	Weighted average exercise price of 2,011,174 outstanding options. Calculation excludes restricted stock units.

The Company’s 2010 Equity Incentive Plan (the “Equity Incentive Plan”) was established to attract, retain, incentivize and motivate officers and employees of, consultants to, and non-employee directors providing services to the Company and its subsidiaries and affiliates and to promote the success of the Company by providing such participating individuals with a proprietary interest in the performance of the Company. As of December 31, 2010, the Company has granted awards of stock options and RSUs.

Administration. The Equity Incentive Plan is administered by the Board of Directors or, at its election, by a committee. Subject to the express limitations of the Equity Incentive Plan, the committee has the authority to determine (i) which employees, consultants or directors of the Company, its subsidiaries and affiliates may be granted awards, (ii) the timing of granting awards, (iii) the number of shares subject to each award, (iv) the vesting schedule of the award and (v) any other terms and conditions of the award (which may vary among participants and awards). The committee is also authorized to interpret the Equity Incentive Plan, to establish, amend and rescind any rules and regulations relating to the Equity Incentive Plan, and to make any other determinations it deems necessary or desirable for the administration of the Equity Incentive Plan. Any decision of the committee in the interpretation or administration of the Equity Incentive Plan is made in the sole and absolute discretion of the committee and shall be, if made reasonably and in good faith, final, conclusive and binding.

Stock Subject to the Plan. The maximum number of shares which may be issued in connection with all types of awards under the Equity Incentive Plan, including any grants made to employees outside of the United States, is 2,928,810 shares. Of that amount, grants of RSUs are limited to 325,423 shares.

Option Grants. Stock options granted under the Equity Incentive Plan are non-qualified stock options subject to the terms and conditions determined by the committee and set forth in the applicable stock option agreement. Except in the case of grants to four of our directors, all stock options outstanding as of December 31, 2010 vest in equal quarterly installments over a period of four years and were granted with an exercise price equal to either the fair market value of a share of Company common stock on the date of grant, or a “premium” or “super premium” exercise price (equal to 1.5 times or 2 times, respectively, the fair market value of a share of our common stock on the date of grant). With respect to the four director grants, the stock options also vest in quarterly installments over four years, but one quarter was vested on the date of the grant.

Restricted Stock Unit Awards. RSUs awarded under the Equity Incentive Plan consist of a grant by the Company of a specified number of units, which on the date of grant each represent one hypothetical share of Company common stock credited to an account of the award recipient, with no actual shares of Company common stock being issued until the RSU award has vested and are settled or the RSUs are otherwise settled in accordance with the RSU Agreement. With respect to RSUs outstanding as of December 31, 2010, except for four of our directors, the restricted stock units granted vest in equal quarterly installments over a period of four years. For four of our directors, the RSUs also vest in quarterly installments over four years, but one quarter was vested on the date of the grant. RSU holders are entitled to certain dividend equivalent rights with respect to each RSU in the event that some types of dividends are paid to the holders of the Company’s common stock.

Non-Transferability of Awards. Awards, including stock options and RSUs, granted under the Equity Incentive Plan may not be transferred or assigned, other than by will or the laws of descent and distribution, unless the committee determines otherwise.

Adjustment of Shares and Change in Control. In the event of, among other events, an extraordinary distribution, stock dividend, recapitalization, stock split, reorganization, merger, spin-off, or other similar transaction, the number and kind of shares, in the aggregate, reserved for issuance under the Plan will be adjusted to reflect the event. In addition, the committee may make adjustments to the number, exercise price, class, and kind of shares or other consideration underlying the awards. In the event of Change in Control (as defined in the Equity Incentive Plan), unless otherwise prohibited under applicable law or unless specified in an award agreement, the committee is authorized, but not obligated, with respect to any or all awards, to make adjustments in the terms and conditions of outstanding awards, including, but not limited to, causing the awards, as part of the Change in Control triggering event, to be continued, substituted, or canceled for a cash payment (or a payment in the same form as other stockholders are receiving in the Change in Control triggering event). In the event the awards are canceled, the payment would be equal to (i) for RSUs, the fair market value of the shares underlying the RSUs being canceled and (ii) for stock options, the excess, if any, between the fair market value of the shares underlying the stock options over the exercise price of the stock options being canceled. The committee may also accelerate the vesting of outstanding stock options or RSUs, or may adjust the expiration of any outstanding stock options. With respect to all awards granted as of December 31, 2010, in the event that the Company is involved in a Change in Control, a portion of an award holder’s stock option that remains unvested at such time will become vested and exercisable. The portion of the unvested stock options that will become vested and exercisable is based on a formula that, after it is applied at the time of the Change in Control event, results in the percentage of the holder’s cumulative stock options that are vested and exercisable equaling the percentage by which the Oaktree Funds and Apollo reduced their collective ownership in the Company as part of the Change in Control (as defined in the Plan and generally described below). If the Oaktree Funds and Apollo collectively reduce their ownership in the Company by 75% or more, then any unvested stock options will vest, and become exercisable, in full.

Clawback. Subject to the terms of an award agreement that may provide otherwise, the Company may cancel any stock options or RSUs, or require that the participant repay to the Company any gain that may have been realized when the Options were exercised or when the RSUs were settled in the event that the participant violates any non-competition, non-solicitation or non-disclosure covenant or agreement that applies to such participant or if the participant engages in fraud or other misconduct that contributes materially to any financial restatement or material loss.

Amendments or Termination. The Board of Directors may amend, modify, alter, suspend, discontinue or terminate the Equity Incentive Plan or any portion of the Equity Incentive Plan or any award, including a stock option or RSU, at any time, subject to any applicable stockholder approval requirements. However, no such action by the Board of Directors may be made without the consent of a participant if such action would materially diminish any of the rights of such participant under any award granted to such participant under the Plan, unless an amendment is required to comply with applicable laws, in which case the committee may amend the Equity Incentive Plan or any award agreement.

Pension Benefits

The following table provides information with respect to each pension plan that provides for payments or other benefits at, following, or in connection with retirement. This includes tax-qualified defined benefit plans and supplemental executive retirement plans, but does not include defined contribution plans (whether tax qualified or not).

Values reflect the actuarial present value of the named executive officer’s accumulated benefit under the retirement plans, computed as of December 31, 2010. In making this calculation, the assumptions we used the same assumptions that we use for financial reporting purposes and include the following: (a) retirement age of 62 (the earliest allowable retirement age under the plan without a reduction in benefits); (b) discount rate of 5.20%; (c) cash balance interest crediting rates of 2.09% for 2010 and 3.50% for periods after 2010; and (d) a lump sum form of payment.

Name	Plan Name	Number of Years credited service (#)	Present value of accumulated benefit ($)
Steven J. Demetriou	Cash Balance Plan	2.6	30,873
Roelof IJ. Baan	Swiss Pension Plan	2.7	556,695
Sean M. Stack	Cash Balance Plan	2.6	17,220
Christopher R. Clegg	Cash Balance Plan	2.5	28,263
K. Alan Dick	Cash Balance Plan	8.2	53,138
Thomas W. Weidenkopf	None

As former Commonwealth Industries, Inc. (a predecessor company to Old AII, Inc.), employees Messrs. Demetriou, Stack, Clegg and Dick are participants in the Cash Balance Plan, which was previously a plan of that predecessor entity. The Cash Balance Plan is a qualified defined benefit plan under the Internal Revenue Code. Participants’ benefits are determined on the basis of a notional account. Accounts are credited with pay credits between 3.5% and 8.0% of earnings for each year of credited service based on the participant’s age. Interest is credited based on applicable rates of interest on U.S. Treasury bonds. Compensation and benefits are limited to applicable IRC limits. Pay credits were ceased effective January 1, 2007.

Benefits are available to participants as either an annuity or lump sum with an equivalent value to the participant’s account at the time of distribution. Normal retirement is age 65 and unreduced benefits are available at age 62. Benefits are available at earlier ages as long as the participant is vested in the plan. Three years of service is required for vesting. Earnings include base pay and annual incentive payments. The value of stock options and other long-term compensation items are not included.

The plan provides grandfathered benefits to certain participants based on a previous plan benefit formula. None of our named executive officers are eligible for these benefits. Benefit accruals in this plan were frozen effective December 31, 2006 for all participants including the named executive officers. However, the plan was retroactively amended in February 2009, resulting in adjusted account balances which impacted all plan participants by increasing the applicable interest crediting rate during 2009 and 2010 and additionally impacted Mr. Demetriou and Mr. Clegg by having an amount attributed to the accounts of participants aged 47-49 to reflect an increased benefit credit back to 2002.

Mr. Baan is not a participant in the Cash Balance Plan. He participates in the Swiss Pension Plan, a plan operated in accordance with applicable Swiss Law. The Swiss Pension Plan provides Mr. Baan with a cash-balance type benefit upon his retirement, whereby at the participant’s normal retirement date at age 65, he is eligible for an annuity based on his account balance at the time. Under the terms of the plan and Mr. Baan’s employment agreement, service credits of 25% of Mr. Baan’s base salary are contributed annually to the Swiss

Pension Plan, and all such contributions are paid by the Company, which includes a mandated contribution under Swiss law. Interest credits are also given on the account balance. No further contributions or interest credits are provided after retirement. In order to calculate the present value for Mr. Baan’s accumulated benefit, the following assumptions were applied: interest crediting rates on the mandated and supplemental accounts of 2.0% and 2.25%, respectively, a retirement age of 65, and a discount rate of 2.77%.

Nonqualified Deferred Compensation

The following table provides information with respect to the Aleris Deferred Compensation & Retirement Benefit Restoration Plan (the “Deferred Compensation Plan”). The amounts shown include distributions of amounts that were deferred in prior years and which were distributed on June 25, 2010 as a result of our emergence from bankruptcy. None of the named executive officers has elected to defer any payments in 2010.

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
Steven J. Demetriou			5,508	79,875	0
Roelof IJ. Baan					0
Sean M. Stack					0
Thomas W. Weidenkopf					0
Christopher R. Clegg				12,526	0
K. Alan Dick				13,776	0

The named executive officers based in the United States are eligible to participate in the Deferred Compensation Plan that benefits only a select group of United States management employees. The Deferred Compensation Plan uses a hypothetical account for each participant who elects to defer income. The participant selects investment funds from a broad range of options. Earnings and losses on each account are determined based on the performance of the investment funds selected by the participant. A participant may elect to defer a minimum of 10% but not more than 50% of his annual base compensation and between 10–95% of his bonus awarded pursuant to the MIP as compensation deferrals. In addition, the participant may elect to defer between 1–5% percent of his annual base compensation and between 1–5% of his bonus awarded pursuant to the MIP as restoration deferrals. With respect to amounts contributed to the plan by the participant as restoration deferrals the Company provides certain matching contributions and employer contributions. No such deferrals were elected by the named executive officers in 2010. Distributions under the Deferred Compensation Plan may be made as a single lump sum, on a fixed date or schedule, or in equal installments over periods of five or ten years, depending on distribution’s triggering event and the participant’s elections, in compliance with the election and timing rules of Internal Revenue Code Section 409A.

The emergence from bankruptcy was considered a “change in control” under the Deferred Compensation Plan and therefore payments of the named executive officers’ account balances were triggered by this event. As a result, the full amount of the named executive officers’ benefit under the Deferred Compensation Plan immediately prior to the Effective Date was paid to the named executive officer who participated in the Deferred Compensation Plan on June 25, 2010.

Potential Payments Upon Termination or Change in Control

As discussed in the Compensation Discussion and Analysis, the named executive officers are eligible for severance benefits under their employment agreements, as described below, in the event of certain termination of employment events. In addition, certain provisions are trigged pursuant to the stock option and RSU award agreements in the event of a Change in Control or termination of employment.

The payments and benefits to which the named executive officers would be entitled in the event of certain termination of employment events, or as a result of a Change in Control are set forth in the table below, assuming the event occurred on

December 31, 2010. For this purpose we have assumed a stock value of $50.41. Details regarding these payments and benefits described following the table.

	Termination by Co. for Cause or by Exec. without Good Reason	Termination by Co. without Cause or by Exec. for Good Reason		Death or Disability		Change of Control
	Payment ($)	Cash and Benefits (1) ($)	Value of Equity Acceleration ($)	Cash and Benefits ($)	Value of Equity Acceleration ($)	Value of Equity Acceleration (2) ($)
Steven J. Demetriou	0	4,600,000	4,918,336	1,000,000	0	9,836,672
Roelof IJ. Baan	0	2,700,018	1,168,653	658,541	0	3,505,888
Sean M. Stack	0	1,230,000	1,044,026	300,000	0	3,132,014
Thomas W. Weidenkopf	0	1,153,125	730,548	281,250	0	2,191,600
Christopher R. Clegg	0	1,076,250	730,548	262,500	0	2,191,600
K. Alan Dick	0	1,107,000	730,548	270,000	0	2,191,600

(1)	The amount of Cash and Benefits in the event of a termination by the Company without Cause or by the Executive for Good Reason includes the payment of 1.5 years (2 years for Mr. Demetriou) of the executive’s base salary and bonus amount (calculated under the terms of each executive’s employment agreement assuming the termination occurred on December 31, 2010) plus an estimated value of continued medical benefits for the same period.
(2)	The Change in Control equity valuation assumes that the Oaktree Funds and the Apollo Funds would reduce their combined common stock interest by more than 75%, triggering the full vesting of outstanding equity awards.

Employment Agreements

Under the terms of the employment agreements, the executive officers’ employment may be terminated at any time by either party, subject to certain notice provisions and severance obligations in the event of certain specified terminations. The payments and benefits upon each termination of employment scenario as described herein (other than accrued benefits) are generally conditioned upon the execution of a general release of claims against the Company and the executive’s compliance with certain restrictive covenants discussed below.

Upon a termination without Cause or for Good Reason (each as defined below):

Mr. Demetriou would receive:

•	accrued benefits;

•	any earned annual bonus for the prior year to the extent not yet paid;

•

a cash severance payment equal to (a) in the event termination occurs on or prior to the first anniversary of the Effective Date, two times the sum of his base salary and target bonus, or (b) in the event termination occurs subsequent to the first anniversary of the Effective Date, the product of (1) the sum of his base salary and the average bonus paid for the two most recent calendar years (provided that for these purposes, Mr. Demetriou will be deemed to have earned an annual bonus of $1,000,000 for each of 2009 and 2010), and (2) the greater of (x) one and (y) a fraction, the numerator of which is the number of days from the date of termination through the expiration date of the then-outstanding term and the denominator of which is 365, in each case, payable in substantially equal installments consistent with the Company’s payroll practices over a period of two years following the date of termination; and

•

continuation of all medical benefits for (a) in the event termination occurs on or prior to the first anniversary of the Effective Date, two years, or (b) in the event termination occurs subsequent to the first anniversary of the Effective Date, the greater of (1) 12 months and (2) the period of time from the date of termination through the expiration date of the then-outstanding term.

Each of the other named executive officers would receive:

•	accrued benefits;

•	any earned annual bonus for the prior year to the extent not yet paid;

•

a cash severance payment equal to 1.5 times the sum of his base salary and average earned bonus for the two most recent calendar years (provided that for these purposes, he will be deemed to have an annual bonus for each of 2008, 2009, and 2010 equal to their target bonus as in effect on the Effective Date), payable in substantially equal installments consistent with the Company’s payroll practices over a period of 18 months following the date of termination; and

•	continuation of all medical benefits for 18 months.

Upon a termination by the Company for Cause or by the named executive officer without Good Reason, the named executive officer would only receive his or her accrued benefits. Upon a termination due to the named executive officer’s death or disability, the named executive officer (or his or her estate) would receive:

•	accrued benefits;

•	any earned annual bonus for the prior year to the extent not yet paid; and

•	a pro-rata bonus determined based on the named executive officer’s target bonus adjusted for the number of days the named executive officer was employed during the calendar year.

In each of the named executive officer’s employment agreements, “Cause” is defined to mean the occurrence of any of the following, if the executive has not cured such behavior, where applicable, within 30 days after receiving notice from the Company:

•	a material breach of the employment agreement;

•	other than as a result of physical or mental illness or injury, continued failure to substantially perform his duties;

•	gross negligence or willful misconduct which causes or reasonably should be expected to cause material harm to the Company or AHC or their subsidiaries;

•	material failure use best reasonable efforts to follow lawful instructions of the Company’s Board of Directors or, for the named executive officers other than Mr. Demetriou, his direct supervisor; or

•	an indictment for, or plea of nolo contendere to, a felony involving moral turpitude or other serious crime involving moral turpitude.

“Good Reason” is defined to mean the occurrence of any of the following, without the named executive officer’s prior written consent, if the Company has not cured such behavior within 60 days after receiving notice from the executive:

•	a material reduction in base salary or annual bonus opportunity;

•	a material diminution in position, duties, responsibilities or reporting relationships;

•	a material breach by the Company or AHC of any material economic obligation under the employment agreement or stock option or RSU award agreements; or

•	a change of principal place of employment to a location more than seventy-five miles from such principal place of employment as of the Effective Date.

If the Company elects not to renew the named executive officer’s employment at the end of the then-outstanding term in accordance with the terms of the employment agreement (which require the Company to provide at least 12 months notice to Mr. Demetriou and at least six months notice to the other named executive officers), the named executive officer would be entitled to receive: (i) accrued benefits; and (ii) a cash non-renewal payment equal to the sum of the named executive officer’s base salary and average earned bonus for the two most recent calendar years, payable in substantially equal installments consistent with the Company’s payroll practices over the twelve month period following the date of termination. If the named executive officer elects not renew his employment agreement at the end of the then-outstanding term in accordance with the terms of the employment (which require him to provide 90 days notice in the case of Mr. Demetriou and 60 days notice in the case of the other named executive officers), the named executive officer would be entitled to receive: (i) accrued benefits; (ii) a pro-rata bonus determined based on the bonus he would have received for that year if termination had not occurred and the number of days that the executive was employed during the calendar year.

Under the employment agreements, each named executive officer agrees to be bound by certain restrictive covenants, including a confidentiality provision. Each employment agreement also obligates the named executive officer to agree to not (i) solicit, hire, or encourage any such person to terminate employment with the Company or its affiliates, anyone employed by the Company within six months of such hiring date, for a period of two years for Mr. Demetriou and 18 months for the other named executive officers, in each case, following his termination; (ii) compete with the Company for a period of two years for Mr. Demetriou and 18 months for the other named executive officers, in each case, following his termination; and (iii) defame or disparage the Company, its affiliates and their respective officers, directors, members and executives.

Equity Award Agreements

Under the Equity Incentive Plan and equity award agreements, upon a Change in Control, each tranche of the named executive officer’s stock option and the RSUs would vest to the extent necessary to make the aggregate percentage of all three tranches of the stock option and the RSUs that have become vested as of the date of such Change in Control at least equal to the percentage by which the Oaktree Funds and the Apollo Funds have reduced their combined common stock interest in the Company and the remaining unvested tranches would continue in their accordance with their terms; provided however, that if the Oaktree Funds and the Apollo Funds’ combined common stock interest in the Company is reduced by 75% or more, then all three tranches of the stock option and the RSUs will fully vest.

Upon a voluntary termination of employment by the named executive officer without Good Reason, the named executive officers would forfeit all unvested options and RSUs immediately and would have the lesser of 90 days or the remaining term to exercise all vested options. Upon a termination of employment by the Company for Cause, the named executive officer would forfeit all options (whether vested or unvested) and unvested RSUs. Upon a termination of employment by the Company without Cause or by the named executive officer for Good Reason (including due to the non-extension of his employment term by the Company), each tranche of unvested options and all RSUs would become immediately vested with respect to (1) for Mr. Demetriou, 50%; and (2) for each other named executive officer, 33%, in each case, of the then unvested options that have not previously been vested or remaining RSUs, respectively. The named executive officer would then have six months to exercise all vested options. If the named executive officer’s employment is terminated as a result of death or disability, all unvested options and RSUs would be forfeited immediately and the named executive officer would have the shorter of one year or the length of the remaining term to exercise all vested options.

Director Compensation

During the period January 1, 2010 through May 31, 2010, immediately prior to Aleris International’s emergence from bankruptcy, the Board of Directors of Old AII, Inc. included, Steven J. Demetriou, Dale V.

Kesler, Paul E. Lego, and J. Steven Whisler. Mr. Demetriou did not receive any compensation for his services as a director. Messrs. Kesler, Lego and Whisler received cash retainers of $20,000 for the first quarter and $13,333 for the portion of the second quarter up to the time of emergence. In addition, Mr. Kesler and Mr. Lego received $6,250 and $2,133, respectively, for their services on certain committees. Mr. Whisler received the same cash retainer amounts as Mr. Kesler and Mr. Lego, but no committee fees. These amounts are reflected in the Director Compensation Table below.

After his tenure as a director ended on May 31, 2010, Mr. Kesler entered into a Consulting Services and Non-Competition Agreement on June 1, 2010, to provide advisory services related to the oversight of the Company financial function and internal auditing processes. For these consulting services, Mr. Kesler receives a fee of $7,917 per month, beginning June 1 through December 31, 2010. This agreement has subsequently been extended and will continue through June 30, 2011. Under the consulting arrangement Mr. Kesler received $55,419 through December 31, 2010.

On June 1, Messrs. Kesler, Lego, and Whisler resigned from the Old AII, Inc. Board. Also on June 1, as part of Aleris International’s emergence from bankruptcy, the following individuals were appointed by the Oaktree Funds as our new directors: Kenneth Liang, Scott Graves, Brian Laibow, and Ara Abrahamian (collectively referred to the Oaktree Directors). On July 30, 2010, G. Richard Wagoner, Jr. joined the Board of Directors as an “outside” director, meaning that he is not affiliated with our principal stockholders. On September 1, 2010, Christopher M. Crane also joined the Board of Directors as an additional “outside” director. In addition, in January 2011, Lawrence Stranghoener joined the Board of Directors as another “outside” director and Emily Alexander, who is affiliated with the Oaktree Funds, also became a director.

Each of the directors has received an equity award as a portion of their compensation for services as a director. These awards, consisting of stock options, RSUs, and/or restricted stock are indicated in the table below. In addition to the equity grants, on November 1, 2010 a cash compensation policy was adopted with respect to director service, under which directors will receive a $50,000 annual cash retainer, payable in equal installments at the end of each calendar quarter. For each of the Oaktree Directors, since they provide their services to us as part of their services to the Oaktree Funds, under an agreement with the Oaktree Funds, all cash and non-cash compensation paid to the Oaktree Director with respect to their service as one of our directors is turned over to an Oaktree affiliate.

The following table sets forth a summary of compensation with respect to our directors for the combined year ended December 31, 2010 (the table does not include Mr. Stranghoener and Ms. Alexander because they did not serve on the Board in the 2010 fiscal year):

Director Compensation—January 1–December 31, 2010

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Option Awards ($)		Total ($)
Pre-Emergence Directors
Dale Kesler (1)(2)	39,583
Paul Lego (1)	35,417
J. Steven Whisler (1)	33,333
Post-Emergence Directors
Oaktree Directors (3)	25,000	(4)	126,600	(5)	170,880	(5)	332,480
Kenneth Liang
Scott Graves
Brian Laibow
Ara Abrahamian
G. Richard Wagoner, Jr. (6)			757,000	(6)			757,000
Christopher M. Crane (7)	12,500	(7)	113,550	(7)	170,880	(7)	296,930

(1)	Dale Kesler, Paul Lego and J. Steven Whisler served as directors of Old AII, Inc., and resigned on June 1, 2010. Compensation above corresponds to the period January 1–May 31, 2010.
(2)	Dale Kesler entered into a consulting arrangement with us on June 1, 2010. From June 1–December 31, 2010, he has received $55,419. These payments were not with respect to his services as a director of Old AII, Inc.
(3)	Messrs. Kenneth Liang, Scott Graves, Brian Laibow and Ara Abrahamian have been appointed to our Board by the Oaktree Funds. All remuneration paid to the Oaktree Directors is turned over to an affiliate of Oaktree, and is not kept by the individual.
(4)	Payment represents two quarters of cash retainer fees for the Oaktree Directors.
(5)	The Oaktree Directors each received, on November 1, 2010, grants of 3,000 RSUs and stock options to acquire 12,000 shares of Common Stock, with an exercise price equal to the fair market value of a share of Common Stock on the date of grant. The restrictions will lapse on the RSUs and the options vest as to six and one-quarter percent (6.25%) of the total RSUs and stock options, on each quarterly anniversary of the Effective Date (i.e. June 1, 2010) during the four year period following the Effective Date. These awards represent the full amount of equity awards that have been awarded with respect to the Oaktree Directors.
(6)	G. Richard Wagoner, Jr. became a director on July 30, 2010. Upon his election to the Board, Mr. Wagoner received, on July 30, 2010, 20,000 shares of restricted stock. The restrictions will lapse on the restricted stock as to six and one-quarter percent (6.25%) of the total restricted stock, on each quarterly anniversary of the date of grant during the four year period following the date of grant. This award represents the full amount of equity awards that have been awarded to Mr. Wagoner.
(7)	Christopher M. Crane became a director on September 1, 2010. Upon his election to the Board, Mr. Crane received, on September, 1, 2010, grants of 3,000 RSUs and stock options to acquire 12,000 shares of Common Stock, with an exercise price equal to the fair market value of a share of Common Stock on the date of grant. The restrictions will lapse on the RSUs and the options vest as to six and one-quarter percent (6.25%) of the total RSUs and stock options, on each quarterly anniversary of the date of grant during the four year period following the date of grant. These awards represent the full amount of equity awards that have been awarded to Mr. Crane. Mr. Crane has also been granted the right to receive a cash retainer fee of $50,000, payable in equal quarterly installments. As of December 31, 2010, Mr. Crane has been paid one such installment.

With respect to all of the equity awards, the following terms generally apply:

•

Generally directors do not have any rights with respect to the shares underlying their RSUs, until each RSU becomes vested and the director is issued a share of Common Stock in settlement of the RSU; however, the RSUs granted to the directors include a dividend equivalent right, pursuant to which the director is entitled to receive, for each RSU, a payment equal in amount to any dividend or distribution made with respect to a share of Common Stock, at the same time as the dividend or distribution is made to the shareholders generally.

•	The RSUs will be settled through the issuance of shares equal to the number of RSUs that have vested.

•

If the stockholders of the Company do not reelect or reappoint a director to the Board of Directors prior to the end of the four year period, all restrictions will lapse with respect to restricted stock or and all RSUs will vest. If service on the Board of Directors ceases for any other reason, all unvested restricted shares or RSUs are forfeited.

•

In the event of, among other events, an extraordinary distribution, stock dividend, recapitalization, stock split, reorganization, merger, spin-off, or other similar transaction, the Board of Directors shall make appropriate and equitable adjustments to the number, exercise price, class, and kind of shares or other consideration underlying awards that have been granted under the Equity Incentive Plan, including the stock options and restricted stock awarded to directors.

•

Stock options may terminate prior to the scheduled vesting when Board of Directors service ends. The unvested portion of the stock option will terminate, and the vested portion of the stock option will terminate as follows: (1) If the shareholders of the Company do not reelect or reappoint the director to the Board of Directors or the director is removed from service on the Board of Directors, the stock options will terminate six months after service ends; (2) If the Board of Directors service ends due to death, the stock option will terminate twelve months after the date of death; and (3) If the Board of Directors service ends for any other reason, the stock option will terminate 90 days after service ends.

•

After service ends, the Company has the right, but not the obligation, to purchase any shares acquired by the director upon lapsing of restrictions on restricted stock or restricted stock units or exercise of the stock options. The call right may be exercised, in whole or in part, from time to time and the individual will be paid the fair market value of the shares on the call settlement date.

•

If a director is serving on the Board of Directors at the time of a Change in Control, his then restricted shares, RSUs or stock options will vest to the extent necessary to make the cumulative percentage of the award granted that has become vested as of such Change of Control at least equal to the percentage by which the Oaktree Funds and the Apollo Funds have reduced their combined Common Stock interest in the Company. If the Oaktree Funds and the Apollo Funds’ combined common stock interest in the Company is reduced by 75% of more, then all stock options and the RSUs will fully vest. The applicable percentage will be measured by comparing the number of shares acquired by the Oaktree Funds and the Apollo Funds on the Effective Date and still held immediately following the Change in Control to the number of shares they held as of the Effective Date (to be adjusted for stock splits, stock dividends, and similar events).

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information as to the beneficial ownership of our common stock as of March 1, 2011 and after giving effect to the sale of the common stock offered hereby, by (1) the selling stockholders assuming no exercise by the underwriters of their option to purchase shares to cover overallotments; (2) each person or group who is known to us to own beneficially more than 5% of the outstanding shares of our common stock; (3) each director and named executive officer; and (4) all directors and executive officers as a group.

Percentage of class beneficially owned is based on 31,498,797 shares of common stock outstanding as of March 1, 2011, together with the applicable options to purchase shares of common stock for each stockholder exercisable on March 1, 2011 or within 60 days thereafter. Shares of common stock issuable upon the exercise of options currently exercisable or exercisable 60 days after March 1, 2011 are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage of any other person. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has voting or investment power.

	Shares Beneficially Owned Prior to this Offering			Shares Beneficially Owned After this Offering
Name and Address of Owner (1)	Number of Shares Beneficially Owned (2)	Percentage Owned	Percentage of Voting Power	Number of Shares Beneficially Owned (2)	Percentage Owned	Percentage of Voting Power
Oaktree Funds (3)	17,924,778	56.9%
Apollo Funds (4)	5,490,108	17.4%
Sankaty Funds (5)	3,036,290	9.6%
Steven J. Demetriou	157,332	*
Sean M. Stack	51,855	*
Roelof IJ. Baan	45,727	*
Christopher R. Clegg	28,584	*
K. Alan Dick	28,584	*
Thomas W. Weidenkopf	28,584	*
G. Richard Wagoner, Jr. (6)	3,750	*
Christopher M. Crane	2,226	*
Lawrence Stranghoener	1,345	*
Scott Graves (7)	—	*
Brian Laibow (7)	—	*
Ara Abrahamian (7)	—	*
Kenneth Liang (7)	—	*
Emily Alexander (7)	—	*
All executive officers and directors as a group (18 persons)	385,722	1.2%

*	Less than 1%
(1)	Unless otherwise indicated, the address of each person listed is c/o Aleris Corporation, 25825 Science Park Drive, Suite 400, Beachwood, Ohio 44122-7392.
(2)

In accordance with the rules of the SEC described above, the beneficial ownership amounts for the Oaktree Funds, as part of the holdings of OCM FIE, LLC, includes 12,274 shares that may be acquired upon the exercise of options; the beneficial ownership amounts for Messrs. Demetriou, Stack, Baan, Clegg, Dick, Weidenkopf, Crane and Stranghoener include 113,053, 35,997, 40,291, 25,186, 25,186, 25,186, 1,853, and

1,158 shares, respectively, that may be acquired upon the exercise of options; and the beneficial ownership amount for Mr. Wagoner includes 1,250 shares of restricted stock subject to vesting (see also Note 6).

(3)	Represents all equity interests owned by OCM Opportunities ALS Holdings, L.P., OCM High Yield Plus ALS Holdings, L.P., Oaktree European Credit Opportunities Holdings, Ltd., Oaktree European Credit Opportunities II, Ltd., and OCM FIE, LLC. Of the shares included, 16,655,270 are held by OCM Opportunities ALS Holdings, L.P.; 987,603 are held by OCM High Yield Plus ALS Holdings, L.P.; 195,924 are held by Oaktree European Credit Opportunities Holdings, Ltd.; 71,272 are held by Oaktree European Credit Opportunities II, Ltd.; and 14,709 are held by OCM FIE, LLC (12,274 of which may be acquired upon exercise of options). The mailing address for the owners listed above is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

The general partner of OCM Opportunities ALS Holdings, L.P. is Oaktree Fund GP, LLC. The managing member of Oaktree Fund GP, LLC is Oaktree Fund GP I, L.P. The general partner of Oaktree Fund GP I, L.P. is Oaktree Capital I, L.P. The general partner of Oaktree Capital I, L.P. is OCM Holdings I, LLC. The managing member of OCM Holdings I, LLC is Oaktree Holdings, LLC. The managing member of Oaktree Holdings, LLC is Oaktree Capital Group, LLC. The holder of a majority of the voting units of Oaktree Capital Group, LLC is Oaktree Capital Group Holdings, L.P. The general partner of Oaktree Capital Group Holdings, L.P. is Oaktree Capital Group Holdings GP, LLC. The members of Oaktree Capital Group Holdings GP, LLC are Kevin Clayton, John Frank, Stephen Kaplan, Bruce Karsh, Larry Keele, David Kirchheimer, Howard Marks and Sheldon Stone. Each of the general partners, managing members, unit holders and members described above disclaims beneficial ownership of any shares of common stock beneficially or of record owned by OCM Opportunities ALS Holdings, L.P., except to the extent of any pecuniary interest therein. The address for all of the entities and individuals identified above is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

The general partner of OCM High Yield Plus ALS Holdings, L.P. is Oaktree Fund GP IIA, LLC. The managing member of Oaktree Fund GP IIA, LLC is Oaktree Fund GP II, L.P. The general partner of Oaktree Fund GP II, L.P. is Oaktree Capital II, L.P. The general partner of Oaktree Capital II, L.P. is Oaktree Holdings, Inc. The sole shareholder of Oaktree Holdings, Inc. is Oaktree Capital Group, LLC. The holder of a majority of the voting units of Oaktree Capital Group, LLC is Oaktree Capital Group Holdings, L.P. The general partner of Oaktree Capital Group Holdings, L.P. is Oaktree Capital Group Holdings GP, LLC. The members of Oaktree Capital Group Holdings GP, LLC are Kevin Clayton, John Frank, Stephen Kaplan, Bruce Karsh, Larry Keele, David Kirchheimer, Howard Marks and Sheldon Stone. Each of the general partners, managing members, unit holders and members described above disclaims beneficial ownership of any shares of common stock beneficially or of record owned by OCM High Yield Plus ALS Holdings, L.P., except to the extent of any pecuniary interest therein. The address for all of the entities and individuals identified above is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

The director of each of Oaktree European Credit Opportunities Holdings, Ltd. and Oaktree European Credit Opportunities II, Ltd. is OCM Europe GP, Ltd. The sole shareholder of OCM Europe GP, Ltd. is Oaktree Capital Management (Cayman), L.P. The general partner of Oaktree Capital Management (Cayman), L.P. is Oaktree Holdings, Ltd. The sole shareholder of Oaktree Holdings, Ltd. is Oaktree Capital Group, LLC. The holder of a majority of the voting units of Oaktree Capital Group, LLC is Oaktree Capital Group Holdings, L.P. The general partner of Oaktree Capital Group Holdings, L.P. is Oaktree Capital Group Holdings GP, LLC. The members of Oaktree Capital Group Holdings GP, LLC are Kevin Clayton, John Frank, Stephen Kaplan, Bruce Karsh, Larry Keele, David Kirchheimer, Howard Marks and Sheldon Stone. Each of the general partners, managing members, unit holders and members described above disclaims beneficial ownership of any shares of common stock beneficially or of record owned by each of Oaktree European Credit Opportunities Holdings, Ltd. and Oaktree European Credit Opportunities II, Ltd., except to the extent of any pecuniary interest therein. The address for all of the entities and individuals identified above is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(4)

Represents all equity interests owned by Apollo ALS Holdings II, L.P. (“Apollo ALS Holdings”). The number of shares reported as beneficially owned includes 5,805 shares that Apollo ALS Holdings has a right to receive from a counterparty in connection with debt of the Company previously purchased from such counterparty. The general partner of Apollo ALS Holdings is Apollo ALS Holdings II GP, LLC

(“Apollo ALS Holdings GP”). The managers of Apollo ALS Holdings GP are Apollo Management VI, L.P. (“Management VI”), Apollo Management VII, L.P. (“Management VII”) and Apollo Credit Opportunity Management, LLC (“ACO Management”). AIF VI Management, LLC (“AIF VI Management”) is the general partner of Management VI, and AIF VII Management, LLC (“AIF VII Management”) is the general partner of Management VII. Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of each of AIF VI Management and AIF VII Management, and Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Apollo Capital Management, L.P. (“Capital Management”) is the sole member of ACO Management. The general partner of Capital Management is Apollo Capital Management GP, LLC (“Capital Management GP”), and the sole member and manager of Capital Management GP is Management Holdings. Leon Black, Joshua Harris and Marc Rowan are the principal executive officers and managers of Management Holdings GP. Each of Management VI, Management VII, ACO Management, AIF VI Management, AIF VII Management, Apollo Management, Management GP, Capital Management, Capital Management GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan disclaims beneficial ownership of any equity interests owned of record by Apollo ALS Holdings, except to the extent of any pecuniary interest therein.

The address of each of Apollo ALS Holdings and Apollo ALS Holdings GP is 1 Manhattanville Road, Suite 201, Purchase, New York 10577. The address of each of Management VI, Management VII, ACO Management, AIF VI Management, AIF VII Management, Apollo Management, Management GP, Capital Management, Capital Management GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan is 9 West 57th Street, 43rd Floor, New York, New York 10019.

(5)	Represents all equity interests of 111 Capital, L.P., Castle Hill III CLO, Ltd., Loan Funding XI, LLC, Nash Point CLO, Prospect Harbor Credit Partners, L.P., Race Point II CLO, Limited, Race Point III CLO, Race Point IV CLO, Ltd., Sankaty Credit Opportunities (Offshore Master) IV, L.P., Sankaty Credit Opportunities II L.P., Sankaty Credit Opportunities III, L.P., Sankaty Credit Opportunities IV, L.P., Sankaty High Yield Partners III, L.P., Sankaty Special Situations I, L.P., Sankaty Credit Opportunities, L.P., Sankaty High Yield Partners II, L.P., SR Group, LLC, SSS Funding II, LLC (collectively, the “Sankaty Funds”). The mailing address of the Sankaty Funds is c/o Sankaty Advisors, 111 Huntington Avenue, Boston, MA, 02199.
(6)	Mr. Wagoner was granted 20,000 shares of restricted stock on July 30, 2010, pursuant to which Mr. Wagoner has voting rights as a stockholder only to the extent that shares have vested.

As of March 1, 2011, and within 60 days thereafter, Mr. Wagoner will have become vested in 3,750 shares and will have voting rights therein.

(7)	By virtue of being an authorized officer of Oaktree Fund GP I, L.P. and Oaktree Fund GP II, L.P., each of Ara Abrahamian, Scott Graves, Brian Laibow, Kenneth Liang and Emily Alexander may be deemed to have or share beneficial ownership of shares beneficially owned by the Oaktree Funds. Each of Mr. Abrahamian, Mr. Graves, Mr. Laibow, Mr. Liang and Ms. Alexander expressly disclaims beneficial ownership of such shares, except to the extent of his or her direct pecuniary interest therein. See Note 3.

With respect to the less than 1% of shares held directly by each of Mr. Abrahamian, Mr. Graves, Mr. Laibow, Mr. Liang and Ms. Alexander, these shares are held for the benefit of OCM FIE, LLC. (“FIE”), a wholly owned subsidiary of Oaktree. Each of Mr. Abrahamian, Mr. Graves, Mr. Laibow, Mr. Liang and Ms. Alexander are officers of Oaktree. Pursuant to the policies of Oaktree, each of Mr. Abrahamian, Mr. Graves, Mr. Laibow, Mr. Liang and Ms. Alexander must hold these shares on behalf of and for the sole benefit of FIE and has assigned all economic, pecuniary and voting rights to FIE. Each of Mr. Abrahamian, Mr. Graves, Mr. Laibow, Mr. Liang and Ms. Alexander disclaims beneficial ownership of these securities, except to the extent of any indirect pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stockholders Agreement

In connection with Aleris International’s Reorganization, the Company entered into a stockholders agreement with the Investors and each other holder of the Company’s common stock (together with the Investors, the “Stockholders”) that provides for, among other things,

•	a right of the Oaktree Funds to designate a certain number of directors to our board of directors;

•	certain limitations on the transfer of the Company’s common stock, including limitations on transfers to competitors or affiliates of competitors of Aleris;

•	information rights for the Investors with respect to financial statements of the Company and its subsidiaries;

•

the ability of a Stockholder to “tag-along” their shares of the Company’s common stock to sales by the Oaktree Funds or under certain limited circumstances the Apollo Funds to a non-affiliated third party entity, and the ability of Stockholders to “drag-along” the Company’s common stock held by the other Stockholders under certain circumstances; and

•	the right of certain Stockholders to purchase a pro rata portion of new securities offered by the Company in certain circumstances.

The Stockholders Agreement will terminate upon the consummation of this offering.

Registration Rights Agreement

On June 1, 2010, the Company entered into a registration rights agreement with the Oaktree Funds, the Apollo Funds and holders of at least 5% of the Company’s outstanding common stock pursuant to which the Investors and other 10% Shareholders have certain demand registration rights with respect to the Company’s common stock. Under this agreement, the Company agreed to assume the fees and expenses (other than underwriting discounts and commissions) associated with registration. The registration rights agreement also contains customary provisions with respect to registration proceedings, underwritten offerings and indemnity and contribution rights. For additional information, see “Description of Capital Stock—Registration Rights Agreement.”

DESCRIPTION OF INDEBTEDNESS

ABL Facility

In connection with Aleris International’s emergence from bankruptcy, Aleris International entered into an asset backed multi-currency facility. The ABL Facility is a $500.0 million revolving credit facility which permits multi-currency borrowings up to $500.0 million by our U.S. subsidiaries, up to $200.0 million by Aleris Switzerland GmbH (a wholly owned Swiss subsidiary), and $15.0 million by Aleris Specification Alloy Products Canada Company (a wholly owned Canadian subsidiary). Aleris International and certain of its U.S. and international subsidiaries are borrowers under the ABL Facility. The availability of funds to the borrowers located in each jurisdiction is subject to a borrowing base for that jurisdiction, calculated on the basis of a predetermined percentage of the value of selected accounts receivable and U.S., Canadian and certain European inventory, less certain ineligible amounts. Non-U.S. borrowers also have the ability to borrow under the ABL Facility based on excess availability under the borrowing base applicable to the U.S. borrowers, subject to certain sublimits. The ABL Facility provides for the issuance of up to $75.0 million of letters of credit as well as borrowings on same-day notice, referred to as swingline loans that are available in U.S. dollars, Canadian dollars, Euros, and certain other currencies. As of March 31, 2011, we estimate that our borrowing base would have supported borrowings in excess of $570.0 million, $70.0 million in excess of the maximum borrowings permitted. After giving effect to the outstanding letters of credit of $38.0 million, we had $462.0 million available for borrowings as of March 31, 2011.

Borrowings under the ABL Facility bear interest at a rate equal to the following, plus an applicable margin ranging from 2.00% to 3.75%:

•

in the case of borrowings in U.S. dollars, a base rate determined by reference to the higher of (1) Bank of America’s prime lending rate, (2) the overnight federal funds rate plus 0.5% or (3) a Eurodollar rate determined by Bank of America plus 1.0%;

•	in the case of borrowings in Euros, a euro LIBOR rate determined by Bank of America; and, in the case of borrowings in Canadian dollars, a Canadian prime rate.

As of March 31, 2011, there were no amounts outstanding under the ABL Facility.

In addition to paying interest on any outstanding principal under the ABL Facility, we are required to pay a commitment fee in respect of unutilized commitments of 0.75% if the average utilization is less than 33% for any applicable period, 0.63% if the average utilization is between 33% and 67% for any applicable period, and 0.50% if the average utilization is greater than 67% for any applicable period. We must also pay customary letters of credit fees and agency fees.

The ABL Facility is subject to mandatory prepayment with (i) 100% of the net cash proceeds of certain asset sales, subject to certain reinvestment rights; (ii) 100% of the net cash proceeds from issuance of debt, other than debt permitted under the ABL Facility; and (iii) 100% of net cash proceeds from certain insurance and condemnation payments, subject to certain reinvestment rights.

In addition, if at any time outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the ABL Facility exceed the applicable borrowing base in effect at such time, we are required to repay outstanding loans or cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. If the amount available under the ABL Facility is less than (x) $65.0 million and (y) 17.5% of the total commitments under the ABL Facility or an event of default is continuing, we are required to repay outstanding loans with the cash we are required to deposit in collection accounts maintained with the agent under the ABL Facility.

We may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time upon three business days prior written notice without premium or penalty other than customary “breakage” costs with respect to Eurodollar, euro LIBOR and EURIBOR loans.

There is no scheduled amortization under the ABL Facility. The principal amount outstanding will be due and payable in full at maturity, on September 1, 2014 unless extended pursuant to the credit agreement.

The ABL Facility is secured, subject to certain exceptions (including appropriate limitations in light of U.S. federal income tax considerations on guaranties and pledges of assets by foreign subsidiaries, and certain pledges of such foreign subsidiaries’ stock, in each case to support loans to Aleris International or its domestic subsidiaries), by a first-priority security interest in substantially all of our current assets and related intangible assets located in the U.S., substantially all of the current assets and related intangible assets of substantially all of our wholly owned domestic subsidiaries located in the U.S., substantially all of our assets located in Canada and Aleris Recycling (Swansea) Ltd. (other than its equipment) as well as the assets of Aleris Switzerland GmbH (other than its inventory and equipment). The borrowers’ obligations under the ABL Facility will be guaranteed by certain of our existing and future direct and indirect subsidiaries.

The ABL Facility contains a number of covenants that, among other things and subject to certain exceptions, restrict our ability and the ability of our subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on our common stock and make other restricted payments;

•	make investments and acquisitions;

•	engage in transactions with our affiliates;

•	sell assets;

•	merge; and

•	create liens.

Although the credit agreement governing the ABL Facility generally does not require us to comply with any financial ratio maintenance covenants, if the amount available under the ABL Facility is less than the greater of (x) $50.0 million or (y) 15% of the lesser of (i) the total commitments or (ii) the borrowing base under the ABL Facility at any time, a minimum fixed charge coverage ratio (as defined in the credit agreement) of at least 1.0 to 1.0 will apply. The credit agreement also contains certain customary affirmative covenants and events of default. We were in compliance with all of the covenants associated with the credit agreement as of December 31, 2010.

On January 31, 2011, the ABL Facility was amended to (i) allow the payment of a dividend in an amount not to exceed $500.0 million and (ii) to provide that capital expenditures made by us and our subsidiaries in China will not be deducted in calculating the fixed charge coverage ratio under the credit agreement governing the ABL Facility, subject to certain conditions.

6% Senior Subordinated Exchangeable Notes

On the Effective Date, Aleris International issued $45.0 million aggregate principal amount of 6% senior subordinated exchangeable notes to the participants of the rights offering. The 6% senior subordinated exchangeable notes are scheduled to mature on June 1, 2020. The 6% senior subordinated exchangeable notes have exchange rights at the holder’s option, after June 1, 2013, and are exchangeable for the Company’s common stock at a rate equivalent to 41.5 shares of the Company’s common stock per $1,000 principal amount of 6% senior subordinated exchangeable notes (after adjustment for the payment of the February Stockholder Dividend), subject to further adjustment. The 6% senior subordinated exchangeable notes may be redeemed at Aleris International’s option at specified redemption prices on or after June 1, 2013 or upon a fundamental change of the Company.

The 6% senior subordinated exchangeable notes are unsecured, senior subordinated obligations of Aleris International and rank (i) junior to all of its existing and future senior indebtedness, including the ABL Facility; (ii) equally to all of its existing and future senior subordinated indebtedness; and (iii) senior to all of its existing and future subordinated indebtedness.

7  5/8% Senior Notes due 2018

On February 9, 2011, Aleris International issued $500.0 million aggregate original principal amount of 7 5/8% Senior Notes due 2018 under an indenture with U.S. Bank National Association, as trustee. The notes are unconditionally guaranteed on a senior unsecured basis by each of Aleris International’s restricted subsidiaries that is a domestic subsidiary and that guarantees Aleris International’s obligations under its ABL Facility. Interest on the senior notes will be payable in cash semi-annually in arrears on February 15 and August 15 of each year, commencing August 15, 2011. Interest on the senior notes will accrue from the most recent date to which interest has been paid, or if no interest has been paid, from February 9, 2011. The senior notes mature on February 15, 2018. Aleris International used a portion of the net proceeds from the sale of the senior notes to pay a cash dividend of approximately $300.0 million to the Company on February 28, 2011, which was then paid as a dividend, pro rata, to the Company’s stockholders. The remaining net proceeds will be used for general corporate purposes, including to finance the construction of an aluminum rolling mill in China.

China Loan Facility

On March 29, 2011, our China Joint Venture entered into the China Loan Facility, a non-recourse multi-currency secured revolving and term loan facility with the Bank of China Limited, Zhenjiang Jingkou Sub-Branch, consisting of a $100.0 million term loan facility, a ¥532.0 million term loan facility and a combined USD/RMB revolving credit facility up to an aggregate amount equivalent to $35.0 million (or equivalent to approximately ¥232.8 million). The interest rate on the term USD facility is six month USD LIBOR plus 2.9% and three month USD plus 2.6% for any USD revolving loan. The interest rate on the term RMB facility and RMB loans under the revolving credit facility is ninety percent (90%) of the base rate applicable to any loan denominated in RMB of the same tenor, as announced by the People’s Bank of China. The China Loan Facility contemplates preliminary initial draws of $24.0 million and ¥122.0 million in the second quarter of 2011 from the two term loan facilities and draws on the combined USD/RMB revolving facility beginning in 2013. The final maturity date for all borrowings under the China Loan Facility is the tenth anniversary from the first utilization of the term facilities. Our China Joint Venture is an unrestricted subsidiary under the indenture governing the senior notes.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws as each is anticipated to be in effect upon the consummation of this offering. We also refer you to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capital

At the time of the consummation of this offering, our authorized capital stock will consist of:

•	shares of common stock, par value $.01 per share, of which shares were issued and outstanding as of , 2011, and;

•	shares of preferred stock, of which no shares are issued and outstanding.

As of                     , 2011, there were              holders of record of our common stock. Immediately following the consummation of this offering, there are expected to be              shares of common stock issued and outstanding and              shares of preferred stock outstanding.

Common Stock

Voting Rights. Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The affirmative vote of a plurality of the shares of our common stock present, in person or by proxy, will decide the election of any directors. The holders of common stock do not have cumulative voting rights in the election of directors.

Dividend Rights. Holders of common stock are entitled to receive ratably dividends if, as and when dividends are declared from time to time by our Board of Directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, as described below, if any. Under Delaware law, we can only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.

Liquidation Rights. Upon liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock.

Other Matters. The common stock has no preemptive or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable, and the shares of our common stock offered in this offering, upon payment and delivery in accordance with the underwriting agreement, will be fully paid and non-assessable.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, shares of preferred stock will be issuable from time to time, in one or more series, with the designations of the series, the voting rights (if any) of the shares of the series, the powers, preferences and relative, participation, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof as our Board of Directors from time to time may adopt by resolution, subject to certain limitations. Each series will consist of that number of shares as will be stated and expressed in the certificate of designations providing for the issuance of the stock of the series. All shares of any one series of preferred stock will be identical.

Options and Exchangeable Securities

We have an aggregate of 2,928,810 shares of our common stock authorized for issuance as equity awards under the Company’s 2010 Equity Incentive Plan. As of December 31, 2010, stock options with respect to 2,011,435 shares of common stock remained outstanding (calculated before consideration of any adjustments for the February Stockholder Dividend), of which stock options representing 80,377 shares of common stock were exercisable. In addition, as of December 31, 2010, restricted stock units with respect to 282,096 shares of common stock remained outstanding.

In addition, Aleris International has $45.0 million aggregate principal amount of 6% senior subordinated exchangeable notes outstanding. These notes are exchangeable at the holder’s option into shares of our common stock (i) at any time after June 1, 2013, (ii) at any time after June 1, 2011 upon the consummation of this initial public offering for a specified time, and (iii) at any time after June 1, 2011 upon the occurrence of certain fundamental changes affecting the Company. These notes are exchangeable for our common stock at a rate of 41.5 shares of our common stock per $1,000 principal amount of notes, subject to further adjustment.

Aleris International also has $5.0 million aggregate liquidation amount of redeemable preferred stock issued and outstanding. Shares of the redeemable preferred stock are exchangeable at the holder’s option (i) at any time after June 1, 2013, (ii) at any time after June 1, 2011 upon the consummation of this initial public offering for a specified time, and (iii) at any time after June 1, 2011 upon the occurrence of certain fundamental changes affecting the Company. The redeemable preferred stock is exchangeable for our common stock on a current per share dollar exchange rate of approximately $26.51 per share (rounded for convenience of disclosure), subject to further adjustment.

Composition of Board of Directors; Election and Removal of Directors

In accordance with our amended and restated certificate of incorporation and our amended and restated bylaws, the number of directors comprising our Board of Directors will be determined from time to time by our Board of Directors, and only a majority of the Board of Directors may fix the number of directors. Upon the closing of this offering, it is anticipated that we will have directors. Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. At any meeting of our Board of Directors, except as otherwise required by law, a majority of the total number of directors then in office will constitute a quorum for all purposes.

Our amended and restated certificate of incorporation will provide that our Board of Directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one third of our Board of Directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board.

Special Meetings of Stockholders

Our amended and restated bylaws will provide that special meetings of the stockholders may be called only by the Board of Directors and the chairman of our Board of Directors.

Provisions of Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws That May Have an Anti-Takeover Effect

Certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Written Consent of Stockholders

Our amended and restated certificate of incorporation and restated bylaws will provide that any action required or permitted to be taken by our stockholders must be taken at a duly called meeting of stockholders and not by written consent.

Preferred Stock

Our amended and restated certificate of incorporation will contain provisions that permit our Board of Directors to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series. See “—Preferred Stock.”

Classified Board; Number of Directors

Our amended and restated certificate of incorporation will provide that our Board of Directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible. Our amended and restated certificate of incorporation will also provide that the number of directors on our board may be fixed only by the majority of our Board of Directors, as described above in “—Composition of Board of Directors; Election and Removal of Directors.”

Removal of Directors, Vacancies

Our stockholders will be able to remove directors only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote in the election of directors. Vacancies on our Board of Directors may be filled only by a majority of our Board of Directors.

No Cumulative Voting

Our amended and restated certificate of incorporation will provide that stockholders do not have the right to cumulative votes in the election of directors. Cumulative voting rights would have been available to the holders of our common stock if our amended and restated articles of incorporation had not negated cumulative voting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated bylaws will provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 60 days nor more than 120 days prior to the first anniversary date of the previous year’s annual meeting. Our amended and restated bylaws will also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Supermajority Voting Requirement for Amendment of Certificate of Incorporation

Our amended and restated certificate of incorporation will provide that it can be amended only with the affirmative vote of the holders of 66 2/3% of the shares then entitled to vote thereon.

Supermajority Voting Requirement for Amendment of Bylaws

Our amended and restated bylaws will provide that they can be amended only with the affirmative vote of the holders of 66 2/3% of the shares then entitled to vote thereon or by the vote of a majority of the Board of Directors.

All the foregoing proposed provisions of our amended and restated certificate of incorporation and amended and restated bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. These same provisions may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest. In addition, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Section 203 of the DGCL

Upon the closing of this offering we will elect not to be subject to Section 203 of the DGCL, which would have imposed additional requirements regarding certain mergers and other business combinations. Section 203 of the DGCL provides that a corporation may not engage in a business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder unless:

•	prior to such time the board of directors of the corporation approved either the business combination or transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Under Section 203 of the DGCL, an “interested stockholder” is any person (other than the corporation and any direct or indirect majority-owned subsidiary) who owns 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination, and the affiliates and associates of such person.

Corporate Opportunity

Our amended and restated certificate of incorporation will provide that no officer or director of us who is also an officer, director, employee, managing director or other affiliate of the Oaktree Funds will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to the Oaktree Funds instead of us, or does not communicate information regarding a corporate opportunity to us that the officer, director, employee, managing director or other affiliate has directed to the Oaktree Funds.

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation will provide that no director will be personally liable for monetary damages for breach of any fiduciary duty as a director, except with respect to liability

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (governing distributions to stockholders); or

•	for any transaction from which the director derived any improper personal benefit.

However, if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The modification or repeal of this provision of our amended and restated certificate of incorporation will not adversely affect any right or protection of a director existing at the time of such modification or repeal. Our amended and restated certificate of incorporation will provide that we will, to the fullest extent from time to time permitted by law, indemnify our directors and officers against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. We will also indemnify any person who, at our request, is or was serving as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise. We may, by action of our Board of Directors, provide indemnification to our employees and agents within the same scope and effect as the foregoing indemnification of directors and officers.

The right to be indemnified will include the right of an officer or a director to be paid expenses in advance of the final disposition of any proceeding, provided that, if required by law, we receive an undertaking to repay such amount if it will be determined that he or she is not entitled to be indemnified. Our Board of Directors may take such action as it deems necessary to carry out these indemnification provisions, including adopting procedures for determining and enforcing indemnification rights and purchasing insurance policies. Our Board of Directors may also adopt bylaws, resolutions or contracts implementing indemnification arrangements as may be permitted by law. Neither the amendment or repeal of these indemnification provisions, nor the adoption of any provision of our amended and restated certificate of incorporation inconsistent with these indemnification provisions, will eliminate or reduce any rights to indemnification relating to their status or any activities prior to such amendment, repeal or adoption. We believe these provisions will assist in attracting and retaining qualified individuals to serve as directors.

Registration Rights Agreement

On the Effective Date, we entered into a registration rights agreement with the Oaktree Funds, the Apollo Funds and holders of at least 5% of our outstanding common stock (the “Registration Rights Agreement”) pursuant to which the parties are entitled to certain demand and short-form, piggyback and shelf registration rights. The following description of the terms of the Registration Rights Agreement is intended as a summary only and is qualified in its entirety by reference to the Registration Rights Agreement filed as an exhibit to the registration statement of which this prospectus is a part.

Demand and Short-Form Registration Rights

After the closing of this offering, the Investors, and, after the one-year anniversary of the closing of this offering, certain other holders or at least 10% of our common stock (the “Other 10% Stockholders” and, together with the Investors, the “Significant Investor Holders”) can request that we register a specified number of their shares under the Securities Act, subject to certain restrictions. We are not obligated to effect more than three demand registrations for the Oaktree Funds, two demand registrations for the Apollo Funds, one demand registration for the Sankaty Funds and one demand registration of each of the Other 10% Stockholders. There may be certain other situations, as described in the Registration Rights Agreement, in which we will not be obligated to effect one or more demand registrations. In addition, following the closing of this offering, these holders of our common stock will be entitled to certain short-form registration rights. The Significant Investor Holders may make an unlimited number of requests for short-form registration, subject to among other conditions, minimum aggregate offering size requirements.

We may, but not more than three times for a period of up to 90 days in the aggregate in any consecutive 12 month period, postpone the filing of a registration statement or withdraw a previously filed registration statement, either in connection with a demand registration or short-form registration, if our board of directors determines that such registration would materially interfere with any material transactions or any negotiations, discussions or pending proposals involving the Company or any of its subsidiaries or would require the disclosure of non-public material information, the disclosure of which would be expected to materially and adversely affect the Company.

Piggyback Registration Rights

After the closing of this offering, if we determine to file a registration statement with respect to an offering for our own account (other than a registration statement on Form S-4 or S-8) or for the account of any other stockholder of the Company other than the Significant Investor Holders, then each of the Investors and the other 5% Stockholders are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in such registration. Stockholders of more than 5% of our outstanding common stock also have piggyback rights with respect to demand or short-form registrations, under certain circumstances.

Shelf Registrations

When we become and for so long as we are eligible to use Form S-3 under the Securities Act, the Oaktree Funds, Apollo Funds, and any Other 10% Stockholder will have the right to request that we register some or all of their shares on a Form S-3 in an offering on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. Upon becoming a well-known seasoned issuer, as defined in Rule 405 of the Securities Act, we are required to file an automatic shelf registration statement and register for sale all shares that remain eligible for registration.

Expenses of Registration, Limitations and Indemnification

We will assume the fees and expenses (other than underwriting discounts and commissions) associated with any registration, including legal fees of one counsel and one local counsel. The aforementioned registration rights are subject to certain conditions and limitations, including holdback agreements and the right of underwriters to limit the number of shares included in the registration statement. The Registration Rights Agreement also contains indemnification provisions.

Listing

We intend to apply to list our common stock on the NYSE under the trading symbol “ARS.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has not been a public market for our common stock, and we cannot predict what effect, if any, market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options, in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

Upon the completion of this offering, we will have an aggregate of approximately              shares of common stock outstanding, assuming no exercise of the underwriters’ over-allotment option. This excludes (i) 2,928,810 shares of common stock authorized for issuance as equity awards under our 2010 Equity Incentive Plan, of which 2,011,435 shares are issuable pursuant to outstanding options (calculated before consideration of any adjustments for the February Stockholder Dividend) (80,377 shares of which are exercisable) and 282,096 shares are issuable pursuant to outstanding restricted stock units, in each case as of December 31, 2010, (ii) 188,608 shares of our common stock, subject to anti-dilution, make-whole and other adjustments, that would be issuable upon the exchange of shares of Aleris International’s redeemable preferred stock, and (iii) 1,867,500 shares of our common stock, subject to anti-dilution, make-whole and other adjustments, that would be issuable upon the exchange of Aleris International’s 6% senior subordinated exchangeable notes. Of the outstanding shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described below. The remaining shares of common stock outstanding prior to this offering will be deemed restricted securities, as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which we summarize below.

Rule 144

In general, under Rule 144 as in effect on the date of this prospectus, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock for at least six months, would be entitled to sell an unlimited number of shares of our common stock provided current public information about us is available and, after owning such shares for at least one year, would be entitled to sell an unlimited number of shares of our common stock without restriction. Our affiliates who have beneficially owned shares of our common stock for at least six months are entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which was equal to approximately shares as of December 31, 2010; or

•	the average weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers or directors who purchase shares or are granted RSUs under a written compensation plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements as described below and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.

Lock-Up Agreements

In connection with this offering, we, our executive officers and directors, the selling stockholders and certain of our existing stockholders have agreed with the underwriters, subject to certain exceptions, not to sell, dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock, during the period ending      days after the date of this prospectus, except with the prior written consent of the representatives of the underwriters.

The     -day restricted period described in the preceding paragraph will be automatically extended if:

•	during the last 17 days of the -day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

•

prior to the expiration of the     -day restricted period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the     -day period, in which case the restrictions described in this paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. See “Underwriting.”

Registration on Form S-8

We intend to file a registration statement on Form S-8 under the Securities Act to register shares of common stock issuable under our Equity Incentive Plan. As a result, shares issued pursuant to such stock incentive plan, including upon exercise of stock options, will be eligible for resale in the public market without restriction, subject to the Rule 144 limitations applicable to affiliates. 2,928,810 shares of common stock are authorized for issuance as equity awards under our Equity Incentive Plan, of which 2,011,435 shares are issuable pursuant to outstanding options (calculated before consideration of any adjustments for the February Stockholder Dividend) (80,377 shares of which are exercisable) and 282,096 shares are issuable pursuant to outstanding restricted stock units, in each case as of December 31, 2010.

Registration Rights

As described above in “Description of Capital Stock—Registration Rights Agreement,” the Company entered into a registration rights agreement with the Oaktree Funds, the Apollo Funds and holders of at least 5% of the Company’s outstanding common stock pursuant to which the Investors and other 10% Shareholders have the right, subject to various conditions and limitations, to demand the filing of a registration statement covering their shares of our common stock, subject to the lock-up arrangement described above. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders could cause the price of our common stock to significantly decline.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock by a non-U.S. holder. As used in this summary, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States or a former citizen or resident of the United States subject to taxation as an expatriate;

•	a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States;

•	a partnership (including any entity or arrangement classified as a partnership for these purposes);

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the U.S. Internal Revenue Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a “United States person.”

If a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S federal income tax purposes) owns our common stock, the tax treatment of a partner or beneficial owner of the partnership or other pass-through entity may depend upon the status of the partner or beneficial owner, the activities of the partnership or entity and certain determinations made at the partner or beneficial owner level. Partners and beneficial owners in partnerships or other pass-through entities that own our common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.

This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to a non-U.S. holder in light of the non-U.S. holder’s particular investment or other circumstances. In addition, this summary only addresses a non-U.S. holder that holds our common stock as a capital asset (generally, investment property) and does not address:

•

special U.S. federal income tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, and dealers and traders in stocks, securities or currencies;

•	non-U.S. holders holding our common stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•	any U.S. state and local or non-U.S. or other tax consequences; or

•	the U.S. federal income or estate tax consequences for the beneficial owners of a non-U.S. holder.

This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus. Subsequent developments in U.S. federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income and estate tax consequences of purchasing, owning and disposing of our common stock as set forth in this summary. Each non-U.S. holder should consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of our common stock.

Dividends

In the event that we pay dividends on our common stock that are not effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States, a U.S. federal withholding tax at a rate of 30%, or a lower rate under an applicable income tax treaty, will be withheld from the gross amount of the dividends paid to such non-U.S. holder. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

In order to claim the benefit of an applicable income tax treaty, a non-U.S. holder will be required to provide a properly executed U.S. Internal Revenue Service Form W-8BEN (or other applicable form) in accordance with the applicable certification and disclosure requirements. Special rules apply to partnerships and other pass-through entities and these certification and disclosure requirements also may apply to beneficial owners of partnerships and other pass-through entities that hold our common stock. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for a refund with the U.S. Internal Revenue Service. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty and the manner of claiming the benefits.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States, will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons. In that case, the U.S. federal withholding tax discussed above will not apply if the non-U.S. holder provides a properly executed U.S. Internal Revenue Service Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. In addition, a “branch profits tax” may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States.

Gain on Disposition of Our Common Stock

A non-U.S. holder generally will not be taxed on any gain recognized on a disposition of our common stock unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if the non-U.S. holder is a foreign corporation, the “branch profits tax” described above may also apply;

•

the non-U.S. holder is an individual who holds our common stock as a capital asset, is present in the United States for more than 182 days in the taxable year of the disposition and meets other requirements (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses recognized in the same taxable year, generally will be subject to a flat 30% U.S. federal income tax, even though the non-U.S. holder is not considered a resident alien under the U.S. Internal Revenue Code); or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock.

Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax relating to stock in a U.S. real property holding corporation generally will not apply to a non-U.S. holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market. We believe that we are not currently, and we do not anticipate becoming in the future, a U.S. real property holding corporation.

Federal Estate Tax

Our common stock that is owned or treated as owned by an individual who is not a U.S. citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

Dividends paid to a non-U.S. holder may be subject to U.S. information reporting and backup withholding. A non-U.S. holder will be exempt from backup withholding if the non-U.S. holder provides a properly executed U.S. Internal Revenue Service Form W-8BEN or otherwise meets documentary evidence requirements for establishing its status as a non-U.S. holder or otherwise establishes an exemption.

The gross proceeds from the disposition of our common stock may be subject to U.S. information reporting and backup withholding. If a non-U.S. holder sells our common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to the non-U.S. holder outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not U.S. backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if a non-U.S. holder sells our common stock through a non-U.S. office of a broker that is a United States person or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that the non-U.S. holder is not a United States person and certain other conditions are met or the non-U.S. holder otherwise establishes an exemption.

If a non-U.S. holder receives payments of the proceeds of a sale of our common stock to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless the non-U.S. holder provides a properly executed U.S. Internal Revenue Service Form W-8BEN certifying that the non-U.S. holder is not a “United States person” or the non-U.S. holder otherwise establishes an exemption. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Recent Legislation

Recent legislation generally imposes withholding at a rate of 30% on payments to certain foreign entities (including financial intermediaries), after December 31, 2012, of dividends on and the gross proceeds of dispositions of U.S. common stock, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied. Non-U.S. holders should consult their tax advisers regarding the possible implications of this legislation on their investment in our common stock.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated                     , 2011, we and the selling stockholders have agreed to sell to the underwriters named below, for whom                      is acting as a representative, the following respective numbers of shares of common stock:

Name	Number of Shares

Total

The underwriting agreement provides that the underwriters’ obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•

the obligation to purchase all of the shares of common stock offered hereby (other than those shares of common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

•	the representations and warranties made by us and the selling stockholders to the underwriters are true;

•	there is no material change in our business or the financial markets; and

•	we and the selling stockholders deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

	Per Share		Total
	Without Over- allotment	With Over- allotment	Without Over- allotment	With Over- allotment
Underwriting discounts and commissions paid by us

Underwriting discounts and commissions paid by selling stockholders

The representative of the underwriters has advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $             per share. The underwriters may allow, and the selected dealers may re-allow, a discount from the concession not in excess of $             per share to brokers and dealers. After the offering, the representative may change the offering price and other selling terms.

The expenses of the offering that are payable by us are estimated to be approximately $             (excluding underwriting discounts and commissions).

Option to Purchase Additional Shares

We and the selling stockholders have granted the underwriters an option exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of              shares at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than              shares in connection with this offering. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of common stock proportionate to that underwriter’s initial commitment as indicated in the preceding table, and we and the selling stockholders will be obligated to sell the additional shares of common stock to the underwriters.

Directed Share Program

At our request, the underwriters have reserved up to     % of the shares of common stock for sale at the initial public offering price to persons who are directors, officers or employees, or who are otherwise associated with us, through a directed share program. The sales will be made by              through a directed share program. The number of shares of common stock available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. These persons must commit to purchase by 8:00 a.m. on the day following the date of this prospectus. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares. Except for certain of our officers and directors who have entered into lock-up agreements as contemplated under “Lock-up Agreements” below, each person buying shares through the directed share program has agreed that, for a period of 25 calendar days from the date of this prospectus, he or she will not, without the prior written consent of              offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into our or exchangeable for our common stock, enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, or make any demand for or exercise any right with respect to the registration of any shares or any security convertible into or exercisable or exchangeable for shares of common stock. For officer and directors purchasing share through the directed share program, the lock-up agreements contemplated under “Lock-up Agreements” below shall govern with respect to their purchases.

Lock-Up Agreements

We, all of our directors and executive officers and certain of our other existing stockholders, including the Investors, have agreed that, subject to certain exceptions without the prior written consent of the representative, we and they will not directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of              days after the date of this prospectus.

The     -day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the -day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

•

prior to the expiration of the     -day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the     -day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of a material event, unless such extension is waived in writing by the representative.

The representative, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, the representative will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Offering Price Determination

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated between the representative and us. In determining the initial public offering price of our common stock, the representative will consider:

•	the history and prospects for the industry in which we compete;

•	our financial information;

•	the ability of our management and our business potential and earning prospects;

•	the prevailing securities markets at the time of this offering; and

•	the recent market prices of, and the demand for, publicly traded shares of generally comparable companies.

Indemnification

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, liabilities arising from breaches of the representations and warranties contained in the underwriting agreement and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The underwriters may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock, in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares, in whole or in part, and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Neither we, the selling stockholders nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we, the selling stockholders nor any of the underwriters make representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

New York Stock Exchange

We intend to apply to list our common stock on the NYSE under the symbol “ARS.”

Discretionary Sales

The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them.

Stamp Taxes

Purchasers of the shares of our common stock offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay those taxes or charges, as well as any other tax consequences that may arise under the laws of the country of purchase.

Relationships

The underwriters may in the future perform investment banking and advisory services for us from time to time for which they may in the future receive customary fees and expenses.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed on for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon by the selling stockholders by             . Certain legal matters in connection with the offering will be passed upon for the underwriters by             .

EXPERTS

The consolidated financial statements of Aleris Corporation (formerly known as Aleris Holding Company) as of December 31, 2010 (Successor) and 2009 (Predecessor) and for the seven-month period ended December 31, 2010 (Successor), the five-month period ended May 31, 2010 (Predecessor) and the years ended December 31, 2009 and 2008 (Predecessor), appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act relating to the common stock that includes important business and financial information about us that is not included in or delivered with this prospectus. If we have made references in this prospectus to any contracts, agreements or other documents and also filed any of those contracts, agreements or other documents as exhibits to the registration statement, you should read the relevant exhibit for a more complete understanding of the document or the matter involved.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act, as amended, and in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. We will file annual, quarterly and special reports and other information with the SEC. Our filings with the SEC will be available to the public on the SEC’s website at http://www.sec.gov. Those filings will also be available to the public free of charge on our corporate web site at http://www.aleris.com. The information we file with the SEC or contained on our corporate web site or any other web site that we may maintain is not part of this prospectus, any prospectus supplement or the registration statement of which this prospectus is a part. You may also read and copy, at SEC prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

Index to Consolidated Financial Statements

Index	Page Number
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheet at December 31, 2010 (Successor) and 2009 (Predecessor)	F-3

Consolidated Statements of Operations for the seven months ended December  31, 2010 (Successor), the five months ended May 31, 2010 (Predecessor) and the years ended December 31, 2009 and 2008 (Predecessor)

F-4

Consolidated Statements of Cash Flows for the seven months ended December  31, 2010 (Successor), the five months ended May 31, 2010 (Predecessor) and the years ended December 31, 2009 and 2008 (Predecessor)

F-5

Consolidated Statements of Changes in Stockholders’ Equity (Deficit) and Redeemable Noncontrolling Interest for the seven months ended December 31, 2010 (Successor), the five months ended May 31, 2010 (Predecessor) and the years ended December 31, 2009 and 2008 (Predecessor)

F-6
Notes to Consolidated Financial Statements	F-7

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

Aleris Corporation (formerly known as Aleris Holding Company)

We have audited the accompanying consolidated balance sheet of Aleris Corporation (formerly known as Aleris Holding Company) (the Company) as of December 31, 2010 (Successor) and 2009 (Predecessor), and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and redeemable noncontrolling interest, and cash flows for the seven-month period ended December 31, 2010 (Successor), five-month period ended May 31, 2010 (Predecessor) and years ended December 31, 2009 and 2008 (Predecessor). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aleris Corporation (formerly known as Aleris Holding Company) at December 31, 2010 (Successor) and 2009 (Predecessor), and the consolidated results of its operations and its cash flows for the seven-month period ended December 31, 2010 (Successor), five-month period ended May 31, 2010 (Predecessor) and years ended December 31, 2009 and 2008 (Predecessor), in conformity with U.S. generally accepted accounting principles.

As discussed in Notes 3 and 4 to the consolidated financial statements, on May 13, 2010, the Bankruptcy Court entered an order confirming the plan of reorganization, which became effective on June 1, 2010. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with Accounting Standards Codification 852-10, Reorganizations, for the Successor Company as a new entity with assets, liabilities and a capital structure having carrying amounts not comparable with prior periods.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Aleris Corporation’s (formerly known as Aleris Holding Company) internal control over financial reporting as of December 31, 2010 (Successor), based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 1, 2011 expressed an unqualified opinion thereon.

/s/    ERNST & YOUNG LLP

Cleveland, Ohio

March 1, 2011, except

for the disclosure of

earnings per share as

described in Note 23,

as to which the date is

April 26, 2011

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

CONSOLIDATED BALANCE SHEET

(in millions, except share and per share data)

	(Successor)	(Predecessor)
	December 31,
	2010	2009
ASSETS
Current Assets
Cash and cash equivalents	$113.5	$108.9
Accounts receivable (net of allowances of $8.7 and $16.7 at December 31, 2010 and 2009, respectively)	393.4	319.3
Inventories	613.6	425.8
Deferred income taxes	1.6	9.8
Current derivative financial instruments	17.4	30.4
Prepaid expenses and other current assets	23.8	64.3

Total Current Assets	1,163.3	958.5
Property, plant and equipment, net	510.0	500.3
Goodwill	—	37.8
Intangible assets, net	49.7	26.3
Long-term derivative financial instruments	9.3	8.6
Deferred income taxes	13.9	28.9
Other long-term assets	33.5	19.9

Total Assets	$1,779.7	$1,580.3

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$283.6	$203.2
Accrued liabilities	165.2	165.1
Deferred income taxes	13.8	29.2
Current portion of long-term debt	5.3	391.7
Debt in default	—	5.0
Debtor-in-possession financing	—	444.0

Total Current Liabilities	467.9	1,238.2
Long-term debt	45.1	2.0
Deferred income taxes	8.7	27.5
Accrued pension benefits	184.5	123.4
Accrued postretirement benefits	48.5	—
Other long-term liabilities	82.0	90.3

Total Long-Term Liabilities	368.8	243.2
Liabilities subject to compromise	—	2,279.3
Redeemable noncontrolling interest	5.2	—
Stockholders’ Equity (Deficit)
Successor:
Common stock; par value $.01; 45,000,000 shares authorized and 30,969,440 shares issued	—	—
Preferred stock; par value $.01; 1,000,000 shares authorized; none issued	—	—
Additional paid-in capital	839.9	—
Predecessor:
Preferred stock; par value $.01; 100 shares authorized; none issued	—	—
Common stock; par value $.01; 900 shares authorized and issued	—	—
Additional paid-in capital	—	857.9
Retained earnings (deficit)	71.2	(3,063.3)
Accumulated other comprehensive income	26.7	25.0

Total Stockholders’ Equity (Deficit)	937.8	(2,180.4)

Total Liabilities and Stockholders’ Equity (Deficit)	$1,779.7	$1,580.3

See Notes to Consolidated Financial Statements.

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Revenues	$2,474.1	$1,643.0	$2,996.8	$5,905.7
Cost of sales	2,251.8	1,455.8	2,820.4	5,692.7

Gross profit	222.3	187.2	176.4	213.0
Selling, general and administrative expenses	140.0	84.2	243.6	336.1
Restructuring and impairment charges (gains)	12.1	(0.4)	862.9	1,414.0
(Gains) losses on derivative financial instruments	(6.2)	28.6	(17.0)	124.3
Other operating (income) expense, net	(2.1)	0.4	(2.1)	—

Operating income (loss)	78.5	74.4	(911.0)	(1,661.4)
Interest expense, net	7.0	73.6	225.4	226.0
Reorganization items, net	7.4	(3,086.5)	123.1	—
Other (income) expense, net	(7.6)	32.7	(10.3)	(7.8)

Income (loss) before income taxes	71.7	3,054.6	(1,249.2)	(1,879.6)
Provision for (benefit from) income taxes	0.3	(8.7)	(61.8)	(134.4)

Income (loss) from continuing operations	71.4	3,063.3	(1,187.4)	(1,745.2)
Income from discontinued operations, net of tax	—	—	—	0.8

Net income (loss)	$71.4	$3,063.3	$(1,187.4)	$(1,744.4)

Net income available to common stockholders	$70.5	N/A	N/A	N/A
Basic earnings per share	$2.28	N/A	N/A	N/A
Diluted earnings per share	$2.21	N/A	N/A	N/A

See Notes to Consolidated Financial Statements.

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Operating activities
Net income (loss)	$71.4	$3,063.3	$(1,187.4)	$(1,744.4)
Less: Income from discontinued operations	—	—	—	0.8

Income (loss) from continuing operations	71.4	3,063.3	(1,187.4)	(1,745.2)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	38.4	20.2	168.4	225.1
Benefit from deferred income taxes	(4.8)	(11.4)	(54.2)	(152.1)
Reorganization items:
Charges (gains)	7.4	(3,086.5)	123.1	—
Payments, net of cash received	(33.7)	(31.2)	(25.2)	—
Restructuring and impairment charges (gains):
Charges (gains)	12.1	(0.4)	862.9	1,427.4
Payments	(3.3)	(5.5)	(45.6)	(31.6)
Adjustment to reflect inventories at lower of cost or market	—	—	—	55.6
Stock-based compensation expense	4.9	1.3	2.1	2.5
Unrealized (gains) losses on derivative financial instruments	(19.8)	39.2	(11.2)	119.2
Foreign exchange loss (gain) on debt	—	25.5	(14.9)	—
Amortization of debt issuance costs	2.5	27.8	109.1	14.0
Other non-cash (gains) charges, net	(15.4)	18.3	1.7	20.5
Change in operating assets and liabilities:
Change in accounts receivable	81.3	(181.5)	119.5	197.3
Change in inventories	(46.6)	(138.7)	159.3	171.8
Change in other assets	37.0	(15.2)	(41.7)	(14.4)
Change in accounts payable	24.8	67.4	(103.6)	(274.3)
Change in accrued liabilities	(37.1)	33.4	(5.6)	(75.9)

Net cash provided (used) by operating activities of continuing operations	119.1	(174.0)	56.7	(60.1)
Investing activities
Proceeds from sale of businesses	19.9	—	—	287.2
Purchase of businesses, net of cash acquired	—	—	—	(19.9)
Payments for property, plant and equipment	(46.5)	(16.0)	(68.6)	(138.1)
Proceeds from sale of property, plant and equipment	0.4	0.3	8.1	2.4
Other	—	—	0.7	0.9

Net cash (used) provided by investing activities of continuing operations	(26.2)	(15.7)	(59.8)	132.5
Financing activities
Proceeds from issuance of Common Stock, net of issuance costs of $22.5	1.2	541.1	—	—
Proceeds from issuance of Preferred Stock	—	5.0	—	—
Proceeds from ABL Facility	70.8	80.0	—	—
Payments on ABL Facility	(152.6)	—	—	—
Proceeds from Exchangeable Notes, net of issuance costs of $1.2	—	43.8	—	—
Proceeds from DIP ABL Facility	—	895.3	1,263.2	—
Payments on DIP ABL Facility	—	(1,112.5)	(1,306.0)	—
Net payments on revolving credit facilities	—	—	—	(81.7)
Proceeds from DIP Term Facility	—	34.8	201.6	—
Payments on DIP Term Facility	—	(244.7)	—	—
Payments on other long-term debt	(1.0)	(1.3)	(8.8)	(18.3)
Debt issuance costs	(1.1)	(54.2)	(89.5)	(5.8)
Other	(0.9)	0.2	0.3	(2.5)

Net cash (used) provided by financing activities of continuing operations	(83.6)	187.5	60.8	(108.3)
Effect of exchange rate differences on cash and cash equivalents	5.3	(7.8)	2.7	(0.1)

Cash flows provided (used) by continuing operations	14.6	(10.0)	60.4	(36.0)
Cash flows of discontinued operations:
Operating cash flows	—	—	—	(25.4)
Cash and cash equivalents at beginning of period	98.9	108.9	48.5	109.9

Cash and cash equivalents at end of period	$113.5	$98.9	$108.9	$48.5

See Notes to Consolidated Financial Statements.

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

AND REDEEMABLE NONCONTROLLING INTEREST

(in millions)

	Common Stock	Additional paid-in-capital	Retained earnings (deficit)	Accumulated other comprehensive income	Total Stockholders’ equity (deficit)	Redeemable noncontrolling interest
Balance at January 1, 2008 (Predecessor)	$—	$852.6	$(129.0)	$127.1	$850.7	$—
Comprehensive loss:
Net loss	—	—	(1,744.4)	—	(1,744.4)	—
Other comprehensive income (loss):
Deferred hedge gain, net of tax benefit of $5.0	—	—	—	8.2	8.2	—
Currency translation adjustments	—	—	—	(75.1)	(75.1)	—
Pension and other postretirement liability adjustment, net of tax of $4.1	—	—	—	(59.7)	(59.7)	—

Comprehensive loss					(1,871.0)	—
Dividend to Aurora Acquisition Holdings, Inc.	—	—	(2.1)	—	(2.1)	—
Stock-based compensation expense	—	2.5	—	—	2.5	—
Other	—	0.7	(0.5)	—	0.2	—

Balance at December 31, 2008 (Predecessor)	$—	$855.8	$(1,876.0)	$0.5	$(1,019.7)	$—

Comprehensive loss:
Net loss	—	—	(1,187.4)	—	(1,187.4)	—
Other comprehensive income (loss):
Currency translation adjustments	—	—	—	5.0	5.0	—
Pension and other postretirement liability adjustment, including tax of $3.1	—	—	—	(4.2)	(4.2)	—
Liquidation of Canada LP	—	—	—	23.7	23.7	—

Comprehensive loss					(1,162.9)
Stock-based compensation expense	—	2.1	—	—	2.1	—
Other	—	—	0.1	—	0.1	—

Balance at December 31, 2009 (Predecessor)	$—	$857.9	$(3,063.3)	$25.0	$(2,180.4)	$—

Comprehensive income:
Net income	—	—	3,063.3	—	3,063.3	—
Other comprehensive income (loss):
Currency translation adjustments	—	—	—	44.2	44.2	—
Pension and other postretirement liability adjustment	—	—	—	(1.8)	(1.8)	—

Comprehensive income					3,105.7
Stock-based compensation expense	—	1.3	—	—	1.3	—
Reorganization and fresh-start accounting	—	(859.2)	—	(67.4)	(926.6)	—

Balance at June 1, 2010 (Predecessor)	$—	$—	$—	$—	$—	$—

Issuance of Common Stock in connection with emergence from Chapter 11	—	833.6	—	—	833.6	—
Issuance of redeemable preferred stock in connection with emergence from Chapter 11	—	—	—	—	—	5.0

Balance at June 1, 2010 (Successor)	$—	$833.6	$—	$—	$833.6	$5.0

Comprehensive income:
Net income	—	—	71.4	—	71.4	—
Other comprehensive income:
Currency translation adjustments	—	—	—	21.0	21.0	—
Pension and other postretirement liability adjustment, net of tax of $2.6	—	—	—	5.7	5.7	—

Comprehensive income					98.1
Stock-based compensation expense	—	4.9	—	—	4.9	—
Issuance of Common Stock	—	1.2	—	—	1.2	—
Other	—	0.2	(0.2)	—	—	0.2

Balance at December 31, 2010 (Successor)	$—	$839.9	$71.2	$26.7	$937.8	$5.2

See Notes to Consolidated Financial Statements.

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share data)

1. BASIS OF PRESENTATION

Nature of Operations

The principal business of the Company involves the production of aluminum rolled and extruded products as well as the recycling of aluminum and specification alloy manufacturing. We produce aluminum sheet and fabricated products using direct-chill and continuous cast processes. Our aluminum sheet products are sold to customers and distributors serving the transportation, aerospace, construction, and consumer durables end-use industries. Our aluminum recycling operations consist primarily of purchasing scrap aluminum on the open market, recycling and selling it in molten or ingot form. In addition, these operations recycle customer-owned aluminum scrap for a fee (tolling). Our recycling customers are some of the world’s largest aluminum, steel and automotive companies.

Basis of Presentation

On April 26, 2011, Aleris Holding Company changed its name to Aleris Corporation. The accompanying Consolidated Financial Statements include the accounts of Aleris Corporation (formerly known as Aleris Holding Company) and all of its subsidiaries (collectively, except where the context otherwise requires, referred to as “we,” “us,” “our,” “Company” or similar terms).

The company was formed on December 18, 2009 in the State of Delaware in order to acquire the assets and operations of the entity formerly known as Aleris International Inc. (the “Predecessor”) through the Predecessor’s plan of reorganization. On June 1, 2010 (the “Effective Date”), the Debtors (as defined in Note 3, “Reorganization Under Chapter 11”) emerged from bankruptcy proceedings under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”). Pursuant to the First Amended Joint Plan of Reorganization as modified (the “Plan”), the Predecessor transferred all of its assets to subsidiaries of Intermediate Co., a newly formed entity that is wholly-owned by the Company and which was subsequently renamed Aleris International, Inc. In exchange for the acquired assets, Aleris International Inc. contributed shares of Common Stock and Exchangeable Notes (as defined in Note 3, “Reorganization Under Chapter 11”) to the Predecessor. These instruments were then distributed or sold pursuant to the Plan. See the Post-Emergence Capital Structure and Rights Offering section within Note 3, “Reorganization Under Chapter 11.” The Predecessor then changed its name to “Old AII, Inc.” and was dissolved.

For purposes of these Consolidated Financial Statements, the Company has been considered the “Successor” to the Predecessor by virtue of the fact that the Company’s only operations and all of its assets are those of Aleris International Inc., the direct acquirer of the Predecessor. As a result, the Company’s financial results are presented alongside those of the Predecessor herein. In accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 852, “Reorganizations,” we applied fresh-start accounting upon emergence from the Debtors’ Chapter 11 bankruptcy cases and became a new entity for financial reporting purposes as of June 1, 2010. As a result, the Consolidated Financial Statements of the Successor subsequent to emergence from Chapter 11 are not comparable to the Consolidated Financial Statements of the Predecessor for the reporting entity prior to emergence from Chapter 11.

In addition, ASC 852 requires that financial statements, for periods including and subsequent to a Chapter 11 bankruptcy filing, distinguish between transactions and events that are directly associated with the reorganization proceedings and the ongoing operations of the business, as well as additional disclosures. The “Company,” “Aleris Corporation,” “we,” “our” or similar terms when used in reference to the period subsequent to the emergence from Chapter 11 bankruptcy proceedings, refer to the Successor, and when used in reference to

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

periods prior to the emergence from Chapter 11, refer to the Predecessor. For further information regarding the Debtors’ filing under and emergence from Chapter 11 and the application of fresh-start accounting, see Note 3, “Reorganization Under Chapter 11,” and Note 4, “Fresh-Start Accounting.”

On November 19, 2007, the Company entered into a stock purchase agreement to sell all the outstanding shares of capital stock of each of U.S. Zinc Corporation, Interamerican Zinc, Inc., and Aleris Asia Pacific Zinc (Barbados) Ltd. together with their wholly-owned subsidiaries (the “Zinc segment”). As a result, the Zinc segment has been reported as a discontinued operation. This is more fully described in Note 18, “Discontinued Operations.” Unless otherwise indicated, amounts in the notes to the Consolidated Financial Statements refer to continuing operations.

Management evaluated all activity of the Company through March 1, 2011 (the date the Consolidated Financial Statements were available to be issued) and through April 26, 2011 (the date the Consolidated Financial Statements were available to be reissued) and concluded that, except as disclosed in Note 24, “Subsequent Events,” no subsequent events have occurred that would require recognition in the Consolidated Financial Statements or disclosure in the Notes to the Consolidated Financial Statements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Accounting Estimates

The Consolidated Financial Statements are prepared in conformity with accounting principles generally accepted in the United States of America and require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Our most significant estimates relate to the valuation of derivatives, property, plant and equipment, intangible assets, the assumptions used to estimate the fair value of share-based payments, pension and postretirement benefit obligations, workers’ compensation, medical and environmental liabilities, deferred tax valuation allowances and allowances for uncollectible accounts receivable.

Principles of Consolidation

The accompanying Consolidated Financial Statements include the accounts of the Company and our majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated upon consolidation. On October 19, 2010, Aleris International, Inc. signed a joint venture agreement with Zhenjiang Dingsheng Aluminum Industries Joint-Stock Co., Ltd. and subsequently broke ground for the construction of an aluminum rolling mill in Zhenjiang City, Jiangsu Province in China that will produce semi-finished rolled aluminum products. Formation of the joint venture will occur upon receipt of the customary government approvals and construction of the facility is expected to be completed within two years. Aleris International, Inc. will be an 81% owner in the venture and, as a result, anticipate including the operating results and financial condition of this entity in the Consolidated Financial Statements. We currently anticipate that the cost of this phase of the facility will be approximately $300.0. We also anticipate that two-thirds of the financing will be provided by a third-party as a non-recourse loan and the remainder will consist of equity capital contributed by each partner.

Reclassifications

Certain reclassifications have been made to prior years’ amounts to conform to the current year’s presentation.

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

Business Combinations

All business combinations are accounted for using the acquisition method as prescribed by ASC 805, “Business Combinations.” The purchase price paid is allocated to the assets acquired and liabilities assumed based on their estimated fair values. Any excess purchase price over the fair value of the net assets acquired is recorded as goodwill.

Revenue Recognition and Shipping and Handling Costs

Revenues are recognized when title transfers and risk of loss passes to the customer in accordance with the provisions of the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition.” In the case of rolled aluminum product, title and risk of loss do not pass until the product reaches the customer. For material that is tolled, revenue is recognized upon the performance of the tolling services for customers. Shipping and handling costs are included within “Cost of sales” in the Consolidated Statement of Operations.

Cash Equivalents

All highly liquid investments with a maturity of three months or less when purchased are considered cash equivalents. The carrying amount of cash equivalents approximates fair value because of the short maturity of those instruments.

Accounts Receivable Allowances and Credit Risk

We extend credit to our customers based on an evaluation of their financial condition; generally, collateral is not required. Substantially all of the accounts receivable associated with our European operations are insured against loss by third party credit insurers. We maintain an allowance against our accounts receivable for the estimated probable losses on uncollectible accounts and sales returns and allowances. The valuation reserve is based upon our historical loss experience, current economic conditions within the industries we serve as well as our determination of the specific risk related to certain customers. Accounts receivable are charged off against the reserve when, in management’s estimation, further collection efforts would not result in a reasonable likelihood of receipt. As a result of the application of fresh-start accounting, on the Effective Date all of our accounts receivable were adjusted from their historical amounts to fair value and all related allowances were eliminated. The movement of the accounts receivable allowances is as follows:

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Balance at beginning of the period	$—	$16.7	$25.2	$17.4
Expenses for uncollectible accounts, sales returns, and allowances, net of recoveries	40.2	20.5	28.8	45.4
Receivables written off against the valuation reserve	(31.5)	(23.1)	(37.3)	(37.6)

Balance at end of period	$8.7	$14.1	$16.7	$25.2

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

Concentration of credit risk with respect to trade accounts receivable is limited due to the large number of customers in various industry segments comprising our customer base. No single customer accounted for more than 10% of consolidated revenues during the seven months ended December 31, 2010, the five months ended May 31, 2010, or the years ended December 31, 2009 or 2008.

Inventories

Our inventories are stated at the lower of cost or net realizable value. Cost is determined primarily on the average cost or specific identification method and includes material, labor and overhead related to the manufacturing process. As a result of the application of fresh-start accounting, on the Effective Date our inventories were adjusted from their historical costs to fair value. This resulted in an increase of approximately $33.0 which has been recognized as additional cost of sales in the seven months ended December 31, 2010. For further information regarding the application of fresh-start accounting, see Note 4, “Fresh-Start Accounting.” The cost of inventories acquired in business combinations are recorded at fair value in accordance with ASC 805.

Property, Plant and Equipment

Property, plant and equipment is stated at cost, net of asset impairments. As a result of the application of fresh-start accounting, on the Effective Date, all of our property, plant and equipment was adjusted to fair value. For further information regarding the application of fresh-start accounting, see Note 4, “Fresh-Start Accounting.” The cost of property, plant and equipment acquired in material business combinations is determined by third party valuations and represents the fair value of the acquired assets at the time of acquisition.

The fair value of asset retirement obligations is capitalized to the related long-lived asset at the time the obligation is incurred and is depreciated over the remaining useful life of the related asset. Major renewals and improvements that extend an asset’s useful life are capitalized to property, plant and equipment. Major repair and maintenance projects, including the relining of our furnaces and reconditioning of our rolling mills, are expensed over periods not exceeding 18 months while normal maintenance and repairs are expensed as incurred. Depreciation is primarily computed using the straight-line method over the estimated useful lives of the related assets, as follows:

Buildings and improvements	5-33 years
Production equipment and machinery	2-25 years
Office furniture, equipment and other	3-10 years

The construction costs of landfills used to store by-products of the recycling process are depreciated as space in the landfills is used based on the unit of production method. Additionally, used space in the landfill is determined periodically either by aerial photography or engineering estimates.

Interest is capitalized in connection with major construction projects. Capitalized interest costs are as follows:

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Capitalized interest	$0.1	$0.2	$0.7	$3.4

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

Intangible Assets

Intangible assets are primarily related to trade names, technology and customer relationships. As a result of the application of fresh-start accounting, our intangible assets were recorded at fair value on the Effective Date. Acquired intangible assets are recorded at their estimated fair value in the allocation of the purchase price paid. Intangibles with indefinite useful lives are not amortized and intangibles with finite useful lives are amortized over their estimated useful lives, ranging from 15 to 25 years. See Note 8, “Goodwill and Other Intangible Assets,” for additional information.

Impairment of Property, Plant, Equipment and Finite-Lived Intangible Assets

We review our long-lived assets for impairment when changes in circumstances indicate that the carrying amount may not be recoverable. Once an impairment indicator has been identified, the asset impairment test is a two-step process. The first step consists of determining whether the sum of the estimated undiscounted future cash flows attributable to the specific asset being tested is less than its carrying value. Estimated future cash flows used to test for recoverability include only the future cash flows that are directly associated with and are expected to arise as a direct result of the use and eventual disposition of the relevant asset. If the carrying value of the asset exceeds the future undiscounted cash flows expected from the asset, a second step is performed to compute the extent of the impairment. Impairment charges are determined as the amount by which the carrying value of the asset exceeds the estimated fair value of the asset.

As outlined in ASC 820, “Fair Value Measurements and Disclosures,” the fair value measurement of our long-lived assets assumes the highest and best use of the asset by market participants, considering the use of the asset that is physically possible, legally permissible, and financially feasible at the measurement date. Highest and best use is determined based on the use of the asset by market participants, even if the intended use of the asset by the Company is different. The highest and best use of an asset establishes the valuation premise. The valuation premise is used to measure the fair value of an asset. ASC 820-10-35-10 states that the valuation premise of an asset is either of the following:

•

In-use: The highest and best use of the asset is in-use if the asset would provide maximum value to market participants principally through its use in combination with other assets as a group (as installed or otherwise configured for use).

•	In-exchange: The highest and best use of the asset is in-exchange if the asset would provide maximum value to market participants principally on a stand alone basis.

Once a premise is selected, the approaches considered in the estimation of the fair values of the Company’s long-lived assets tested for impairment, which represent level 3 measurements within the fair value hierarchy, include the following:

•

Income Approach: The income approach measures the value of an asset by estimating the present value of its future economic benefits. These benefits include earnings, cost savings, tax deductions, and proceeds from disposition. Value indications are developed using this technique by discounting expected cash flows to their present value at a rate of return that incorporates the risk-free rate for the use of funds, the expected rate of inflation, and the risk associated with the asset.

•

Sales Comparison Approach: The sales comparison approach takes into account arm’s-length exchange prices in actual transactions, through an analysis of recent sales of comparable property and of asking prices for assets currently offered for sale. This process involves comparison and correlation between

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

the subject asset and other comparable assets. Adjustments are then made to reflect differences in location, time and terms of sale, and physical and functional characteristics between the subject asset and the comparable assets to indicate a fair value of the subject asset.

•

Cost Approach: The cost approach uses the concept of replacement cost as an indicator of value. The premise of this approach is that a prudent investor would typically pay no more for an asset than the amount for which the asset could be replaced. Adjustments are then made to reflect the losses in value resulting from physical deterioration and functional and economic obsolescence. In applying the cost approach to the valuation of tangible assets, the Company typically starts with either an estimate of the cost of reproduction new or an estimate of replacement cost new. Additional adjustments are necessary to account for other forms of depreciation resulting from physical deterioration, functional obsolescence (inefficiencies or inadequacies of the property itself when compared to a more efficient or less costly replacement properties), and economic obsolescence. Economic obsolescence is the loss in value or usefulness of a property caused by factors external to the property, such as increased costs of raw materials, labor, or utilities (without offsetting increases in product prices); reduced demand for the product; increased competition; environmental or other regulations; inflation or high interest rates or similar factors.

During 2010, no indicators of impairment were identified in accordance with ASC 360, “Property, Plant, and Equipment.” In the fourth quarter of 2009, several indicators of impairment were identified including the finalization of the forecast model developed by the Company and its financial advisors to determine the initial plan of reorganization value. The results of the forecast identified a deficiency in the fair value of the business as a whole compared to its carrying value, and therefore, we determined that the associated long-lived assets were required to be tested for impairment. These impairment tests resulted in the Company recording impairment charges totaling $672.4 related to property, plant and equipment and $29.9 related to finite-lived intangible assets in the Recycling and Specification Alloy Americas (“RSAA”) and Europe operating segments in the fourth quarter of 2009. No impairments were necessary for the Rolled Products North America (“RPNA”) segment as the undiscounted cash flows exceeded the carrying amount of this asset group. We conducted our analysis under the premise of fair value in-exchange. An analysis of the earnings capability of the related assets for RSAA and Europe indicated that there would not be sufficient cash flows available to justify investment in the assets under a fair value in-use premise. We also recorded impairment charges of $146.9 associated with certain finite-lived intangible assets in 2008. See Note 5, “Restructuring and Impairment Charges,” for additional information.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill and indefinite-lived intangible assets are tested for impairment as of October 1 of each year and may be tested more frequently if changes in circumstances or the occurrence of events indicates that a potential impairment exists. The application of fresh-start accounting eliminated all of our goodwill on the Effective Date. Prior to our emergence from bankruptcy, we evaluated goodwill based upon our reporting units. Reporting units are defined as operating segments or, in certain situations, one level below the operating segment. The goodwill impairment test is a two-step process. The first step consists of estimating the fair value of each reporting unit based on a discounted cash flow model or a market comparable approach, which represent level 3 measurements within the fair value hierarchy, and comparing those estimated fair values with the carrying values, which includes allocated goodwill. If the determined fair value is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an “implied fair value” of goodwill, which requires us to allocate the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit. Any unallocated fair value represents the “implied fair value” of goodwill, which is compared to the corresponding carrying value. If the carrying value of goodwill exceeds its implied fair value, an impairment loss is recognized.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

The fair values of our reporting units are estimated based upon a present value technique using discounted future cash flows, forecasted over a five-year period with residual growth rates thereafter (forecasted at 3% to 4% for the impairment calculation performed as of October 1, 2009), and a market comparable approach. We use management business plans and projections as the basis for expected future cash flows. In evaluating such business plans for reasonableness in the context of their use for predicting discounted cash flows in our valuation model, we evaluate whether there is a reasonable basis for the differences between actual results of the preceding years and projected results in future years. This methodology can potentially yield significant changes in growth rates in the first few years of forecasted data due to a multitude of factors, including anticipated near term changes in market and economic conditions as well as efficiencies expected to be realized due to prior restructuring initiatives. Assumptions in estimating future cash flows are subject to a high degree of judgment. We make every effort to forecast our future cash flows as accurately as possible at the time the forecast is developed. However, changes in assumptions and estimates may affect the fair value of our reporting units and could result in additional impairment charges in future periods. Factors that have the potential to create variances between forecasted cash flows and actual results include, but are not limited to: changes in aluminum prices and market conditions, including the capital, credit, commodities, automobile and housing markets, all of which impact demand for our products, as well as the overall global economy.

Discount rates utilized in the goodwill valuation analysis are based on an independent third-party’s assessment of the cost of capital for comparable companies adjusted for risks unique to the reporting units. The rates utilized at October 1, 2009 ranged from 11% to 14%.

Under ASC 350, “Intangibles—Goodwill and Other,” intangible assets determined to have indefinite lives are not amortized, but are tested for impairment at least annually. As part of the annual impairment test, the non-amortized intangible assets are reviewed to determine if the indefinite status remains appropriate. Based on the annual test performed as of October 1, 2010, no impairments relating to our indefinite lived intangible assets were necessary.

In the fourth quarter of 2009, based on the estimated fair values of assets and liabilities as of October 1, 2009, we recorded impairment charges totaling $40.4 related to goodwill and $26.5 related to other indefinite-lived intangible assets. In addition, we recorded impairment charges totaling $19.2 related to indefinite-lived intangible assets in the first quarter of 2009. In 2008, we recorded impairment charges of $1,136.0 related to goodwill and $28.9 related to other indefinite-lived intangible assets. See Note 5, “Restructuring and Impairment Charges,” for additional information.

Deferred Financing Costs

The costs related to the issuance of debt are capitalized and amortized over the terms of the related debt agreements as interest expense using the effective interest method. Issuance costs related to debt classified as subject to compromise in the Consolidated Balance Sheet have been similarly classified at December 31, 2009, and amortization of these costs ceased upon the filing of the Chapter 11 Petitions.

Research and Development

Research and development expenses primarily relate to expenses incurred under the terms of a five-year research and development agreement with Corus Group plc (“Corus”) pursuant to which Corus assists us in research and development projects on a fee-for-service basis. Research and development expenses were $10.6, $6.0, $18.2, and $21.8 for the seven months ended December 31, 2010, the five months ended May 31, 2010 and the years ended December 31, 2009 and 2008, respectively.

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

Stock-Based Compensation

We recognize compensation expense for stock options, restricted stock units and restricted shares under the provisions of ASC 718, “Compensation—Stock Compensation,” using the non-substantive vesting period approach, in which the expense (net of estimated forfeitures) is recognized ratably over the requisite service period based on the grant date fair value. The fair value of each new stock option is estimated on the date of grant using a Black-Scholes model. Determining the fair value of stock options at the grant date requires judgment, including estimates for the average risk-free interest rate, dividend yield, volatility, annual forfeiture rate, and exercise behavior. The fair value of our restricted stock units and restricted shares are based on the estimated fair value of our common stock on the date of grant. The fair value of our common stock is estimated based upon a present value technique using discounted cash flows, forecasted over a five-year period with residual growth rates thereafter and a market comparable approach. If any of these assumptions differ significantly from actual experience, stock-based compensation expense could be impacted.

Total stock-based compensation expense included in “Selling, general and administrative expense” in the Consolidated Statement of Operations for the seven months ended December 31, 2010, the five months ended May 31, 2010 and the years ended December 31, 2009 and 2008 was $4.9, $1.3, $2.1 and $2.5, respectively.

Derivatives and Hedging

We are engaged in activities that expose us to various market risks, including changes in the prices of primary aluminum, aluminum alloys, scrap aluminum, and natural gas, as well as changes in currency and interest rates. Certain of these financial exposures are managed as an integral part of our risk management program, which seeks to reduce the potentially adverse effects that the volatility of the markets may have on operating results. We do not hold or issue derivative financial instruments for trading purposes. We maintain a natural gas pricing strategy to minimize significant fluctuations in earnings caused by the volatility of gas prices. We also maintain a metal pricing strategy to minimize significant, unanticipated fluctuations in earnings caused by the volatility of aluminum prices. Prior to the Chapter 11 Petitions, we maintained a currency hedging strategy to reduce the impact of fluctuations in currency rates related to purchases and sales of aluminum to be made in currencies other than our functional currencies. From time to time, we would also enter into interest rate swaps or similar agreements to manage exposure to fluctuations in interest rates on our long-term debt.

Generally, we enter into master netting arrangements with our counterparties and offset net derivative positions with the same counterparties against amounts recognized for the right to reclaim cash collateral or the obligation to return cash collateral under those arrangements in our Consolidated Balance Sheet. For classification purposes, we record the net fair value of all positions expected to settle in less than one year with these counterparties as a net current asset or liability and all long-term positions as a net long-term asset or liability. At December 31, 2010 and 2009, we had posted cash collateral totaling approximately $3.6 and $9.0, respectively, all of which related to counterparties in a net asset position and, therefore, was recorded within “Prepaid expenses and other current assets” on the Consolidated Balance Sheet.

The fair values of our derivative financial instruments are recognized as assets or liabilities at the balance sheet date. Fair values are determined based on the differences between contractual and forward rates as of the balance sheet date. In accordance with the requirements of ASC 820, we have included an estimate of the risk associated with non-performance by either ourselves or our counterparties in developing these fair values. See Note 14, “Derivative and Other Financial Instruments,” for additional information.

Under ASC 815, “Derivatives and Hedging,” the Company may elect to account for derivative financial instruments as hedges provided they contain certain characteristics including (1) the related cash flows or fair

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

values fluctuate and vary based on changes in one or more underlyings, (2) the contract requires no initial net investment and (3) the contract itself provides for net settlement, can readily be settled net by a market mechanism outside the contract, or provides delivery of an asset. For derivative financial instruments that are accounted for as hedges, the effectiveness of the hedging relationship is measured by formally assessing, at least quarterly, the historical and probable future high correlation of changes in the expected cash flows of the hedges and the hedged items. The effective portions of the changes in the fair value of derivative instruments accounted for as cash flow hedges are recorded on the Consolidated Balance Sheet in “Accumulated other comprehensive income” and are reclassified to the Consolidated Statement of Operations at the time the underlying transaction impacts income while the ineffective portions of the changes in fair value are recorded in the Consolidated Statement of Operations within “(Gains) losses on derivative financial instruments.” The changes in fair value of derivative financial instruments accounted for as fair value hedges are recorded in “(Gains) losses on derivative financial instruments” in the Consolidated Statement of Operations along with the changes in the effective portions of underlying hedged item.

The Company does not currently account for its derivative financial instruments as hedges. The changes in fair value of derivative financial instruments that are not accounted for as hedges and the associated gains and losses realized upon settlement are recorded in “(Gains) losses on derivative financial instruments” in the Consolidated Statement of Operations. All realized gains and losses are included within “Net cash provided (used) by operating activities of continuing operations” in the Consolidated Statement of Cash Flows.

We are exposed to losses in the event of non-performance by counterparties to derivative contracts. Counterparties are evaluated for creditworthiness and a risk assessment is completed prior to our initiating contract activities. The counterparties’ creditworthiness is then monitored on an ongoing basis, and credit levels are reviewed to ensure there is not an inappropriate concentration of credit outstanding to any particular counterparty. Although non-performance by counterparties is possible, we do not currently anticipate non-performance by any of these parties. At December 31, 2010, substantially all of our derivative financial instruments are maintained with seven counterparties. We have the right to require cash collateral from our counterparties based on the fair value of the underlying derivative financial instruments.

Currency Translation

The majority of our international subsidiaries use the local currency as their functional currency. We translate substantially all of the amounts included in our Consolidated Statement of Operations from our international subsidiaries into U.S. dollars at average monthly exchange rates, which we believe are representative of the actual exchange rates on the dates of the transactions. Impairments of long-lived assets evaluated as of a specific date are translated into U.S. dollars using exchange rates corresponding to the evaluation date. Adjustments resulting from the translation of the assets and liabilities of our international operations into U.S. dollars at the balance sheet date exchange rates are reflected as a separate component of stockholders’ equity, except for current intercompany accounts and transactional gains and (losses) associated with receivables, payables and debt denominated in currencies other than the functional currency, which are included within “Other (income) expense, net” in the Consolidated Statement of Operations. Currency translation adjustments accumulate in consolidated equity until the disposition or liquidation of the international entities. On the Effective Date, the application of fresh-start accounting eliminated all currency translation adjustments accumulated in equity. The translation of accounts receivables, payables and debt denominated in currencies other than the functional currencies resulted in transactional (gains) losses of ($4.3), $33.2, $13.0 and $4.4, for the seven months ended December 31, 2010, the five months ended May 31, 2010, and the years ended December 31, 2009 and 2008, respectively. In addition, in 2009 the liquidation of Aleris Aluminum Canada

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

S.E.C./Aleris Aluminum Canada, L.P. (“Canada LP”) resulted in $4.1 of translation gains being eliminated from other comprehensive income and recorded as a gain in “Reorganization items, net” in the Consolidated Statement of Operations.

Self Insurance

We are substantially self-insured for losses related to workers’ compensation and health care claims. Provisions for losses are determined using estimates of the aggregate liability for claims incurred based on our loss experience and actuarial assumptions.

Income Taxes

We account for income taxes using the asset and liability method, whereby deferred income taxes reflect the tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In valuing deferred tax assets, we use judgment in determining if it is more likely than not that some portion or all of a deferred tax asset will not be realized and the amount of the required valuation allowance.

Environmental and Asset Retirement Obligations

Environmental obligations that are not legal or contractual asset retirement obligations and that relate to existing conditions caused by past operations with no benefit to future operations are expensed while expenditures that extend the life, increase the capacity or improve the safety of an asset or that mitigate or prevent future environmental contamination are capitalized in property, plant and equipment. Obligations are recorded when their incurrence is probable and the associated costs can be reasonably estimated in accordance with ASC 410-30, “Environmental Obligations.” While our accruals are based on management’s current best estimate of the future costs of remedial action, these liabilities can change substantially due to factors such as the nature and extent of contamination, changes in the required remedial actions and technological advancements. Our existing environmental liabilities are not discounted to their present values as the amount and timing of the expenditures are not fixed or reliably determinable.

Asset retirement obligations represent obligations associated with the retirement of tangible long-lived assets. Our asset retirement obligations relate primarily to the requirement to cap our three landfills, as well as costs related to the future removal of asbestos and costs to remove underground storage tanks. The costs associated with such legal obligations are accounted for under the provisions of ASC 410-20, “Asset Retirement Obligations,” which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and capitalized as part of the carrying amount of the long-lived asset. These fair values are based upon the present value of the future cash flows expected to be incurred to satisfy the obligation. Determining the fair value of asset retirement obligations requires judgment, including estimates of the credit adjusted interest rate and estimates of future cash flows. Estimates of future cash flows are obtained primarily from third party engineering consulting firms. The present value of the obligations is accreted over time while the capitalized cost is depreciated over the useful life of the related asset. As a result of the application of fresh-start accounting, all of our asset retirement obligations were adjusted to fair value on the Effective Date.

Retirement, Early Retirement and Postemployment Benefits

Our defined benefit pension and other post-retirement benefit plans are accounted for in accordance with ASC 715, “Compensation—Retirement Benefits.”

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

Pension and post-retirement benefit obligations are actuarially calculated using management’s best estimates of assumptions which include the expected return on plan assets, the rate at which plan liabilities may be effectively settled (discount rate), health care cost trend rates and rates of compensation increases.

Benefits provided to employees after employment but prior to retirement are accounted for under ASC 712, “Compensation—Nonretirement Postemployment Benefits.” Such postemployment benefits include severance and medical continuation benefits that are offered pursuant to an ongoing benefit arrangement and do not represent a one-time benefit termination arrangement. Under ASC 712, liabilities for postemployment benefits are recorded at the time the obligations are probable of being incurred and can be reasonably estimated. This is typically at the time a triggering event occurs, such as the decision by management to close a facility. Benefits related to the relocation of employees and certain other termination benefits are accounted for under ASC 420, “Exit or Disposal Cost Obligations,” and are expensed over the required service period.

General Guarantees and Indemnifications

It is common in long-term processing agreements for us to agree to indemnify customers for tort liabilities that arise out of, or relate to, the processing of their material. Additionally, we typically indemnify such parties for certain environmental liabilities that arise out of or relate to the processing of their material.

In our equipment financing agreements, we typically indemnify the financing parties, trustees acting on their behalf and other related parties against liabilities that arise from the manufacture, design, ownership, financing, use, operation and maintenance of the equipment and for tort liability, whether or not these liabilities arise out of or relate to the negligence of these indemnified parties, except for their gross negligence or willful misconduct.

We expect that we would be covered by insurance (subject to deductibles) for most tort liabilities and related indemnities described above with respect to equipment we lease and material we process.

Although we cannot estimate the potential amount of future payments under the foregoing indemnities and agreements, we are not aware of any events or actions that will require payment.

New Accounting Pronouncements

In December 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-29, which addresses diversity in practice about the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The amendments in ASU 2010-29 specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in ASU 2010-29 also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments in ASU 2010-29 are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The adoption of this guidance will not have a material impact on our consolidated results of operations or financial position.

3. REORGANIZATION UNDER CHAPTER 11

In the year prior to the U.S. Debtors (as defined below) filing for protection under Chapter 11 on February 12, 2009 (the “Petition Date”), each of our major end-use industries experienced significant declines in

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

demand due to the global recession and financial crisis. Specifically, the North American building and construction industries, U.S. and European automotive and transportation industries, and general industrial activity experienced demand declines. Because of major cutbacks in these sectors, the aluminum industry and the Predecessor were subjected to a significant economic downturn characterized by a marked decrease in demand. In addition, many users of aluminum rolled and extruded products had significant inventory on hand when the economic decline occurred, which intensified the impact of the volume declines as the customer base had to de-stock inventory levels to adjust to lower demand levels. Decreased demand, coupled with a surplus of aluminum supply across the industry, increased the Predecessor’s exposure to commodity price fluctuations, adversely affected hedging positions, reduced profitability in a changing metals price environment, and subjected earnings to greater volatility from period to period. Much of the decrease in demand was attributable to customer shutdowns and/or large-scale cutbacks, particularly in the residential construction and automotive sectors.

All of these factors, coupled with a highly leveraged capital structure, which required the payment of a substantial amount of interest and principal on prepetition credit facilities, contributed to a severe loss of liquidity prior to the Petition Date for the U.S. Debtors. In the six months prior to the Petition Date, the borrowing base under the prepetition ABL facility declined by over 50%. As a result, the amount outstanding under the prepetition ABL facility (including outstanding letters of credit) exceeded the borrowing base. This “overadvance” position prohibited the Predecessor from funding its working capital needs through draws under the prepetition ABL facility. The Debtors were required to repay amounts outstanding under the prepetition ABL facility so that the outstanding amounts no longer exceeded the borrowing base. Without access to additional financing, the Predecessor did not have liquidity sufficient to repay the overadvance and continue funding its operations.

Due to these factors, the Predecessor decided to seek Chapter 11 bankruptcy protection to restructure its operations and financial position. On the Petition Date, the Predecessor and most of its wholly-owned U.S. subsidiaries (collectively, the “U.S. Debtors”) filed voluntary petitions for relief under Chapter 11 (collectively, the “Chapter 11 Petitions”) of the Bankruptcy Code in the United States Bankruptcy Court, District of Delaware (the “Bankruptcy Court”) and Aleris Deutschland Holding GmbH (“ADH”), a wholly-owned German subsidiary, filed a voluntary petition on February 5, 2010. The cases of the U.S. Debtors and ADH (collectively, the “Debtors”) (the “Bankruptcy Cases”) have been jointly administered under Aleris International, Inc., Case No. 09-10478 (BLS). Certain of our U.S. subsidiaries and all of our international operations (with the exception of ADH) were not part of the Chapter 11 filings.

On February 5, 2010, the Debtors filed a joint plan of reorganization in the Bankruptcy Cases and a related Disclosure Statement for the Plan of Aleris International, Inc. and its Debtors (the “Disclosure Statement”) with the Bankruptcy Court. On March 12, 2010, the Bankruptcy Court approved the Disclosure Statement and authorized the Debtors to begin soliciting votes from their creditors to accept or reject the Plan. On May 13, 2010, the Bankruptcy Court entered an order confirming the Plan. On June 1, 2010 (the “Effective Date”), the Debtors consummated the reorganization contemplated by the Plan and emerged from Chapter 11.

Post-Emergence Capital Structure and Rights Offering

Following the Effective Date, our capital structure consisted of the following:

•

ABL Facility—A $500.0 revolving credit facility (the “ABL Facility”) of which $80.0 was borrowed on the Effective Date. We incurred fees totaling $16.2 associated with the ABL Facility. These costs have been capitalized and reported in “Other long-term assets” and are being amortized to “Interest expense, net” over the term of the facility. See Note 11, “Long-Term Debt,” for further discussion.

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

•

Senior Subordinated Exchangeable Notes—$45.0 aggregate principal amount of 6.0% notes (the “Exchangeable Notes”) issued by Aleris International, Inc. See Note 11, “Long-Term Debt,” for further discussion.

•

Redeemable Preferred Stock—5,000 shares of Aleris International, Inc. Series A exchangeable preferred stock (the “Redeemable Preferred Stock”) with a liquidation preference of one thousand dollars per share and a par value of $0.01 per share. The Redeemable Preferred Stock accrues dividends at 8.0% per annum (payable semi-annually on January 15 and July 15 if and when declared by the Board of Directors). All shares of Redeemable Preferred Stock were issued on the Effective Date to the Backstop Parties (as defined below) in exchange for $5.0. The Redeemable Preferred Stock is subject to mandatory redemption on the fifth anniversary of the Effective Date, or June 1, 2015, and is exchangeable, at the holder’s option, at any time after June 1, 2013 but prior to redemption, into shares of our common stock on an initial per share dollar exchange ratio of $32.74 per share, subject to adjustment. The Redeemable Preferred Stock can also be exchanged after June 1, 2011 immediately prior to an initial public offering or upon the occurrence of a fundamental change. The Redeemable Preferred Stock is classified as temporary equity in the Consolidated Financial Statements of Aleris International, Inc. because its terms include a mandatory redemption feature on a fixed date for a fixed price. Accordingly, this financial instrument has been classified in “Redeemable noncontrolling interest” in our Consolidated Balance Sheet.

•	Common Stock—A single class of common stock, par value $0.01 per share, 45,000,000 shares authorized, 30,969,440 shares issued (the “Common Stock”).

•	Preferred Stock—A single class of preferred stock, par value $0.01 per share, 1,000,000 shares authorized, none issued (the “Preferred Stock”).

The Bankruptcy Court confirmed $297.6 as the equity value of the Predecessor before giving effect to any value ascribed to the rights offering (the “Plan Value”). The Plan provided for three classes of creditors to whom Plan Value would be distributed—the U.S. Roll-Up Term Loan Claims, the European Roll-Up Term Loan Claims, and the European Term Loan Claims (collectively the “Term Loan Participants”) (see Note 11, “Long-Term Debt”, for a further discussion of the Roll-Up provisions associated with the DIP Term Facility). Under the terms of the Plan, Term Loan Participants had the right to elect to receive (a) cash equal to their pro rata share of the portion of the Plan Value allocable to their class or (b) (i) an amount of Common Stock equivalent to such creditor’s pro rata share of the Plan Value allocable to its class and (ii) subscription rights to participate in the rights offering. On the Effective Date, $5.1 was paid to Term Loan Participants that elected to receive cash, and 9,828,196 shares of Common Stock were issued in satisfaction of the residual Plan Value of $292.5, representing an issuance price of $29.76 per share.

Under the terms of the Plan, the Predecessor also effectuated a rights offering whereby certain participants were entitled, via their subscription rights, to purchase Common Stock at a discount of 10% to the Plan Value issuance share price and Exchangeable Notes. On the Effective Date, 21,049,175 shares of Common Stock were sold at $26.78 per share resulting in cash proceeds of $563.6. In conjunction with the rights offering, three of the Debtors’ largest lenders, Oaktree Capital Management, L.P., on behalf of its affiliated investment funds, certain investment funds managed by affiliates of Apollo Management Holdings, L.P., and Sankaty Advisors, LLC, on behalf of the investment funds advised by it (collectively, the “Backstop Parties”), entered into an equity commitment agreement, pursuant to which the Backstop Parties agreed to backstop the rights offering. The Backstop Parties received a fee of $23.7 of which $22.5 and $1.2 has been accounted for as an issuance discount against the Common Stock and Exchangeable Notes, respectively.

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

On the Effective Date and immediately prior to emergence, we contributed the shares to be sold in the rights offering and the shares to be issued to the Term Loan Participants to Aleris International, Inc. in exchange for 100 shares of Aleris International, Inc. common stock.

Satisfaction of DIP Agreement

To fund its global operations during the restructuring, the Predecessor secured $1,075.0 of debtor-in-possession financing (“DIP Financing”) consisting of (a) a $500.0 equivalent term loan credit agreement ($448.3 plus €40.4) (the “DIP Term Facility”) and (b) a $575.0 asset-backed revolving credit agreement (the “DIP ABL Facility,” together with the DIP Term Facility, the “DIP Credit Facilities”). The DIP Credit Facilities were used to fund the Predecessor’s normal operating and working capital requirements, including employee wages and benefits, supplier payments, and other operating expenses during the reorganization process. On the Effective Date, amounts outstanding under the DIP Credit Facilities totaling $575.5, including accrued interest, were repaid by the Predecessor using proceeds from the rights offering, borrowings from the ABL Facility and available cash. For further information regarding the DIP Credit Facilities, see Note 11, “Long-Term Debt.”

Cancellation of Certain Prepetition Obligations

Under the Plan, the Predecessor equity, and certain debt and other obligations were cancelled, extinguished and adjusted as follows:

•	The Predecessor common and preferred stock were extinguished, and no distributions were made to the Predecessor’s stockholder;

•

Creditors of the U.S. Debtors whose aggregate allowed general unsecured claim was less than ten thousand dollars and certain creditors who elected to be included in this class were grouped into a convenience class and each received 50% of their allowed claim (with a claim limitation not to exceed ten thousand dollars) or $2.8 in the aggregate, subject to adjustment for the resolution of disputed claims;

•

Creditors of the U.S. Debtors with general unsecured claims in excess of ten thousand dollars (who did not elect to participate in the convenience class) are entitled to receive their pro rata share of $16.5; and

•	Creditors of the U.S. Debtors with allowed other secured claims received 100% of their claim amount.

For further information regarding the resolution of certain of the Company’s other prepetition liabilities in accordance with the Plan, see Note 4, “Fresh-Start Accounting.”

4. FRESH-START ACCOUNTING

As discussed in Note 3, “Reorganization Under Chapter 11,” the Debtors emerged from Chapter 11 on June 1, 2010. The Successor applied fresh-start accounting because (i) the reorganization value of the Predecessor’s assets immediately prior to the confirmation of the Plan was less than the total of all postpetition liabilities and allowed claims and (ii) the holder of the Predecessor’s existing voting shares immediately prior to the confirmation of the Plan received less than 50% of the voting shares of the emerging entity. U.S. GAAP requires the application of fresh-start accounting as of the Plan confirmation date, or as of a later date when all material conditions precedent to the Plan’s becoming effective are resolved. This occurred on June 1, 2010 with the execution of the ABL Facility.

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

Reorganization Value

ASC 852 provides, among other things, for a determination of the value to be assigned to the equity of the emerging company as of the Effective Date. The Disclosure Statement included a range of enterprise values from $925.0 to $1,195.0. The range of values considered by the Bankruptcy Court was determined by an independent third-party valuation specialist using comparable public company trading multiples and discounted cash flow valuation methodologies. A value of $966.8 was established (“Reorganization Value”) and utilized to determine the value of the Successor equity. See Fresh-Start Accounting below. When establishing Reorganization Value, we considered a number of factors and assumptions, including financial projections, the amount of cash available to fund operations, current market conditions and a return to more normalized production and sales volumes.

The comparable public company analysis indentified a group of comparable companies giving consideration to, among other relevant characteristics, similar lines of business, business risks, growth prospects, business maturity, market presence, and size and scale of operations. The analysis compared the public market implied reorganization value for each comparable public company to its projected earnings before interest, taxes, depreciation and amortization (“EBITDA”). The calculated range of multiples for the comparable companies was used to estimate a range of 4.5x to 8.0x which was applied to our projected EBITDA to determine a range of reorganization values.

The discounted cash flow analysis was based on our projected financial information which includes a variety of estimates and assumptions. While we consider such estimates and assumptions reasonable, they are inherently subject to uncertainties and a wide variety of significant business, economic and competitive risks, many of which are beyond our control and may not materialize. Changes in these estimates and assumptions may have had a significant effect on the determination of the Reorganization Value.

The discounted cash flow analysis was based on production volume projections developed by both third-party and internal forecasts, as well as commercial, wage and benefit and inflation assumptions. The discounted cash flow analysis includes the sum of (i) the present value of the projected unlevered cash flows through December 31, 2014 (the “Projection Period”); and (ii) the present value of a terminal value, which represents the estimate of value attributable to periods beyond the Projection Period. All cash flows were discounted using a weighted-average cost of capital (“WACC”) percentage ranging from 11.5% to 14.0%. To calculate the terminal value, a perpetuity growth rate approach and an exit multiple approach were used. Growth rates ranging from 0% to 2% were used in the perpetuity growth rate approach and were determined based on third-party research of long-term aluminum demand growth rates. Exit multiples ranging from 4.0x to 5.0x were applied to the Company’s projected EBITDA in the exit multiples approach. The range of multiples was based on historical trading multiples of comparable companies. Other significant assumptions include future capital expenditures and changes in working capital requirements. Our estimate of Reorganization Value assumes the achievement of the future financial results contemplated in our forecasts, and there can be no assurance that we will realize that value. The estimates and assumptions used are subject to significant uncertainties, many of which are beyond our control, and there is no assurance that anticipated results will be achieved.

From these two approaches, the comparable public company analysis was weighted at 40% and the discounted cash flow analysis was weighted at 60%. The comparable public company analysis was given less weight due to a lack of directly comparable companies.

Tax Implications Arising from Bankruptcy Emergence

Under the Plan, the assets of the Predecessor in the United States were acquired by the Successor in a taxable transaction. As a result, the Successor established a new tax basis in the acquired assets located in the

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

United States equal to the fair market value at the Emergence Date. None of the U.S. tax attributes of the Predecessor transfer to the Successor. Cancellation of indebtedness income (“CODI”) is recognized by the Predecessor upon the discharge of its outstanding indebtedness for an amount of consideration that is less than its adjusted issue price. The Internal Revenue Code of 1986, as amended, provides that a debtor in a bankruptcy case may exclude CODI from taxable income but must reduce certain of its tax attributes by the amount of any CODI realized as a result of the consummation of a plan of reorganization. The amount of CODI realized by a taxpayer is the adjusted issue price of any indebtedness discharged less the sum of (i) the amount of cash paid, (ii) the issue price of any new indebtedness issued and (iii) the fair market value of any other consideration, including equity, issued. As a result of emergence, the tax attributes of the Predecessor were reduced to zero as an offset against the CODI.

Fresh-Start Accounting

Fresh-start accounting results in a new basis of accounting and reflects the allocation of Reorganization Value to the estimated fair value of the Company’s underlying assets and liabilities. Our estimates of fair value are inherently subject to significant uncertainties and contingencies beyond our reasonable control. Accordingly, there can be no assurance that the estimates, assumptions, valuations, appraisals and financial projections will be realized, and actual results could vary materially.

Reorganization Value was allocated to the assets in conformity with the procedures specified by ASC 805. Liabilities existing as of the Effective Date, other than deferred taxes, were recorded at the present value of amounts expected to be paid using appropriate risk-adjusted interest rates. Deferred taxes were determined in conformity with applicable income tax accounting standards. Predecessor accumulated depreciation, accumulated amortization, retained deficit and accumulated other comprehensive income were eliminated.

Adjustments recorded to the Predecessor balance sheet as of June 1, 2010, resulting from the consummation of the Plan and the application of fresh-start accounting, are summarized below:

	Predecessor June 1, 2010	Plan of Reorganization Adjustments (a)		Fresh-Start Accounting Adjustments (p)	Successor June 1, 2010
ASSETS
Current Assets
Cash and cash equivalents	$60.2	$38.7	(b)	$—	$98.9
Accounts receivable, net	468.4	—		—	468.4
Inventories	522.2	—		22.7	544.9
Deferred income taxes	9.6	(9.6	) (c)	—	—
Current derivative financial instruments	6.3	—		—	6.3
Prepaid expenses and other current assets	53.2	(7.6	) (d)	(0.8)	44.8

Total Current Assets	1,119.9	21.5		21.9	1,163.3
Property, plant and equipment, net	465.0	—		12.2	477.2
Goodwill	37.8	—		(37.8)	—
Intangible assets, net	25.9	—		25.1	51.0
Long-term derivative financial instruments	3.4	—		—	3.4
Deferred income taxes	24.8	(14.6	) (c)	—	10.2
Other long-term assets	20.8	15.6	(e)	0.2	36.6

Total Assets	$1,697.6	$22.5		$21.6	$1,741.7

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

	Predecessor June 1, 2010	Plan of Reorganization Adjustments (a)		Fresh-Start Accounting Adjustments (p)	Successor June 1, 2010
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities
Accounts payable	$248.1	$—		$—	$248.1
Accrued liabilities	177.1	13.2	(f)	(0.8)	189.5
Deferred income taxes	25.2	(14.7	) (c)	—	10.5
Current portion of long-term debt	5.4	—		—	5.4
Debt in default	5.0	(5.0	) (g)	—	—
Debtor-in-possession financing	573.0	(573.0	) (g)	—	—

Total Current Liabilities	1,033.8	(579.5)		(0.8)	453.5
Long-term debt	1.7	123.8	(h)	—	125.5
Deferred income taxes	26.8	(21.1	) (c)	—	5.7
Accrued pension benefits	165.1	(4.8	) (i)	25.0	185.3
Accrued postretirement benefits	44.8	—		2.7	47.5
Other long-term liabilities	84.7	0.4	(j)	0.5	85.6

Total Long-Term Liabilities	323.1	98.3		28.2	449.6
Liabilities subject to compromise	2,530.1	(2,530.1	) (k)	—	—
Successor redeemable preferred stock	—	5.0	(l)	—	5.0
Stockholders’ (Deficit) Equity
Successor common stock	—	—		—	—
Successor additional paid-in capital	—	833.6	(m)	—	833.6
Predecessor common and preferred stock	—	—		—	—
Predecessor additional paid-in capital	859.2	(859.2	) (n)	—	—
Retained deficit	(3,116.0)	3,054.4	(o)	61.6	—
Accumulated other comprehensive income	67.4	—		(67.4)	—

Total Stockholders’ (Deficit) Equity	(2,189.4)	3,028.8		(5.8)	833.6

Total Liabilities and Stockholders’ (Deficit) Equity	$1,697.6	$22.5		$21.6	$1,741.7

a.	The “Plan of Reorganization Adjustments” column includes amounts recorded as of the Effective Date for the consummation of the Plan, including the settlement of liabilities subject to compromise, the satisfaction of the DIP obligations, the write-off of debt issuance costs related to the DIP Credit Facilities, the execution of the ABL Facility, the issuance of the Exchangeable Notes and related cash payments and receipts, the issuance of Preferred Stock and Common Stock, the cancellation of the Predecessor equity and the adjustment of deferred taxes in the U.S.
b.	The “Cash and cash equivalents” adjustment reflects the net cash received as of the Effective Date. The significant sources and uses of cash are as follows:

Sources
Rights offering proceeds	$608.6
Issuance of Preferred Stock	5.0
Amounts borrowed under the ABL Facility	80.0

Total Sources	$693.6

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

Uses
Repayment of the DIP Credit Facilities, including accrued interest of $2.5	$575.5
Claims payments to Term Loan Participants that elected to receive cash	5.1
Other claims payments	6.4
Fees and expenses	63.1
Payment of past due contributions to the Debtor’s pension plans	4.8

Total Uses	$654.9

Net cash received	$38.7

c.	The adjustments to “Deferred income taxes” adjust the deferred tax position in the U.S. from a net deferred tax liability to a net deferred tax asset with a full valuation allowance. The net deferred tax liability resulted from taxable temporary differences related to assets with an indefinite useful life which, in accordance with ASC 740, “Income Taxes,” cannot be predicted to reverse in a period so as to result in the recognition of deferred tax assets. The change in the book and tax basis on the Effective Date of the assets with an indefinite useful life eliminated these taxable temporary differences (see Tax Implications Arising from Bankruptcy Emergence section above).
d.	The “Prepaid expenses and other current assets” adjustment is comprised of the write-off of $7.6 of unamortized debt issuance costs related to the satisfaction of the DIP Credit Facilities.
e.	The adjustment to “Other long-term assets” primarily represents the capitalization of debt issuance costs related to the ABL Facility.
f.	The adjustment to “Accrued liabilities” includes $19.9, $9.5 and $6.8 for allowed claims, professional and other fees, and assumed liabilities, respectively, all of which were incurred on the Effective Date and for which payment will subsequently be disbursed. These increases were partially offset by $20.5 and $2.5 of professional and other fees and accrued interest associated with the DIP Credit Facilities, respectively, that were paid on the Effective Date.
g.	The “Debtor-in-possession financing” adjustment reflects the payment of the DIP Credit Facilities. The “Debt in default” adjustment reflects the discharge of certain long-term debt, which was offset by an assumed liability of $5.0 to settle a letter of credit that had secured this long-term debt.
h.	The “Long-term debt” adjustment reflects the borrowing of $80.0 and $45.0 associated with the initial draw on the ABL Facility and the issuance of the Exchangeable Notes, respectively. Debt issuance costs totaling $1.2 were incurred related to the Exchangeable Notes and are recorded as a discount adjustment to “Long-term debt” as these costs were paid to the holders of the Exchangeable Notes.
i.	The “Accrued pension benefits” adjustment reflects the payment by the Company of all past due contributions to our pension plans. See Note 12, “Employee Benefit Plans.”
j.	The “Other long-term liabilities” adjustment of $0.4 reflects the reclassification of certain warranty liabilities from “Liabilities subject to compromise.” These liabilities were not discharged upon emergence from bankruptcy and have been assumed by the Company.

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

k.	The adjustment to “Liabilities subject to compromise” reflects the settlement, discharge or assumption of liabilities subject to compromise, including the following:

Total liabilities subject to compromise	$2,530.1
Less assumed liabilities previously classified as subject to compromise and transferred to:
Accrued Liabilities	(1.8)
Other long-term liabilities	(0.4)

Total liabilities subject to compromise assumed	(2.2)

Total liabilities subject to compromise settled or discharged	2,527.9
Less:
Cash paid upon emergence to settle claims	(11.5)
Cash paid or to be paid to settle claims	(19.9)
Issuance of Common Stock to settle claims of the Term Loan Participants	(292.5)

Gain on settlement or discharge of liabilities subject to compromise	$2,204.0

l.	The adjustment is comprised of the issuance of $5.0 of Redeemable Preferred Stock by Aleris International, Inc. to third party investors.
m.	The adjustment to Successor equity represents the fair value of the shares of Common Stock contributed to the Successor in exchange for 100 shares of Aleris International, Inc. common stock. The fair value of the shares of Common Stock consists of $541.1 of net proceeds raised by the Predecessor in the rights offering and $292.5 of residual Plan Value (which represents the fair value of the Common Stock issued to settle claims of the Term Loan Participants). A reconciliation of the court approved Plan Value to the Reorganization Value and to the fair value of the Successor equity balance as of the Effective Date is as follows:

Plan Value, less $5.1 paid to Term Loan Participants	$292.5
Amount raised in the rights offering from:
Common Stock	541.1
Exchangeable Notes, net of discount of $1.2	43.8

Total amount raised in the rights offering	584.9
Amounts borrowed under the ABL Facility	80.0
Predecessor debt of non-filing subsidiary	4.4
Issuance of Preferred Stock	5.0

Reorganization Value	966.8
Less:
Amounts borrowed under the ABL Facility	(80.0)
Issuance of the Exchangeable Notes	(43.8)
Predecessor debt of non-filing subsidiary	(4.4)
Issuance of Preferred Stock	(5.0)

Fair value of Successor equity	$833.6

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

n.	The Predecessor “Additional paid-in capital” adjustment reflects the cancellation of the Predecessor’s equity.

o.	This adjustment reflects the cumulative impact of the reorganization adjustments discussed above and summarized below:

Gain on settlement or discharge of liabilities subject to compromise (see k., above)	$(2,204.0)
Cancellation of the Predecessor equity (see n., above)	(859.2)
Deferred income taxes adjustment (see c., above)	(11.6)
Fees and expenses incurred on the Effective Date	12.8
Write-off of Predecessor unamortized debt issuance costs (see d., above)	7.6

$(3,054.4)

p.	The fresh-start accounting amounts reflect the required adjustment of certain assets and liabilities to fair value or other measures as specified by ASC 805. Significant adjustments are summarized below:

Inventory adjustment (q)	$22.7
Prepaid expenses and other current assets	(0.8)
Property, plant and equipment adjustment (r)	12.2
Elimination of Predecessor company goodwill	(37.8)
Intangible asset adjustment (s)	25.1
Other long-term assets	0.2
Accrued liabilities	0.8
Accrued pension benefits (t)	(25.0)
Accrued postretirement benefits	(2.7)
Other long-term liabilities	(0.5)
Elimination of Predecessor accumulated other comprehensive income	67.4

Fresh-start accounting adjustments	$61.6

q.	Inventory—We recorded inventory at its fair value, which was determined as follows:

•	Raw materials were valued at estimated current replacement costs;

•

Work-in-process was valued at the estimated finished goods selling price once completed less estimated completion costs and a reasonable profit allowance for completion, selling effort and shipping costs; and

•	Finished goods were valued at the estimated selling price less a reasonable profit allowance for selling effort and shipping costs.

r.	We recorded “Property, plant and equipment” at its fair value of $477.2. As outlined in ASC 820, the fair value measurement of our long-lived assets assumes the highest and best use of the asset by market participants, considering the use of the asset that is physically possible, legally permissible and financially feasible at the measurement date. Highest and best use is determined based on the use of the asset by market participants, even if the intended use of the asset by the Company is different. Our estimation of fair value represents level 3 measurements within the fair value hierarchy.

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

The components of “Property, plant and equipment” as of June 1, 2010 are as follows:

	(Successor)	(Predecessor)
Land	$111.1	$110.5
Buildings and improvements	71.9	117.4
Production equipment and machinery	268.4	311.9
Office furniture, equipment and other	25.8	47.1

Total Property, plant and equipment	477.2	586.9
Accumulated depreciation	—	(121.9)

Total Property, plant and equipment, net	$477.2	$465.0

s.	Intangible assets were recorded at fair value in accordance with ASC 820 and represent level 3 measurements within the fair value hierarchy. The following is a summary of the approaches used to determine the fair value of our significant intangible assets:

•	We recorded $5.9 for the fair value of developed technology. The relief from royalty method was used to calculate the fair value of developed technology. The significant assumptions used included:

•	Forecasted revenue associated with the developed technology;

•	Royalty rates based on licensing arrangements for similar technologies and obsolescence factors by technology category;

•	Discount rates ranging from 19.0% to 21.0% based on our overall cost of equity adjusted for perceived business risks related to these developed technologies; and

•	Estimated economic life of 25 years.

•	The relief from royalty method was also used to calculate the fair value of our trade names which totaled $16.8. The significant assumptions used in this method included:

•	Forecasted revenue for each trade name;

•	Royalty rates based on licensing arrangements for the use of trademarks in the Company’s industry and related industries;

•	Discount rates ranging from 19.0% to 21.0% based on our overall cost of equity adjusted for perceived business risks related to these intangible assets; and

•	Indefinite economic lives for our trade names.

•	An excess earnings approach was used to calculate the fair value of our customer relationships which totaled $28.3. The significant assumptions used in this approach included:

•	Forecasted revenue;

•	Customer retention rates;

•	Profit margins;

•	Discount rates ranging from 22.0% to 24.0% based on our overall cost of equity adjusted for perceived business risks related to these customer relationships; and

•	Estimated economic lives ranging from 15 to 20 years.

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

t.	We recorded “Accrued Pension benefits” of $185.3, an increase of $25.0 compared to the amounts recorded by the Predecessor, based on actuarial measurements as of the Effective Date. The weighted-average discount rate utilized to measure the plans on the Effective Date was 5.6% and 5.0% for the U.S. and European plans, respectively.

Liabilities Subject to Compromise

Certain prepetition liabilities were subject to compromise under the Plan and were reported by the Predecessor at amounts allowed or expected to be allowed by the Bankruptcy Court. Certain of these claims were resolved and satisfied as of the Effective Date, while others have been or will be resolved in periods subsequent to emergence from Chapter 11. Although the final allowed amount of certain disputed general unsecured claims (Class 5 claims) has not yet been determined, our liability associated with these disputed claims was discharged upon our emergence from Chapter 11. Future dispositions with respect to certain allowed Class 5 claims will be satisfied out of our reserve for outstanding claims recorded in “Accrued liabilities” established for that purpose, which totaled $3.7 at December 31, 2010. Accordingly, the future resolution of these disputed claims will not have an impact on our post-emergence financial condition, results of operations or cash flows. Although the Successor does maintain reserves for certain agreed-upon administrative claims, if disputed administrative claims are settled for more than the amounts currently reserved, the Successor is obligated to fund those claims pursuant to the Plan. As the Bankruptcy Court will determine the resolution of these disputes subsequent to, in certain cases, future hearings, management is unable to estimate a range of potential losses, if any, related to these claims. Any future claims allowed by the Court will be recorded within “Reorganization items, net” in the Consolidated Statement of Operations.

A summary of liabilities subject to compromise reflected in the Predecessor Consolidated Balance Sheet as of June 1, 2010 and December 31, 2009, is shown below:

	(Predecessor)
	June 1, 2010	December 31, 2009
Accounts payable	$102.9	$101.9
Accrued liabilities	12.4	11.8
Derivative financial instruments	98.9	98.9
Roll-up loans, net of discount of $1.7	569.4	568.8
2006 Senior notes, net of discount of $14.5	583.5	583.5
2006 Senior subordinated notes, net of discount of $13.6	385.4	385.4
2007 senior notes, net of discount of $6.8	98.6	98.6
Term loan facility, net of discount of $13.7 and $7.0, respectively	633.2	282.3
Interest payable	26.3	18.7
Accrued pension benefits	—	56.9
Accrued postretirement benefits	—	52.6
Other liabilities	19.5	19.9

Total liabilities subject to compromise	$2,530.1	$2,279.3

Reorganization Items, net

Professional advisory fees and other costs directly associated with our reorganization are reported as reorganization items pursuant to ASC 852. Reorganization items also include provisions and adjustments to

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

record the carrying value of certain prepetition liabilities at their estimated allowable claim amounts as well as the impact of the liquidation of Canada LP in 2009. Fresh-start accounting adjustments reflect the pre-tax impact of the application of fresh-start accounting.

The “Reorganization items, net” in the Consolidated Statement of Operations consisted of the following items:

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009
Gain on settlement of liabilities subject to compromise	$—	$(2,204.0)	$(1.8)
Cancellation of Predecessor equity	—	(859.2)	—
Fresh-start accounting	—	(61.6)	—
Professional fees and expenses	5.5	34.3	38.0
Write-off of debt issuance costs	—	7.6	6.8
U.S. Trustee fees	0.4	0.6	0.7
Derivative financial instruments valuation adjustment	—	—	88.1
Liquidation of Canada LP	—	(5.1)	(8.7)
Other	1.5	0.9	—

Total Reorganization items, net	$7.4	$(3,086.5)	$123.1

5. RESTRUCTURING AND IMPAIRMENT CHARGES

2010 Charges

During the seven months ended December 31, 2010, we recorded $12.1 of cash restructuring charges, including $11.1 related to the Company’s reduction in force initiatives implemented during the fourth quarter of 2008 and $1.0 of restructuring charges primarily related to employee termination benefits associated with work force reductions at our Bonn, Germany facility initiated in 2010. Payments totaling $0.3 were made during the seven months ended December 31, 2010 related to the Bonn work force reduction. No further charges are anticipated related to this restructuring program.

During the five months ended May 31, 2010, we recorded $1.3 of cash restructuring charges and $1.7 of non-cash gains. The activity primarily resulted from the following restructuring items:

•

Certain of our postretirement benefit plans were amended to eliminate retiree medical benefits for salaried employees/retirees. As a result of these amendments, gains of $1.1 and $1.0 were recorded associated with our RPNA and Europe segments, respectively.

•	We recorded $0.8 of costs associated with environmental remediation efforts required at our Rockport, Indiana facility within our RPNA segment.

2009 Charges

During the year ended December 31, 2009, we recorded non-cash impairment charges totaling $672.4, $45.7, $40.4 and $29.9 related to our long-lived assets, indefinite-lived intangible assets, goodwill and finite-

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

lived intangibles, respectively. We also recorded $41.7 and $32.8 of other cash and non-cash charges, respectively, associated with plant closures and other restructuring initiatives during the year ended December 31, 2009. Included within these amounts are $33.5 and $24.3 of cash and non-cash restructuring charges recorded in 2009 related to restructuring activities initiated in 2008. These charges, totaling $862.9, primarily resulted from the following:

2009 Impairments

In 2009, we recorded impairment charges totaling $40.4 related to goodwill and $45.7 related to other indefinite-lived intangible assets. These impairments, which have been included within the operating results of the Corporate segment, consisted of goodwill impairment related to the RSAA operating segment and trade name impairments totaling $31.7 and $14.0 related to the RSAA and RPNA operating segments, respectively. We also recorded impairment charges associated with certain technology, customer contract and supply contract intangible assets totaling $29.9 in 2009. The impairments consisted of $24.2 and $5.7 associated with our Europe and RSAA segments, respectively. These impairments are also described in Note 2 “Summary of Significant Accounting Policies.”

In accordance with ASC 360, several indicators of impairment were identified in the fourth quarter of 2009 including the finalization of the forecast model developed by the Company and its financial advisors to determine the initial Plan value. The results of the forecast identified a deficiency in the fair value of the business as a whole compared to its carrying value, and therefore, we determined that the associated long-lived assets were required to be tested for impairment. These impairment tests resulted in the Company recording impairment charges totaling $672.4 related to property, plant and equipment and $29.9 related to finite-lived intangible assets in the RSAA and Europe operating segments. No impairments were necessary for the RPNA segment as the undiscounted cash flows exceeded the carrying amount of this asset group. We conducted our analysis under the premise of fair value in-exchange. An analysis of the earnings capability of the related assets indicated that there would not be sufficient cash flows available to justify investment in the assets under a fair value in-use premise. These impairments are also described in Note 2 “Summary of Significant Accounting Policies.”

The 2009 impairments were primarily a result of the continued adverse climate for our business, including the erosion of the capital, credit, commodities, automobile and housing markets as well as the global economy.

2009 Restructuring Activities

During 2009, we closed our RPNA segment headquarters in Louisville, Kentucky and sold our Terre Haute, Indiana facility. We recorded cash restructuring charges totaling $2.2 primarily related to severance costs and recorded asset impairment charges totaling $3.5 relating to property, plant and equipment. We based the determination of the impairments of these assets on the undiscounted cash flows expected to be realized from the affected assets and recorded the related assets at fair value as determined by an independent third party appraisal. Other work force reductions across the RPNA operations resulted in the recording of $2.4 of employee termination benefits.

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

The following table presents the activity and reserve balances for the 2009 restructuring programs for the seven-month period ended December 31, 2010, the five-month period ended May 31, 2010, and the year ended December 31, 2009 (excluding the above mentioned impairment charges):

	Employee severance and benefit costs	Exit costs	Total
Initial provision	$6.0	$1.5	$7.5
Cash payments	(4.9)	(1.3)	(6.2)
Non-cash utilization	(0.4)	(0.2)	(0.6)

Balance at December 31, 2009 (Predecessor)	$0.7	$—	$0.7
Charges recorded in the statement of operations	0.1	0.1	0.2
Cash payments	(0.5)	—	(0.5)
Non-cash utilization	—	(0.1)	(0.1)

Balance at June 1, 2010 (Successor)	$0.3	$—	$0.3
(Gains) recorded in the statement of operations	(0.2)	—	(0.2)
Cash payments	(0.1)	—	(0.1)

Balance at December 31, 2010 (Successor)	$—	$—	$—

2008 Charges

During the year ended December 31, 2008, we recorded non-cash impairment charges totaling $1,136.0, $146.9 and $28.9 related to our goodwill, finite-lived intangibles and indefinite-lived intangibles, respectively. We also recorded $51.2 and $51.0 of cash and non-cash restructuring charges, respectively, associated with plant closures and other restructuring initiatives. Included within these amounts are $4.7 and $3.2 which represent cash and non-cash restructuring charges recorded in 2008 related to restructuring activities initiated in 2007. These charges, totaling $1,414.0, primarily resulted from the following:

2008 Impairments

In 2008, we recorded impairment charges of $1,136.0 related to goodwill and $28.9 related to other indefinite-lived intangible assets. These impairments, which have been included within the operating results of the Corporate segment, consisted of goodwill impairments totaling $539.0, $186.8 and $410.2 related to the RPNA, RSAA and Europe operating segments, respectively, and trade name impairments totaling $15.9 and $13.0 related to the RPNA and RSAA operating segments, respectively. We also recorded impairment charges of $146.9 associated with certain customer relationship and technology intangible assets in 2008. The impairments consisted of $87.6, $27.6 and $31.7 associated with our RPNA, RSAA and Europe segments, respectively. These impairments are also described in Note 2 “Summary of Significant Accounting Policies.” These impairments were primarily a result of the adverse climate for our business, including the erosion of the capital, credit, commodities, automobile and housing markets as well as the global economy.

2008 Restructuring Activities

On July 12, 2008, we announced that the permanent closure of the RPNA segment’s Cap de la Madeleine, Quebec aluminum rolling mill facility would occur following an orderly shut down of all remaining activities at the facility because of the permanent and irreparable damage suffered by the operations as a result of labor issues. We had been engaged in negotiations and discussions regarding a new

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

collective bargaining agreement for many months with representatives of the union representing production and maintenance workers at the facility. The union failed to ratify a new agreement during these negotiations and ultimately rejected our final proposal for a new collective bargaining agreement twice in July 2008. Substantially all production at this facility ceased in September 2008.

We recorded charges of $55.5 related to the closure within “Restructuring and impairment charges (gains)” as well as $13.4 within “Cost of sales” in the Consolidated Statement of Operations in 2008. These charges consisted of the following:

•

Asset impairment charges of $29.1 relating to property, plant and equipment. We based the determination of the impairments of these assets on the undiscounted cash flows expected to be realized from the affected assets and recorded the related assets at fair value, as determined by an independent third party appraisal;

•

Employee severance, health care continuation, and outplacement costs of $4.5 associated with approximately 90 hourly and salaried employees. Substantially all affected employees had left their positions as of December 31, 2008;

•	Curtailment charges relating to defined benefit pension and other postemployment benefit plans of $12.7 covering the affected employees.

•

Other closure related charges of $9.2 related primarily to derivative and other contract terminations and costs associated with environmental remediation efforts required as a result of the closure; and

•	Inventory impairment charges and excess production costs attributable to the closure of $13.4 which have been included within “Cost of sales” in the Consolidated Statement of Operations.

In addition to the charges described above, we recorded $1.8 of cash and $0.6 of non-cash restructuring charges for severance, security, utility and other costs related to the closure during the first quarter of 2009.

During 2008, we temporarily idled the majority of production at our Richmond, Virginia rolling mill and closed our ALSCO divisional headquarters in Raleigh, North Carolina. We recorded cash restructuring charges totaling $2.2 primarily related to costs to move assets to other facilities, severance costs and contract cancellation costs. During 2009, a decision was made to close the previously idled Richmond, Virginia rolling mill and as a result, asset impairment charges totaling $13.1 relating to property, plant and equipment were recorded. The impairment was based on the determination that the cash flows expected to be realized from the affected assets would not be sufficient to recover their carrying values. The extent of the impairment charge was based upon a third party appraisal of the fair value of those assets.

We also recorded $3.1 of cash restructuring charges and $10.7 of non-cash asset impairment charges during 2008 primarily related to the shutdown of our operations in Shelbyville and Rockwood, Tennessee, as well as Bedford and Tipton, Indiana, all of which were recycling operations within our RSAA segment. Production at these facilities has been transferred to other facilities and all of the affected employees had left their positions as of December 31, 2008. We based the determination of the impairments of the assets on the undiscounted cash flows expected to be realized from the affected assets and recorded the related assets at fair value. Cash restructuring costs included the costs to move assets to other facilities, severance costs and contract cancellation costs. In addition to the charges described above, we recorded $1.4 of cash and $3.3 of non-cash restructuring charges for severance, security, utility and other costs related to these fiscal 2008 initiatives within our RSAA segment during 2009.

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

In December 2008, we announced plans to restructure our European operations by adjusting our work force in response to declining demand. As of December 31, 2008, we had identified approximately 100 non-production employees to be severed and recorded $12.1 of severance costs in the fourth quarter. These severance amounts were accounted for in accordance with ASC 712 and were recorded pursuant to an ongoing benefit arrangement.

During 2009, we recorded $30.0 of cash and $7.7 of non-cash restructuring charges associated with the finalization of the restructuring of our European operations initiated in 2008. These charges consisted of the following:

•

We expanded and finalized our workforce reduction at our Duffel, Belgium and Vogt, Germany facilities and announced the substantial closure of our extrusions operations in Duffel. These restructuring initiatives eliminated approximately 400 positions in Duffel and approximately 100 positions in Vogt. Employee termination benefits consist of one-time severance and outplacement costs as well as pre-pension benefits totaling $28.8. The severance and outplacement benefits of $23.3 were accounted for in accordance with ASC 712. The pre-pension benefits were offered pursuant to a one-time benefit arrangement and will be paid over a 13 year period. As a result, the fair value of the $13.3 of total benefits to be paid was determined by discounting the future payment stream using a credit-adjusted risk free rate in accordance with ASC 420. This resulted in a charge of $5.5 being recorded in the second quarter of 2009.

•

Non-cash impairment charges of $7.7 were recorded in 2009 primarily related to the substantial closure of the extrusions operations in Duffel. The impairment was based on the determination that the cash flows expected to be realized from the affected assets would not be sufficient to recover their carrying value. The extent of the impairment charges were primarily based upon a third party appraisal of the fair value of those assets.

•	Other workforce reductions across the European operations resulted in the recording of $1.2 of employee termination benefits.

During 2010, certain previously terminated individuals associated with the reduction in workforce initiative implemented at our Duffel, Belgium facility filed unfair dismissal employment suits in a Belgian labor court requesting additional severance payments. In connection with these pending suits, we evaluated the individual facts and circumstances and concluded that it is probable that the Company will be required to pay additional severance amounts to some of the former employees. As of December 31, 2010, a reserve totaling $10.1 has been recorded for these additional severance amounts as well as related interest and legal fees.

We recorded non-cash asset impairment charges of $7.6 within our Europe segment during 2008 primarily related to our aluminum recycling facility in Norway. The impairment was based on the determination that the cash flows expected to be realized from the affected assets would not be sufficient to recover their carrying value. The extent of the impairment charge was based upon a third party appraisal of the fair value of those assets.

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

The following table presents the activity and reserve balances for the 2008 restructuring programs for the seven-month period ended December 31, 2010, the five-month period ended May 31, 2010, and the years ended December 31, 2009 and 2008 (excluding the above mentioned impairment charges):

	Employee severance and benefit costs	Exit costs	Total
Initial provision	$33.1	$13.5	$46.6
Amounts recorded in purchase accounting	(0.7)	—	(0.7)
Cash payments	(6.6)	(8.4)	(15.0)
Canada LP curtailment	(12.7)	—	(12.7)
Translation and other charges	0.1	0.3	0.4

Balance at December 31, 2008 (Predecessor)	$13.2	$5.4	$18.6
Charges included in the statement of operations	30.3	3.3	33.6
Cash payments	(32.3)	(2.3)	(34.6)
Liquidation of Canada LP	(0.5)	(5.8)	(6.3)
Translation and other charges	2.4	(0.6)	1.8

Balance at December 31, 2009 (Predecessor)	$13.1	$—	$13.1
Charges recorded in the statement of operations	0.2	—	0.2
Cash payments	(4.4)	—	(4.4)
Non-cash utilization	(0.3)	—	(0.3)
Fresh-start accounting adjustment	2.0	—	2.0
Currency translation	(1.3)	—	(1.3)

Balance at June 1, 2010 (Successor)	$9.3	$—	$9.3
Charges recorded in the statement of operations	11.1	—	11.1
Cash payments	(2.4)	—	(2.4)
Currency translation	0.7	—	0.7

Balance at December 31, 2010 (Successor)	$18.7	$—	$18.7

6. INVENTORIES

Our operating results were negatively impacted by the application of fresh-start accounting during the seven months ended December 31, 2010, during which we recorded $33.0 of additional cost of goods sold resulting from the adjustment to record inventory at fair value at the Effective Date. The components of our “Inventories” are as follows:

	(Successor)	(Predecessor)
	December 31,
	2010	2009
Finished goods	$183.3	$115.5
Raw materials	227.2	150.3
Work in process	184.1	127.8
Supplies	19.0	32.2

	$613.6	$425.8

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

7. PROPERTY, PLANT AND EQUIPMENT

The components of our consolidated property, plant and equipment are:

	(Successor)	(Predecessor)
	December 31,
	2010	2009
Land	$117.6	$120.7
Buildings and improvements	75.6	122.7
Production equipment and machinery	301.6	317.3
Office furniture, equipment and other	52.1	43.9

	546.9	604.6
Accumulated depreciation	(36.9)	(104.3)

	$510.0	$500.3

Our depreciation expense, including amortization of capital leases, and repair and maintenance expense was as follows:

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Depreciation expense	$37.1	$19.7	$154.3	$189.7
Repair and maintenance expense	68.2	37.6	76.0	132.0

8. GOODWILL AND OTHER INTANGIBLE ASSETS

The following table details the changes in the carrying amount of goodwill for the five months ended May 31, 2010 and the years ended December 31, 2009 and 2008. The impairment charges shown below (totaling $1,176.4 of accumulated charges) are more fully described in Note 2, “Summary of Significant Accounting Policies,” Note 4, “Fresh-Start Accounting,” and Note 5, “Restructuring and Impairment Charges.”

	RPNA	RSAA	Europe	Total
Balance at January 1, 2008 (Predecessor)	$574.1	$225.0	$420.0	$1,219.1
Impairment charges	(539.0)	(186.8)	(410.2)	(1,136.0)
Acquisitions	3.6	4.5	—	8.1
Translation and other adjustments	(0.9)	(0.7)	(9.8)	(11.4)

Balance at December 31, 2008 (Predecessor)	$37.8	$42.0	$—	$79.8
Impairment charges	—	(40.4)	—	(40.4)
Translation and other adjustments	—	(1.6)	—	(1.6)

Balance at December 31, 2009 (Predecessor)	37.8	—	—	37.8
Impairment charges	—	—	—	—
Translation and other adjustments	—	—	—	—

Balance at May 31, 2010 (Predecessor)	37.8	—	—	37.8

Fresh-start accounting adjustments	(37.8)	—	—	(37.8)

Balance at June 1, 2010 (Successor)	$—	$—	$—	$—

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

The impairment charges related to our intangible assets are more fully described in Note 2, “Summary of Significant Accounting Policies,” and Note 5, “Restructuring and Impairment Charges.” The following table details our intangible assets as of December 31, 2010 and 2009:

	(Successor)				(Predecessor)
	December 31, 2010				December 31, 2009
	Gross carrying amount	Accumulated amortization	Net amount	Average life	Gross carrying amount	Accumulated amortization	Net amount
Trade names	$16.8	$—	$16.8	Indefinite	$19.9	$—	$19.9
Technology	5.9	(0.1)	5.8	25 years	10.6	(4.2)	6.4
Customer relationships	28.3	(1.2)	27.1	15 years	—	—	—

	$51.0	$(1.3)	$49.7		$30.5	$(4.2)	$26.3

The following table presents amortization expense, which has been classified within “Selling, general and administrative expense” in the Consolidated Statement of Operations:

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Amortization expense	$1.3	$0.5	$14.1	$35.4

The following table presents estimated amortization expense for the next five years:

2011	$2.1
2012	2.1
2013	2.1
2014	2.1
2015	2.1

Total	$10.5

9. ACCRUED LIABILITIES

Accrued liabilities at December 31, 2010 and 2009 consisted of the following:

	(Successor)	(Predecessor)
	December 31,
	2010	2009
Employee-related costs	$50.0	$48.7
Accrued professional fees	12.0	34.2
Toll liability	24.5	19.8
Accrued taxes	17.3	10.7
Other liabilities	55.8	51.7
Derivative financial instruments	5.6	—

	$165.2	$165.1

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

10. ASSET RETIREMENT OBLIGATIONS

Our asset retirement obligations consist of legal obligations associated with the closure of our active landfills as well as costs to remove asbestos and underground storage tanks and other legal or contractual obligations associated with the ultimate closure of our manufacturing facilities. As a result of the application of fresh-start accounting, on the Effective Date all of our other asset retirement obligations were adjusted from their historical amounts to fair value resulting in a $1.3 reduction in our reserve.

The changes in the carrying amount of asset retirement obligations for the seven months ended December 31, 2010, the five months ended May 31, 2010, and the years ended December 31, 2009 and 2008 are as follows:

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Balance at beginning of period	$14.9	$17.4	$17.6	$16.7
Revisions and liabilities incurred	(0.2)	(0.4)	1.6	0.7
Accretion expense	0.4	0.2	0.8	0.7
Payments	(2.3)	(0.6)	(2.6)	(0.5)
Translation and other charges	0.1	(0.4)	—	—

Balance at end of period	$12.9	$16.2	$17.4	$17.6

11. LONG-TERM DEBT

Our debt is summarized as follows:

	(Successor)	(Predecessor)
	December 31,
	2010	2009
	Debt	Subject to compromise	Debt
ABL Facility	$—	$—	$—
Exchangeable Notes, net of discount of $0.9	44.1	—	—
DIP Term Facility, net of discount of $4.1 including
Roll-Up Loans, net of discount of $1.7	—	568.8	198.4
DIP ABL Facility	—	—	245.6
Term Loan Facility, net of discount of $7.0	—	282.3	386.3
2006 Senior Notes, net of discount of $14.5	—	583.5	—
2007 Senior Notes, net of discount of $6.8	—	98.6	—
2006 Senior Subordinated Notes, net of discount of $13.6	—	385.4	—
Other	6.3	15.2	12.4

Total debt	50.4	$1,933.8	842.7

Less: Amount reclassified to current liabilities for debt in default	—		5.0
Less: Debtor-in-possession financing	—		444.0
Less: Current portion of long-term debt	5.3		391.7

Long-term debt	$45.1		$2.0

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

Maturities of Long-Term Debt

Scheduled maturities of our long-term debt (including capital leases) subsequent to December 31, 2010 are as follows:

2011	$5.3
2012	0.6
2013	0.2
2014	0.1
2015	0.1
After 2015	44.1

Total	$50.4

ABL Facility

In connection with our emergence from bankruptcy, Aleris International, Inc. entered into an asset backed multi-currency facility. The ABL Facility is a $500.0 revolving credit facility which permits multi-currency borrowings up to $500.0 by our U.S. subsidiaries, up to $200.0 by Aleris Switzerland GmbH (a wholly owned Swiss subsidiary), and $15.0 by Aleris Specification Alloy Products Canada Company (a wholly owned Canadian subsidiary). Aleris International, Inc. and certain of its U.S. and international subsidiaries are borrowers under the ABL Facility. The availability of funds to the borrowers located in each jurisdiction is subject to a borrowing base for that jurisdiction, calculated on the basis of a predetermined percentage of the value of selected accounts receivable and U.S., Canadian and certain European inventory, less certain ineligible amounts. Non-U.S. borrowers also have the ability to borrow under the ABL Facility based on excess availability under the borrowing base applicable to the U.S. borrowers, subject to certain sublimits. The ABL Facility provides for the issuance of up to $75.0 of letters of credit as well as borrowings on same-day notice, referred to as swingline loans that are available in U.S. dollars, Canadian dollars, euros, and certain other currencies. As of December 31, 2010, we estimate that our borrowing base would have supported borrowings up to $439.5. After giving effect to the outstanding letters of credit of $33.6, we had $405.9 available for borrowings as of December 31, 2010.

Borrowings under the ABL Facility bear interest at a rate equal to the following, plus an applicable margin ranging from 2.00% to 3.75%:

•

in the case of borrowings in U.S. dollars, a base rate determined by reference to the higher of (1) Bank of America’s prime lending rate, (2) the overnight federal funds rate plus 0.5% or (3) a eurodollar rate determined by Bank of America plus 1.0%;

•	in the case of borrowings in euros, a euro LIBOR rate determined by Bank of America; and

•	in the case of borrowings in Canadian dollars, a Canadian prime rate.

In addition to paying interest on any outstanding principal under the ABL Facility, we are required to pay a commitment fee in respect of unutilized commitments of 0.75% if the average utilization is less than 33% for any applicable period, 0.63% if the average utilization is between 33% and 67% for any applicable period, and 0.50% if the average utilization is greater than 67% for any applicable period. We must also pay customary letters of credit fees and agency fees.

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

The ABL Facility is subject to mandatory prepayment with (i) 100% of the net cash proceeds of certain asset sales, subject to certain reinvestment rights; (ii) 100% of the net cash proceeds from issuance of debt, other than debt permitted under the ABL Facility; and (iii) 100% of net cash proceeds from certain insurance and condemnation payments, subject to certain reinvestment rights.

In addition, if at any time outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the ABL Facility exceed the applicable borrowing base in effect at such time, the Company is required to repay outstanding loans or cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. If the amount available under the ABL Facility is less than (x) $65.0 and (y) 17.5% of the total commitments under the ABL Facility or an event of default is continuing, we are required to repay outstanding loans with the cash we are required to deposit in collection accounts maintained with the agent under the ABL Facility.

We may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time upon three business days prior written notice without premium or penalty other than customary “breakage” costs with respect to eurodollar, euro LIBOR and EURIBOR loans.

There is no scheduled amortization under the ABL Facility. The principal amount outstanding will be due and payable in full at maturity, on September 1, 2014 unless extended pursuant to the credit agreement.

The ABL Facility is secured, subject to certain exceptions (including appropriate limitations in light of U.S. federal income tax considerations on guaranties and pledges of assets by foreign subsidiaries, and certain pledges of such foreign subsidiaries’ stock, in each case to support loans to us or our domestic subsidiaries), by a first-priority security interest in substantially all of our current assets and related intangible assets located in the U.S., substantially all of the current assets and related intangible assets of substantially all of our wholly owned domestic subsidiaries located in the U.S., substantially all of our assets located in Canada and Aleris Recycling (Swansea) Ltd. (other than its equipment) as well as the assets of Aleris Switzerland GmbH (other than its inventory and equipment). The borrowers’ obligations under the ABL Facility will be guaranteed by certain of our existing and future direct and indirect subsidiaries.

The ABL Facility contains a number of covenants that, among other things and subject to certain exceptions, restrict our ability and the ability of our subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on our common stock and make other restricted payments;

•	make investments and acquisitions;

•	engage in transactions with our affiliates;

•	sell assets;

•	merge; and

•	create liens.

Although the credit agreement governing the ABL Facility generally does not require us to comply with any financial ratio maintenance covenants, if the amount available under the ABL Facility is less than the greater of (x) $50.0 or (y) 15% of the lesser of (i) the total commitments or (ii) the borrowing base under the ABL Facility at any time, a minimum fixed charge coverage ratio (as defined in the credit agreement) of at least 1.0 to 1.0 will

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

apply. The credit agreement also contains certain customary affirmative covenants and events of default. We were in compliance with all of the covenants associated with the credit agreement as of December 31, 2010.

On January 31, 2011, the ABL Facility was amended (i) to allow the payment of a dividend in an amount not to exceed $500.0 and (ii) to provide that capital expenditures made by us and our subsidiaries in China will not be included in calculating the fixed charge coverage ratio under the credit agreement governing the ABL Facility, subject to certain conditions.

Exchangeable Notes

On the Effective Date, Aleris International, Inc. issued $45.0 aggregate principal amount of Exchangeable Notes to the participants of the rights offering. The Exchangeable Notes are scheduled to mature on June 1, 2020. The Exchangeable Notes have exchange rights at the holder’s option, after June 1, 2013, and are exchangeable for Common Stock on a per share dollar exchange ratio of $29.76 per share, subject to adjustment. The Exchangeable Notes may be redeemed at the Company’s option at specified redemption prices on or after June 1, 2013 or upon a fundamental change subsequent to January 1, 2011.

The Exchangeable Notes are our unsecured, senior subordinated obligations and rank (i) junior to all of our existing and future senior indebtedness, including the ABL Facility; (ii) equally to all of our existing and future senior subordinated indebtedness; and (iii) senior to all of our existing and future subordinated indebtedness.

Predecessor Debt Instruments

DIP Term Facility

Pursuant to the interim order of the Bankruptcy Court, dated as of February 13, 2009 (the “Interim Order”), the Bankruptcy Court approved the DIP Term Facility, among Aleris International, Inc., ADH and Aleris Aluminum Duffel BVBA (the “Belgian Borrower”), as borrowers, the lenders party thereto from time to time, and Deutsche Bank AG New York Branch, as administrative agent and collateral agent. The DIP Term Facility was amended and restated on March 19, 2009 and was approved pursuant to the final order of the Bankruptcy Court on March 18, 2009 (the “Final Order”). The DIP Term Facility was subsequently amended on May 12, 2009, June 29, 2009, December 29, 2009, January 29, 2010 and February 5, 2010, none of which had a significant impact on the financial statements. The DIP Term Facility provided for borrowings of up to an aggregate principal amount not to exceed approximately $448.3 and €40.4 including Roll-Up Loans (as defined below) and new money term loans (the “NM Loans”). We incurred $78.9 of fees and expenses associated with DIP Term Facility (including $17.5 which was paid on the Effective Date, $5.0 associated with the January 2010 extension and $5.0 associated with the May 2010 extension as discussed below).

In addition, pursuant to the terms of the DIP Term Facility, a lender under the Term Loan Facility that (1) committed new money to the DIP Term Facility and executed the Second Amendment was permitted to designate a principal amount of its outstanding term loans under the Term Loan Facility up to an amount equal to its new money commitments to the DIP Term Facility plus 5% of its outstanding term loans under the Term Loan Facility, to be “rolled up” and refinanced under the DIP Term Facility or (2) executed the Second Amendment but did not commit new money to the DIP Term Facility was permitted to “roll up” and refinance an amount equal to 5% of its outstanding term loans under the Term Loan Facility (collectively, the “Roll-Up Loans”). As consideration to the lenders under the Term Loan Facility that provided Roll-Up Loans, the Roll-Up Loans had the benefit of security interests in the collateral securing the Term Loan Facility with a priority ahead of the outstanding term loans under the Term Loan Facility but behind the super-priority security interests in the

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

collateral securing the DIP Term Facility. Notwithstanding this higher priority, the Roll-Up Loans were included within “Liabilities subject to compromise” prior to the Effective Date. The NM Loans and the Roll-Up Loans were both governed by the DIP Term Facility.

The DIP Term Facility was originally set to mature on February 12, 2010. On January 7, 2010, we exercised an extension option whereby the maturity date was extended by one three-month period to May 13, 2010 and on May 7, 2010 we exercised a second extension whereby the maturity date was extended by a second three-month period to August 13, 2010. We incurred $10.0 of fees and expenses associated with these extension elections. On the Effective Date, all amounts outstanding under the DIP Term Facility were repaid, using proceeds from the rights offering, the ABL Facility, and available cash.

Borrowings of NM Loans under the DIP Term Facility were charged interest at:

•	in the case of borrowings in U.S. dollars, the applicable eurodollar rate (subject to a 3% floor) plus a margin of 10.0% per annum; and

•	in the case of borrowings in euros, the applicable euro LIBOR rate (subject to a 3% floor) plus a margin of 6.0% per annum.

Borrowings constituting Roll-Up Loans under the DIP Term Facility were charged interest at:

•	in the event that accrued interest on the Roll-Up Loans is required to be paid in cash, 10.0% per annum; or otherwise, 12.5% per annum.

DIP ABL Facility

Pursuant to the Final Order, the Bankruptcy Court approved the DIP ABL Facility, which the Predecessor entered into on March 20, 2009 and which amended and restated the Revolving Credit Facility, among Aleris International, Inc., Canada L.P., Aleris Specification Alloy Products Canada Company, Aleris Switzerland GmbH, and all U.S. and certain Canadian subsidiaries of the Company, as borrowers, the lenders party thereto from time to time, Deutsche Bank AG New York Branch, as administrative agent, Deutsche Bank AG New York Branch, Bank of America, N.A. and Wachovia Bank, National Association, as co-collateral agents, Bank of America, N.A. and General Electric Capital Corporation, as syndication agents, and Keybank National Association and Wachovia Bank, National Association, as co-documentation agents. The DIP ABL Facility was subsequently amended on June 29, 2009, December 29, 2009 and February 5, 2010, none of which had a significant impact on the financial statements. The DIP ABL Facility provided for borrowings of up to $575.0, subject to availability and borrowing base limitations. The amendment and restatement of the Revolving Credit Facility constituted an extinguishment of that facility under U.S. GAAP. As a result, we recorded a $6.8 loss on extinguishment of debt within “Reorganization items, net” in the Consolidated Statement of Operations during the three months ended March 31, 2009. We incurred $46.4 of fees and expenses associated with DIP ABL Facility, which were charged to interest expense over the term of the facility.

The DIP ABL Facility was originally set to mature on February 12, 2010. On January 7, 2010, we exercised an extension option whereby the maturity date was extended by one three-month period to May 13, 2010 and on May 7, 2010 we exercised a second extension whereby the maturity date was extended by a second three-month period to August 13, 2010. We incurred $10.8 of fees and expenses associated with these extension elections. On the Effective Date, all amounts outstanding under the DIP ABL Facility were repaid, using proceeds from the rights offering, the ABL Facility, and available cash.

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

Borrowings under the DIP ABL Facility were charged interest at a rate equal to:

•

in the case of borrowings in U.S. dollars, (a) a base rate determined by reference to the higher of (1) Deutsche Bank’s prime lending rate, (2) the overnight federal funds rate plus 0.5%, (3) a base CD rate plus 0.5%, (4) a eurodollar rate (adjusted for maximum reserves) determined by Deutsche Bank plus 1.0% or (5) 4.0% and (b) an applicable margin of 7.5%;

•	in the case of borrowings in euros, a euro LIBOR rate determined by Deutsche Bank with a 3.0% floor, plus an applicable margin of 8.5%; and

•	in the case of borrowings in Canadian dollars, a Canadian prime rate with a 4.0% floor, plus an applicable margin of 7.5%.

Upon each extension of the maturity of the DIP ABL Facility, each applicable margin was increased by 1.0% per annum effective from and after the date that is 12 months following the Interim Order.

In addition to paying interest on outstanding principal under the DIP ABL Facility, we were required to pay a commitment fee in respect of unutilized commitments of 1.0%. We also paid letter of credit fees and agency fees under the DIP ABL Facility.

Term Loan Facility

On August 1, 2006, the Predecessor entered into the Term Loan Facility which provided for borrowings of $399.0 and €195.6, which we amended and restated on December 19, 2006 in conjunction with the acquisition of Aleris International, Inc. by Texas Pacific Group (“TPG Acquisition”) to increase the maximum borrowings to $825.0 and €303.0 and which we further amended on March 16, 2007 to change certain pricing terms.

Interest on borrowings under the Term Loan Facility was calculated at a rate equal to, at our option:

•

in the case of borrowing in U.S. dollars, either (a) a base rate plus an applicable margin or (b) a eurodollar rate (adjusted for maximum reserves) determined by Deutsche Bank, plus an applicable margin; or

•	in the case of borrowings in euros, a euro LIBOR rate determined by Deutsche Bank, plus an applicable margin.

The Term Loan Facility amortized in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount during the first 6  3/4 years thereof, with the balance originally payable on December 19, 2013. As a result of the Chapter 11 Petitions and ADH Bankruptcy, payments on the Term Loan Facility were stayed.

2006 Senior Notes

On December 19, 2006, Aurora Acquisition Merger Sub, Inc. (“Merger Sub”) issued $600.0 aggregate original principal amount of 9.0% / 9.75% Senior Notes (“2006 Senior Notes”) under a senior indenture (the “2006 Senior Indenture”) with LaSalle Bank National Association, as trustee. As the surviving corporation in the TPG Acquisition, we assumed all the obligations of Merger Sub under the 2006 Senior Indenture. The 2006 Senior Notes were originally set to mature on December 15, 2014. In the first quarter of 2008, we retired $2.0 of our 2006 Senior Notes for $1.6, resulting in a gain on retirement of $0.4, net of debt issuance costs written off, which is included in “Other (income) expense, net” in the Consolidated Statement of Operations for the year ended December 31, 2008.

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

Prior to the Chapter 11 Petitions, we could, at our option, elect to pay interest on the 2006 Senior Notes entirely in cash (“Cash Interest”), entirely by increasing the principal amount of the outstanding 2006 Senior Notes or by issuing additional 2006 Senior Notes (“PIK Interest”) or by paying 50% of the interest on the 2006 Senior Notes in Cash Interest and the remaining portion of such interest in PIK Interest. Cash Interest on the 2006 Senior Notes accrued at the rate of 9% per annum. PIK Interest on the 2006 Senior Notes accrued at the rate of 9.75% per annum. Interest on the 2006 Senior Notes was payable semi-annually in arrears on each June 15 and December 15.

2006 Senior Subordinated Notes

On December 19, 2006, Merger Sub issued $400.0 aggregate original principal amount of 10.0% Senior Subordinated Notes (“2006 Senior Subordinated Notes”) under a senior subordinated indenture (the “2006 Senior Subordinated Indenture”) with LaSalle Bank National Association, as trustee. As the surviving corporation in the TPG Acquisition, we assumed all the obligations of Merger Sub under the 2006 Senior Subordinated Indenture. The 2006 Senior Subordinated Notes were originally scheduled to mature on December 15, 2016. In the first quarter of 2008, we retired $1.0 of our 2006 Senior Subordinated Notes for $0.7 resulting in a gain from retirement of $0.3, net of debt issuance costs written off, which is included in “Other (income) expense, net” in the Consolidated Statement of Operations for the year ended December 31, 2008.

2007 Senior Notes

On September 11, 2007, we issued $105.4 aggregate principal amount of 9% New Senior Notes (“2007 Senior Notes”), under a senior indenture dated September 11, 2007 (the “New Senior Indenture”) with LaSalle Bank National Association, as trustee. The 2007 Senior Notes were originally scheduled to mature on December 15, 2014.

12. EMPLOYEE BENEFIT PLANS

Defined Contribution Pension Plans

The Company’s defined contribution plans cover substantially all U.S. employees not covered under collective bargaining agreements and certain employees covered by collective bargaining agreements. The plans provide both profit sharing and employer matching contributions as well as an age and salary based contribution. Effective January 1, 2009, the plan for employees not covered under collective bargaining agreements was amended to suspend the age and salary contribution and on April 1, 2009, this same plan was amended to suspend profit sharing and matching contributions. Effective July 1, 2010, the plan was amended to reinstate the matching contribution provision.

Our match of employees’ contributions under our defined contribution plans for the seven months ended December 31, 2010, the five months ended May 31, 2010 and the years ended December 31, 2009 and 2008 are as follows:

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Company match of employee contributions	$1.5	$0.3	$1.4	$4.2

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

Defined Benefit Pension Plans

Our U.S. defined benefit pension plans cover certain salaried and non-salaried employees at our corporate headquarters and within our RPNA segment. The plan benefits are based on age, years of service and employees’ eligible compensation during employment for all employees not covered under a collective bargaining agreement and on stated amounts based on job grade and years of service prior to retirement for non-salaried employees covered under a collective bargaining agreement.

The Plan provided that a condition precedent to the entry of the confirmation order was the termination of our U.S. pension benefits. The Debtors, with the consent of the Backstop Parties, waived this condition precedent and assumed these benefit plans on May 13, 2010. On the Effective Date, we made $4.8 of contributions for past due amounts to satisfy the minimum funding requirements.

During the third quarter of 2008, as a result of the permanent closure of our Cap de la Madeleine, Quebec aluminum rolling mill facility, three of our Canadian non-contributory defined benefit pension plans were curtailed and a charge totaling $13.7 was recorded for the affected employees. On March 31, 2009, as a result of the Canadian Assignment in Bankruptcy, all of the liabilities associated with the Canadian non-contributory defined benefit pension plans were removed from the Consolidated Balance Sheet.

Our German subsidiaries sponsor various defined benefit pension plans for their employees. These plans are based on final pay and service, but some senior officers are entitled to receive enhanced pension benefits. Benefit payments are financed, in part, by contributions to a relief fund which establishes a life insurance contract to secure future pension payments; however, the plans are substantially unfunded plans under German law. The unfunded accrued pension costs are covered under a pension insurance association under German law if we are unable to fulfill our obligations.

The components of the net periodic benefit expense for the seven months ended December 31, 2010, the five months ended May 31, 2010 and the years ended December 31, 2009 and 2008 are as follows:

	U.S. pension benefits
	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Service cost	$1.3	$0.9	$1.9	$1.9
Interest cost	4.7	3.3	7.9	7.7
Amortization of net loss	—	0.9	1.7	—
Amortization of prior service cost	—	—	0.1	—
Expected return on plan assets	(4.2)	(3.0)	(6.6)	(9.4)
Curtailment loss	—	—	0.4	—

Net periodic benefit cost	$1.8	$2.1	$5.4	$0.2

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

	European and Canadian pension benefits
	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Service cost	$1.5	$0.9	$2.6	$4.5
Interest cost	4.2	3.2	8.7	13.9
Amortization of net gain	—	(0.6)	(0.6)	(0.6)
Amortization of prior service cost	—	0.1	0.2	0.2
Expected return on plan assets	(0.1)	—	(0.1)	(8.0)
Curtailment (gain) loss	—	—	(0.1)	13.7

Net periodic benefit cost	$5.6	$3.6	$10.7	$23.7

As a result of the application of fresh-start accounting, on the Effective Date all of our pension benefit obligations were adjusted from their historical amounts to fair value resulting in a $25.0 increase in our benefit obligation. The changes in projected benefit obligations and plan assets during the seven months ended December 31, 2010, the five months ended May 31, 2010 and the year ended December 31, 2009, using a period-end measurement date, are as follows:

	U.S. pension benefits
	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009
Change in projected benefit obligations
Projected benefit obligations at beginning of period	$145.4	$142.5	$129.8
Plan curtailment gain	—	—	(0.6)
Service cost	1.3	0.9	1.9
Interest cost	4.7	3.3	7.9
Actuarial loss (gain)	6.0	(3.2)	11.4
Expenses paid	(0.8)	(0.2)	(0.7)
Benefits paid	(6.7)	(2.9)	(7.2)

Projected benefit obligations at end of period	$149.9	$140.4	$142.5

Change in plan assets
Fair value of plan assets at beginning of period	$82.3	$85.6	$83.4
Employer contributions	9.9	—	—
Actual return on plan assets	12.3	(0.2)	10.1
Expenses paid	(0.8)	(0.2)	(0.7)
Benefits paid	(6.7)	(2.9)	(7.2)

Fair value of plan assets at end of period	$97.0	$82.3	$85.6

Funded status
Fair value of plan assets less projected benefit obligations	$(52.9)	$(58.1)	$(56.9)

Net amount recognized	$(52.9)	$(58.1)	$(56.9)

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

	European and Canadian pension benefits
	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009
Change in projected benefit obligations
Projected benefit obligations at beginning of period	$134.3	$131.5	$256.0
Plan curtailment gain	—	—	(0.2)
Plan settlements	—	—	(0.4)
Service cost	1.5	0.9	2.6
Interest cost	4.2	3.2	8.7
Actuarial (gain) loss	(8.3)	1.1	(10.4)
Liquidation of Canada LP	—	—	(116.0)
Benefits paid	(3.5)	(2.3)	(5.7)
Translation and other	11.7	(20.1)	(3.1)

Projected benefit obligations at end of period	$139.9	$114.3	$131.5

Change in plan assets
Fair value of plan assets at beginning of period	$2.1	$2.2	$85.3
Employer contributions	3.9	2.5	6.2
Plan settlements	—	—	(0.4)
Actual return on plan assets	(0.1)	—	(0.1)
Liquidation of Canada LP	—	—	(80.2)
Benefits paid	(3.5)	(2.3)	(5.7)
Translation and other	0.1	(0.3)	(2.9)

Fair value of plan assets at end of period	$2.5	$2.1	$2.2

Funded status
Fair value of plan assets less projected benefit obligations	$(137.4)	$(112.2)	$(129.3)

Net amount recognized	$(137.4)	$(112.2)	$(129.3)

The following table provides the amounts recognized in the Consolidated Balance Sheet as of December 31, 2010 and 2009:

	U.S. pension benefits		European and Canadian pension benefits
	(Successor)	(Predecessor)	(Successor)	(Predecessor)
	December 31,		December 31,
	2010	2009	2010	2009
Accrued liabilities	$—	$—	$5.8	$5.9
Accrued pension benefits	52.9	—	131.6	123.4
Liabilities subject to compromise	—	56.9	—	—

Net amount recognized	$52.9	$56.9	$137.4	$129.3

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

	U.S. pension benefits		European and Canadian pension benefits
	(Successor)	(Predecessor)	(Successor)	(Predecessor)
	December 31,		December 31,
	2010	2009	2010	2009
Amounts recognized in other comprehensive income (before tax) consist of:
Net actuarial (gain) loss	$(2.2)	$38.3	$(8.1)	$(34.5)
Net prior service cost	—	1.0	—	2.3

	$(2.2)	$39.3	$(8.1)	$(32.2)

Amortization expected to be recognized during next fiscal year (before tax)
Amortization of net (loss) gain	$—	$(2.2)	$—	$1.5
Amortization of prior service cost	—	(0.1)	—	(0.2)

	$—	$(2.3)	$—	$1.3

Additional Information
Accumulated benefit obligation for all defined benefit pension plans	$149.9	$142.5	$134.8	$127.1
For defined benefit pension plans with projected benefit obligations in excess of plan assets:
Aggregate projected benefit obligation	149.9	142.5	139.9	131.5
Aggregate fair value of plan assets	97.0	85.6	2.5	2.2
For defined benefit pension plans with accumulated benefit obligations in excess of plan assets:
Aggregate accumulated benefit obligation	149.9	142.5	134.8	127.1
Aggregate fair value of plan assets	97.0	85.6	2.5	2.2
Projected employer contributions for 2011	11.6		6.5

Plan Assumptions. We are required to make assumptions regarding such variables as the expected long-term rate of return on plan assets and the discount rate applied to determine service cost and interest cost. Our objective in selecting a discount rate is to select the best estimate of the rate at which the benefit obligations could be effectively settled. In making this estimate, projected cash flows are developed and matched with a yield curve based on an appropriate universe of high-quality corporate bonds.

Assumptions for long-term rates of return on plan assets are based upon historical returns, future expectations for returns for each asset class and the effect of periodic target asset allocation rebalancing. The results are adjusted for the payment of reasonable expenses of the plan from plan assets. The historical long-term return on the plans’ assets exceeded the selected rates and we believe these assumptions are appropriate based upon the mix of the investments and the long-term nature of the plans’ investments.

The weighted average assumptions used to determine benefit obligations are as follows:

	U.S. pension benefits
	(Successor)		(Predecessor)
	As of December 31, 2010	As of June 1, 2010	As of December 31, 2009
Discount rate	5.20%	5.61%	5.75%

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

	European pension benefits
	(Successor)		(Predecessor)
	As of December 31, 2010	As of June 1, 2010	As of December 31, 2009
Discount rate	5.40%	5.00%	6.10%
Rate of compensation increase, if applicable	3.00	3.00	3.00

The weighted average assumptions used to determine the net periodic benefit cost for the seven months ended December 31, 2010, the five months ended May 31, 2010 and the years ended December 31, 2009 and 2008 are as follows:

	U.S. pension benefits
	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Discount rate	5.61%	5.75%	6.25%	6.25%
Expected return on plan assets	8.25	8.25	8.23	8.23

	European and Canadian pension benefits
	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Discount rate	5.00%	6.10%	5.75%	5.62%
Expected return on plan assets	4.15	4.32	5.23	6.97
Rate of compensation increase	3.00	3.00	3.01	3.14

Plan Assets. The U.S. and European pension plans’ assets consist primarily of registered investment companies, insurance company pooled separate accounts, limited partnership interests and guaranteed investment contracts. The weighted average plan asset allocations at December 31, 2010 and December 31, 2009 and the target allocations are as follows:

	Percentage of plan assets
	(Successor)	(Predecessor)
	2010	2009	Target allocation
Equity	67%	66%	60%
Fixed income	19	22	25
Real estate	11	9	12
Other	3	3	3

Total	100%	100%	100%

On December 31, 2009, the Company adopted the amended principles within ASC 715 which requires enhanced disclosures over the Company’s defined benefit pension plan assets. The principal objectives underlying the investment of the pension plans’ assets are to ensure that the Company can properly fund benefit obligations as they become due under a broad range of potential economic and financial scenarios, maximize the long-term investment return with an acceptable level of risk based on such obligations, and broadly diversify investments across and within the capital markets to protect asset values against adverse movements in any one

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

market. The Company’s strategy balances the requirement to maximize returns using potentially higher return generating assets, such as equity securities, with the need to control the risk versus the benefit obligations with less volatile assets, such as fixed-income securities.

Investment practices must comply with the requirements of ERISA and any other applicable laws and regulations. The use of derivative instruments is permitted where appropriate and necessary for achieving overall investment policy objectives. Currently, the use of derivative instruments is not significant when compared to the overall investment portfolio.

The fair values of the Company’s pension plan assets at December 31, 2010 by asset category are as follows:

	Fair Value Measurements at December 31, 2010 Using:
Asset Category:	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Registered investment companies	$19.5	$19.5	$—	$—
Insurance company pooled separate accounts:
Equity	50.7	—	50.7	—
Fixed income	6.9	—	6.9	—
Real estate	10.7	—	—	10.7
Limited partnership interests	9.2	—	—	9.2
Other	2.5	—	2.5	—

Total	$99.5	$19.5	$60.1	$19.9

The fair values of the Company’s pension plan assets at December 31, 2009 by asset category are as follows:

	Fair Value Measurements at December 31, 2009 Using:
Asset Category:	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Registered investment companies	$15.3	$15.3	$—	$—
Insurance company pooled separate accounts:
Equity	43.0	—	43.0	—
Fixed income	9.9	—	9.9	—
Real estate	8.1	—	—	8.1
Limited partnership interests	9.3	—	—	9.3
Other	2.2	—	2.2	—

Total	$87.8	$15.3	$55.1	$17.4

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

The tables below summarizes the activity in our pension plan assets classified within Level 3 of the valuation hierarchy. The determination to classify a pension plan asset within Level 3 is based upon the significance of the unobservable inputs to the overall fair value measurement. Level 3 pension plan assets typically include, in addition to the unobservable or Level 3 components, observable components, including current quoted market prices, which are validated to external sources.

	Insurance company pooled separate accounts – Real estate	Limited partnership interests
Balance at January 1, 2009 (Predecessor)	$11.8	$8.5
(Losses) gains on plan assets	(3.7)	0.8

Balance at December 31, 2009 (Predecessor)	8.1	9.3
Gains (losses) on plan assets	0.2	(0.1)

Balance at June 1, 2010 (Successor)	8.3	9.2
Purchases	1.3	—
Gains on plan assets	1.1	—

Balance at December 31, 2010 (Successor)	$10.7	$9.2

Total (losses) gains attributable to assets held at December 31, 2010:	$(2.4)	$0.7

The following section describes the valuation methodologies used to measure the fair value of pension plan assets. There have been no changes in the methodologies used at December 31, 2010 and 2009.

•	Registered investment companies—Valued at the closing price of the exchange traded fund’s shares.

•

Insurance company pooled separate accounts—Valued based on the unit values of the fund which are determined by dividing the fund’s net assets at fair value by its units outstanding at the valuation date (as estimated by the issuers). Pooled separate accounts invest mainly in domestic and international stock, asset backed securities, residential and commercial mortgage backed securities, corporate bonds and commercial real estate and mortgage loans which are backed by the associated properties. The funds are valued using the net asset value method in which an average of the market prices for the underlying investments is used to value the fund.

•

Limited partnership interests—Valued based on the unit values of the fund which are determined by dividing the fund’s net assets at fair value by its units outstanding at the valuation date (as estimated by the issuers). The value of limited partnership interests is based upon the general partner’s own assumptions about the assumptions a market participant would use in pricing the assets and liabilities of the partnership.

Plan Contributions. Our funding policy for funded pensions is to make annual contributions based on advice from our actuaries and the evaluation of our cash position, but not less than minimum statutory requirements. Contributions for unfunded plans were equal to benefit payments. As a result of the Chapter 11 Petitions, contributions to our U.S. pension plans were suspended; however, upon emergence all past due contributions were made.

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

Expected Future Benefit Payments. The following benefit payments for our pension plans, which reflect expected future service, as appropriate, are expected to be paid for the periods indicated:

2011	$16.3
2012	16.1
2013	16.8
2014	16.5
2015	17.5
2016-2020	93.2

Other Postretirement Benefit Plans

We maintain health care and life insurance benefit plans covering certain corporate and RPNA segment employees. As a result of the application of fresh-start accounting, on the Effective Date all of our other postretirement benefit obligations were adjusted from their historical amounts to fair value resulting in a $2.7 increase in our benefit obligation. We accrue the cost of postretirement benefits within the covered employees’ active service periods. During the five months ended May 31, 2010, certain of our postretirement benefit plans were amended and a gain totaling $2.1 was recorded. During the fourth quarter of 2009, the Company’s ALSCO postretirement medical plan was curtailed and a gain totaling $1.0 was recorded. See Note 5, “Restructuring and Impairment Charges.” On March 31, 2009, as a result of the Canadian Assignment in Bankruptcy, all of the liabilities associated with the Canadian health care plans were removed from the Consolidated Balance Sheet.

The financial status of the plans at December 31, 2010, May 31, 2010 and December 31, 2009, using a period-end measurement date, is as follows:

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009
Change in benefit obligations
Benefit obligations at beginning of period	$51.9	$52.6	$52.5
Service cost	0.1	0.1	0.5
Interest cost	1.7	1.2	2.9
Benefits paid	(3.0)	(2.6)	(5.3)
Employee contributions	0.3	0.1	0.4
Liquidation of Canada LP	—	—	(4.6)
Plan curtailment gains	—	(2.6)	(2.3)
Medicare subsidies received	—	0.2	0.4
Actuarial loss	2.0	0.3	8.3
Translation and other	—	(0.1)	(0.2)

Benefit obligations at end of period	$53.0	$49.2	$52.6

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009
Change in plan assets
Fair value of plan assets at beginning of period	$—	$—	$—
Employer contributions	2.7	2.3	4.5
Employee contributions	0.3	0.1	0.4
Medicare subsidies	—	0.2	0.4
Benefits paid	(3.0)	(2.6)	(5.3)

Fair value of plan assets, end of period	$—	$—	$—

Funded status	$53.0	$49.2	$52.6
Unrecognized net actuarial loss	—	—	—

Net amount recognized	$53.0	$49.2	$52.6

The following table provides the amounts recognized in the Consolidated Balance Sheet as of December 31, 2010 and 2009:

	(Successor)	(Predecessor)
	December 31,
	2010	2009
Accrued liabilities	$4.5	$—
Accrued postretirement benefits	48.5	—
Liabilities subject to compromise	—	52.6

Net amount recognized	$53.0	$52.6

Amounts recognized in other comprehensive income (before tax) consist of:
Net actuarial loss	$2.0	$4.5
Net prior service credit	—	(2.3)

	$2.0	$2.2

Amortization expected to be recognized during next fiscal year (before tax)
Amortization of net loss	$—	$(0.4)
Amortization of prior service credit	—	0.1

	$—	$(0.3)

Additional Information
For plans with benefit obligations in excess of plan assets:
Aggregate benefit obligation	$53.0	$52.6
Aggregate fair value of plan assets	—	—

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

The components of net postretirement benefit expense for the seven months ended December 31, 2010, the five months ended May 31, 2010 and the years ended December 31, 2009 and 2008 are as follows:

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Service cost	$0.1	$0.1	$0.5	$0.5
Interest cost	1.7	1.2	2.9	3.3
Amortization of prior service credit	—	(0.1)	(0.2)	(0.2)
Amortization of net loss	—	0.2	0.1	—
Curtailment recognized	—	—	(1.0)	(1.0)
Plan amendments	—	(2.1)	—	—

Net postretirement benefit expense	$1.8	$(0.7)	$2.3	$2.6

Plan Assumptions. We are required to make an assumption regarding the discount rate applied to determine service cost and interest cost. Our objective in selecting a discount rate is to select the best estimate of the rate at which the benefit obligations could be effectively settled. In making this estimate, projected cash flows are developed and are then matched with a yield curve based on an appropriate universe of high-quality corporate bonds.

The weighted average assumptions used to determine net postretirement benefit expense and benefit obligations are as follows:

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Discount rate used to determine expense	5.61%	5.75%	6.25%	6.18%
Discount rate used to determine end of period benefit obligations	5.20	5.61	5.75	6.32
Health care cost trend rate assumed for next year:
Retirees under age 65	7.90%	8.10%	8.10%	9.60-10.00%
Retirees 65 and older	7.90	8.10	8.10	8.50-10.00
Ultimate trend rate	4.50%	4.50%	4.50%	5.63%
Year rate reaches ultimate trend rate:
Retirees under age 65	2027	2027	2027	2015-2016
Retirees 65 and older	2027	2027	2027	2014-2016

For measurement purposes, there is an employer cap on the amount paid for retiree medical benefits for our U.S. plans. At December 31, 2010, the employer cap had not yet been reached for salary employees but had been reached for hourly employees.

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

Assumed health care cost trend rates have an effect on the amounts reported for postretirement benefit plans. A one-percentage change in assumed health care cost trend rates would have the following effects:

	1% increase	1% decrease
Effect on total service and interest components	$0.1	$(0.1)
Effect on postretirement benefit obligations	2.4	(2.0)

Plan Contributions. Our policy for the plan is to make contributions equal to the benefits paid during the year.

Expected Future Benefit Payments. The following benefit payments are expected to be paid for the periods indicated without consideration of the potential impact of the Plan:

	Gross benefit payment	Net of Medicare part D subsidy
2011	$4.6	$4.5
2012	4.7	4.5
2013	4.8	4.6
2014	4.8	4.6
2015	4.8	4.6
2016-2020	22.3	21.3

Early Retirement Plans

Our Belgian and German subsidiaries sponsor various unfunded early retirement benefit plans. The obligations under these plans at December 31, 2010 and 2009 total $20.8 and $23.4 of which $5.9, the estimated payments under these plans for the year ending December 31, 2011, has been classified as a current liability at December 31, 2010.

13. STOCK-BASED COMPENSATION

Successor Stock-Based Compensation Plan

As contemplated by the Plan, on June 1, 2010 the Board of Directors approved the Aleris Holding Company 2010 Equity Incentive Plan (the “2010 Equity Plan”). Under the 2010 Equity Plan, the maximum aggregate number of shares of Common Stock that may be issued under the 2010 Equity Plan is 2,928,810 with a further limitation on shares issued pursuant to restricted stock units to 325,423. During the seven months ended December 31, 2010, we granted 2,028,060 stock options and 324,177 restricted stock units and restricted shares, respectively, to certain members of senior management of the Company and other nonemployee directors. The options were granted in three tranches with varying exercise prices ranging from $29.76 to $84.40. All stock options, regardless of the tranche, have a ten-year life and vest quarterly over four years. The restricted stock units and restricted shares also vest quarterly over four years. A portion of each tranche of stock options, as well as a portion of the restricted stock units and restricted shares, may vest upon a change in control event should the event occur prior to full vesting of these awards, depending on the amount of vesting that has already occurred at the time of the event in comparison to the change in the Backstop Parties’ overall level of the ownership that results from the event.

During the seven months ended December 31, 2010, we recorded $4.9 of compensation expense, associated with these options, restricted stock units and restricted shares.

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

A summary of stock option activity during the period from June 1, 2010 to December 31, 2010 is as follows:

Service-based options	Options	Weighted average exercise price per option	Weighted average remaining contractual term (in years)	Weighted average grant date fair value
Outstanding at June 1, 2010 (Successor)	—	$—
Granted	2,028,060	37.81		$14.37
Canceled	(16,625)	37.14

Outstanding at December 31, 2010 (Successor)	2,011,435	$37.82	9.4	$14.40

Options vested and expected to vest at December 31, 2010	1,933,174	$37.77	9.4	$14.40
Options exercisable at December 31, 2010	80,377	$37.35	9.4	$14.12

Summarized information on options outstanding at December 31, 2010 is as follows:

	Tranche
	1	2	3
Range of exercise price	$29.76 - $42.20	$44.64 - $63.30	$59.52 - $84.40
Number outstanding	1,350,581	330,427	330,427
Weighted-average remaining contractual life, in years	9.5	9.4	9.4
Weighted-average exercise price	$30.55	$45.15	$60.19
Number exercisable	53,321	13,528	13,528
Weighted-average exercise price	$29.84	$44.70	$59.59

At December 31, 2010, there was $31.7 of compensation expense that is expected to be recorded over the next four years pertaining to the stock options, restricted stock units and restricted shares.

The Black-Scholes method was used to estimate the fair value of the stock options granted. Under this method, the estimate of fair value is affected by the assumptions included in the following table. Expected equity volatility was determined based on historical stock prices of our peer companies. The following table summarizes the significant assumptions used to determine the fair value of the stock options granted during the seven months ended December 31, 2010:

Weighted-average expected option life in years	6.1
Risk-free interest rate	2.4%
Equity volatility factor	59.4%
Dividend yield	0.0%

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

A summary of restricted stock units and restricted shares activity during the period from June 1, 2010 to December 31, 2010 is as follows:

Restricted Stock Units and Restricted Shares	Shares	Weighted average grant date fair value
Outstanding at June 1, 2010 (Successor)	—	$—
Granted	324,177	29.22
Vested	(38,206)	28.64
Forfeited	(3,875)	34.29

Outstanding at December 31, 2010 (Successor)	282,096	$29.22

Predecessor Stock-Based Compensation Plan

During the five months ended May 31, 2010, we recorded compensation expense associated with options granted under the Predecessor’s stock-based incentive plan of $1.3 and $2.1 and $2.5 for the years ended December 31, 2009 and 2008, respectively. Stock-based compensation expense was recognized by the Debtors until the underlying awards were canceled upon emergence. At that time, all previously recognized expense was reversed and credited to “Reorganization items, net” in the Consolidated Statement of Operations.

14. DERIVATIVE AND OTHER FINANCIAL INSTRUMENTS

The Company uses forward contracts and options, as well as contractual price escalators, to reduce the risks associated with its aluminum, natural gas and other supply requirements. Generally, the Company enters into master netting arrangements with its counterparties and offsets net derivative positions with the same counterparties against amounts recognized for the right to reclaim cash collateral or the obligation to return cash collateral under those arrangements in our Consolidated Balance Sheet. Accordingly, the fair values of outstanding derivative contracts are included in the Consolidated Balance Sheet as “Current derivative financial instruments,” “Long-term derivative financial instruments” and “Accrued liabilities.”

	Fair Value of Derivatives as of December 31,
	(Successor)		(Predecessor)
	2010		2009
Derivatives by type	Asset	Liability	Asset	Liability
Aluminum	$44.1	$(23.3)	$38.9	$—
Natural gas	0.9	(0.6)	0.1	—

Total	45.0	(23.9)	39.0	—
Effect of counterparty netting	(18.3)	18.3	—	—

Net derivatives as classified in the balance sheet	$26.7	$(5.6)	$39.0	$—

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

The fair value of the Company’s derivative financial instruments at December 31, 2010 and December 31, 2009 were as follows (the pre-petition derivative financial instruments of the Debtors are not included as of December 31, 2009 as they were not recorded at fair value pursuant to ASC 820):

		(Successor)	(Predecessor)
		December 31,
Asset Derivatives	Balance Sheet Location	2010	2009
Aluminum	Current derivative financial instruments	$17.2	$30.4
	Long-term derivative financial instruments	9.4	8.5
Natural gas	Current derivative financial instruments	0.2	—
	Long-term derivative financial instruments	(0.1)	0.1

Total		$26.7	$39.0

		(Successor)	(Predecessor)
		December 31,
Liability Derivatives	Balance Sheet Location	2010	2009
Aluminum	Accrued liabilities	$5.8	$—
Natural gas	Accrued liabilities	(0.2)	—

Total		$5.6	$—

Derivative contracts are recorded at fair value under ASC 820 using quoted market prices and significant other observable and unobservable inputs. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3—Inputs that are both significant to the fair value measurement and unobservable.

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

We endeavor to utilize the best available information in measuring fair value. Where appropriate, valuations are adjusted for various factors such as liquidity, bid/offer spreads, and credit considerations. Such adjustments are generally based on available market evidence and unobservable inputs. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The following table sets forth our financial assets and liabilities that are accounted for at fair value on a recurring basis as of December 31, 2010 and the level in the fair value hierarchy:

	Fair Value Measurements at December 31, 2010 Using:
Description	Total Carrying Value in the Consolidated Balance Sheet	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative assets	$45.0	$—	$45.0	$—
Derivative liabilities	(23.9)	—	(23.9)	—

Net derivative assets	$21.1	$—	$21.1	$—

Both realized and unrealized gains and losses on those derivative financial instruments are included within “(Gains) losses on derivative financial instruments” in the Consolidated Statement of Operations. Realized losses and (gains) on derivative financial instruments totaled the following during the seven months ended December 31, 2010, the five months ended May 31, 2010 and the years ended December 31, 2009 and 2008:

	Realized Losses (Gains) on Derivative Financial Instruments
	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Natural gas	$2.1	$1.2	$9.8	$10.6
Metal	11.5	(11.8)	(12.8)	36.9
Currency	—	—	(2.8)	(42.3)

Natural Gas Hedging

To manage our price exposure for natural gas purchases, we fix the future price of a portion of our natural gas requirements by entering into financial hedge agreements. Under these contracts, payments are made or received based on the differential between the monthly closing price on the New York Mercantile Exchange (“NYMEX”) and the contractual hedge price. We also enter into call option contracts to manage the exposure to increasing prices while maintaining our ability to benefit from declining prices. Upon settlement of call option contracts, we receive cash and recognize a related gain if the NYMEX closing price exceeds the strike price of the call option. If the call option strike price exceeds the NYMEX price, no amount is received and the option expires. Option contracts require the payment of a premium which is recorded as a realized loss upon settlement or expiration of the option contract. Natural gas cost can also be managed through the use of cost escalators included in some of our long-term supply contracts with customers, which limits exposure to natural gas price risk. As of December 31, 2010 and 2009, we had 7.7 trillion and 0.6 trillion, respectively, of British thermal unit forward buy contracts.

Metal Hedging

The selling prices of the majority of the orders for our rolled and extruded products are established at the time of order entry or, for certain customers, under long-term contracts. As the related raw materials used to produce these orders are purchased several months or years after the selling prices are fixed, margins are subject

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

to the risk of changes in the purchase price of the raw materials used for these fixed price sales. In order to manage this transactional exposure, London Metal Exchange (“LME”) future or forward purchase contracts are purchased at the time the selling prices are fixed. As aluminum is purchased to fill these fixed price sales orders, LME futures or forward contracts are then sold. We can also use call option contracts, which function in a manner similar to the natural gas option contracts discussed above, and put option contracts for managing metal price exposures. Upon settlement of a put option contract, we receive cash and recognize a related gain if the LME closing price is less than the strike price of the put option. If the put option strike price is less than the LME closing price, no amount is paid and the option expires. As of December 31, 2010, we had 0.2 and 0.2 metric tons of aluminum buy and sell forward contracts, respectively. As of December 31, 2009, we had 0.1 and less than 0.1 metric tons of aluminum buy and sell forward contracts, respectively.

In addition, at times during 2008, we entered into derivative contracts to protect the fair value of a portion of our aluminum inventory against a potential decline in aluminum selling prices. During the third and fourth quarter of 2008, the significant and rapid decline of the LME price of aluminum resulted in substantial margin calls against our derivative positions. In order to preserve our liquidity, we adjusted our metal hedging strategy by unwinding certain hedges to avoid further cash margin posting and purchasing options to protect against further LME declines.

Our recycling businesses also enter into LME high-grade aluminum forward sales and purchase contracts to mitigate the risk associated with changes in metal prices. During 2008, we expanded our hedging strategy to fix the selling prices of our inventory as prices declined and lower demand reduced inventory turnover.

Credit Risk

We are exposed to losses in the event of non-performance by the counterparties to the derivative financial instruments discussed above; however, we do not anticipate any non-performance by the counterparties. The counterparties are evaluated for creditworthiness and risk assessment prior to initiating trading activities with the brokers.

Other Financial Instruments

The carrying amount and fair value of our other financial instruments at December 31, 2010 and 2009 are as follows:

	(Successor)		(Predecessor)
	December 31,
	2010		2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$113.5	$113.5	$108.9	$108.9
ABL Facility	—	—	—	—
Exchangeable Notes	44.1	75.2	—	—
DIP Term Facility	—	—	198.4	205.1
DIP ABL Facility	—	—	245.6	243.6
Term Loan Facility	—	—	668.6	299.4
Roll-Up Loans	—	—	568.8	274.3
2006 Senior Notes	—	—	583.5	5.3
2006 Senior Subordinated Notes	—	—	385.4	3.6
2007 Senior Notes	—	—	98.6	2.0

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

The fair value of our DIP Term Facility, DIP ABL Facility, Term Loan Facility, 2006 Senior Notes, 2006 Senior Subordinated Notes, and 2007 Senior Notes were based on market quotations, discounted cash flows and incremental borrowing rates. The fair value of our Exchangeable Notes was estimated using a binomial lattice pricing model based on the fair value of our Common Stock, a risk-free interest rate of 3.4% and expected equity volatility of 50%. Expected equity volatility was determined based on historical stock prices of our peer companies. The fair value of our accounts receivable, accounts payable and accrued liabilities approximate carrying value. The fair values of the amounts disclosed herein do not represent the values that were realized by our creditors through the reorganization process.

15. INCOME TAXES

The income (loss) from continuing operations before income taxes was as follows:

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
U.S.	$(13.8)	$1,673.9	$(551.7)	$(1,137.7)
International	85.5	1,380.7	(697.5)	(741.9)

Total	$71.7	$3,054.6	$(1,249.2)	$(1,879.6)

The provision for (benefit from) income taxes was as follows:

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Current:
Federal	$3.3	$(0.8)	$0.4	$0.9
State	1.0	(0.1)	(4.6)	1.1
International	0.8	3.6	(3.4)	15.7

	$5.1	$2.7	$(7.6)	$17.7
Deferred:
Federal	$0.2	$(10.7)	$(19.7)	$(82.6)
State	0.3	(1.2)	(2.4)	(2.9)
International	(5.3)	0.5	(32.1)	(66.6)

	$(4.8)	$(11.4)	$(54.2)	$(152.1)

Provision for (benefit from) income taxes	$0.3	$(8.7)	$(61.8)	$(134.4)

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

The income tax expense (benefit), computed by applying the federal statutory tax rate to the income (loss) before income taxes, differed from the provision for (benefit from) income taxes as follows:

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Income tax expense (benefit) at the federal statutory rate	$25.1	$1,069.1	$(437.2)	$(657.9)
Foreign income tax rate differences	4.1	(437.0)	40.3	(21.9)
State income taxes, net	0.6	42.4	(20.0)	(12.5)
Tax on foreign repatriation, net of foreign tax credits	—	—	26.9	12.4
Goodwill impairment	—	—	11.2	368.3
Other, net	(0.1)	2.2	0.2	1.7
Plan of reorganization adjustment	—	(972.3)	—	—
Fresh start accounting adjustment	—	483.3	—	—
Change in valuation allowance	(29.4)	(196.4)	316.8	175.5

Provision for (benefit from) income taxes	$0.3	$(8.7)	$(61.8)	$(134.4)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of our deferred tax liabilities and assets are as follows:

	(Successor)	(Predecessor)
	December 31,
	2010	2009
Deferred Tax Liabilities:
Depreciation and amortization	$—	$0.3
Deferred hedging gain	6.2	10.2
Contractual interest	—	38.0
Foreign exchange gain	3.8	10.9
Deductions not currently expensed	1.5	2.3
Inventory	4.6	—
Other	21.6	21.8

Total deferred tax liabilities	$37.7	$83.5

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

	(Successor)	(Predecessor)
	December 31,
	2010	2009
Deferred Tax Assets:
Net operating loss carryforwards	$190.9	$341.3
Depreciation and amortization	134.2	109.0
Tax credit carryforwards	14.3	74.2
Expenses not currently deductible	13.6	28.3
Accrued pension	28.5	28.5
Accrued post retirement	20.0	17.9
Deferred hedging loss	5.2	23.5
Inventory	1.9	5.7
Original issue discount	—	42.5
Foreign exchange loss	—	7.5
Other	21.5	35.5

	$430.1	$713.9
Valuation allowance	(399.4)	(648.4)

Total deferred tax assets	$30.7	$65.5

Net deferred tax liabilities	$7.0	$18.0

At December 31, 2010 and 2009, we had valuation allowances of $399.4 and $648.4, respectively, to reduce certain deferred tax assets to amounts that are more likely than not to be realized. Of the total 2010 and 2009 valuation allowance, $267.1 and $370.4 relate primarily to net operating losses and future tax deductions for depreciation in non-U.S. tax jurisdictions, respectively, $120.9 and $223.5 relate primarily to the U.S. federal effects of amortization, pension and postretirement benefits for the Successor and net operating losses and tax credits for the Predecessor, respectively, and $11.4 and $54.5 relate primarily to the state effects of amortization, pension and postretirement benefits for the Successor and Kentucky state recycling credits and other state net operating losses for the Predecessor, respectively. The net reduction in the valuation allowance is primarily attributable to the decrease in the underlying deferred tax assets resulting from the plan of reorganization and fresh-start accounting adjustments. We will maintain full valuation allowances against our net deferred tax assets in the U.S. and other applicable jurisdictions until sufficient positive evidence exists to reduce or eliminate the valuation allowance.

The valuation allowances recognized relate to certain net deferred tax assets in the U.S. and non-U.S. tax jurisdictions. The following table summarizes the change in the valuation allowance:

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Balance at beginning of the period	$405.1	$648.4	$312.6	$136.5
Additions (reversals) recorded in the Provision for (benefit from) income taxes	(29.4)	20.9	316.8	175.5
Other activity not affecting federal or foreign provision (benefit)	23.7	(46.9)	19.0	0.6

Balance at end of the period	$399.4	$622.4	$648.4	$312.6

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

In June 2010, as a result of the plan of reorganization, adjustments were required to valuation allowances, which resulted in a net decrease in valuation allowances of $217.3, which has also been recorded in the provision for (benefit from) income taxes during the five months ended May 31, 2010. The net decrease was primarily the result of U.S. federal and state tax attribute reductions related to debt cancellation income and differences between fresh-start reporting fair value and tax bases of assets and liabilities at entities with valuation allowances.

At December 31, 2010, we had approximately $702.1 of unused net operating loss carryforwards associated with non-U.S. tax jurisdictions, of which $554.4 can be carried forward indefinitely. The net operating losses in Germany, in the amount of $103.5, were eliminated as a result of the change of ownership upon emergence from Chapter 11. The remaining net operating loss carryforwards may be carried forward from 5 to 20 years. At December 31, 2010, there were no U.S. federal net operating loss carryforwards. The tax benefits associated with state net operating loss carryforwards at December 31, 2010 were $0.1. The Predecessor’s U.S. federal and state net operating loss carryforwards were decreased by the attribute reduction required in Internal Revenue Code section 108. This reduction relates to the cancellation of indebtedness income resulting from the emergence from Chapter 11.

At December 31, 2010, we had $0.7 of unused state tax credit carryforwards for which a full valuation allowance has been provided.

Substantially all of the $14.8 of undistributed earnings of our non-U.S. investments is considered permanently reinvested and, accordingly, no additional U.S. income taxes or non-U.S. withholding taxes have been provided. It is not practicable to calculate the deferred taxes associated with the remittance of these earnings.

Aleris International, Inc., its parent corporation and its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. The Internal Revenue Service completed examinations of the Predecessor’s U.S. income tax returns for 2004 in 2008 and 2005 through 2007 in 2009. As a result, the Predecessor’s research and experimentation credit carryforward was reduced in 2008 by $2.9 which was recognized against goodwill.

As of December 31, 2010 and 2009, we have $12.5 and $13.3 of unrecognized tax benefits, respectively.

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009
Balance at beginning of period	$10.7	$13.3	$11.7
Additions based on tax positions related to current year	0.7	0.7	1.4
Additions for tax positions of prior years	1.1	—	0.2
Reductions for tax positions of prior years	—	(3.3)	—

Balance at end of period	$12.5	$10.7	$13.3

We recognize interest and penalties related to uncertain tax positions within the “Provision for (benefit from) income taxes” in the Consolidated Statement of Operations. As of December 31, 2010 and 2009, we had approximately $0.8 and $0.7 of accrued interest related to uncertain tax positions, respectively.

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

The 2003 through 2009 tax years remain open to examination. We have continuing responsibility for the open tax years for our non-filing foreign subsidiaries. A non-U.S. taxing jurisdiction commenced an examination in the first quarter of 2009 that is anticipated to be completed within six months of December 31, 2010. We presented an adjustment to our transfer pricing tax position that is expected to result in a decrease in the reserve of $2.0. Another non-U.S. taxing jurisdiction commenced an examination in the fourth quarter of 2009 that is anticipated to be completed within twelve months of December 31, 2010.

16. COMMITMENTS AND CONTINGENCIES

Operating leases

We lease various types of equipment and property, primarily office space at various locations and the equipment utilized in our operations. The future minimum lease payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2010, are as follows:

	2011	2012	2013	2014	2015	Thereafter
Operating leases	$7.9	$5.8	$5.0	$2.6	$1.8	$1.3

Rental expense for the seven months ended December 31, 2010, the five months ended May 31, 2010, and the years ended December 31, 2009 and 2008 was $10.4, $7.3, $16.2 and $24.4, respectively.

Purchase Obligations

Our non-cancelable purchase obligations are principally for natural gas and materials, such as metals and fluxes used in our manufacturing operations. As of December 31, 2010, amounts due under short-term and long-term non-cancelable purchase obligations are as follows:

	Total	2011	2012	2013	2014	2015	After 2015
Purchase obligations	$1,919.9	$1,060.5	$438.2	$286.5	$134.7	$—	$—

Amounts purchased under long-term purchase obligations during the seven months ended December 31, 2010, the five months ended May 31, 2010 and the years ended years ended December 31, 2009 and 2008 totaled $526.4, $376.0, $684.1 and $835.1, respectively.

Employees

Approximately 44% of our U.S. employees and substantially all of our non-U.S. employees are covered by collective bargaining agreements.

Environmental Proceedings

Our operations are subject to environmental laws and regulations governing air emissions, wastewater discharges, the handling, disposal and remediation of hazardous substances and wastes and employee health and safety. These laws can impose joint and several liabilities for releases or threatened releases of hazardous substances upon statutorily defined parties, including us, regardless of fault or the lawfulness of the original activity or disposal. Given the changing nature of environmental legal requirements, we may be required, from time to time, to take environmental control measures at some of our facilities to meet future requirements.

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

We have been named as a potentially responsible party in certain proceedings initiated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act and similar stated statutes and may be named a potentially responsible party in other similar proceedings in the future. It is not anticipated that the costs incurred in connection with the presently pending proceedings will, individually or in the aggregate, have a material adverse effect on our financial position or results of operations.

We are performing operations and maintenance at two Superfund sites for matters arising out of past waste disposal activity associated with closed facilities. We are also under orders to perform environmental remediation by agencies in four states and one non-U.S. country at seven sites.

Our reserves for environmental remediation liabilities totaled $36.2 and $42.3 at December 31, 2010 and 2009, respectively, and have been classified as “Other long-term liabilities,” “Accrued liabilities” and “Liabilities subject to compromise” in the Consolidated Balance Sheet. Of the environmental liabilities recorded at December 31, 2010, $6.8 is indemnified by Corus. These amounts are in addition to our asset retirement obligations discussed in Note 10 “Asset Retirement Obligations” and represent the most probable costs of remedial actions. We estimate the costs related to currently identified remedial actions will be paid out primarily over the next ten years.

The changes in our accruals for environmental liabilities are as follows:

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Balance at beginning of period	$35.9	$42.3	$47.0	$45.4
Revisions and liabilities incurred	(0.4)	2.2	0.7	4.4
Payments	(0.4)	(0.2)	(0.6)	(2.8)
Liquidation of Canada LP	—	—	(4.8)	—
Translation and other charges	1.1	(0.8)	—	—

Balance at end of period	$36.2	$43.5	$42.3	$47.0

Pursuant to the Plan, $7.6 of environmental liabilities at sites where we have been named the primary responsible party but which are owned by a third party were discharged and written off through the Plan of Reorganization adjustments.

Legal Proceedings

We are a party from time to time to what we believe are routine litigation and proceedings considered part of the ordinary course of our business. We believe that the outcome of such existing proceedings would not have a material adverse effect on our financial position or results of operations.

17. ACQUISITIONS

Aleris International, Inc. completed the acquisitions of certain assets of A.E., Inc (“A.E.”) and H.T. Aluminum Specialties, Inc. (“H.T.”) in the first quarter of 2008 for an aggregate cash purchase price of $19.9, including acquisition related expenses. The purchase price allocations associated with these acquisitions are final. The results of operations of the acquired businesses are included in the results of operations of the RPNA and RSAA segments, respectively, since the dates of acquisition. Pro forma information has not been presented for these acquisitions as the impact to the Consolidated Financial Statements is not material.

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

18. DISCONTINUED OPERATIONS

On November 19, 2007, Aleris International Inc. entered into a definitive stock purchase agreement to sell all of the issued and outstanding shares of capital stock of each of U.S. Zinc Corporation, Interamerican Zinc, Inc., and Aleris Asia Pacific Zinc (Barbados) Ltd. together with wholly-owned subsidiaries. On January 11, 2008, Aleris International, Inc. sold its Zinc segment for total cash consideration of $287.2. We provided information technology, accounting and treasury services for a transitional period of approximately nine months, but we have had no other continuing involvement in the operations of the Zinc segment subsequent to the closing of the sale. In addition, we have not realized any continuing cash flows from the Zinc segment subsequent to the closing of the sale.

In accordance with ASC 205-20, the sale of the Zinc segment qualified as a discontinued operation. Accordingly, the results of operations of the Zinc segment have been included in “Discontinued operations, net of tax,” within the Consolidated Statement of Operations for the year ended December 31, 2008. The following table reflects the results of the Zinc segment reported as discontinued operations for all periods presented. The applicable interest expense for the year ended December 31, 2008 has been allocated based on the ratio of net assets for the Zinc segment compared to total net assets of the U.S. entities as the debt held outside the U.S. is not directly attributable to the Zinc segment.

For the year ended December 31, 2008
Revenues	$16.1
Interest expense	0.4
Income from discontinued operations (net of tax of $0.1 for the year ended December 31, 2008)	0.8

In addition to the results of operations for the eleven days ended January 11, 2008, the results of discontinued operations for the year ended December 31, 2008 include a credit of $2.0 related to the revision of the purchase price adjustment associated with the working capital delivered as well as adjustments to the estimated income tax expense associated with the sale.

19. SEGMENT INFORMATION

The Company’s reportable segments include: RPNA, RSAA and Europe. A segment is a component of an enterprise whose operating results are regularly reviewed by the enterprise’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available.

Rolled Products North America

Our RPNA segment produces rolled products for a wide variety of applications, including building and construction, distribution, transportation, and other uses in the consumer durables general industrial segments. Except for depot sales, which are for standard size products, substantially all of our rolled aluminum products in the United States are manufactured to specific customer requirements, using direct-chill and continuous ingot cast technologies that allow us to use and offer a variety of alloys and products for a number of end-uses. Specifically, those products are integrated into, among other things, building panels, truck trailers, gutters, appliances, and recreational vehicles.

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

Recycling and Specification Alloys Americas

Our RSAA segment includes aluminum melting, processing and recycling activities, as well as our specification alloy manufacturing business, located in North America. This segment’s recycling operations convert scrap and dross (a by-product of melting aluminum) and combine these materials with other alloy agents as needed to produce recycled aluminum generally for customers serving end-uses related to consumer packaging, steel, transportation and construction. The segment’s specification alloy operations combine various aluminum scrap types with hardeners and other additives to produce alloys and chemical compositions with specific properties (including increased strength, formability and wear resistance) as specified by customers for their particular applications. Our specification alloy operations typically deliver recycled and specification alloy products in molten or ingot form to customers principally in the U.S. automotive industry. A portion of this segment’s products are sold through “tolling” arrangements, in which we convert customer-owned scrap and dross and return the recycled metal in ingot or molten form to our customers for a fee.

Europe

Our Europe segment is comprised of eleven rolled and extruded products and recycling and specification alloy manufacturing operations in Europe and a single extrusion facility in China. Our Europe segment produces rolled products for a wide variety of technically sophisticated applications, including aerospace plate and sheet, brazing sheet, automotive sheet and heat treated plate for engineering, and other uses in the transportation, construction and packaging industries. Substantially all of our rolled aluminum products in Europe are manufactured to specific customer requirements using direct-chill ingot cast technologies that allow us to use and offer a variety of alloys and products for a number of technically demanding end-uses. Our Europe segment also produces extruded aluminum products for the automotive, transportation (rail, and shipbuilding), electrical, mechanical engineering and building and construction industries. We further serve our customers by performing value-added fabrication on most of our extruded products. Our Europe segment also includes aluminum melting, processing and recycling activities. These recycling operations convert scrap and dross and combine these materials with other alloy agents as needed to produce recycled aluminum and specification alloys for use in the automotive, container and packaging and general industrial industries. A portion of these products are sold through tolling arrangements.

Measurement of Segment Profit or Loss and Segment Assets

The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies . Our measure of the profitability of our operating segments is referred to as segment income. Effective December 31, 2010, segment income has been changed to reflect how management currently views segment income for its segments. Specifically, segment income now excludes gains (losses) on prepetition intercompany derivative financial instruments, losses on intercompany receivables and foreign currency exchange gains on debt. The amounts presented have been reclassified to conform to the 2010 presentation. Segment income excludes provisions for income taxes, restructuring and impairment charges, other operating (income) expense, interest, unrealized and certain gains (losses) on derivative financial instruments, foreign currency exchange gains on debt, losses on intercompany receivables and corporate general and administrative costs, including depreciation of corporate assets and reorganization items, net. Intersegment sales and transfers are recorded at market value. Consolidated cash, long-term debt, net capitalized debt costs, deferred tax assets and assets related to our headquarters office are not allocated to the reportable segments.

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

Reportable Segment Information

The following table shows our revenues and segment income (loss):

	RPNA	RSAA	Europe	Intersegment revenues	Total
Seven months ended December 31, 2010 (Successor)
Revenues	$699.4	$540.5	$1,242.1	$(7.9)	$2,474.1
Segment income	21.0	27.2	54.6		102.8
Depreciation and amortization expense	21.6	5.4	8.4		35.4
Segment assets	535.4	223.9	860.6		1,619.9
Payments for Property, plant and equipment	14.1	8.8	20.3		43.2
Five months ended May 31, 2010 (Predecessor)
Revenues	$507.2	$373.7	$769.1	$(7.0)	$1,643.0
Segment income	38.1	26.4	60.1		124.6
Depreciation and amortization expense	9.6	2.9	6.8		19.3
Payments for Property, plant and equipment	6.0	5.2	4.2		15.4
2009 (Predecessor)
Revenues	$893.6	$564.2	$1,558.4	$(19.4)	$2,996.8
Segment income (loss)	55.8	(7.2)	(79.7)		(31.1)
Depreciation and amortization expense	28.5	23.7	110.5		162.7
Segment assets	467.7	213.7	731.6		1,413.0
Payments for Property, plant and equipment	9.4	5.4	51.3		66.1
2008 (Predecessor)
Revenues	$1,675.6	$1,503.1	$2,761.2	$(34.2)	$5,905.7
Segment (loss) income	(43.2)	23.0	(50.1)		(70.3)
Depreciation and amortization expense	49.4	37.6	130.9		217.9
Segment assets	567.1	438.9	1,546.0		2,552.0
Payments for Property, plant and equipment	17.7	13.3	104.6		135.6

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

Reconciliations of total reportable segment disclosures to our Consolidated Financial Statements are as follows:

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Profits
Total segment income (loss)	$102.8	$124.6	$(31.1)	$(70.3)
Unallocated amounts:
Corporate general and administrative expenses	(26.3)	(12.2)	(37.7)	(53.7)
Restructuring and impairment (charges) gains	(12.1)	0.4	(862.9)	(1,414.0)
Reorganization items, net	(7.4)	3,086.5	(123.1)	—
Interest expense, net	(7.0)	(73.6)	(225.4)	(226.0)
Unallocated gains (losses) on derivative financial instruments	18.8	(38.8)	15.9	(118.4)
Currency translation gains (losses) on debt	5.8	(32.0)	17.0	—
Other (expense) income, net	(2.9)	(0.3)	(1.9)	2.8

Income (loss) from continuing operations before provision for income taxes	$71.7	$3,054.6	$(1,249.2)	$(1,879.6)

Depreciation and amortization
Total depreciation and amortization expense for reportable segments	$35.4	$19.3	$162.7	$217.9
Unallocated depreciation and amortization expense	3.0	0.9	5.7	7.2

Total consolidated depreciation and amortization expense	$38.4	$20.2	$168.4	$225.1

Payments for property, plant and equipment
Total payments for property, plant and equipment for reportable segments	$43.2	$15.4	$66.1	$135.6
Other payments for property, plant and equipment	3.3	0.6	2.5	2.5

Total consolidated payments for property, plant and equipment	$46.5	$16.0	$68.6	$138.1

Assets
Total assets for reportable segments	$1,619.9		$1,413.0	$2,552.0
Unallocated assets	159.8		167.3	124.0

Total consolidated assets	$1,779.7		$1,580.3	$2,676.0

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

Geographic Information

The following table sets forth the geographic breakout of our revenues (based on customer location) and long-lived assets (net of accumulated depreciation and amortization):

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Revenues
United States	$1,080.7	$786.5	$1,192.6	$2,543.3
International:
Asia	96.0	50.2	127.4	185.1
Europe	1,066.6	659.5	1,356.6	2,458.7
Mexico, Canada and South America	227.1	143.8	309.8	687.3
Other	3.7	3.0	10.4	31.3

Total international revenues	1,393.4	856.5	1,804.2	3,362.4

Consolidated revenues	$2,474.1	$1,643.0	$2,996.8	$5,905.7

	(Successor)	(Predecessor)
	December 31,
	2010	2009	2008
Long-lived assets, including intangible assets
United States	$324.8	$303.1	$516.3
International:
Asia	1.6	2.6	7.0
Europe	215.5	234.8	887.2
Mexico, Canada and South America	17.8	23.9	60.2
Total international	234.9	261.3	954.4

Consolidated total	$559.7	$564.4	$1,470.7

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

20. OTHER COMPREHENSIVE INCOME

The following table presents the components of “Accumulated other comprehensive income,” which are items that change equity during the reporting period, but are not included in earnings.

	Total	Unrealized loss on derivative financial instruments	Currency translation adjustment	Pension and other postretirement liability adjustment
Predecessor
Balance at January 1, 2008	$127.1	$(8.2)	$109.9	$25.4
Current year net change	(138.9)	—	(75.1)	(63.8)
Change in fair value of derivative financial instruments	9.7	9.7	—	—
Deferred tax on pension and other postretirement liability	4.1	—	—	4.1
Income tax effect	(5.0)	(5.0)	—	—
Reclassification of derivative financial instruments into earnings	3.5	3.5	—	—

Balance at December 31, 2008	$0.5	$—	$34.8	$(34.3)
Current year net change	3.9	—	5.0	(1.1)
Liquidation of Canada LP	23.7	—	4.1	19.6
Deferred tax on pension and other postretirement liability	(3.1)	—	—	(3.1)

Balance at December 31, 2009	$25.0	$—	$43.9	$(18.9)
Current year net change	42.4	—	44.2	(1.8)
Fresh-start accounting adjustments	(67.4)	—	(88.1)	20.7
Deferred tax on pension and other postretirement liability	—	—	—	—

Balance at June 1, 2010	$—	$—	$—	$—

Successor
Balance at June 1, 2010	$—	$—	$—	$—
Current year net change	29.3	—	21.0	8.3
Deferred tax on pension and other postretirement liability	(2.6)	—	—	(2.6)

Balance at December 31, 2010	$26.7	$—	$21.0	$5.7

21. STOCKHOLDERS’ EQUITY

The following table shows changes in the number of our outstanding shares:

Outstanding Shares
Balance at June 1, 2010 (Successor)	—
Original issuance of Common Stock	30,877,371
Employee Common Stock purchases	28,563
Issuance of Common Stock to employees for services	7,621
Issuance associated with vested restricted stock units	35,885
Issuance associated with restricted shares	20,000

Balance at December 31, 2010 (Successor)	30,969,440

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

22. SUPPLEMENTAL INFORMATION

Cash payments (receipts) for interest and income taxes and contractual interest are as follows:

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Cash payments (receipts) for:
Interest	$0.3	$28.7	$59.9	$217.0
Income taxes	—	(6.0)	5.3	5.4
Contractual interest	N/A	129.9	332.0	226.0

23. EARNINGS PER SHARE

Basic earnings per share was computed using the two-class method by dividing net income available to common stockholders, after deducting undistributed earnings allocated to participating securities, by the average number of common shares outstanding during the period. Pursuant to the two-class method, all earnings, whether distributed or undistributed, are allocated to common stock and participating securities based on their respective rights to receive dividends. Unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are considered participating securities. The Company’s restricted stock units and restricted shares have nonforfeitable rights to dividends during the vesting period on a basis equivalent to the dividends paid to holders of the Company’s common stock, and therefore, meet the definition of a participating security. Diluted earnings per share was computed by giving effect to all potentially dilutive securities that were outstanding.

The following table summarizes basic and diluted earnings per share (in millions, except share and per share data):

(Successor)
For the seven months ended December 31, 2010
Net income	$71.4
Less: Preferred Stock dividend (paid or unpaid)	(0.2)
Less: Undistributed earnings allocated to participating securities	(0.7)

Net income available to common stockholders—Basic	70.5
Add: Interest on Exchangeable Notes	1.2
Add: Preferred Stock dividend (paid or unpaid)	0.2
Add: Undistributed earnings allocated to participating securities	0.7
Less: Undistributed earnings reallocated to participating securities	(0.7)

Net income available to common stockholders—Diluted	$71.9

Average shares of common stock outstanding	30,922,525
Dilutive effect of:
Redeemable Preferred Stock	152,718
Exchangeable Notes	1,512,000

Average dilutive shares of common stock outstanding	32,587,243

Basic earnings per share	$2.28
Diluted earnings per share	$2.21

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

The effect of certain stock options were excluded from the computation of the weighted average dilutive shares outstanding for the seven months ended December 31, 2010 as inclusion would have resulted in antidilution. Additionally, restricted stock units and restricted shares were excluded from the computation of weighted average dilutive shares outstanding for the seven months ended December 31, 2010 as they are considered participating securities. A summary of these stock options, restricted stock units and restricted shares is shown below (in millions, except share and per share data):

(Successor)
For the seven months ended December 31, 2010
Number of stock options	2,011,435
Weighted average exercise price	$37.82
Restricted Stock Units and Restricted Shares	282,096
Weighted average grant date fair value	$29.22

24. SUBSEQUENT EVENTS

Senior Notes

On February 9, 2011, Aleris International, Inc. issued $500.0 aggregate original principal amount of Senior Notes (the “Senior Notes”) under an indenture (the “Indenture”) with U.S. Bank National Association, as trustee. Interest on the Senior Notes will be payable in cash semi-annually in arrears on February 15 and August 15 of each year, commencing August 15, 2011. Interest on the Senior Notes will accrue from the most recent date to which interest has been paid, or if no interest has been paid, from February 9, 2011. The Senior Notes mature on February 15, 2018.

The Senior Notes are jointly and severally irrevocably and unconditionally guaranteed on a senior unsecured basis, by each direct and indirect restricted subsidiary that is a domestic subsidiary and that guarantees our obligations under the ABL Facility, as primary obligor and not merely as surety. The Senior Notes and the guarantees thereof are our unsecured senior obligations and will rank (i) equally in right of payment to all of our existing and future debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes; (ii) be effectively subordinated in right of payment to all of our existing and future secured debt (including any borrowings under our ABL Facility), to the extent of the value of the assets securing such debt; (iii) be structurally subordinated to all existing and future debt and other obligations, including trade payables, of each of our subsidiaries that is not a guarantor of the notes; and (iv) rank senior in right of payment to our existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the notes, including our Exchangeable Notes.

We are not required to make any mandatory redemption or sinking fund payments with respect to the Senior Notes other than as set forth in the Indenture relating to certain tax matters, but under certain circumstances, we may be required to offer to purchase Senior Notes as described below. We may from time to time acquire Senior Notes by means other than redemption, whether by tender offer, in open market purchases, through negotiated transactions or otherwise, in accordance with applicable securities laws.

Except as described below, the Senior Notes are not redeemable at our option prior to February 15, 2014. From and after February 15, 2014, we may redeem the Senior Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to 105.7% of principal amount, declining annually to 100.0% of the principal amount on February 15, 2017, plus accrued and unpaid interest, and Additional Interest (as defined in the Indenture), if any, thereon to the applicable redemption date.

Prior to February 15, 2013, we may, at our option, subject to certain conditions, redeem up to 35% of the original aggregate principal amount of the Senior Notes at a redemption price of 107.6% of the aggregate

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

principal amount thereof, plus accrued and unpaid interest, and Additional Interest, if any, thereon to the redemption date, (plus the aggregate principal amount of any additional notes issued after the issue date) with the net cash proceeds of one or more equity offerings of ours or any direct or indirect parent of ours to the extent such proceeds are contributed to us provided that at least 65% of the sum of the aggregate principal amount of Senior Notes originally issued under the Indenture and the aggregate principal amount of any additional notes issued under the Indenture after the issue date remain outstanding immediately after the occurrence of each such redemption and each such redemption occurs within 180 days of the date of closing of each equity offering. Prior to February 15, 2013, we also may, but not more than one time during each twelve month period, redeem, in the aggregate, up to 10% of the sum of the original principal amount of the Senior Notes (and the original principal amount of any additional notes) issued under the Indenture at a redemption price equal to 103% of the aggregate principal amount thereof, plus accrued and unpaid interest, and Additional Interest, if any, thereon to the applicable redemption date. At any time prior to February 15, 2014, we may redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of Senior Notes redeemed plus an applicable premium, as provided in the Indenture, as of, and accrued and unpaid interest and Additional Interest, if any, to the redemption date.

Upon the occurrence of a change in control (as defined in the Indenture), each holder of the Senior Notes has the right to require us to repurchase some or all of such holder’s Senior Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the purchase date.

If we or our restricted subsidiaries engage in an asset sale (as defined in the Indenture), we generally must either invest the net cash proceeds from such sales in our business within a specified period of time, permanently reduce senior debt, permanently reduce senior subordinated debt, permanently reduce debt of a restricted subsidiary that is not a subsidiary guarantor or make an offer to purchase a principal amount of the notes equal to the net cash proceeds, subject to certain exceptions. The purchase price of the notes will be 100% of their principal amount, plus accrued and unpaid interest.

The indenture governing the Senior Notes contains covenants that limit our ability and certain of our subsidiaries’ ability to:

•	incur additional debt;

•	pay dividends or distributions on our capital stock or redeem, repurchase or retire our capital stock or subordinated debt;

•	issue preferred stock of restricted subsidiaries;

•	make certain investments;

•	create liens on our or our subsidiary guarantors’ assets to secure debt;

•	enter into sale and leaseback transactions;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries that are not guarantors of the notes;

•	enter into transactions with affiliates;

•	merge or consolidate with another company; and

•	sell assets, including capital stock of our subsidiaries.

These covenants are subject to a number of important limitations and exceptions.

ALERIS CORPORATION (formerly known as ALERIS HOLDING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share data)

Aleris International, Inc. used a portion of the net proceeds from the sale of the Senior Notes to pay us a cash dividend of approximately $300.0, which was then paid as a dividend, pro rata, to our stockholders. The following presents our Consolidated Balance Sheet as of December 31, 2010 on a pro forma basis as if the Senior Notes had been issued on December 31, 2010:

	Historical	Pro Forma Adjustments	Pro Forma
ASSETS
Current Assets
Cash and cash equivalents	$113.5	$189.0	$302.5
Accounts receivable, net	393.4	—	393.4
Inventories	613.6	—	613.6
Deferred income taxes	1.6	—	1.6
Current derivative financial instruments	17.4	—	17.4
Prepaid expenses and other current assets	23.8	—	23.8

Total Current Assets	1,163.3	189.0	1,352.3
Property, plant and equipment, net	510.0	—	510.0
Intangible assets, net	49.7	—	49.7
Long-term derivative financial instruments	9.3	—	9.3
Deferred income taxes	13.9	—	13.9
Other long-term assets	33.5	1.0	34.5

Total Assets	$1,779.7	$190.0	$1,969.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$283.6	$—	$283.6
Accrued liabilities	165.2	—	165.2
Deferred income taxes	13.8	—	13.8
Current portion of long-term debt	5.3	—	5.3

Total Current Liabilities	467.9	—	467.9
Long-term debt	45.1	490.0	535.1
Deferred income taxes	8.7	—	8.7
Accrued pension benefits	184.5	—	184.5
Accrued postretirement benefits	48.5	—	48.5
Other long-term liabilities	82.0	—	82.0

Total Long-Term Liabilities	368.8	490.0	858.8
Redeemable preferred stock	5.2	—	5.2
Stockholders’ Equity
Common stock; par value	—	—	—
Additional paid-in capital	839.9	(228.8)	611.1
Retained earnings	71.2	(71.2)	—
Accumulated other comprehensive income	26.7	—	26.7

Total Stockholders’ Equity	937.8	(300.0)	637.8

Total Liabilities and Stockholders’ Equity	$1,779.7	$190.0	$1,969.7

Through and including                     , 2011 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                          Shares

Common Stock

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable solely by the Registrant in connection with the offer and sale of the securities being registered. All amounts are estimates except the registration fee.

SEC registration fee	$11,610
FINRA filing fee	*
New York Stock Exchange listing fee	*
Blue Sky fees and expenses	*
Transfer agent’s fee	*
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Miscellaneous	*

Total	*

*	To be filed by amendment

Item 14.	Indemnification of Directors and Officers

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL grants each corporation organized thereunder the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made pursuant to Section 145(b) of the DGCL in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

In addition, pursuant to Section 145 of the DGCL, Aleris generally has the power to indemnify its current and former directors, officers, employees and agents against expenses and liabilities that they incur in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of Aleris, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The statute expressly provides that the power to indemnify or advance expenses authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. Delaware corporations also have the power to purchase and maintain insurance for such directors and officers.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the directors’ duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Aleris’s amended and restated bylaws indemnify the directors and officers to the full extent of the DGCL and also allow the Board of Directors to indemnify all other employees. Such right of indemnification is not exclusive of any right to which such officer or director may be entitled as a matter of law and shall extend and apply to the estates of deceased officers and directors.

Item 15.	Recent Sales of Unregistered Securities.

In connection with Aleris International’s emergence from bankruptcy, on June 1, 2010, the effective date of Aleris International’s plan of reorganization, we issued equity securities comprised of 30,905,934 shares of our common stock, 1,412,847 options to purchase shares of our common stock and 190,633 restricted stock units (“RSUs”). These issuances are described below.

Of the 30,905,934 shares of common stock issued on June 1, 2010,

•

we issued 9,828,196 shares of common stock to certain creditors of the Predecessor, who elected to receive shares of our common stock in exchange for their claims under the Plan in reliance on the exemption from registration under the Securities Act afforded by Section 1145 of the Bankruptcy Code;

•

we issued 21,049,175 shares of common stock pursuant to the rights offering conducted under to certain participants via their subscription rights for an aggregate cash proceeds of $563.6 million in reliance on the exemption from registration under the Securities Act afforded by Section 4(2) of the Securities Act;

•

we issued 28,563 shares of common stock to two of our executive officers in reliance on the exemptions from registration under the Securities Act afforded by Section 4(2) of the Securities Act promulgated thereunder.

Effective June 1, 2010, we issued (1) options to purchase 1,412,847 shares of our common stock (such number adjusted to reflect the February Stockholder Dividend), in the aggregate, to our named executive officers and (2) 190,633 RSUs, in the aggregate, to our named executive officers, in both cases pursuant to the Company’s Equity Incentive Plan and in reliance on the exemption from registration under the Securities Act afforded by Rule 701 promulgated thereunder.

On June 11, 2010 we issued (1) options to purchase 951,446 shares of our common stock (such number adjusted to reflect the February Stockholder Dividend), in the aggregate, to our executive officers, other than our named executive officers, and other employees and (2) 91,544 RSUs, in the aggregate, to our executive officers, other than our named executive officers, and other employees, in both cases pursuant to the Company’s Equity Incentive Plan and in reliance on the exemption from registration under the Securities Act afforded by Rule 701 promulgated thereunder.

Since June 11, 2010, we have issued (1) options to purchase 43,175 shares of our common stock (such number adjusted to reflect the February Stockholder Dividend), in the aggregate, to certain of our employees and (2) 2,000 RSUs to one of our employees, in all cases pursuant to the Company’s Equity Incentive Plan and in reliance on the exemption from registration under the Securities Act afforded by Rule 701 promulgated thereunder.

On July 30, 2010 we issued 20,000 shares of restricted stock pursuant to the Company’s Equity Incentive Plan to one of our directors in reliance on the exemptions from registration under the Securities Act afforded by Section 4(2) promulgated thereunder.

On September 1, 2010 we issued (1) options to purchase 14,822 shares of our common stock (such number adjusted to reflect the February Stockholder Dividend) and (2) 3,000 RSUs to one of our directors, in both cases pursuant to the Company’s Equity Incentive Plan and in reliance on the exemption from registration under the Securities Act afforded by Section 4(2) promulgated thereunder.

On November 1, 2010, we issued (1) options to purchase 59,288 shares of our common stock (such number adjusted to reflect the February Stockholder Dividend), in the aggregate, to four of our directors and (2) 12,000 RSUs, in the aggregate, to the same four of our directors, in both cases pursuant to the Company’s Equity Incentive Plan and in reliance on the exemption from registration under the Securities Act afforded by Section 4(2) promulgated thereunder.

On January 21, 2011, we issued (1) options to purchase 37,056 shares of our common stock (such number adjusted to reflect the February Stockholder Dividend), in the aggregate, to two of our directors and (2) 6,000 RSUs, in the aggregate, to the same two of our directors, in both cases pursuant to the Company’s Equity Incentive Plan and in reliance on the exemption from registration under the Securities Act afforded by Section 4(2) promulgated thereunder.

On February 2, 2011, we issued (1) options to purchase 18,528 shares of our common stock (such number adjusted to reflect the February Stockholder Dividend) and (2) 5,000 RSUs to one of our named executive officers, in both cases pursuant to the Company’s Equity Incentive Plan and in reliance on the exemption from registration under the Securities Act afforded by Rule 701 promulgated thereunder.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit Number	Description

1.1*	Form of Underwriting Agreement

2.1	First Amended Joint Plan of Reorganization of Aleris International, Inc. and its Affiliated Debtors, as modified, Mar. 19, 2010 (filed as Exhibit 2.1 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

3.1*	Form of Amended and Restated Certificate of Incorporation of Aleris Corporation

3.2*	Form of Amended and Restated Bylaws of Aleris Corporation

4.1*	Specimen Certificate of Common Stock, par value $0.01 per share, of Aleris Corporation

4.2	Indenture, dated as of February 9, 2011, by and among Aleris International, Inc., the guarantors named therein, and U.S. Bank National Association, as trustee (filed as Exhibit 4.1 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

4.3	Registration Rights Agreement, dated as of February 9, 2011, by and among Aleris International, Inc., the guarantors named therein, and Merrill, Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, UBS Securities LLC, KeyBank Capital Markets Inc., and Moelis & Company LLC, as Initial Purchasers (filed as Exhibit 4.2 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

4.4	Form of 7 5/8% Senior Notes due 2018 (included in Exhibit 4.2).

4.5	Stockholders Agreement, dated June 1, 2010 between Aleris Holding Company and the stockholders of Aleris Holding Company named therein (filed as Exhibit 10.9 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

4.6	Registration Rights Agreement, dated June 1, 2010 among Aleris Holding Company and the parties listed therein (filed as Exhibit 10.31 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

5.1*	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.

10.1	Credit Agreement, dated as of June 1, 2010, by and among Aleris International, Inc. and certain of its subsidiaries, the lenders party thereto from time to time, Bank of America, as administrative agent and collateral agent, Bank of America, Deutsche Bank AG New York Branch and JPMorgan Chase Bank, as co-collateral agents, RBS Business Capital, as a senior managing agent, J.P. Morgan Securities, Inc., as syndication agent, Barclays Capital, Deutsche Bank AG New York Branch, and UBS Securities LLC, as co-documentation agents (filed as Exhibit 10.1 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.2	First Amendment to Credit Agreement, dated as of January 31, 2011, by and among Aleris International, Inc. and certain of its subsidiaries, the lenders party thereto from time to time, and Bank of America, as administrative agent (filed as Exhibit 10.2 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.3	U.S. Security Agreement, dated as of June 1, 2010, by and among Aleris International, Inc. and certain of its subsidiaries, as assignors, and Bank of America, as administrative agent, relating to the Credit Agreement (filed as Exhibit 10.3 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

Exhibit Number	Description

10.4	Facility Agreement, dated as of March 29, 2011, between Aleris Dingsheng Aluminum (Zhenjiang) Co., Ltd., as borrower, and Bank of China Limited, Zhenjiang Jingkou Sub-branch, as lender (filed as Exhibit 10.4 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.5†	Employment Agreement dated as of June 1, 2010 by and among the Company, Aleris Holding Company and Steven J. Demetriou (filed as Exhibit 10.5 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.6†	Employment Agreement dated as of June 1, 2010 by and among Aleris International, Inc., the Company and Sean M. Stack (filed as Exhibit 10.6 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.7†	Form of Employment Agreement dated as of June 1, 2010 by and among Aleris International, Inc., the Company and each of Christopher R. Clegg, Thomas W. Weidenkopf and K. Alan Dick (filed as Exhibit 10.7 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.8†	Aleris Holding Company 2010 Equity Incentive Plan, effective as of June 1, 2010 (filed as Exhibit 10.8 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.9†	Aleris Holding Company 2010 Equity Incentive Plan Stock Option Agreement dated June 1, 2010 between Aleris Holding Company and Steven J. Demetriou (filed as Exhibit 10.10 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.10†	Form of Aleris Holding Company 2010 Equity Incentive Plan Stock Option Agreement, dated as of June 1, 2010 between Aleris Holding Company and each of Sean M. Stack, Christopher R. Clegg, Thomas W. Weidenkopf and K. Alan Dick (filed as Exhibit 10.11 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.11†	Aleris Holding Company 2010 Equity Incentive Plan Stock Option Agreement dated February 2, 2011 between Aleris Holding Company and K. Alan Dick (filed as Exhibit 10.12 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.12†	Form of Aleris Holding Company 2010 Equity Incentive Plan Stock Option Award Agreement dated June 1, 2010 with Management Team Members, including with each of Terrance J. Hogan, Scott A. McKinley, Michael J. Hobey and Ralf Zimmermann (filed as Exhibit 10.13 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.13†	Aleris Holding Company 2010 Equity Incentive Plan Restricted Stock Unit Agreement dated June 1, 2010 between Aleris Holding Company and Steven J. Demetriou (filed as Exhibit 10.14 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.14†	Aleris Holding Company 2010 Equity Incentive Plan Restricted Stock Unit Agreement, dated as of June 1, 2010 between Aleris Holding Company and Sean M. Stack (filed as Exhibit 10.15 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

Exhibit Number	Description

10.15†	Form of Aleris Holding Company 2010 Equity Incentive Plan Restricted Stock Unit Agreement, dated as of June 1, 2010 between Aleris Holding Company and each of Christopher R. Clegg, Thomas W. Weidenkopf, and K. Alan Dick (filed as Exhibit 10.16 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.16†	Aleris Holding Company 2010 Equity Incentive Plan Restricted Stock Unit Agreement, dated as of June 1, 2010 between Aleris Holding Company and K. Alan Dick (filed as Exhibit 10.17 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.17†	Form of Aleris Holding Company 2010 Equity Incentive Plan Stock Option Award Agreement, dated as of June 11, 2010 with Management Team members, including with each of Terrance J. Hogan, Scott A. McKinley, Michael J. Hobey and Ralf Zimmermann (filed as Exhibit 10.18 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.18†	Aleris International, Inc. Deferred Compensation and Retirement Benefit Restoration Plan, Effective January 1, 2009 (filed as Exhibit 10.19 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.19†	Aleris Cash Balance Plan, as amended and restated as of June 1, 2010 (filed as Exhibit 10.20 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.20†	Aleris International, Inc. Annual Incentive Compensation Plan (filed as Exhibit 10.21 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.21†	Aleris Switzerland GmbH, Neuhausen am Rheinfall, effective as of April 1, 2008, with respect to pension benefits for Roelof IJ. Baan (filed as Exhibit 10.22 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.22†	Form of Aleris Holding Company 2010 Equity Incentive Plan Director Stock Option Award Agreement with each of Scott L. Graves, Brian Laibow, Ara Abrahamian, and Kenneth Liang (filed as Exhibit 10.23 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.23†	Form of Aleris Holding Company 2010 Equity Incentive Plan Director Restricted Stock Unit Award Agreement with each of Scott L. Graves, Brian Laibow, Ara Abrahamian, and Kenneth Liang (filed as Exhibit 10.24 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.24†	Form of Aleris Holding Company 2010 Equity Incentive Plan Director Stock Option Award Agreement with each of Christopher M. Crane, Lawrence Stranghoener, and Emily Alexander (filed as Exhibit 10.25 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.25†	Form of Aleris Holding Company 2010 Equity Incentive Plan Director Restricted Stock Unit Award Agreement with each of Christopher M. Crane, Lawrence Stranghoener, and Emily Alexander (filed as Exhibit 10.26 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.26†	Aleris Holding Company 2010 Equity Incentive Plan Director Restricted Stock Award Agreement with G. Richard Wagoner, Jr. (filed as Exhibit 10.27 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

Exhibit Number	Description

10.27†	Employment Agreement dated as of June 1, 2010 by and among Aleris Switzerland GmbH and Roelof IJ. Baan (filed as Exhibit 10.28 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.28†	Aleris Holding Company 2010 Equity Incentive Plan Stock Option Agreement dated as of June 1, 2010 between Aleris Holding Company and Roelof IJ. Baan (filed as Exhibit 10.29 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.29†	Aleris Holding Company 2010 Equity Incentive Plan Restricted Stock Unit Agreement as of June 1, 2010 between Aleris Holding Company and Roelof IJ. Baan (filed as Exhibit 10.30 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.30†*	Letter Agreement dated April 5, 2011 between Aleris International, Inc. and Steven J. Demetriou amending Mr. Demetriou’s Employment Agreement.

10.31†*	Letter Agreement dated April 5, 2011 between Aleris International, Inc. and Sean M. Stack amending Mr. Stack’s Employment Agreement.

21.1*	List of Subsidiaries of Aleris Corporation as of March 30, 2011.

23.1*	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in the opinion filed as Exhibit 5.1)

23.2	Consent of Ernst & Young LLP.

†	Management contract or compensatory plan or arrangement

*	To be filed by amendment

(b)	Financial Statement Schedules

We have omitted financial statement schedules because they are not required or are not applicable, or the required information is shown in the Consolidated Financial Statements or the notes to the Consolidated Financial Statements included elsewhere in this prospectus.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Beachwood, State of Ohio, on the 26th day of April 2011.

ALERIS CORPORATION

By:	/S/ SEAN M. STACK
Sean M. Stack
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher R. Clegg and Sean M. Stack, and each of them, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ STEVEN J. DEMETRIOU Steven J. Demetriou	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	April 26, 2011

/S/ SEAN M. STACK Sean M. Stack	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 26, 2011

/S/ SCOTT A. MCKINLEY Scott A. McKinley	Senior Vice President and Controller	April 26, 2011

/S/ SCOTT L. GRAVES Scott L. Graves	Director	April 26, 2011

/S/ BRIAN LAIBOW Brian Laibow	Director	April 26, 2011

/S/ ARA ABRAHAMIAN Ara Abrahamian	Director	April 26, 2011

/S/ KENNETH LIANG Kenneth Liang	Director	April 26, 2011

/S/ CHRISTOPHER M. CRANE Christopher M. Crane	Director	April 26, 2011

Signature	Title	Date

/S/ G. RICHARD WAGONER, JR. G. Richard Wagoner, Jr.	Director	April 26, 2011

/S/ LAWRENCE STRANGHOENER Lawrence Stranghoener	Director	April 26, 2011

/S/ EMILY ALEXANDER Emily Alexander	Director	April 26, 2011

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of Underwriting Agreement

2.1	First Amended Joint Plan of Reorganization of Aleris International, Inc. and its Affiliated Debtors, as modified, Mar. 19, 2010 (filed as Exhibit 2.1 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

3.1*	Form of Amended and Restated Certificate of Incorporation of Aleris Corporation

3.2*	Form of Amended and Restated Bylaws of Aleris Corporation

4.1*	Specimen Certificate of Common Stock, par value $0.01 per share, of Aleris Corporation

4.2	Indenture, dated as of February 9, 2011, by and among Aleris International, the guarantors named therein, and U.S. Bank National Association, as trustee (filed as Exhibit 4.1 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

4.3	Registration Rights Agreement, dated as of February 9, 2011, by and among Aleris International, the guarantors named therein, and Merrill, Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, UBS Securities LLC, KeyBank Capital Markets Inc., and Moelis & Company LLC, as Initial Purchasers (filed as Exhibit 4.2 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

4.4	Form of 7 5/8% Senior Notes due 2018 (included in Exhibit 4.2).

4.5	Stockholders Agreement, dated June 1, 2010 between Aleris Holding Company and the stockholders of Aleris Holding Company named therein (filed as Exhibit 10.9 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

4.6	Registration Rights Agreement, dated June 1, 2010 among Aleris Holding Company and the parties listed therein (filed as Exhibit 10.31 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

5.1*	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.

10.1	Credit Agreement, dated as of June 1, 2010, by and among Aleris International, Inc. and certain of its subsidiaries, the lenders party thereto from time to time, Bank of America, as administrative agent and collateral agent, Bank of America, Deutsche Bank AG New York Branch and JPMorgan Chase Bank, as co-collateral agents, RBS Business Capital, as a senior managing agent, J.P. Morgan Securities, Inc., as syndication agent, Barclays Capital, Deutsche Bank AG New York Branch, and UBS Securities LLC, as co-documentation agents (filed as Exhibit 10.1 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.2	First Amendment to Credit Agreement, dated as of January 31, 2011, by and among Aleris International, Inc. and certain of its subsidiaries, the lenders party thereto from time to time, and Bank of America, as administrative agent (filed as Exhibit 10.2 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.3	U.S. Security Agreement, dated as of June 1, 2010, by and among Aleris International, Inc. and certain of its subsidiaries, as assignors, and Bank of America, as administrative agent, relating to the Credit Agreement (filed as Exhibit 10.3 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

Exhibit Number	Description

10.4	Facility Agreement, dated as of March 29, 2011, between Aleris Dingsheng Aluminum (Zhenjiang) Co., Ltd., as borrower, and Bank of China Limited, Zhenjiang Jingkou Sub-branch, as lender (filed as Exhibit 10.4 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.5†	Employment Agreement dated as of June 1, 2010 by and among Aleris International, Inc., the Company and Steven J. Demetriou (filed as Exhibit 10.5 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.6†	Employment Agreement dated as of June 1, 2010 by and among Aleris International, Inc., the Company and Sean M. Stack (filed as Exhibit 10.6 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.7†	Form of Employment Agreement dated as of June 1, 2010 by and among Aleris International, Inc., the Company and each of Christopher R. Clegg, Thomas W. Weidenkopf and K. Alan Dick (filed as Exhibit 10.7 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.8†	Aleris Holding Company 2010 Equity Incentive Plan, effective as of June 1, 2010 (filed as Exhibit 10.8 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.9†	Aleris Holding Company 2010 Equity Incentive Plan Stock Option Agreement dated June 1, 2010 between Aleris Holding Company and Steven J. Demetriou (filed as Exhibit 10.10 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.10†	Form of Aleris Holding Company 2010 Equity Incentive Plan Stock Option Agreement, dated as of June 1, 2010 between Aleris Holding Company and each of Sean M. Stack, Christopher R. Clegg, Thomas W. Weidenkopf and K. Alan Dick (filed as Exhibit 10.11 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.11†	Aleris Holding Company 2010 Equity Incentive Plan Stock Option Agreement dated February 2, 2011 between Aleris Holding Company and K. Alan Dick (filed as Exhibit 10.12 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.12†	Form of Aleris Holding Company 2010 Equity Incentive Plan Stock Option Award Agreement dated June 1, 2010 with Management Team Members, including with each of Terrance J. Hogan, Scott A. McKinley, Michael J. Hobey and Ralf Zimmermann (filed as Exhibit 10.13 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.13†	Aleris Holding Company 2010 Equity Incentive Plan Restricted Stock Unit Agreement dated June 1, 2010 between Aleris Holding Company and Steven J. Demetriou (filed as Exhibit 10.14 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.14†	Aleris Holding Company 2010 Equity Incentive Plan Restricted Stock Unit Agreement, dated as of June 1, 2010 between Aleris Holding Company and Sean M. Stack (filed as Exhibit 10.15 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.15†	Form of Aleris Holding Company 2010 Equity Incentive Plan Restricted Stock Unit Agreement, dated as of June 1, 2010 between Aleris Holding Company and each of Christopher R. Clegg, Thomas W. Weidenkopf, and K. Alan Dick (filed as Exhibit 10.16 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

Exhibit Number	Description

10.16†	Aleris Holding Company 2010 Equity Incentive Plan Restricted Stock Unit Agreement, dated as of June 1, 2010 between Aleris Holding Company and K. Alan Dick (filed as Exhibit 10.17 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.17†	Form of Aleris Holding Company 2010 Equity Incentive Plan Stock Option Award Agreement, dated as of June 11, 2010 with Management Team members, including with each of Terrance J. Hogan, Scott A. McKinley, Michael J. Hobey and Ralf Zimmermann (filed as Exhibit 10.18 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.18†	Aleris International, Inc. Deferred Compensation and Retirement Benefit Restoration Plan, Effective January 1, 2009 (filed as Exhibit 10.19 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.19†	Aleris Cash Balance Plan, as amended and restated as of June 1, 2010 (filed as Exhibit 10.20 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.20†	Aleris International, Inc. Annual Incentive Compensation Plan (filed as Exhibit 10.21 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.21†	Aleris Switzerland GmbH, Neuhausen am Rheinfall, effective as of April 1, 2008, with respect to pension benefits for Roelof IJ. Baan (filed as Exhibit 10.22 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.22†	Form of Aleris Holding Company 2010 Equity Incentive Plan Director Stock Option Award Agreement with each of Scott L. Graves, Brian Laibow, Ara Abrahamian, and Kenneth Liang (filed as Exhibit 10.23 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.23†	Form of Aleris Holding Company 2010 Equity Incentive Plan Director Restricted Stock Unit Award Agreement with each of Scott L. Graves, Brian Laibow, Ara Abrahamian, and Kenneth Liang (filed as Exhibit 10.24 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.24†	Form of Aleris Holding Company 2010 Equity Incentive Plan Director Stock Option Award Agreement with each of Christopher M. Crane, Lawrence Stranghoener, and Emily Alexander (filed as Exhibit 10.25 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.25†	Form of Aleris Holding Company 2010 Equity Incentive Plan Director Restricted Stock Unit Award Agreement with each of Christopher M. Crane, Lawrence Stranghoener, and Emily Alexander (filed as Exhibit 10.26 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.26†	Aleris Holding Company 2010 Equity Incentive Plan Director Restricted Stock Award Agreement with G. Richard Wagoner, Jr. (filed as Exhibit 10.27 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.27†	Employment Agreement dated as of June 1, 2010 by and among Aleris Switzerland GmbH and Roelof IJ. Baan (filed as Exhibit 10.28 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

Exhibit Number	Description

10.28†	Aleris Holding Company 2010 Equity Incentive Plan Stock Option Agreement dated as of June 1, 2010 between Aleris Holding Company and Roelof IJ. Baan (filed as Exhibit 10.29 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.29†	Aleris Holding Company 2010 Equity Incentive Plan Restricted Stock Unit Agreement as of June 1, 2010 between Aleris Holding Company and Roelof IJ. Baan (filed as Exhibit 10.30 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.30†*	Letter Agreement dated April 5, 2011 between Aleris International, Inc. and Steven J. Demetriou amending Mr. Demetriou’s Employment Agreement.

10.31†*	Letter Agreement dated April 5, 2011 between Aleris International, Inc. and Sean M. Stack amending Mr. Stack’s Employment Agreement.

21.1*	List of Subsidiaries of Aleris Corporation as of March 30, 2011.

23.1*	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in the opinion filed as Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

†	Management contract or compensatory plan or arrangement

*	To be filed by amendment